PROSPECTUS
                                 US$15,368,000
                           OFFER FOR ALL OUTSTANDING
                         12 5/8% SENIOR NOTES DUE 2004
                                IN EXCHANGE FOR

                                                                   [LOGO]
                    UP TO US$15,368,000 PRINCIPAL AMOUNT OF
                         12 5/8% SENIOR NOTES DUE 2004
                                       OF
                                  TEVECAP S.A.
                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON DECEMBER 8, 1997, UNLESS EXTENDED.
                            ------------------------
    Tevecap S.A., a Brazilian corporation ("Tevecap" and, together with its consolidated subsidiaries and affiliates, "TVA" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Registered Exchange Offer"), to exchange an aggregate principal amount of up to US$15,368,000 of its 12 5/8% Senior Notes due 2004 (the "Exchange Notes") together with the Subsidiary Guarantees (as defined and together with the Exchange Notes, the "Exchange Securities"), which have been registered under the Securities Act of 1933 (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus constitutes a part, for a like principal amount of its outstanding 12 5/8% Senior Notes due 2004 (the "Old Notes"), of which US$15,368,000 aggregate principal amount is outstanding, together with the Subsidiary Guarantees of the Old Notes (such Subsidiary Guarantees together with the Old Notes, the "Old Securities").
    The Old Securities remained outstanding after the Company consummated an exchange offer on May 27, 1997, pursuant to the terms and conditions of the Exchange and Registration Rights Agreement, dated November 26, 1996 (the "Original Exchange Agreement"). Pursuant to the Original Exchange Agreement, the Company and the Guarantors (as defined) registered with the Commission $250,000,000 in aggregate principal amount of new debt securities and guarantees otherwise identical in all material respects to the Old Securities, except for certain transfer restrictions and registration rights relating to the Old Securities. The Exchange Securities are being offered hereunder in order to satisfy certain obligations of Tevecap with respect to these Old Securities remaining outstanding under the Exchange and Registration Agreement dated September 17, 1997 (the "Exchange and Registration Agreement") among Tevecap, Credit Suisse First Boston (Europe) Limited, Chase Manhattan International Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Phoenix Multi-Sector Fund, Inc. and Phoenix Multi-Sector Short Term Bond Fund. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Securities, except for certain transfer restrictions relating to the Old Securities. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture (as defined) as the Old Notes. In addition, the Exchange Notes and the Old Notes will be treated as one series of securities under the Indenture. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes." See "Description of the Notes." Pursuant to the Exchange and Registration Agreement, certain of the holders of the Old Securities that remain outstanding have agreed, jointly and severally, to pay upon demand all of the expenses of the Registered Exchange Offer. See "The Registered Exchange Offer."
    Interest on the Notes will be payable in cash in US dollars semi-annually on May 26 and November 26 of each year, commencing on May 26, 1997. The Notes will mature on November 26, 2004. Except as described below, Tevecap may not redeem the Notes prior to November 26, 2004. In the event Tevecap receives Net Cash Proceeds (as defined) at any time on or prior to November 26, 2000 from one or more specified sales of equity, it may redeem up to $75.0 million of the aggregate principal amount of the
                                                        (CONTINUED ON NEXT PAGE)
                         ------------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF THE OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND THAT PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES SHOULD CONSIDER IN CONNECTION WITH SUCH INVESTMENT.
                         ------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
                            ------------------------
                The date of this Prospectus is November 6, 1997.

Notes at a price equal to 112.625% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption. In addition, Tevecap may redeem the Notes at any time, in whole but not in part, at a price equal to 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of redemption, in the event of certain changes affecting the withholding tax treatment of the Notes, with the occurrence of such events to be determined by the Company in accordance with the terms of the Notes. See "Description of the Notes-Redemption for Changes in Withholding Taxes." The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), each holder will have the right to require Tevecap to make an offer to repurchase the Notes held by such holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes."

    The Notes will be unsecured, senior obligations of Tevecap ranking PARI PASSU in right of payment with all other existing and future unsecured, senior Indebtedness (as defined) of Tevecap and senior in right of payment to all other existing and future subordinated Indebtedness of Tevecap. The Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each Restricted Subsidiary (as defined) of Tevecap (the "Guarantors"). The Subsidiary Guarantees will be unsecured, senior obligations of the Guarantors ranking PARI PASSU in right of payment with all other existing and future unsecured, senior Indebtedness of the Guarantors and senior in right of payment to all other existing and future subordinated Indebtedness of the Guarantors. However, subject to certain limitations set forth in the Indenture, Tevecap and its Subsidiaries may incur other senior Indebtedness, including Indebtedness that is secured by the assets of Tevecap and its Subsidiaries. At December 31, 1996, Tevecap did not have any aggregate principal amount of outstanding senior Indebtedness, other than the Notes (exclusive of unused commitments), and the aggregate principal amount of outstanding senior indebtedness of the Guarantors, other than the Subsidiary Guarantees, was $4.8 million (exclusive of unused commitments and short term debt) all of which ranks PARI PASSU with the Subsidiary Guarantees, but none of which was secured indebtedness. As of June 30, 1997, Tevecap did not have any outstanding senior indebtedness other than the Notes (exclusive of unused commitments and short term debt) and the aggregate principal amount of outstanding senior indebtedness of the Guarantors was $81.0 million (exclusive of unused commitments and short term debt) all of which ranks PARI PASSU with the Subsidiary Guarantees, and none of which is secured. Although the Notes are titled "senior" securities, Tevecap has not issued any Indebtedness to which the Notes would rank senior. See "Description of Notes--Ranking" and "Certain Other Indebtedness."

    The Indenture (as defined) under which the Old Securities were issued and the Exchange Securities would be issued contains covenants which, among other limitations, will limit the incurrence of additional indebtedness by Tevecap and its Restricted Subsidiaries. This limitation is subject to a number of important qualifications and exceptions. Absent access by the Company to additional financing (whether debt or equity) this limitation could, in circumstances in which the Company is unable to incur additional debt under this covenant, and has fully utilized the available exceptions, limit the ability of the Company to acquire future network assets, inventory and equipment. However, the Company retains the option to obtain additional equity financing through capital contributions from its shareholders, or by means of a public offering in the international capital markets.

    Tevecap's operations are conducted through, and substantially all of Tevecap's assets are owned by, Tevecap's direct and indirect subsidiaries. The ability of Tevecap to meet its obligations in respect of the Notes and any future indebtedness of Tevecap and the ability of Tevecap to refinance the Notes at their maturity (or upon early redemption or otherwise) will depend on, among other things, the future performance of such subsidiaries (including the Guarantors). In addition, the ability of Tevecap's subsidiaries to pay dividends and make other payments to Tevecap may be restricted by, among other things, applicable corporate and other laws and regulations and by the terms of agreements to which such subsidiaries become subject. Also, the property and assets of certain of such subsidiaries have had, or in the future may have, liens placed upon them pursuant to existing and future financings of such subsidiaries. Although the indenture limits the ability of such subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to Tevecap and to permit liens to exist on their property and assets, such limitations are subject to a number of significant qualifications. See "Description of Notes--Certain Covenants." A portion of the Company's total assets (4.98% at December 31, 1996) represents interests in entities that are not majority-owned subsidiaries of Tevecap. The ability of Tevecap to receive funds from these entities may be limited by, among other things, shareholder agreements with the other investors in those entities, credit arrangements at those entities and the need of those entities to reinvest their cash flow in their own operations. In addition, applicable Brazilian law limits the amount of dividends which may be paid by Tevecap's minority-owned subsidiaries to the extent they do not have profits available for distribution. Other statutory and general law obligations may also affect the ability of those entities to make payments to Tevecap on account of intercompany loans.

    Tevecap is making the Registered Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, Tevecap has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Registered Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, Tevecap believes that Exchange Securities issued pursuant to this Registered Exchange Offer in exchange for Old Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquired the Old Securities as a result of market making activities or other trading activities, (ii) an Initial Purchaser who acquired the Old Securities directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or
(iii) a person that is an "affiliate" (as defined in Rule 405 of the Securities
Act) of Tevecap) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Securities. Holders of Old Securities accepting the Registered Exchange Offer will represent to Tevecap in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Registered Exchange Offer for the purpose of participating in a distribution of the Exchange Securities may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

    Any broker-dealer who receives Exchange Securities for its own account pursuant to the Registered Exchange Offer must acknowledge that it acquired the Old Securities as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. Each of Tevecap and the Subsidiary Guarantors has agreed that, for a period of 90 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale at the expense of such broker-dealer. See "Exchange Offer," and "Plan of Distribution."

    The Exchange Securities are new securities for which there is currently no market. Tevecap presently does not intend to apply for listing of the Exchange Securities on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Tevecap has been advised by the Initial Purchasers, Chase Securities Inc., Donaldson Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and Bozano, Simonsen Securities, Inc., that, following completion of the Exchange Offer, they presently intend to make a market in the Exchange Securities;

however, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. There can be no assurance that an active public market for the Exchange Notes will develop.

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Registered Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof. Tevecap will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Registered Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. It is not expected that an active market for the Old Notes will develop while they are subject to restrictions on transfer.

    Tevecap will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Registered Exchange Offer expires, which will be December 8, 1997 (the "Expiration Date"), unless the Registered Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Registered Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Registered Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Registered Exchange Offer is subject to certain conditions which may be waived by Tevecap and to the terms and provisions of the Exchange and Registration Agreement. The Exchange Notes will bear interest from the last interest payment date of the Old Notes to occur prior to the issue date of the Exchange Notes or, if no such interest has been paid, from November 26, 1996. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the Exchange Notes, and will be deemed to have waived the right to receive any interest payment on the Old Notes accrued from and after such interest payment date.

    This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Securities as of November 6, 1997.

    Tevecap will not receive any proceeds from this Registered Exchange Offer. No dealer-manager is being used in connection with this Registered Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    THE EXCHANGE SECURITIES MAY NOT BE OFFERED OR SOLD IN BRAZIL, EXCEPT UNDER CIRCUMSTANCES WHICH DO NOT CONSTITUTE A PUBLIC OFFERING OR DISTRIBUTION OF SECURITIES UNDER BRAZILIAN LAWS AND REGULATIONS. THE EXCHANGE SECURITIES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE COMISSAO DE VALORES MOBILIARIOS ("CVM"), THE SECURITIES COMMISSION OF BRAZIL.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ENFORCEABILITY OF CIVIL LIABILITIES........................................................................           5
PRESENTATION OF CERTAIN INFORMATION........................................................................           6
SUMMARY....................................................................................................           7
SUMMARY HISTORICAL FINANCIAL AND OTHER DATA................................................................          19
RISK FACTORS...............................................................................................          21
USE OF PROCEEDS............................................................................................          35
EXCHANGE RATE DATA.........................................................................................          36
CAPITALIZATION.............................................................................................          38
RECENT DEVELOPMENTS........................................................................................          53
THE REGISTERED EXCHANGE OFFER..............................................................................          70
BUSINESS...................................................................................................          77
MANAGEMENT.................................................................................................         104
PRINCIPAL SHAREHOLDERS.....................................................................................         109
CERTAIN TRANSACTIONS WITH RELATED PARTIES..................................................................         112
DESCRIPTION OF CERTAIN INDEBTEDNESS........................................................................         116
DESCRIPTION OF NOTES.......................................................................................         118
INCOME TAX CONSIDERATIONS..................................................................................         150
PLAN OF DISTRIBUTION.......................................................................................         154
EXPERTS....................................................................................................         154
LEGAL MATTERS..............................................................................................         155
AVAILABLE INFORMATION......................................................................................         155
PUBLIC DOCUMENTS...........................................................................................         156

    Until February 4, 1998, broker-dealers effecting transactions in the Exchange Notes, whether or not participating in the Registered Exchange Offer, may be required to deliver a Prospectus. This is in addition to the obligation of broker-dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    No broker-dealer, salesperson or other individual has been authorized to give any information or to make any representations in connection with the Registered Exchange Offer other than those contained in this Prospectus and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Exchange Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    Tevecap and each of the Guarantors are Brazilian corporations with substantially all of their assets and operations located, and substantially all of their revenues derived, outside the United States. Each of Tevecap and the Guarantors has appointed CT Corporation System, New York, New York, as its agent to receive service of process with respect to any action brought against it in any federal or state court in the State of New York arising from the Registered Exchange Offer. However, it may not be possible for investors to enforce outside the United States judgments against Tevecap and the Guarantors obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the US federal and state securities laws. In addition, certain of the directors and officers of Tevecap and the Guarantors, and certain of their advisors named herein, are residents of Brazil, and all or substantially all of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the US federal and state securities laws.

    Tevecap has been advised by its Brazilian counsel, Basch & Rameh Advogados e Consultores, that judgments of US courts for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against the directors and officers of Tevecap and the Guarantors or the advisors named herein who are residents of Brazil or against Tevecap or the Guarantors obtained outside of Brazil would be enforceable in Brazil against such persons or Tevecap or the Guarantors without reconsideration of the merits upon confirmation of that judgment by the Brazilian Supreme Court. That confirmation, generally, will occur if the foreign judgment (i) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a competent court after proper service of process,
(iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a certified Portuguese translation and (v) is not contrary to Brazilian national sovereignty or public policy or "good morals" (as set forth in Brazilian law). Notwithstanding the foregoing, no assurance can be given that confirmation would be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the US securities laws with respect to the Notes or the Subsidiary Guarantees. Tevecap has been further advised by its Brazilian counsel that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against Tevecap or the Guarantors, their respective directors, certain of their respective officers and the advisors named herein. A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil.

                      PRESENTATION OF CERTAIN INFORMATION

    The accounts of the Company, which are maintained in Brazilian reais, were prepared in accordance with the accounting principles generally accepted in the United States of America and translated into United States dollars on the basis set forth in Note 2.3 of the Consolidated Financial Statements (as defined) of the Company. Certain amounts stated herein in U.S. dollars (other than as set forth in the Consolidated Financial Statements and financial information derived therefrom) have been translated, for the convenience of the reader, from reais at the rate in effect on December 31, 1996 of R$1.0394 = US$1.00. Such translations should not be construed as a representation that reais could have been converted at such rate on such date or at any other date. See "Exchange Rate Data." All references in this Prospectus to (i) "US dollars," "$" or "US$" are to United States dollars and (ii) "reais," "real" or "R$" are to Brazilian reais. Capitalized terms used in this Prospectus are defined, unless the context otherwise requires, in the Glossary attached hereto as Appendix C. Unless otherwise specified, data regarding population or homes in a licensed area are projections based on 1991 population census figures compiled by the Instituto Brasileiro de Geografia e Estastica ("IBGE"). There can be no assurance that the number of people or the number of households in a specified area has not increased or decreased by a higher or lower rate than those estimated by the IBGE since the 1991 census. Unless otherwise indicated, references to the number of the Company's subscribers are based on Company data as of December 31, 1996. The term DIRECTV-Registered Trademark- ("DIRECTV")
(DIRECTV-Registered Trademark- is a registered trademark of Hughes Electronics Corporation ("Hughes Electronics")) refers to the Ku-Band service provided by Galaxy Brasil in conjunction with Galaxy Latin America. Data concerning total MMDS, Cable, C-Band or Ku-Band subscribers and penetration rates represent estimates made by the Company based on the January 1996 data of Kagan World Media, Inc., the Company's knowledge of the pay television systems of the Company and the Operating Ventures, and public statements of other Brazilian pay television providers. Although the Company believes such estimates are reasonable, no assurance can be made as to their accuracy.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION INCLUDING THE FINANCIAL STATEMENTS OF TEVECAP AND ITS SUBSIDIARIES (TOGETHER "TVA" OR THE "COMPANY") INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    TVA is a leading pay television operator in Brazil and is one of the country's largest pay television programming distributors. In 1989, TVA was the first to provide pay television services in Brazil and, in July 1996, the Company launched DIRECTV, Brazil's first digital Ku-Band service. With approximately 380,000 subscribers, TVA is the only operator in Brazil to offer pay television services utilizing five distribution technologies: MMDS, Cable, digital Ku-Band, digital C-Band and UHF. TVA believes that its ability to strategically deploy alternative technologies provides it with significant competitive advantages, including the ability to rapidly enter new markets, maximize penetration of existing markets and deliver service in the most cost effective manner. Additionally, TVA has interests in HBO Brasil Partners and ESPN Brasil Ltda., two programming joint ventures (the "Programming Ventures"). Through owned, affiliated and independent pay television operators, TVA programming reaches approximately one million pay television households. TVA is a majority owned subsidiary of Abril, S.A. ("Abril"), Latin America's leading magazine publishing, printing and distribution company. TVA's other shareholders are Falcon International Communications (Bermuda) L.P. ("Falcon International"), The Hearst Corporation ("Hearst"), ABC, Inc. ("ABC") and Chase Manhattan International Finance Ltd. ("CMIF").

    The Company conducts its pay television operations through three owned operating systems (the "Owned Systems"): TVA Sistema, TVA Sul and Galaxy Brasil. Through the MMDS and Cable systems of TVA Sistema and TVA Sul, the Company serves six cities with a combined population of approximately 18 million, including three of the seven largest cities in Brazil: Sao Paulo (population of 10.2 million), Rio de Janeiro (population of 5.7 million) and Curitiba (population of 1.5 million). The Company also holds minority interests in Canbras TVA and TV Filme (the "Operating Ventures"), which together provide pay television services to an additional seven cities with a total population of 6.5 million. In addition, the Company sells programming to, and receives a per subscriber fee from, unaffiliated pay television operators ("Independent Operators").

    The Company, through Galaxy Brasil, is Brazil's exclusive provider of the premium programming service, DIRECTV, Brazil's first digital direct broadcast satellite Ku-Band service. Galaxy Brasil receives programming, scheduling and related services for DIRECTV from Galaxy Latin America ("GLA"), in which TVA holds a 10.0% equity interest. The other owners of GLA are a unit of Hughes Electronics, a member of the Cisneros Group and a subsidiary of Grupo MVS. Through local operating companies such as Galaxy Brasil, GLA plans to provide DIRECTV service throughout much of Latin America and the Caribbean. The Company, through TVA Sistema, also currently provides Brazil's only digital C-Band television service (together with Galaxy Brasil, the "DBS Systems"). The DBS Systems enable the Company to deliver a greater number of channels than any other television operator in Brazil and provide TVA with access to substantially all of Brazil's 33.9 million TV Homes.

                            ORGANIZATIONAL STRUCTURE

    The organizational structure of the Company, including the Owned Systems, the Operating Ventures, the Programming Ventures and the License Subsidiaries, is summarized in the following chart. Percentages represent Tevecap's ownership interest in each entity.

                                 [LOGO]

------------------------

(a) License subsidiaries hold pay television licenses for the operation of certain of the Owned Systems.

(b) TV Filme is publicly traded under the symbol "PYTV." TV Filme's market capitalization, as of June 30, 1997, was $105.5 million.

(c) Equity interest held through TVA Communications Ltd., a wholly owned subsidiary of Tevecap ("TVA Communications"), and TVA Communications Aruba N.V., a wholly-owned subsidiary of TVA Communications.

(d) An executive officer of Abril holds .01% of the capital stock of Galaxy Brasil and has agreed to transfer such interest to TVA at nominal cost. Hughes Electronics and the Cisneros Group have a right to purchase, and have expressed an interest in purchasing, 25.0% of Galaxy Brasil.

(e) Equity interest held through TVA Communications.

(f) The capital stock of each of these companies is currently held by affiliates of TVA. Each company has agreed to transfer the licenses held by it to TVA at nominal cost.

                                   OWNERSHIP

    Tevecap is a majority owned subsidiary of Abril, the leading magazine publishing, printing and distribution company in Latin America. Abril publishes over 266 weekly, bi-weekly and monthly titles. During 1996, the combined monthly paid circulation of Abril and its affiliates averaged 16.6 million copies. TVA benefits from Abril's extensive experience in the business of subscriptions and distribution, advertising synergies, common research resources and financial analysis and support. Certain of Tevecap's other shareholders provide the Company with access to additional international programming and certain technical and financial expertise. The Company's shareholders have invested, in aggregate, approximately $288.0 million in the Company. Tevecap's current ownership is as follows: Abril, 56.5%; Falcon International, 14.2%; Hearst, 10.0%; ABC, 10.0%; and CMIF, 9.3%. Each of Tevecap's corporate shareholders has agreed, with certain exceptions, to a reorganization of the ownership of Tevecap. As a result of the proposed reorganization a new Brazilian corporation would become an 80% shareholder in Tevecap and Hearst/ABC would remain a 20.0% shareholder in Tevecap. The new structure would not result in any change in the current beneficial equity participation of the Stockholders in Tevecap, and the transactions establishing the new structure and the new structure itself would have to conform to the restrictions of the Indenture. As of the date hereof, the timing of the restructuring is under discussion by the Stockholders. See "Principal Shareholders."

                      THE BRAZILIAN PAY TELEVISION MARKET

    Brazil is the largest television and video market in Latin America with an estimated 33.9 million TV Homes which, as of December 31, 1995, watched on average more than 4.0 hours of television per day, as compared to an average of
4.5 hours in the United States. Approximately 6.2 million television sets and
1.9 million VCR units were sold in Brazil during 1995. The pay television industry in Brazil began in 1989 with the commencement by the Company of UHF service in Sao Paulo. As of December 31, 1996, there were an estimated 1.8 million pay television subscribers, representing approximately 5.3% of Brazilian TV Homes. By comparison, as of December 31, 1995, 51.1% of TV Homes in Argentina, 12.6% of TV Homes in Mexico, 21.7% of TV Homes in the United Kingdom and 69.2% of TV Homes in the United States subscribed to pay television. Management believes that the number of pay television subscribers in Brazil will continue to grow as pay television reaches more households both through the expansion of existing and new MMDS and Cable systems and through development of nationwide DBS systems. The Ministry of Communications estimates that Brazil will have 16.5 million pay television subscribers by 2003.

                               COMPANY OPERATIONS

    MMDS AND CABLE SYSTEMS. TVA's strategy of rapidly deploying an extensive MMDS network has allowed it to enter new markets quickly and develop broad geographic coverage which the Company may expand utilizing signal repeaters. TVA has developed Brazil's largest MMDS network and, with the Operating Ventures, serves the country's major metropolitan areas. MMDS systems are typically easier to deploy and require relatively little capital investment for construction and maintenance as compared to Cable systems. The MMDS systems of the Company and the Operating Ventures currently provide 15 to 18 channels of programming. Management expects this number to increase to 31 soon after the Ministry of Communications grants additional channel rights as allowed under recently passed regulations. See "Business--Regulatory Framework."

    TVA has recently emphasized the strategic deployment of Cable service and currently operates Cable systems in Sao Paulo, Curitiba and three other cities. As of December 31, 1996, TVA had deployed approximately 1,139 kilometers of cable, including 185 kilometers of fiber optic cable. As part of this buildout plan, the Company constructed a 281 kilometer fiber optic network, including a 57 kilometer fiber optic loop in Sao Paulo and a 28 kilometer fiber optic network in Curitiba and began upgrading or constructing four recently acquired Cable systems. As a result, management believes that TVA Cable systems, as of the end of 1996, passed more than 494,000 homes. Additionally, Canbras TVA is constructing Cable networks in ten cities within the greater Sao Paulo area with a combined population of over 2.8 million. All of these Cable systems have been designed for or are being upgraded to either 750 or 550 MHz bandwidth capacity, the latter of which is readily upgradeable to 750 MHz bandwidth capacity. The Cable systems of TVA and Canbras TVA currently offer between 31 and 44 analog channels of programming (including off-air channels).

    DBS SYSTEMS. In July 1996, the Company, through Galaxy Brasil, launched DIRECTV, Brazil's first Ku-Band service. GLA provides Galaxy Brasil with programming, scheduling and related services for Galaxy Brasil's DIRECTV service and Galaxy Brasil exclusively markets and sells the DIRECTV service in Brazil. With DIRECTV service, TVA provided 60 channels of video programming (including 18 pay-per-view channels) and 33 channels of audio programming as of July 1, 1997, with the intention to provide up to 70 channels of video programming in late 1997. In addition, since December 31, 1996, a competitor has entered the Ku-Band market, but currently offers only 26 channels of programming (including four pay-per-view channels). The Company began a nationwide rollout of DIRECTV in November 1996, at which time TVA initiated a publicity campaign supported by a nationwide network of trained installers. By comparison, DIRECTV, Inc., a unit of Hughes Electronics, started its DIRECTV service in the United States in June 1994 and, as of December 31, 1996, had approximately 2.6 million subscribers.

    TVA has offered a C-Band service since 1993, and is the only pay television operator to deliver a digital C-Band signal in Brazil. Currently, TVA's C-Band service is able to deliver 38 channels (including nine Second Audio Programming ("SAP") channels) in addition to the off-air channels and currently delivers 26 channels (including nine SAP channels). By comparison, TVA's only significant C-Band competitor offers six analog channels. As of December 31, 1996, there were over 4.0 million parabolic C-Band antennae in Brazil, most of which were used to receive only off-air channels. This installed base represents the Company's target market for its digital C-Band service and the Company expects to attract these viewers through marketing and promotional initiatives.

    PROGRAMMING. Management believes its programming provides a significant competitive advantage by attracting and retaining subscribers. TVA holds equity interests in two Programming Ventures, ESPN Brasil Ltda. and HBO Brasil Partners, both of which provide programming to TVA. ESPN Brasil Ltda. produces and packages Brazilian sporting events and holds rights to many major Brazilian soccer championships. ESPN Brasil Ltda. also packages international sporting events and ESPN2 programming specifically for the Brazilian market. HBO Brasil Partners packages and distributes HBO Brasil, which airs popular first-run movies 24 hours a day, either dubbed or subtitled in Portuguese. TVA has exclusive distribution rights to ESPN Brasil in Sao Paulo, Rio de Janeiro, Curitiba, Brasilia, Belem and Goiania and has exclusive distribution rights to HBO Brasil in TVA's served markets.

    TVA, in addition to its interests in the Programming Ventures, has entered into agreements with international programmers such as ABC, Hearst, Time Warner and Sony to gain the rights to sports, movies, news, arts and entertainment programming for distribution in Brazil. Management expects TVA to soon offer Cinemax as part of its DIRECTV service and to introduce CNA, a Brazilian news channel to be produced by Abril. TVA also generates revenue by selling its programming to the Operating Ventures and the Independent Operators as well as to GLA (to be packaged as part of GLA's DIRECTV service) and by selling advertising spots to be aired on its programming.

              SUBSCRIBERS AND HOUSEHOLDS RECEIVING TVA PROGRAMMING

    Through the Owned Systems, TVA directly serves over 380,000 subscribers. Together, these subscribers represent approximately 21.1% of all Brazilian pay television subscribers.

                                                                           DECEMBER 31,  DECEMBER 31,
                                                                               1995          1996       % CHANGE
                                                                           ------------  ------------  -----------
SUBSCRIBERS-OWNED SYSTEMS
MMDS(a)..................................................................      188,893       230,320         21.9%
Cable(b).................................................................       15,129        46,011        204.1
DIRECTV and Digital C-Band...............................................       15,126        73,180        383.8
                                                                           ------------  ------------
                                                                               219,148       349,511         59.5
Paid Subscribers Awaiting Installation(c)................................       18,343        31,124         69.7
                                                                           ------------  ------------
Total Subscribers-Owned Systems..........................................      237,491       380,635         60.3
                                                                           ------------  ------------
                                                                           ------------  ------------

------------------------

(a) Includes UHF subscribers.

(b) Reflects the purchase by the Company of existing cable systems in Curitiba, Foz do Iguacu and Camboriu, during 1996.

(c) Subscribers who have paid an installation fee but are awaiting the installation of service.

    Through the Operating Ventures, TVA has minority interests in two pay television operators which, together, serve over 85,000 subscribers.

                                                                           DECEMBER 31,   DECEMBER 31,
                                                                               1995           1996        % CHANGE
                                                                           -------------  -------------  -----------
SUBSCRIBERS-OPERATING VENTURES
MMDS.....................................................................       35,572         77,130         116.8%
Cable....................................................................           --          8,126            --
                                                                                ------         ------
Total Subscribers-Operating Ventures.....................................       35,572         85,256         139.7
                                                                                ------         ------
                                                                                ------         ------

    Through the Owned Systems and the Operating Ventures, and through sales of programming to the Independent Operators, TVA's programming reaches over one million pay television households, which represent approximately 57.0% of all Brazilian pay television households.

                                                                           DECEMBER 31,  DECEMBER 31,
                                                                               1995          1996       % CHANGE
                                                                           ------------  ------------  -----------
HOUSEHOLDS RECEIVING TVA PROGRAMMING
Owned Systems............................................................      237,491       380,635         60.3%
Operating Ventures.......................................................       35,572        85,256        139.7
Independent Operators....................................................      341,699       564,499         65.2
                                                                           ------------  ------------
Total....................................................................      614,762     1,030,390         67.6
                                                                           ------------  ------------
                                                                           ------------  ------------

                             COMPETITIVE ADVANTAGES

    Management believes that the Company has the following competitive advantages:

    SUPERIOR QUALITY PROGRAMMING LINEUP. TVA's programming line-up includes exclusive rights to ESPN Brasil in the Company's major markets, with coverage of many of Brazil's most important soccer championships, including the Brazilian Championship and the Sao Paulo and Rio de Janeiro State Championships. The Company exclusively offers CMT Brasil and Bravo Brasil and is also the only pay television provider offering HBO programming in TVA's served markets. Management believes that as the pay television industry grows, programming will become the critical factor driving consumer selection of a pay television provider, and that with TVA's relationships with strong international partners and its exclusive soccer coverage, TVA will continue to offer superior quality programming.

    STRATEGIC DEPLOYMENT OF ALTERNATIVE DISTRIBUTION TECHNOLOGIES. The Company is the only pay television operator utilizing five distribution technologies:
MMDS, Cable, Ku-Band, C-Band and UHF. The availability of multiple distribution technologies enables the Company to capitalize on the population and income characteristics, topography and competitive dynamics of each of its targeted markets. The Company has the ability to penetrate new markets quickly and efficiently and to offer tiered programming at low cost with MMDS. The Company is expanding its Cable systems, where warranted by economic and competitive conditions, to build its subscriber base and to prepare for future opportunities in interactive services and telecommunications. Additionally, management believes the Company can rapidly penetrate virtually any market through the continued deployment of its DBS Systems.

    DBS SYSTEMS: NATIONWIDE COVERAGE AND DIGITAL SERVICE. Through its DBS Systems, TVA is capable of offering programming to nearly all of Brazil's 33.9 million TV Homes, including those households in markets where Cable or MMDS systems are either not developed or not economically viable. Through its DIRECTV service, TVA was the first provider of Ku-Band pay television services in Brazil and expects to enroll as subscribers a significant share of those who are interested in broader, digital quality programming and pay-per-view services. Through its digital C-Band system, the Company provides 26 channels of programming (including nine SAP channels) and is capable of providing up to 38 channels of programming (including SAP channels). The Company's only significant competitor in C-Band pay television service provides six analog channels of programming in addition to off-air channels. The Company currently targets its C-Band service to the over 4.0 million parabolic C-Band antennae owners in Brazil, most of whom currently receive only the off-air channels.

    MODERN CABLE INFRASTRUCTURE. The Company's Cable systems are constructed with, or are being upgraded to, either 750 MHz or 550 MHz bandwidth capacity, the latter of which is readily upgradeable to 750 MHz bandwidth capacity with only moderate investment. This Cable technology will enable the Company to provide data transmission and interactive services, including telecommunications, in the future. Management believes that the Company's major competitors for Cable service use narrower bandwidths over portions of their Cable systems and have installed certain types of Cable in households which currently may prevent them from providing telecommunications or high speed data delivery through these portions of their systems until substantial additional investments have been made for system reconstruction or upgrade.

    STRONG STRATEGIC PARTNERS. The Company's strategic equity partners continue to offer valuable expertise. TVA benefits from Abril's extensive experience in the business of subscriptions and distribution and from the collective experience of Falcon International, Hearst and ABC with regard to pay television operations and from access to programming.

                               BUSINESS STRATEGY

    TVA seeks to be Brazil's largest and most profitable pay television operator and programming distributor and intends to capitalize on the convergence and development of voice, video and telecommunications services. The Company intends to achieve these goals through the following strategies:

    MAXIMIZE PENETRATION IN EXISTING MARKETS. The Company seeks to increase its penetration of existing markets by: (i) expanding the range of TVA's Cable systems by extending its fiber optic and coaxial cable network and by seeking pre-wiring arrangements with residential housing developers, (ii) improving the signal quality and coverage of TVA's MMDS systems by using signal repeater technology, (iii) maximizing penetration by offering tiered subscription options and developing programming packages to appeal to more households and (iv) expanding its penetration in ABC Class households through its scheduled nationwide rollout of DIRECTV service and the continued development of C-Band service.

    MAXIMIZE CUSTOMER RETENTION THROUGH SUPERIOR CUSTOMER SERVICE. In order to maximize customer retention, the Company aims to provide a consistently high level of customer service. The Company has developed or has acquired the right to use proprietary management information systems which, among other things, provide Company representatives immediate access to customer records and correspondence history. This enables TVA to provide high quality service to its clients while monitoring subscriber payment patterns. The Company's Churn rate, which reflects the ability of the Company to retain subscribers, averaged approximately 1.8% per month during the year ended December 31, 1996.

    ENHANCE TVA'S PROGRAMMING PACKAGE. In order to maintain and enhance its position as a provider of superior programming in Brazil, TVA is developing new programming through the Programming Ventures, as well as through Abril and other partners. TVA frequently evaluates the demographics of its subscribers and potential subscribers and seeks to provide programming most in demand. The Company also takes advantage of opportunities to enter into exclusive distribution agreements for popular television programming in Brazil. Management believes that its DIRECTV service, which includes both basic and premium channels, as well as pay-per-view movies and events from Brazil, other Latin American countries, Europe, Asia and the United States, further enhances TVA's programming offerings and positions the Company to be the provider of the widest selection of popular programming in Brazil.

    ENTER NEW MARKETS. The Company intends to enter new markets by: (i) acquiring existing MMDS and Cable operations, (ii) initiating the nationwide rollout of DIRECTV service and (iii) investing in new operating ventures with other MMDS and Cable operators.

    CONTINUE NETWORK ENHANCEMENT. The Company is positioning itself to provide high speed data transmission, interactive and other telecommunications services over its systems and to take advantage of possible deregulation and the growing demand for these services in Brazil. The Company is expanding its Cable systems with fiber optic and coaxial cable capable of being upgraded to provide such enhanced services and to provide other enhanced services which may become available in the future. In addition, the Company continues to explore the development of digital compression of MMDS signals.

                               THE EXCHANGE OFFER

The Exchange Offer................  Tevecap is offering to exchange pursuant to the Exchange
                                    Offer an aggregate principal amount of up to
                                    US$15,368,000 principal amount of its 12 5/8% Senior
                                    Notes due 2004 (the "Exchange Notes") together with the
                                    Subsidiary Guarantees of the Exchange Notes (such
                                    Subsidiary Guarantees and the Exchange Notes together,
                                    the "Exchange Securities"), for a like principal amount
                                    of its 12 5/8% Senior Notes due 2004 (the "Old Notes")
                                    together with the Subsidiary Guarantees of the Old Notes
                                    (such Subsidiary Guarantees and Old Notes together, the
                                    "Old Securities"). Tevecap will issue the Exchange
                                    Securities on or promptly after the Expiration Date. As
                                    of the date of this Prospectus, US$15,368,000 aggregate
                                    principal amount of Old Notes is outstanding. The terms
                                    of the Exchange Securities are identical in all material
                                    respects to the terms of the Old Securities for which
                                    they may be exchanged pursuant to this offer, except
                                    that the Exchange Securities have been registered under
                                    the Securities Act and are issued free from any covenant
                                    regarding registration. The Exchange Securities will
                                    evidence the same debt as the Old Securities and will be
                                    issued under and be entitled to the same benefits under
                                    the Indenture as the Old Securities. The Old Securities
                                    remained outstanding after the Company consummated an
                                    exchange offer on May 27, 1997, pursuant to the terms
                                    and conditions of the Exchange and Registration Rights
                                    Agreement, dated November 26, 1996 (the "Original
                                    Exchange Agreement"). The Issuance of the Exchange
                                    Securities and the Registered Exchange Offer is intended
                                    to satisfy certain obligations of Tevecap pursuant to
                                    certain registration rights granted under the Exchange
                                    and Registration Agreement. Pursuant to the Exchange and
                                    Registration Agreement, certain of the holders of the
                                    Old Securities have agreed to pay the expenses of the
                                    Registered Exchange Offer. See "The Registered Exchange
                                    Offer" and "Description of the Notes."

Interest Payments.................  Interest on the Exchange Notes shall accrue from the last Interest Payment Date (May 26 or November 26) on
                                    which interest was paid on the Old Notes surrendered.
                                    See "The Exchange Offer--Interest on the Exchange
                                    Notes."

Expiration Date...................  The Registered Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on December 8, 1997, unless extended
                                    by Tevecap in its sole discretion. See "The Registered
                                    Exchange Offer--Expiration Date; Extensions."

Exchange Date.....................  The date of acceptance for exchange of the Old Notes and the consummation of the Registered Exchange Offer will
                                    be the first business day following the Expiration Date
                                    unless extended. See "The Registered Exchange
                                    Offer--Terms of the Exchange."

Withdrawal Rights.................  Tenders may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date; otherwise,
                                    all tenders

                                    will be irrevocable. See "The Registered Exchange
                                    Offer-- Withdrawal of Tenders."

Procedures for Tendering Notes....  See "The Registered Exchange Offer--Exchange Offer
                                    Procedures."

Federal Income Tax Consequences...  The exchange of Old Securities for the Exchange
                                    Securities pursuant to the Registered Exchange Offer
                                    will not result in any income, gain or loss to holders
                                    who participate in the Registered Exchange Offer or to
                                    Tevecap for U.S. income tax purposes. See "Income Tax
                                    Considerations."

Resale............................  Tevecap is making the Registered Exchange Offer in reliance on the position of the staff of the Commission
                                    as set forth in certain no-action letters addressed to
                                    other parties in other transactions. However, Tevecap
                                    has not sought its own no-action letter and there can be
                                    no assurance that the staff of the Commission would make
                                    a similar determination with respect to the Registered
                                    Exchange Offer as in such other circumstances. Based on
                                    these interpretations by the staff of the Commission,
                                    Tevecap believes that Exchange Securities issued
                                    pursuant to this Registered Exchange Offer in exchange
                                    for Old Securities may be offered for resale, resold and
                                    otherwise transferred by a holder thereof (other than
                                    (i) a broker-dealer who acquired the Old Securities as a
                                    result of market making activities or other trading
                                    activities, (ii) an Initial Purchaser who acquired the
                                    Old Securities directly from the Company solely in order
                                    to resell pursuant to Rule 144A of the Securities Act or
                                    any other available exemption under the Securities Act,
                                    or (iii) a person that is an "affiliate" (as defined in
                                    Rule 405 of the Securities Act) of Tevecap) without
                                    compliance with the registration and prospectus delivery
                                    provisions of the Securities Act, provided that such
                                    Exchange Securities are acquired in the ordinary course
                                    of such holder's business and that such holder is not
                                    participating, and has no arrangement or understanding
                                    with any person to participate, in the distribution of
                                    such Exchange Securities. Holders of Old Securities
                                    accepting the Registered Exchange Offer will represent
                                    to Tevecap in the Letter of Transmittal that such
                                    conditions have been met. Any holder who participates in
                                    the Registered Exchange Offer for the purpose of
                                    participating in a distribution of the Exchange
                                    Securities may not rely on the position of the staff of
                                    the Commission as set forth in these no-action letters
                                    and would have to comply with the registration and
                                    prospectus delivery requirements of the Securities Act
                                    in connection with any secondary resale transaction.
                                    Each broker-dealer who receives Exchange Securities for
                                    its own account pursuant to the Registered Exchange
                                    Offer must acknowledge that it acquired the Old
                                    Securities as the result of market-making activities or
                                    other trading activities and will deliver a prospectus
                                    in connection with any resale of such Exchange
                                    Securities. The Letter of Transmittal states that by so
                                    acknowledging and by delivering a prospectus, a
                                    broker-dealer will not be deemed to admit that it is

                                    an "underwriter" within the meaning of the Securities
                                    Act. This Prospectus, as it may be amended or
                                    supplemented from time to time, may be used by a
                                    broker-dealer in connection with resales of Exchange
                                    Securities received in exchange for Old Securities where
                                    such Old Securities were acquired by such broker-dealer
                                    as a result of market-making activities or other trading
                                    activities. In addition, pursuant to Section 4(3) under
                                    the Securities Act, until February 4, 1998, all dealers
                                    effecting transactions in the Exchange Securities,
                                    whether or not participating in the Registered Exchange
                                    Offer, may be required to deliver a Prospectus. Each of
                                    Tevecap and the Subsidiary Guarantors has agreed that,
                                    for a period of 90 days after the date of this
                                    Prospectus, it will make this Prospectus available to
                                    any broker-dealer for use in connection with any such
                                    resale at the expense of such broker-dealer. See "The
                                    Registered Exchange Offer" and "Plan of Distribution."

Remaining Old Notes...............  Holders of Old Securities who do not tender their Old
                                    Securities in the Registered Exchange Offer or whose Old
                                    Securities are not accepted for exchange will continue
                                    to hold such Old Securities and will be entitled to all
                                    the rights and preferences, and will be subject to the
                                    limitations, applicable thereto under the Indenture. All
                                    untendered and tendered but unaccepted Old Securities
                                    (collectively, the "Remaining Old Securities") will
                                    continue to bear legends restricting their transfer. In
                                    general, the Old Securities may not be offered or sold,
                                    unless registered under the Securities Act, except
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the Securities Act and applicable state
                                    securities laws. To the extent that the Registered
                                    Exchange Offer is effected, the trading market, if any,
                                    for Remaining Old Securities could be adversely
                                    affected. See "Risk Factors--Factors Relating to the
                                    Company and the Exchange Securities--Consequences of
                                    Failure to Properly Tender Old Securities Pursuant to
                                    the Registered Exchange Offer." See "The Registered
                                    Exchange Offer--Terms of the Exchange."

Exchange Agent....................  The exchange agent with respect to the Exchange Offer is
                                    The Chase Manhattan Bank (the "Exchange Agent"). The
                                    address and telephone number of the Exchange Agent are
                                    set forth in "The Exchange Offer--Exchange Agent."

Use of Proceeds...................  There will be no proceeds to Tevecap from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

                                     THE EXCHANGE NOTES

Issuer............................  Tevecap S.A.

Notes Offered.....................  $15,368,000 aggregate principal amount of 12 5/8% Senior
                                    Notes due 2004 (the "Exchange Notes" and, together with
                                    the Old Notes, the "Notes").

Maturity..........................  November 26, 2004.

Interest Payment Dates............  May 26 and November 26 of each year, commencing on May
                                    26, 1997.

Withholding Taxes; Additional
  Amounts.........................  Payments in respect of the Notes are not subject to withholding taxes imposed by Brazil provided that the
                                    Notes are not redeemed prior to November 26, 2004. If
                                    the Notes are redeemed for any reason prior to November
                                    26, 2004, then Brazilian withholding taxes will be
                                    imposed retroactively on interest, fees and commissions
                                    paid by Tevecap in connection with the Notes from the
                                    date of issuance through the date of such redemption.
                                    Tevecap and the Guarantors have agreed to pay such
                                    Additional Amounts (as defined) in respect of such
                                    Brazilian withholding taxes as will result in receipt by
                                    the holders of Notes of such amounts as would have been
                                    received by them had no such withholding or deduction
                                    been required, except to the extent set forth under
                                    "Description of Notes-- Additional Amounts." See also
                                    "Income Tax Considerations-- Brazil."

Sinking Fund......................  None.

Optional Redemption...............  Except as described below, Tevecap may not redeem the
                                    Notes prior to November 26, 2004. In the event Tevecap
                                    receives Net Cash Proceeds (as defined) at any time, on
                                    or prior to November 26, 2000, from one or more (i)
                                    Significant Equity Offerings (as defined) or (ii) sales
                                    of Tevecap's Capital Stock to a Strategic Investor (as
                                    defined), Tevecap may redeem up to $75.0 million of the
                                    aggregate principal amount of the Notes at a price equal
                                    to 112.625% of the principal amount to be redeemed,
                                    together with accrued and unpaid interest, if any, to
                                    the date of redemption, provided that at least $175.0
                                    million of the aggregate principal amount of the Notes
                                    remains outstanding after each such redemption. In
                                    addition, Tevecap may redeem the Notes at any time, in
                                    whole but not in part, at a price equal to 100% of their
                                    principal amount, together with accrued and unpaid
                                    interest, if any, to the date of redemption, in the
                                    event of certain changes affecting the withholding tax
                                    treatment of the Notes with the occurrence of such
                                    events to be determined by the Company in accordance
                                    with the terms of the Notes. See "Description of
                                    Notes--Optional Redemption" and "--Redemption for
                                    Changes in Withholding Taxes."

Change of Control.................  Upon the occurrence of a Change of Control (as defined), each holder will have the right to require Tevecap to
                                    make an offer to repurchase the Notes held by such
                                    holder at a price equal to 101% of the principal amount
                                    thereof, together with accrued and unpaid interest, if
                                    any, to the date of repurchase. See "Description of
                                    Notes--Change of Control."

Subsidiary Guarantees.............  The Notes are jointly and severally guaranteed (the
                                    "Subsidiary Guarantees"), on a senior basis, by all of
                                    Tevecap's Restricted Subsidiaries (as defined) existing
                                    on the date the Notes were issued and each Restricted
                                    Subsidiary acquired thereafter (the "Guarantors"). See
                                    "Description of Notes--Subsidiary Guarantees."

Ranking...........................  The Notes are unsecured, senior obligations of Tevecap ranking PARI PASSU in right of payment with all other
                                    existing and future unsecured, senior Indebtedness (as
                                    defined) of Tevecap and senior in right of payment to
                                    all other existing and future subordinated Indebtedness
                                    of Tevecap. The Subsidiary Guarantees are unsecured,
                                    senior obligations of the Guarantors ranking PARI PASSU
                                    in right of payment with all other existing and future
                                    unsecured, senior Indebtedness of the Guarantors and
                                    senior in right of payment to all other existing and
                                    future subordinated Indebtedness of the Guarantors.
                                    However, subject to certain limitations set forth in the
                                    Indenture, Tevecap and its Subsidiaries may incur other
                                    senior Indebtedness, including Indebtedness that is
                                    secured by the assets of Tevecap and its Subsidiaries.
                                    At December 31, 1996, Tevecap did not have any
                                    outstanding senior Indebtedness, other than the Notes
                                    (exclusive of unused commitments) and the aggregate
                                    principal amount of outstanding senior indebtedness of
                                    the Guarantors, other than the Subsidiary Guarantees,
                                    was 4.8 million (exclusive of unused commitments and
                                    short term indebtedness) all of which ranks PARI PASSU
                                    with the Subsidiary Guarantees, but none of which was
                                    secured indebtedness. As of June 30, 1997, Tevecap did
                                    not have any outstanding senior indebtedness other than
                                    the Notes (exclusive of unused commitments and short
                                    term indebtedness), and the aggregate principal amount
                                    of outstanding senior indebtedness of the Guarantors was
                                    $81.0 million (exclusive of unused commitments and short
                                    term indebtedness) all of which ranks PARI PASSU with
                                    the Subsidiary Guarantees, and none of which is secured.
                                    Although the Notes are titled "senior" securities,
                                    Tevecap has not issued any Indebtedness to which the
                                    Notes would rank senior.
Restrictive Covenants.............  The Indenture under which the Notes are issued (the
                                    "Indenture") contains certain covenants which will limit
                                    (i) the incurrence of additional indebtedness and the
                                    issuance of Disqualified Stock by Tevecap and its
                                    Restricted Subsidiaries, (ii) the payment of dividends
                                    on, and the redemption of, capital stock of Tevecap and
                                    the redemption of certain subordinated obligations of
                                    Tevecap, (iii) investments, (iv) sales of assets and
                                    stock of Restricted Subsidiaries, (v) transactions with
                                    affiliates, (vi) the creation and existence of liens,
                                    (vii) investments in Unrestricted Subsidiaries (as
                                    defined), (viii) the types of businesses Tevecap and its
                                    Restricted Subsidiaries may conduct and (ix)
                                    consolidations, mergers and transfers of all or
                                    substantially all of Tevecap's assets. The Indenture
                                    also prohibits certain restrictions on distributions
                                    from Restricted Subsidiaries. However, all of these
                                    limitations and prohibitions are subject to a number of
                                    important qualifications and exceptions. See
                                    "Descriptions of Notes--Certain Covenants."

                                  RISK FACTORS

    Prospective investors in the Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors."

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

    The historical data as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The historical data as of December 31, 1994, 1993 and 1992 and for the two years in the period ended December 31, 1993 are derived from the audited Consolidated Financial Statements of the Company that are not included elsewhere in this Prospectus.

    As required by Brazilian law, and in accordance with local accounting practices, the financial records of Tevecap and its subsidiaries are maintained in the applicable Brazilian currency (the real). However, the Consolidated Financial Statements are presented in US dollars. In order to prepare the Consolidated Financial Statements, the Company's accounts have been translated from the applicable Brazilian currency, on the basis described in Note 2.3 to the Consolidated Financial Statements. Because of the differences between the evolution of the rates of inflation in Brazil and the changes in the rates of devaluation, amounts presented in US dollars may show distortions when compared on a period-to-period basis.

                                                                              YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1992       1993       1994       1995       1996
                                                               ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT SELECTED OPERATING
                                                                                       DATA)
STATEMENTS OF OPERATING DATA:
Gross Revenues
  Monthly subscriptions......................................  $   7,070  $  12,544  $  27,976  $  62,496  $ 123,020
  Installation...............................................      1,857      4,350      6,997     26,045     61,717
  Indirect programming (a)...................................        512        530      1,626      2,866     11,377
  Other (b)..................................................      1,322      2,468      7,173     10,603     15,724
  Revenue taxes (c)..........................................       (305)      (371)      (872)    (7,506)   (13,747)
                                                               ---------  ---------  ---------  ---------  ---------
Total net revenue............................................     10,456     19,521     42,900     94,504    198,091
                                                               ---------  ---------  ---------  ---------  ---------
Direct operating expenses (d)................................     32,905     29,779     28,659     62,026    112,297
Selling, general and administrative expenses.................     17,834     19,957     24,370     46,902     81,455
Depreciation and amortization................................      2,704      4,813      6,177     13,268     28,216
Allowance for inventory obsolescence.........................     --         --         --         --          2,250
                                                               ---------  ---------  ---------  ---------  ---------
Total operating expenses.....................................     53,443     54,549     59,206    122,196    224,218
                                                               ---------  ---------  ---------  ---------  ---------
Operating loss...............................................    (42,987)   (35,028)   (16,306)   (27,692)   (26,127)
Non operating expenses
  Interest expense...........................................    (13,538)    (8,492)   (16,413)   (17,745)   (17,520)
  Equity in income (losses) of affiliates (e)................     --         --            383     (3,672)    (8,532)
  Other nonoperating income, net (f).........................      2,232      5,892     20,339      8,039      4,443
  Income tax expense.........................................     --         --         --         --           (156)
                                                               ---------  ---------  ---------  ---------  ---------
Net loss.....................................................  $ (54,293) $ (37,628) $ (11,997) $ (41,070) $ (47,892)
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
OTHER DATA:
EBITDA-TV Group (g)..........................................  $ (40,283) $ (30,215) $ (10,129) $ (13,318) $   8,991
EBITDA-Galaxy Brasil (g).....................................     --         --         --         (1,106)    (4,652)
                                                               ---------  ---------  ---------  ---------  ---------
EBITDA (g)...................................................    (40,283)   (30,215)   (10,129)   (14,424)     4,339
Pro forma interest expense (h)...............................     --         --         --         38,623     45,502
Purchase of fixed assets.....................................      7,627     11,379     22,369     93,029    125,612
Ratio of earnings to fixed charges (i).......................     --         --         --         --         --
CASH FLOW DATA:
Cash provided by (used in) operating activities (j)..........    (32,633)   (19,180)    (9,707)    22,989    (17,696)
Cash provided by (used in) investing activities..............    (11,761)   (13,190)   (24,334)  (119,661)  (163,900)
Cash provided by (used in) financing activities..............     44,088     32,348     38,666    116,229    262,193
SELECTED OPERATING DATA:
Number of subscribers to owned systems (k)...................     42,924     82,985    114,853    219,148    349,511
Average monthly revenue per Subscriber (l)...................  $   18.64  $   21.30  $   27.80  $   33.24  $   39.15
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents....................................  $      41  $      19  $   4,644  $  24,201  $ 104,798
Property, plant and equipment................................     29,561     35,859     51,426    131,266    233,593
Total assets.................................................     40,779     45,529     80,441    216,848    459,122
Loans from affiliated companies..............................     42,577     89,769          0        586      2,721
Long-term liabilities........................................     67,736     97,105      4,523      9,604    265,860
Redeemable common shares.....................................     --         --         19,754    149,534    164,910
Total shareholders equity....................................    (54,483)   (92,111)    27,590    (18,260)   (81,528)

     See accompanying Notes to Selected Historical Financial And Other Data

             NOTES TO SELECTED HISTORICAL FINANCIAL AND OTHER DATA

    (a) Represents revenues received by the company for selling programming to the Independent Operators.

    (b) Includes Advertising and Other revenues.

    (c) Represents various non-income based taxes paid on certain of the Company's gross revenue items with rates ranging from 2.65% to 7.65%.

    (d) Represents costs directly related to Monthly subscriptions, and a portion of Installation, Indirect programming and Other revenues.

    (e) Represents the Company's pro rata share of the Net loss or income of its equity investment.

    (f) Includes interest income, Gain on issuance of shares by equity investees, Translation gain or loss, Other nonoperating (expenses) income, net, and Minority interest. The amount for the year ended December 31, 1994 includes Interest income totaling $21,806. During that year, the Company received capital contributions from stockholders which resulted in a surplus of cash invested during such period.

    (g) EBITDA represents the sum of (i) net income (loss), plus, without duplication (ii) income tax expense, (iii) interest expense (income), net, (iv) other nonoperating (expenses) income, net (v) depreciation, amortization and all other non-cash charges, less (vi) non-cash items increasing net income (loss) with the exception of amortized deferred sign-on and hookup fee revenue, in each case determined in accordance with GAAP. EBITDA-TV Group and EBITDA-Galaxy represent operating loss plus depreciation and amortization. The term "TV Group" refers to the operations of TVA, excluding the operations of Galaxy Brasil. The TV Group, which constitutes the operations of TVA, excluding the operations of Galaxy Brasil, represents the more mature operations of the group while Galaxy Brasil remains in a startup phase and has yet to collect material revenues to offset the costs of initiating the Ku-Band service. EBITDA has been presented separately for the TV Group and Galaxy Brasil to take account of the different stages of development of these operations.

    (h) Represents interest expense on a pro forma basis, resulting from the offering of the 12.625% Senior Notes due 2004 (the "Notes") and the application of the net proceeds therefrom as follows:

                                                                                                        YEAR ENDED
                                                                                                       DECEMBER 31
                                                                                                   --------------------
                                                                                                     1995       1996
                                                                                                   ---------  ---------
Historical interest expense......................................................................     17,745     17,520
Elimination of interest expense related to certain affiliated indebtedness.......................    (11,788)    (4,684)
Interest resulting from the Notes based on an interest rate of 12.625%...........................     31,563     31,563
Amortization of deferred financing costs relating to the Notes...................................      1,103      1,103
                                                                                                   ---------  ---------
                                                                                                      38,623     45,502
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

    (i) For the five years ended December 31, 1996, earnings were insufficient to cover fixed charges by $54,487, $37,920, $13,100, $38,268 and $41,209, respectively. In calculating the Ratio of earnings to fixed charges, earnings represents Net loss before minority interest, Equity in (losses) income of affiliates, less fixed charges. Fixed charges consist of the sum of interest expense paid or accrued on indebtedness of the Company and its subsidiaries and affiliates and one-third of operating rental expenses (such amount having been deemed by the Company to represent the interest portion of such payments).

    (j) Cash provided by (used in) operating activities (hereinafter referred to as cash flows from operating activities) has been determined in accordance with GAAP while EBITDA has been calculated in accordance with the definition in footnote (g). In accordance with GAAP, cash flows from operating activities generally reflect the cash effects of transactions and other events that enter into the determination of net income. The principal difference between EBITDA and cash flows from operating activities arise as a result of the treatment of the changes in the balances of operating assets and liabilities from the beginning to the end of a reporting period. That is, in accordance with GAAP, such changes are components of cash flows from operating activities while there is no similar adjustment in the calculation of EBITDA. EBITDA has been presented as it is a financial measure commonly used in the Company's industry. EBITDA should not be considered as an alternative to cash provided by (used in) operating activities, as an indicator of operating performance or as a measure of liquidity.

    (k) Represents the number of Owned Systems' subscribers as of the last day of each period.

    (l) Average monthly revenue per subscriber refers to the average monthly subscription fee as of the last day of each period.

                                  RISK FACTORS

    BEFORE TENDERING OLD SECURITIES FOR EXCHANGE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY ALL THE INFORMATION SET FORTH HEREIN AND, IN PARTICULAR, THE SPECIAL FACTORS APPLICABLE TO AN INVESTMENT IN BRAZIL AND APPLICABLE TO AN INVESTMENT IN THE COMPANY, INCLUDING THOSE SET FORTH BELOW. IN GENERAL, INVESTING IN THE SECURITIES OF ISSUERS IN DEVELOPING COUNTRIES, SUCH AS BRAZIL, INVOLVES A HIGHER DEGREE OF RISK THAN INVESTING IN THE SECURITIES OF ISSUERS IN THE UNITED STATES AND OTHER JURISDICTIONS. FOR ADDITIONAL INFORMATION CONCERNING BRAZIL AND CERTAIN MATTERS DISCUSSED BELOW, SEE "ANNEX A--THE FEDERATIVE REPUBLIC OF BRAZIL."

RISKS RELATING TO THE COMPANY

    LIMITED OPERATING HISTORY; EARLY STAGE COMPANY

    The Company, which began operating in 1989, has a limited operating history. Accordingly, prospective investors have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes. Since inception, the Company has sustained substantial losses, due primarily to start-up costs, interest expense and charges for depreciation and amortization arising from the development of its pay television systems. Prospective investors should be aware of the difficulties encountered by enterprises in the early stages of development, particularly in light of the competitive nature of the Brazilian pay television industry.

    The Company derives most of its revenue from subscription revenue and installation revenue. Subscriber penetration rates and subscriber sensitivity to the price of installation and subscription fees will materially affect the Company's results of operations. As TVA's networks mature, installation fees will represent a declining portion of the Company's total revenues. The ability of the Company to generate subscription revenue will depend on the acceptance of its programming, which in turn will depend on the availability of programming at a competitive cost and the relative appeal to subscribers of such programming. There can be no assurance that the Company will be successful in establishing and maintaining a substantial subscriber base or that it will generate revenues which, when taken together with its sources of financing, will be sufficient to meet its operating needs or capital requirements or to service its indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    OPERATING LOSSES AND NEGATIVE CASH FLOW

    As of December 31, 1996, the Company had incurred cumulative net losses of approximately $203,867 million since 1991 and as of December 31, 1996 the Company had negative working capital of $17,696. The Company may continue to generate net losses and negative funds from operations during the period in which the Company develops and expands its pay television distribution systems and builds its subscriber base. The Company's future operating profitability will depend upon many factors, including, among others, its ability to market its products and services successfully, achieve its projected market penetration, manage subscriber turnover rates effectively and price its pay television services competitively.

    There can be no assurance that the Company will achieve or sustain operating profitability and positive cash flows in the future. If the Company does not achieve and maintain operating profitability and positive cash flows on a timely basis, it may not be able to satisfy its future liquidity needs including funding its working capital requirements and capital expenditures and meeting its debt service requirements. Future capital expenditure requirements relate primarily to: (i) the construction of cable networks and the installation of equipment at subscribers' locations, (ii) the construction of additional transmission and headend facilities and related equipment purchases, and (iii) investments in, and maintenance of vehicles and administrative offices. In addition, the Company has certain commitments that must be, or have been funded, in connection with its Operating and Programming Ventures and minority interests. These requirements and commitments are important to the future development of the business. To date, the

Company has relied on contributions and loans from Abril and investments made by its other shareholders to fund its operations.

    The Company has net operating loss carryforwards ("NOLs") totaling approximately $135 million which are unexpirable. Although management believes the Company will be profitable in the future and will be able to realize the benefits from a portion of the NOLs, in accordance with Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes), the Company has established a valuation allowance for all of these net deferred tax assets due to its cumulative losses. See Note 12 to the Tevecap Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    ADDITIONAL FINANCING

    If the Company fails to meet its projected operating results or its capital needs exceed its projected requirements, the Company may require substantial investment on a continuing basis to finance its corresponding capital expenditures. The Company may also require substantial additional capital for any new pay television license acquisitions or investments or acquisitions of entities holding such licenses, or for any investments in or acquisitions of other existing pay television operations in order to further expand the Company's operations. The amount and timing of the Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including subscriber growth and retention, programming costs, capital costs, marketing expenses, staffing levels, and competitive conditions. There can be no assurance that the Company's future cash requirements will not increase as a result of unexpected developments in the Brazilian pay television industry. Due to its highly leveraged capital structure, there can be no assurance that the Company will be able to arrange additional financing to fund capital or other requirements until the Company maintains positive operating cash flow or that any such financing will be on terms acceptable to the Company. Following the receipt of any additional financing, there can be no assurance that the Company will be able to generate sufficient funds to meet its fixed charges and other obligations. The Indenture restricts the amount of additional indebtedness the Company may incur, subject to certain qualifications and exceptions. Failure to obtain any required additional financing could adversely affect the growth of the Company and, ultimately, could have a material adverse effect on the Company. See "Description of Notes--Certain Covenants."

    COMPETITIVE INDUSTRY

    The pay television industry in Brazil is, and is expected to continue to be, highly competitive. The Company competes with providers of pay television services utilizing Cable, MMDS, C-Band technology and, in the near future, Ku-Band delivery systems and any new delivery systems which may be introduced, as well as existing off-air broadcast television networks, movie theaters, video rental stores and other entertainment and leisure activities generally. A number of the Company's current and potential competitors have greater experience in the television industry and greater resources, including financial resources, than the Company.

    TVA's principal competitors in Cable service are operations owned or controlled by Multicanal, Net Brasil, Globo Cabo and RBS. Multicanal and Net Brasil operate Cable service systems throughout much of Brazil, including Sao Paulo Rio de Janeiro, Curitiba and several other large metropolitan areas. Globo Cabo and RBS operate Cable systems in numerous smaller cities, including Brasilia. RBS also provides MMDS service in Porto Alegre. Net Brasil also provides MMDS service in Recife and has a license to provide MMDS service in Curitiba. Globo Par and TV Globo, the owners of Brazil's most popular off-air channels, control, or have significant interests, in each of Multicanal, Net Brasil and Globo Cabo. RBS also holds an interest in Multicanal. Management believes that the Company's only competitor in DBS service is Net Sat, which has a C-Band service and has announced its intention to begin Ku-Band service in the near future. TVA's C-Band service offers a greater number of channels of programming than Net Sat's C-Band service. However, while monthly charges are comparable and TVA's digital C-Band service offers more channels, often with better picture quality, the analog decoder necessary for Net Sat's service is significantly less expensive than the digital decoder necessary for TVA's service. With respect to Ku-Band service, Net Sat uses a satellite which will provide broader coverage of Brazil when it initiates service. The orbital location of the Galaxy III-R satellite enables GLA to offer DIRECTV service to substantially all of the TV Homes in Brazil. However, in the less populated northern and western regions of Brazil, reception of DIRECTV programming requires a dish antenna 1.1 meters in diameter and in the western third of Brazil (a sparsely populated area when compared to the southern and eastern regions) reception may not be practical due to the size of the antenna necessary for reception. Globo Par has a controlling interest in Net Sat while News Corporation plc, a subsidiary of The News Corporation Limited, and Grupo Televisa, S.A. of Mexico, also hold equity interests in Net Sat.

    The Company expects that a number of new MMDS and Cable licenses will be granted by the Brazilian Ministry of Communications beginning in the first half of 1997. It is possible that new licenses will be granted to competitors in areas in which the Company operates. Such awarding of competing licenses could result in further competition which, in turn, may materially adversely affect the Company's subscriber base, results of operations and financial condition. New competitors are likely to emerge in markets in which the Company operates or intends to operate and may include additional Cable, MMDS, C-Band service and other competitors. For additional information regarding the competitive environment in which the Company conducts its business, see "Business--Competition."

    The success of the Company's operating strategies is subject to factors that are beyond the control of the Company and difficult to predict due, in part, to the limited history of pay television services in Brazil. Consequently, the size of the Brazilian market for pay television, the rates of penetration of that market, the acceptance of pay television by subscribers and commercial advertisers, the sensitivity of potential subscribers to the price of installation and subscription fees, the extent and nature of the competitive environment and the long-term viability of pay television services in Brazil are uncertain.

    HUGHES ELECTRONICS INTEREST IN PANAMSAT

    Hughes Electronics, the majority owner of GLA and possible future shareholder of GLB, agreed in August 1996 to acquire a majority interest in PanAmSat Corporation ("PanAmSat") from PanAmSat's shareholders, pending regulatory approval. PanAmSat is the current owner and operator of the PAS-3 satellite. Net Sat has leased transponder space on PAS-3 from PanAmSat to provide a competing Ku-Band service in Brazil. The ownership by Hughes Electronics of a majority interest in PanAmSat could have the potential of creating a conflict of interest since Hughes Electronics will have an interest in the financial success of Net Sat's Ku-Band service. However, PanAmSat is not itself engaged in providing pay television service in conflict with the Company's Ku-Band service, but is only engaged in providing satellite transponders, on a leased basis, to third parties for a variety of uses. Furthermore, under the terms of the agreements among GLA and its partners, Hughes Electronics is only allowed to provide additional services to PanAmSat with the approval of the other GLA partners. As a consequence there are limitations on the extent to which Hughes Electronics may engage in activities which may compete with the Company. No assurances can be given as to the effect, if any, that the acquisition of a majority interest in PanAmSat by Hughes Electronics may have on the operations of the Company.

    CURRENCY RISK

    The Company expects substantially all of its long term debt obligations (including the Notes) to be denominated in US dollars while the Company generates revenues only in Brazilian reais. The Company also expects to incur a significant portion of its equipment costs, and most of its programming costs, in US dollars. Consequently, the devaluation of the real against the US dollar could significantly affect the Company's ability to meet its obligations and fund its capital expenditures, and could adversely affect its results of operations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, the Company, as of July 31, 1997, has not entered into any such transactions and it may not be possible for the Company to obtain hedging arrangements on commercially satisfactory terms. In addition, shifts in currency exchange rates may have a material adverse effect on the Company and may force the Company to seek additional capital, which may not be available to it. Similarly, the Company expects that those entities in which it does not have a majority interest may incur a significant portion of their debt obligations and equipment and programming costs in US dollars and generate revenues only in Brazilian reais. Shifts in currency exchange rates may have a material adverse effect on those entities or make it necessary for those entities to request additional equity or debt contributions from the Company.

    CHANGE IN TECHNOLOGY

    The pay television industry as a whole is, and is likely to continue to be, subject to rapid and significant changes in technology. Although the Company believes that, for the foreseeable future, these existing and developing alternative technologies will not materially adversely affect the viability or competitiveness of its pay television business, there can be no assurance as to the effect of such technological changes on the Company or that the Company will not be required to expend substantial financial resources in the development or implementation of new competitive technologies.

    MMDS TRANSMISSION ISSUES

    Reception of MMDS programming generally requires a direct, unobstructed line-of-sight ("LOS") from the Company's headend to the subscriber's antenna. MMDS service can also be provided by use of signal repeaters. If the LOS is obstructed, the Company may not be able to supply service to certain potential subscribers or may be required to install additional signal repeaters. In addition to limitations resulting from terrain, extremely adverse weather can, in limited circumstances, damage transmission and receive-site antennas as well as other transmission equipment.

    Interference from other transmission systems can limit the ability of an MMDS system to serve any particular point, just as interference from one television station limits the ability of a viewer to receive another television station signal broadcasting on the same frequency. Under current regulations of the Ministry of Communications in Brazil, an MMDS license holder is generally protected from interference within a radius of up to 50 kilometers of the transmission site, depending on the technical capability of the operator. A prospective operator must demonstrate that its signal will not cause interference with the reception of other permitted channels. In the event that the Company acquires any new MMDS licenses, there can be no assurance that the Company will be allowed to transmit such MMDS signals up to the full 50 kilometer radius.

    DEPENDENCE UPON SATELLITES

    The Company's C-Band and Ku-Band service and the delivery of programming to the MMDS and Cable systems of the Owned Systems and the Operating Ventures outside Sao Paulo are dependent upon the operation of satellites by third parties. To deliver programming to the Owned Systems and the Operating Ventures and provide its C-Band service, the Company utilizes transponders on Brasilsat, a satellite owned and operated by Embratel, a Brazilian Government owned company. The Company uses the Galaxy III-R satellite, which is leased and operated by a unit of Hughes Electronics, to provide its Ku-Band service. Although the Company has not experienced any significant disruption of its transmissions to date, satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage and incorrect orbital placement. On occasion, satellite launches have resulted in a total or constructive total loss due to launch failure, failure to achieve proper orbit or failure to operate upon reaching orbit. For example, the original PAS-3 satellite, which Net Sat originally planned to use for its Ku-Band service, was destroyed upon launch as a result of a malfunction of the Ariane space launch vehicle. Disruption of the transmission of the Galaxy III-R satellite or the failure of the launch of any replacement satellite could have a material adverse effect on the Company. The ability of the Company to transmit its programming following the expected useful life of the Galaxy III-R satellite, which currently is approximately nine years, and to broadcast additional channels, will depend upon the ability of the Company to obtain rights to utilize transponders on other satellites.

    RISK OF SIGNAL THEFT

    The delivery of pay television programming requires the use of encryption technology to prevent signal theft. Historically, piracy in the cable television and DBS industries has been widely reported. With each of its services, the Company uses an access control system to prevent unauthorized reception of its programming. The Company's MMDS and Cable systems use various decoder technologies, and the Company's Ku-Band receiver employs Smart Card technology, allowing the Company to change the access control system in the event of a security breach. There can be no assurance, however, that the access control technology used in connection with each of the Company's delivery services will be, or remain, effective. If the access control technology is compromised and not promptly corrected, the Company's revenues and the Company's ability to market its pay television services would be adversely affected.

    REGULATION

    Substantially all of the Company's business activities are regulated by the Brazilian Ministry of Communications. Such regulation relates to, among other things, licensing, local access to Cable and MMDS systems, commercial advertising, and foreign investment in Cable and MMDS systems. Changes in the regulation of the Company's business activities, including decisions by regulators affecting the Company's operations (such as the granting or renewal of licenses or decisions as to the subscription rates the Company may charge its customers) or changes in interpretations of existing regulations by courts or regulators, could adversely affect the Company. The Company's Cable and MMDS licenses may not be transferred without regulatory approval. Under current regulations, the Brazilian Ministry of Communications will grant Cable and MMDS licenses pursuant to a public bidding process. The Company is unable to predict what impact, if any, such public bidding will have on its ability to launch and operate new systems. Any new regulations could have a material adverse effect on the subscription television industry as a whole and on the Company in particular. See "Business--Regulatory Framework."

    The construction and launch of broadcasting satellites and the operation of satellite broadcasting systems are subject to substantial regulation by the Brazilian Ministry of Communications. Ministry of Communications rules are subject to change in response to industry developments, new technology and political considerations. Certain aspects of television and telecommunications operations and ownership are governed by the Brazilian Constitution. It is expected that a new law enacting constitutional amendments, along with possible regulations thereunder, will be passed in 1996 or 1997. The Brazilian Government may enact additional or new regulations applicable to the activities of the Company's C-Band and Ku-Band satellite services. The Company's business and business prospects could be adversely affected by the adoption of new constitutional amendments, laws, policies or regulations or changes in the interpretation or application of existing laws, policies and regulations. There can be no assurance that the Company will succeed in obtaining all requisite regulatory approvals for its operations without the imposition of restrictions on, or adverse consequences to, the Company. There can also be no assurance that material adverse changes in regulations affecting the Company's C-Band and Ku-Band satellite services will not occur in the future. See "Business--Regulatory Framework."

    AVAILABILITY OF PROGRAMMING AND EQUIPMENT

    The success of the Company's business will be dependent on its ability to obtain programming that is appealing to subscribers at commercially reasonable costs. The Company is dependent on third party suppliers for a significant amount of its programming. Most of the Company's programming is purchased from programming providers in the United States and Europe pursuant to contracts some of which will begin expiring within one year. Although the Company has no reason to believe that such contracts will be cancelled or will not be renewed upon expiration, in the event such contracts are cancelled or not renewed, the Company will have to seek programming from other sources. Such other sources include a large number of international programming providers as well as the Company's own programming production capabilities. There can be no assurance that other programming will be available to the Company on acceptable terms or at all or, if so available, that such programming will be acceptable to the Company's subscribers. See "Business--Programming."

    The Company currently purchases decoders and antennas from a limited number of sources. The inability to obtain sufficient components as required, or to develop alternative sources if and when required in the future, could result in delays or reductions in customer installations which, in turn, could have a material adverse effect on the results of operations and financial condition of the Company.

    MANAGEMENT OF GROWTH

    The Company is growing rapidly, which could place a significant strain on its operational and personnel resources. As the Company's business develops and expands, the Company will need to implement enhanced operational and financial systems and will require additional employees and management, operational and financial resources. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the required employees and management or operational and financial resources in order to manage a developing and expanding business in a new industry. Failure to implement such systems successfully and use resources effectively could have a material adverse effect on the Company's results of operations and financial condition.

    TRANSACTIONS WITH RELATED PARTIES; RIGHTS TO PUT THE COMPANY'S STOCK

    Tevecap currently engages in, and expects from time to time to engage in, financial and commercial transactions with its shareholders, subsidiaries and other affiliates. Although transactions with affiliated persons are subject to the terms of the Indenture, the Company may continue to enter into certain transactions with affiliates in the future. While the Company believes that such transactions in the past have generally had a beneficial effect on the Company, no assurance can be given that any such transaction, or combination of transactions, will not have a material adverse effect on the Company in the future. See "Certain Transactions with Related Parties."

    Pursuant to a Stockholders Agreement among Tevecap and its stockholders, upon the occurrence of certain defined "triggering events," each of the Stockholders, other than Abril, may demand that Tevecap buy all or a portion of the shares of capital stock of Tevecap held by such Stockholder, unless the shares of capital stock held by such Stockholder are publicly registered, listed or traded (collectively referred to as an "Event Put"). The Indenture, however, contains restrictions on the ability of Tevecap to purchase shares of its capital stock. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments." Accordingly, the parties to the Stockholders Agreement have unanimously amended the Stockholders Agreement to provide that if the terms of the Indenture prohibit Tevecap from purchasing shares that are subject to an Event Put ("Event Put Shares"), in whole or in part, the Company shall not be obligated to purchase such shares to the extent it is so restricted. However, in such event, the Company shall, subject to the terms of the Indenture, have the obligation to issue shares of preferred stock of the Company ("Special Preferred Shares") should the Tevecap stockholder elect to convert Event Put Shares to Special Preferred Shares. The holders of Special Preferred Shares will be entitled to dividends required by law and a cumulative dividend equal to LIBOR plus a 4.0% margin, provided that if the terms of the Indenture prohibit the payment of dividends on the Special Preferred Shares, the Company shall not be obligated to make such dividend payments to the extent so restricted. However, under the terms of the Special Preferred Shares such unpaid dividends shall cumulate and will be paid in full when permissible under the Indenture or when the Indenture no longer restricts the payment of such dividends. After the payment of all dividends on the Special Preferred Shares, the Company must use any remaining profit or reserve to purchase the largest number of Event Put Shares and Special Preferred Shares, provided that, if the terms of the Indenture prohibit the purchasing of such shares, the Company shall not be obligated to make such purchases until permitted by the terms of the Indenture.

    In addition, pursuant to the Stockholders Agreement, Falcon International may demand that Tevecap buy all or any portion of the shares of capital stock of Tevecap held by Falcon International if such shares are not publicly registered, listed or traded by September 22, 2002 (the "Falcon Time Put"). If the terms of the Indenture prohibit it from purchasing such shares, Tevecap may, subject to the terms of the Indenture, delay the payment of such purchase price with three annual payments ("Put Annual Payments") or issue promissory notes denominated in US dollars for the amount of such price ("Put Promissory Notes"). The Put Promissory Notes would mature three years after issuance with interest payments due quarterly in arrears. The interest rate on the Put Promissory Notes would be equal to the rate applicable to US Treasury obligations of similar maturity plus a margin to be negotiated with the parties taking into account the risks associated with the type of obligor, Tevecap's creditworthiness and investments in Brazil. Under the provisions of the Stockholders Agreement, as amended, while the Put Promissory Notes are outstanding, Tevecap may not pay any dividends or make distributions with respect to its capital stock, including the Special Preferred Shares should they exist. To the extent dividends and distributions of payments under the Put Promissory Notes may be made under the Indenture, payments must be made first to satisfy the obligations under the outstanding Put Promissory Notes. If the terms of the Indenture prohibit the Company from making the Put Annual Payments, the Company shall not be required to make such payment, but shall be required to deliver Put Promissory Notes in the principal amount of the affected Put Annual Payments. The Indenture does not restrict the principal amount of Put Promissory Notes which the Company may issue, but does restrict the ability of the Company to make interest and principal payments on the Put Promissory Notes. If the terms of the Indenture prohibit the Company from making an interest payment required under any Put Promissory Note, the Company shall not be required to make such payment at such time, provided that any accrued and unpaid interest shall accumulate and interest on such unpaid amount shall compound quarterly and the Company shall make payments of interest as soon as such payment is no longer restricted under the Indenture. Pursuant to the terms of the proposed amendment to the Stockholders Agreement, payment of the principal and interest on the Put Promissory Notes would be subordinated to the prior payment in full of the Notes. See "Description of Notes-- Certain Covenants--Limitation on Restricted Payments," "--Limitation on Indebtedness" and "Principal Shareholders."

    OWNERSHIP OF FUTURE CABLE TELEVISION LICENSES

    The Company holds a 36.0% equity interest in Canbras TVA Cabo and TV Cabo Santa Branca (the "Canbras TVA Companies"), two Cable operators holding Cable licenses for a number of smaller cities within the greater Sao Paulo metropolitan area. Canbras, a publicly-traded Canadian company and Canbras-Par, a Brazilian company, own the remaining interest in Canbras TVA Cabo, and Canbras-Par owns the remaining interest in TV Cabo Santa Branca. BCI, an affiliate of BCE, Inc., Canada's largest telecommunications group, holds a $27.0 million convertible debenture that, upon conversion, would permit BCI to become, INTER ALIA, a majority shareholder of Canbras-Par. Pursuant to the Canbras Association Agreement, dated June 14, 1995, among TVA, the Canbras TVA Companies, Canbras and Canbras-Par, the Company agreed to grant to Canbras-Par a "right of first refusal" to participate in other Cable licenses that the Company may obtain, directly or indirectly, and Canbras-Par granted to the Company a similar "right of first refusal" to participate in Cable licenses acquired by Canbras-Par. The term of the Canbras Association Agreement is for so long as Canbras-Par or its assignee owns shares "in companies which have the objective of engaging in the cable TV business." The Canbras Association Agreement does not specify the terms and conditions on which any co-investments in Cable licenses are to be made, and the Company expects that such terms and conditions will be negotiated in good faith, on a case-by-case basis, in connection with any future Cable license investments. The Company does not believe that the implementation of the Canbras Association Agreement will have a material adverse effect on the Company and its on-going operations.

    Subsequent to the date of the Canbras Association Agreement, the Company, through TVA Sul, acquired two new Cable systems in Camboriu and Foz do Iguacu. Under the terms of the Canbras Association Agreement, the Company is required to offer to Canbras-Par the right to participate in these Cable systems. Although Canbras-Par has indicated a preliminary interest in participating in these two Cable systems, the Company has not yet made a formal offer to Canbras and, therefore, Canbras' precise level of participation is uncertain at this time. Additionally, Canbras-Par and the Company are contemplating Canbras-Par investing directly in TVA Sul, on terms to be agreed upon.

    The Canbras Association Agreement provides that to the extent programming is owned exclusively by TVA, programming will be supplied to the Canbras TVA Companies on an exclusive basis, and that TVA will not supply such programming to any other party within the geographic territories covered by the licenses held by the Canbras TVA Companies. The Canbras Association Agreement does not, by its terms, refer to Ku-Band or C-Band service. Canbras has taken exception to the Company's view that the programming provisions do not limit the Company's ability to offer such services in such geographic territories. The Company believes its on-going discussions with Canbras will lead to a clarification of these provisions in a manner which will have no material adverse effect on the Company or its on-going operations. However, there can be no assurance of such an outcome and as of July 31, 1997, the Company and Canbras had not reached an agreement on such a clarification.

    DIVIDENDS TO SHAREHOLDERS

    Brazilian corporation law and the Stockholders Agreement among Tevecap and its stockholders require Tevecap to distribute to its shareholders a mandatory dividend equal to 25.0% of its net profits. Net profits are defined under the Brazilian corporation law as the income remaining after the deduction of payments due to employees, managers and individual shareholders in the service of the applicable company. In addition, a Brazilian company is allowed to distribute dividends only if, after a given fiscal year, its net profits exceed its accumulated losses. However, in accordance with Brazilian corporation law, Tevecap may suspend the mandatory dividend upon a unanimous decision of its shareholders. Pursuant to the terms of an amendment to the Stockholders Agreement, Tevecap's stockholders have unanimously agreed not to exercise their right to receive such mandatory dividends (without limiting their right to receive dividends payable in compliance with the "Limitation on Restricted Payments" covenant in the Indenture) until the first to occur of (x) the date that shares of Capital Stock of the Company are issued and listed on a Brazilian or United States securities exchange in connection with a bona fide public offering of such shares or the date that any shares of the Capital Stock of the Company are otherwise effectively listed and traded on any Brazilian or United States securities exchange, (y) the date that none of the Notes remain outstanding or (z) the date that such commitment is no longer effective, enforceable or legal under applicable Brazilian laws and regulations (including without limitation any construction or interpretation thereof by CVM, any court or any other governmental authority). Accordingly, although the Stockholders Agreement and Brazilian corporate law would allow Tevecap to pay certain dividends, the stockholders have waived their right to the payment of such dividends as described above, and such dividends shall not be paid to the extent such payment is restricted by the Indenture as described above. The common stock dividends provided for by the Stockholders Agreement will cumulate and are required to be paid to the extent such payment is not restricted by the Indenture. See "Description of Notes-- Certain Covenants--Limitation on Restricted Payments."

    RIGHTS TO DIRECTV PROGRAMMING

    Upon the occurrence of certain stipulated events, GLA, in which TVA has a 10.0% equity interest, has the right to terminate the Local Operating Agreement, dated March 3, 1995, between GLA and Galaxy Brasil (the "Local Operating Agreement"). Such termination would result in a cessation of the supply of programming from GLA to Galaxy Brasil. The events that would entitle GLA to terminate the Local Operating Agreement include breach of any material obligation of Galaxy Brasil under the Local

Operating Agreement, failure to meet certain annual subscriber goals beginning August 1, 2000, and revocation of any required governmental licenses. In addition, GLA has the right to terminate Galaxy Brasil's exclusive rights to DIRECTV programming if Galaxy Brasil were to fail to reach certain annual subscriber goals beginning August 1, 1998. The loss of DIRECTV programming could have a material adverse effect on the revenues and business of the Company.

RISKS RELATING TO THE NOTES

    LIMITED ASSETS OF TEVECAP AND DEPENDENCE ON SUBSIDIARIES FOR REPAYMENT OF
     NOTES

    Tevecap's operations are conducted through, and substantially all of Tevecap's assets are owned by, Tevecap's direct and indirect subsidiaries. The ability of Tevecap to meet its obligations in respect of the Notes and any future indebtedness of Tevecap will depend on, among other things, the future performance of such subsidiaries (including the Guarantors) and the ability of Tevecap to refinance the Notes at their maturity (or upon early redemption or otherwise). In addition, the ability of Tevecap's subsidiaries to pay dividends and make other payments to Tevecap may be restricted by, among other things, applicable corporate and other laws and regulations and by the terms of agreements to which such subsidiaries become subject. Also, the property and assets of certain of such subsidiaries have had, or in the future may have, liens placed upon them pursuant to existing and future financings of such subsidiaries. Although the Indenture limits the ability of such subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to Tevecap and to permit liens to exist on their property and assets, such limitations are subject to a number of significant qualifications. "See Description of the Notes-- Certain Covenants--Limitations on Restrictions on Distributions from Restricted Subsidiaries," and "--Limitations on Liens".

    A portion of the Company's total assets (4.98% at December 31, 1996) represents interests in entities that are not majority-owned subsidiaries of Tevecap. The ability of Tevecap to receive funds from these entities may be limited by, among other things, shareholder agreements with the other investors in those entities, credit arrangements at those entities and the need of those entities to reinvest their cash flow in their own operations. In addition, applicable Brazilian law limits the amount of dividends which may be paid by Tevecap's minority-owned subsidiaries to the extent they do not have profits available for distribution. Other statutory and general law obligations may also affect the ability of those entities to declare dividends or the ability of those entities to make payments to Tevecap on account of intercompany loans.

    FRAUDULENT CONVEYANCE CONSIDERATIONS

    The Company has been advised by its Brazilian counsel, Basch & Rameh--Advogados e Consultores, that, to the extent that the Subsidiary Guarantees given by the Guarantors are valid and enforceable in accordance with the laws of the State of New York and the United States, the laws of Brazil do not prevent such Subsidiary Guarantees from being valid, binding and enforceable against the Guarantors in accordance with their terms. In the event US federal and state fraudulent conveyance or similar laws were applied to the issuance of a Subsidiary Guarantee, if any Guarantor, at the time it incurs such Subsidiary Guarantee, (a) (i) was or is insolvent or rendered insolvent by reason of such incurrence, (ii) was or is engaged in a business or transaction for which the assets remaining with such Guarantor constituted unreasonably small capital or
(iii) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature and (b) received or receives less than reasonably equivalent value or fair consideration, the obligations of such Guarantor under its Subsidiary Guarantee could be avoided, or claims in respect of such Subsidiary Guarantee could be subordinated to all other debts of such Guarantor. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Guarantor as a result of the issuance by Tevecap of the Notes. To the extent that any Subsidiary Guarantee were held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of the Guarantor issuing such Subsidiary Guarantee and would be solely creditors of Tevecap and any other Guarantors whose Subsidiary Guarantees were not avoided or held unenforceable. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy claims of the holders of the Notes relating to any avoided portion of a Subsidiary Guarantee.

    ENFORCEABILITY OF JUDGMENTS

    The Company has been advised by its Brazilian counsel, Basch & Rameh--Advogados e Consultores, that judgments for monetary claims obtained in US courts arising out of or in relation to the obligations of Tevecap and the Guarantors under the Indenture, the Notes or the Subsidiary Guarantees will be enforceable in Brazil, provided that such judgment has been previously confirmed by the Brazilian Federal Supreme Court. In order to be confirmed by the Brazilian Federal Supreme Court, such foreign judgment must meet the following conditions: (a) it must comply with all formalities required for its enforceability under the laws of the country where it was issued, (b) it must have been given by a competent court after the proper service of process on the parties, (c) it must not be subject to appeal, (d) it must not offend Brazilian national sovereignty, public policy or good morals and (e) it must be duly authenticated by a competent Brazilian consulate and be accompanied by a sworn translation thereof into Portuguese. No assurance can be given that such confirmation will be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court will enforce such monetary judgment.

    Any judgment obtained against Tevecap or the Guarantors in a court in Brazil under the Notes, the Subsidiary Guarantees or under the Indenture will be expressed in the Brazilian currency equivalent of the US dollar judgment amount at the commercial exchange rate on the date on which such judgment is obtained, and such Brazilian currency amount will be adjusted in accordance with the exchange variation until the judgment holder receives effective payment.

    ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE SECURITIES; RESTRICTIONS ON RESALE

    The Exchange Securities will be new securities for which there currently is no market. The Initial Purchasers have informed Tevecap that they currently intend to make a market in the Old Securities and, if issued, the Exchange Securities, but they are not obligated to do so, and any such market making may be discontinued at any time without notice. There can be no assurance as to the development or liquidity of any market for the Exchange Securities. Tevecap does not intend to apply for listing of the Notes or, if issued, the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation (Nasdaq) system.

    CONSEQUENCES OF FAILURE TO PROPERLY TENDER OLD NOTES IN THE EXCHANGE

    Issuance of the Exchange Securities in exchange for the Old Securities pursuant to the Registered Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Securities, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Securities desiring to tender such Old Securities in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Tevecap is under no duty to give notification of defects or irregularities with respect to tenders of Old Securities for exchange. Old Securities that are not tendered or that are tendered but not accepted by Tevecap for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Exchange and Registration Agreement will terminate.

    In the event the Registered Exchange Offer is consummated, Tevecap will not be required to register the Remaining Old Securities. Remaining Old Securities will continue to be subject to the following restrictions on transfer: (i) the Remaining Old Securities may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the Remaining Old Securities will bear a legend restricting transfer in the absence of registration or an exemption therefrom. Tevecap does not currently anticipate that it will register the Old Securities under the Securities Act. To the extent that Old Securities are tendered and accepted in connection with the Registered Exchange Offer, any trading market for Remaining Old Securities could be adversely affected.

    CONTROLS AND RESTRICTIONS ON US DOLLAR REMITTANCES; EXCHANGE REGULATION

    Brazilian law provides whenever there is, or is a serious risk of, a material imbalance in Brazil's balance of payments, the Brazilian Government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil. For approximately six months in 1989 and early 1990, for example, the Brazilian Government froze all dividend and capital repatriations that were owed to foreign equity investors and held by the Central Bank of Brazil (the "Central Bank") in order to conserve Brazil's foreign currency reserves. These amounts were subsequently released in accordance with Brazilian Government directives. There can be no assurance that similar measures will not be taken by the Brazilian Government in the future.

    The Brazilian Government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into US dollars or other currencies other than in connection with certain authorized transactions. The issuance of the Notes has been approved by the Central Bank. The Central Bank has issued a certificate of registration authorizing each of the scheduled payments of principal at maturity and interest on the Notes. Consent from the Central Bank will be needed for the payment of principal of and interest on the Notes upon acceleration of the Notes following an Event of Default (as defined) and for certain late payments of the Notes (i.e., payments made 181 days or more after the scheduled payment date). In addition, consent from the Central Bank will be needed for redemption of the Notes upon certain optional redemption events. See "Description of Notes." There can be no assurance that the Company will obtain the necessary consents and certificates from the Central Bank for the foregoing payments or redemptions.

    There can be no assurance that the Brazilian Government will not in the future impose more restrictive foreign exchange regulations that would have the effect of eliminating or restricting the Company's access to foreign currency that it would require to meet its foreign currency obligations, including its obligations under the Notes. The likelihood of the imposition of such restrictions by the Brazilian Government may be affected by, among other factors, the extent of Brazil's foreign currency reserves, the availability of foreign currency in the foreign exchange markets on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy towards the International Monetary Fund and political constraints to which Brazil may be subject.

    In addition, there are two legal foreign exchange markets in Brazil: the commercial rate exchange market (the "Commercial Market") and the floating rate exchange market (the "Floating Market"). The Commercial Market is reserved primarily for foreign trade transactions and transactions that generally require prior approval from Brazilian monetary authorities, such as the purchase and sale of registered investments by foreign persons and related remittances of funds abroad, such as a repurchase by the Company of the Notes. Purchases of foreign exchange in the Commercial Market may be carried out only through a financial institution in Brazil authorized to buy and sell currency in that market. The "Commercial Market Rate" is the commercial selling rate for Brazilian currency into US dollars, as reported by the Central Bank. The "Floating Market Rate" generally applies to transactions to which the Commercial Market Rate does not apply. Prior to the implementation of the Real Plan, the Commercial Market Rate and the Floating Market Rate differed significantly at times. Since the introduction of the REAL, the two rates have not differed significantly, although there can be no assurance that there will not be significant differences between the two rates in the future. Both the Commercial Market Rate and Floating Market Rate are reported by the Central Bank on a daily basis.

    Both the Commercial Market Rate and the Floating Market Rate are freely negotiated but are strongly influenced by the Central Bank, which typically intervened in the Commercial Market, prior to the implementation of the Real Plan, in order to control fluctuations and to regulate disparities between the Commercial Market Rate and the Floating Market Rate. After implementation of the Real Plan, the Central Bank allowed the real to float with minimal intervention. However, on March 6, 1995, the Central Bank announced its intention to intervene in the foreign exchange markets and has subsequently intervened in the markets and taken other actions affecting such markets.

    On March 6, 1995, the Central Bank announced that it would intervene in the market and buy or sell US dollars, establishing a band (FAIXA DE FLUTUACAO) in which the exchange rate between the REAL and the US dollar could fluctuate. The Central Bank initially set the band with a floor of R$0.86 per US$1.00 and a ceiling of R$0.90 per US$1.00 and provided that, from and after May 2, 1995, the band would fluctuate between R$0.86 and R$0.98 per US$1.00. Shortly thereafter, the Central Bank issued a new directive providing that the band would be between R$0.88 and R$0.93 per US$1.00. On June 22, 1995, the Central Bank issued another directive providing that the band would be between R$0.91 and R$0.99 per US$1.00 and subsequently reset the band on January 30, 1996 to between R$0.97 and R$1.06 per US$1.00. Upon resetting the band on January 30, 1996, the Central Bank adjusted the exchange rate within such band on a number of occasions, generally in increments of R$0.001, by means of buying and selling US dollars in electronic auctions. On February 18, 1997, the band was reset by the Central Bank to float between R$1.05 and R$1.14 per US$1.00. On June 30, 1997, the Commercial Market Rate was R$1.0769 per US$1.00.

RISKS RELATING TO BRAZIL

    GENERAL

    Social, economic or political instability, among other developments in Brazil, could adversely affect the financial condition and results of operations of the Company, the ability of the Company to repay the Notes and the market value and liquidity of the Notes. In the past, Brazil has suffered from high levels of inflation, low real growth rates and political uncertainty. Brazil is generally considered by investors to be an "emerging market" and thus political, economic, social or other developments in other such markets may adversely affect the market value and liquidity of the Notes. For example, in December 1994, the Mexican government sharply devalued the peso, resulting in an economic crisis in Mexico. The Mexican peso crisis adversely affected the market value and liquidity of securities issued by companies in many of the "emerging markets," including Brazil. There can be no assurance that events in other such markets will not adversely affect the market value and liquidity of the Notes.

    POLITICAL AND ECONOMIC CONDITIONS

    During the past several years, the Brazilian economy has been affected by significant intervention by the Brazilian Government. The Brazilian Government has changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. The Brazilian Government's actions to control inflation and effect other policies have often involved wage and price controls (including controls on the price of food and general merchandise) as well as other interventionist measures, such as freezing bank accounts and imposing capital controls. The stated policy of the present Government is to reduce gradually governmental control of the economy. However, Government policies involving tariffs, exchange controls, regulations and taxation may adversely affect the Company's business and financial condition, as could the Brazilian Government's response to inflation, devaluation, social instability and other political, economic or diplomatic developments. Brazilian politics have been marked by uncertainty since the country returned to civilian rule in 1985 after 20 years of military government. The death of a President-elect in 1985 and the resignation of another President in 1992 in the midst of his impeachment trial, and frequent turnovers at and below the cabinet level, particularly in the economic area, historically have resulted in the absence of a coherent and sustained policy to confront Brazil's economic problems. The election of Fernando Henrique Cardoso to the presidency of Brazil in 1994 and the reduction of the level of inflation in Brazil following the introduction of the Real Plan in 1994 have resulted in a more stable political and economic environment. However, there can be no assurance that future developments in Brazil will not result in a recurrence of political and economic instability.

    IMPACT OF EXTREME INFLATION

    Brazil in the past 20 years has experienced extremely high rates of inflation. In 1993, the annual rate of inflation in Brazil exceeded 2,700%. Inflation and certain governmental measures to fight inflation have in the past significantly and negatively affected the Brazilian economy. See "Annex A--The Federative Republic of Brazil." Actions taken to combat inflation and public speculation about possible future actions have contributed significantly to economic uncertainty in Brazil and the heightened volatility in the Brazilian securities markets. Future measures to combat inflation could materially and adversely affect the Brazilian economy and the Company. Prior to 1994, none of the numerous economic stabilization plans enacted by the Brazilian Government successfully reduced inflation over the long term. In 1994, the Brazilian Government introduced the Real Plan. The Real Plan has resulted in a sustained reduction in the level of Brazilian inflation. The annual rate of inflation for 1995 and 1996 was 14.8% and 9.34%, respectively. There can be no assurance, however, that inflation will not increase as a result of future Brazilian governmental actions or for other reasons.

    EFFECTS OF EXCHANGE RATE FLUCTUATIONS

    Primarily as a result of inflationary pressures, the Brazilian currency has been devalued repeatedly during the last four decades. Throughout this period, the Brazilian Government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations (with the frequency of adjustments ranging from daily to monthly), floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods of time devaluations of the Brazilian currency generally have correlated with the rate of inflation in Brazil, such governmental actions over shorter periods have resulted in significant fluctuations in the real exchange rate between the Brazilian currency and the US dollar. See "Exchange Rate Data."

    Substantially all of the Company's revenues are denominated in Brazilian REAIS. A substantial portion of the Company's indebtedness is, and may be expected to continue to be, denominated in US dollars (including the Notes). In addition, a portion of the Company's operating expenses, including those relating to programming commitments and cable television equipment costs, are denominated in or indexed to US dollars. Any devaluation of the Brazilian currency relative to any foreign currency in which debt or other obligations of the Company are denominated, if such devaluation were in excess of inflation, would result in a foreign exchange loss with respect to such indebtedness and obligations. As a result, the relationship of Brazil's currency to the value of the US dollar and other currencies, and the rates of devaluation of Brazil's currency relative to the prevailing rates of inflation, may adversely affect the Company's financial condition and results of operations, as well as its ability to meet its debt service obligations (including payment of principal of, premium, if any, and interest on the Notes) and operating costs. If the Company cannot increase its prices to match the rate of inflation, even if the rate of inflation matches the rate of devaluation, the Company's ability to meet its debt service obligations and operating costs may be impaired.

    In addition, the financial records of Tevecap and its subsidiaries have been maintained in Brazilian REAIS. However, the Consolidated Financial Statements are presented in US dollars. In order to prepare the Consolidated Financial Statements, Tevecap's accounts have been translated from the applicable Brazilian currency on the basis described in Note 2.3 to the Consolidated Financial Statements. Because of differences between the evolution of the rates of inflation in Brazil and changes in the rates of devaluation, amounts presented in US dollars will show distortions when compared on a period-to-period basis.

    CONTROLS AND RESTRICTIONS ON US DOLLAR REMITTANCES

    Brazilian law provides that whenever there is, or is a serious risk of, a material imbalance in Brazil's balance of payments, the Brazilian Government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil. For approximately six months in 1989 and early 1990, for example, the Brazilian Government froze all dividend and capital repatriations that were owed to foreign equity investors and held by the Central Bank of Brazil (the "Central Bank") in order to conserve Brazil's foreign currency reserves. These amounts were subsequently released in accordance with Brazilian Government directives. There can be no assurance that similar measures will not be taken by the Brazilian Government in the future.

    The Brazilian Government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into US dollars or other currencies other than in connection with certain authorized transactions. The issuance of the Notes has been approved by the Central Bank. After the Notes are issued, the Central Bank is expected in due course to issue a certificate of registration authorizing each of the scheduled payments of principal at maturity and interest on the Notes. In addition, consent from the Central Bank will be needed for the payment of principal of and interest on the Notes upon acceleration of the Notes following an Event of Default (as defined) and for certain late payments of the Notes (I.E., payments made 181 days or more after a scheduled payment date). In addition, consent from the Central Bank will be needed for redemption of the Notes upon certain optional redemption events. See "Description of Notes." There can be no assurance that the Company will obtain the necessary consents and certificates from the Central Bank for the foregoing payments or redemptions.

    There can be no assurance that the Brazilian Government will not in the future impose more restrictive foreign exchange regulations that would have the effect of eliminating or restricting the Company's access to foreign currency that it would require to meet its foreign currency obligations, including its obligations under the Notes. The likelihood of the imposition of such restrictions by the Brazilian Government may be affected by, among other factors, the extent of Brazil's foreign currency reserves, the availability of foreign currency in the foreign exchange markets on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy towards the International Monetary Fund and political constraints to which Brazil may be subject.

                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the Exchange Securities offered hereby. In consideration for issuing the Exchange Securities as described in this Prospectus, the Company will receive in exchange Old Securities in like principal amount, the terms of which are identical in all material respects to those of the Exchange Securities, except that the Exchange Securities have been registered under the Securities Act and are issued free of any covenant regarding transfer restrictions. The Old Securities surrendered in exchange for the Exchange Securities will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Securities will not result in any change in the indebtedness of the Company.

    The net proceeds to the Company from the offering of the Old Securities was approximately $241.2 million after deducting discounts, commissions and estimated expenses of the Offering payable by the Company. The Company used the net proceeds of the offering of the Old Securities as follows:

                                                                                                      (IN MILLIONS)
                                                                                                      -------------
Repayment of Short-term bank loans(a)...............................................................    $     5.4
Repayment of Loans from affiliated companies(b).....................................................        107.9
Capital expenditures, investments and general corporate purposes(c).................................        127.9
                                                                                                           ------
                                                                                                        $   241.2
                                                                                                           ------
                                                                                                           ------

------------------------

(a) The Company repaid all of its Short-term bank loans which it incurred in connection with the refinancing of certain deferred obligations for the purchase of property. The annual interest rate on such short-term debt is LIBOR plus a 1.5% margin.

(b) Includes repayment of all outstanding indebtedness under the Abril Credit Facility ($105.8 million outstanding as of October 31, 1996). During the period from September 30, 1996 through October 31, 1996, the Company paid $16.8 million in connection with its capital spending program. As of July 31, 1997, the Company had not redrawn any amounts under the Abril Credit Facility. See "Description of Certain Indebtedness." The interest rate payable by the Company to Abril has ranged from 1.79% to 3.01% per month.

(c) The Company used this portion of the net proceeds to fund its capital spending needs in connection with its ongoing operations, including subscriber additions, subscriber equipment purchases, system construction, installation labor and other expansion activities and, pending such application, invested such amounts in short-term instruments. Additionally, based on its business plans and plans supplied by the Operating Ventures and Programming Ventures, management expects that an aggregate of approximately $13.2 million of this amount will be invested in HBO Brasil Partners, Canbras TVA and CNBC for the purpose of funding the Company's PRO RATA share of these entities' capital spending needs and operating losses, as well as in the California Broadcast Center (in the form of debt). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                               EXCHANGE RATE DATA

    There are two legal foreign exchange markets in Brazil: the commercial rate exchange market (the "Commercial Market") and the floating rate exchange market (the "Floating Market"). The Commercial Market is reserved primarily for foreign trade transactions and transactions that generally require prior approval from Brazilian monetary authorities, such as the purchase and sale of registered investments by foreign persons and related remittances of funds abroad, such as a repurchase by the Company of the Notes. Purchases of foreign exchange in the Commercial Market may be carried out only through a financial institution in Brazil authorized to buy and sell currency in that market. The "Commercial Market Rate" is the commercial selling rate for Brazilian currency into US dollars, as reported by the Central Bank. The "Floating Market Rate" generally applies to transactions to which the Commercial Market Rate does not apply. Prior to the implementation of the Real Plan, the Commercial Market Rate and the Floating Market Rate differed significantly at times. Since the introduction of the real, the two rates have not differed significantly, although there can be no assurance that there will not be significant differences between the two rates in the future. Both the Commercial Market Rate and the Floating Market Rate are reported by the Central Bank on a daily basis.

    Both the Commercial Market Rate and the Floating Market Rate are freely negotiated but are strongly influenced by the Central Bank, which typically intervened in the Commercial Market, prior to the implementation of the Real Plan, in order to control fluctuations and to regulate disparities between the Commercial Market Rate and the Floating Market Rate. After implementation of the Real Plan, the Central Bank allowed the REAL to float with minimal intervention. However, as described below, on March 6, 1995, the Central Bank announced its intention to intervene in the foreign exchange markets and has subsequently intervened in the markets and taken other actions affecting such markets.

    On August 1, 1993, the CRUZEIRO real replaced the cruzeiro as the unit of Brazilian currency, with each cruzeiro real being equal to 1,000 cruzeiros. Beginning in December 1993, the Brazilian Government began implementation of the Real Plan, which was intended to reduce inflation. On July 1, 1994, the real replaced the CRUZEIRO REAL as the unit of Brazilian currency, with each REAL being equal to 2,750 CRUZEIROS REAIS and having an exchange rate of R$1.00 to US$1.00. According to Brazilian law, the issuance of reais is controlled by quantitative limits backed by a corresponding amount of US dollars in reserves, but the Brazilian Government subsequently expanded those quantitative limits and allowed the REAL to float, with parity between the real and the US dollar (R$1.00 to US$1.00) as a ceiling.

    On March 6, 1995, the Central Bank announced that it would intervene in the market and buy or sell US dollars, establishing a band (FAIXA DE FLUTUACAO) in which the exchange rate between the real and the US dollar could fluctuate. The Central Bank initially set the band with a floor of R$0.86 per US$1.00 and a ceiling of R$0.90 per US$1.00 and provided that, from and after May 2, 1995, the band would fluctuate between R$0.86 and R$0.98 per US$1.00. Shortly thereafter, the Central Bank issued a new directive providing that the band would be between R$0.88 and R$0.93 per US$1.00. On June 22, 1995, the Central Bank issued another directive providing that the band would be between R$0.91 and R$0.99 per US$1.00 and subsequently reset the band on January 30, 1996 to between R$0.97 and R$1.06 per US$1.00. Upon resetting the band on January 30, 1996, the Central Bank adjusted the exchange rate within such band on a number of occasions, generally in increments of R$.001, by means of buying and selling US dollars in electronic auctions. On February 18, 1997, the band was reset by the Central Bank to float between R$1.05 and R$1.14 per US$1.00. On June 30, 1997, the Commercial Market Rate was R$1.0769 per US$1.00. There can be no assurance that the band will not be altered in the future. See "Risk Factors--Risks Relating to the Notes--Controls and Restrictions on US Dollar Remittances; Exchange Regulation"--and "--Risks Relating to Brazil--Effects of Exchange Fluctuations" and "--Controls and Restrictions on US Dollar Restrictions."

    The following table sets forth the Commercial Market Rate for the periods indicated.

                                   EXCHANGE RATES OF BRAZILIAN CURRENCY PER
                                                  US$1.00(A)
                                -----------------------------------------------
PERIOD(B)                          LOW         HIGH      AVERAGE    PERIOD END
------------------------------  ----------  ----------  ----------  -----------
1991..........................    0.000062    0.000389    0.000149    0.000389
1992..........................    0.000393    0.004505    0.001655    0.004505
1993..........................    0.004557    0.118584    0.032809    0.118584
1994..........................    0.120444    0.940000    0.645000    0.846000
1995..........................    0.834000    0.972600    0.917742    0.972500
1996..........................    0.972600    1.040700    1.005000    1.039400
Six month period ended June
30, 1997......................    1.039500    1.077700    1.061600    1.076900

------------------------

(a) The information set forth in this table is based on information published by the Central Bank.

(b) The historical information from 1991 through 1994 represents the nominal Brazilian currency expressed in current reais adjusted for depreciation and currency substitution. The exchange rates have been translated at the rates of exchange at the time the successor currencies took effect.

                                 CAPITALIZATION

    The following table sets forth (i) the actual cash balance and capitalization of the Company at December 31, 1996 and (ii) the cash balance and capitalization of the Company at December 31, 1996 as adjusted to give effect to the offering of the Old Securities and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.

                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
                                                                                                      ACTUAL
                                                                                                 -----------------

                                                                                                    (DOLLARS IN
                                                                                                    THOUSANDS)
Cash & cash equivalents........................................................................         104,798
                                                                                                       --------
                                                                                                       --------
Short-term bank loans..........................................................................          18,039
                                                                                                       --------
                                                                                                       --------
Long-term liabilities
    Bank loans.................................................................................             464
    Loans from affiliated companies............................................................           2,721
    Loans from shareholders....................................................................           1,640
    Senior Notes due 2004......................................................................         250,000
                                                                                                       --------
Total long-term liabilities....................................................................         254,825
                                                                                                       --------
Redeemable common shares (a)...................................................................         164,910
Shareholders' equity
    Paid-in capital............................................................................         142,495
    Accumulated deficit........................................................................        (224,023)
                                                                                                       --------
Total shareholders' equity.....................................................................         (81,528)
                                                                                                       --------
Total capitalization...........................................................................         338,207
                                                                                                       --------
                                                                                                       --------

------------------------
(a) Represents common shares of the Company which certain shareholders may require the Company to repurchase. See "Principal Shareholders."

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

    The historical data as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The historical data as of December 31, 1994, 1993 and 1992 and for the two years in the period ended December 31, 1993 are derived from the audited Consolidated Financial Statements of the Company that are not included elsewhere in this Prospectus.

    As required by Brazilian law, and in accordance with local accounting practices, the financial records of Tevecap and its subsidiaries are maintained in the applicable Brazilian currency (the REAL). However, the Consolidated Financial Statements are presented in US dollars. In order to prepare the Consolidated Financial Statements, the Company's accounts have been translated from the applicable Brazilian currency, on the basis described in Note 2.3 to the Consolidated Financial Statements. Because of the differences between the evolution of the rates of inflation in Brazil and the changes in the rates of devaluation, amounts presented in US dollars may show distortions when compared on a period-to-period basis.

                                                                                YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                   1992       1993       1994       1995       1996
                                                                 ---------  ---------  ---------  ---------  ---------

                                                                   (DOLLARS IN THOUSANDS, EXCEPT SELECTED OPERATING
                                                                                         DATA)
STATEMENTS OF OPERATING DATA:
Gross Revenues
  Monthly subscriptions........................................  $   7,070  $  12,544  $  27,976  $  62,496  $ 123,020
  Installation.................................................      1,857      4,350      6,997     26,045     61,717
  Indirect programming (a).....................................        512        530      1,626      2,866     11,377
  Other (b)....................................................      1,322      2,468      7,173     10,603     15,724
  Revenue taxes (c)............................................       (305)      (371)      (872)    (7,506)   (13,747)
                                                                 ---------  ---------  ---------  ---------  ---------
Total net revenue..............................................     10,456     19,521     42,900     94,504    198,091
                                                                 ---------  ---------  ---------  ---------  ---------
Direct operating expenses (d)..................................     32,905     29,779     28,659     62,026    112,297
Selling, general and administrative expenses...................     17,834     19,957     24,370     46,902     81,455
Depreciation and amortization..................................      2,704      4,813      6,177     13,268     28,216
Allowance for inventory obsolescence...........................     --         --         --         --          2,250
                                                                 ---------  ---------  ---------  ---------  ---------
Total operating expenses.......................................     53,443     54,549     59,206    122,196    224,218
                                                                 ---------  ---------  ---------  ---------  ---------
Operating loss.................................................    (42,987)   (35,028)   (16,306)   (27,692)   (26,127)
Non operating expenses
  Interest expense.............................................    (13,538)    (8,492)   (16,413)   (17,745)   (17,520)
  Equity in income (losses) of affiliates (e)..................     --         --            383     (3,672)    (8,532)
  Other nonoperating income, net (f)...........................      2,232      5,892     20,339      8,039      4,443
  Income tax expense...........................................     --         --         --         --           (156)
                                                                 ---------  ---------  ---------  ---------  ---------
Net loss.......................................................  $ (54,293) $ (37,628) $ (11,997) $ (41,070) $ (47,892)
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
OTHER DATA:
EBITDA-TV Group (g)............................................  $ (40,283) $ (30,215) $ (10,129) $ (13,318) $   8,991
EBITDA-Galaxy Brasil (g).......................................     --         --         --         (1,106)    (4,652)
                                                                 ---------  ---------  ---------  ---------  ---------
EBITDA (g).....................................................    (40,283)   (30,215)   (10,129)   (14,424)     4,339
Pro forma interest expense (h).................................     --         --         --         38,623     45,502
Purchase of fixed assets.......................................      7,627     11,379     22,369     93,029    125,612
Ratio of earnings to fixed charges (i).........................     --         --         --         --         --
CASH FLOW DATA:
Cash provided by (used in) operating activities (j)............    (32,633)   (19,180)    (9,707)    22,989    (17,696)
Cash provided by (used in) investing activities................    (11,761)   (13,190)   (24,334)  (119,661)  (163,900)
Cash provided by (used in) financing activities................     44,088     32,348     38,666    116,229    262,193
SELECTED OPERATING DATA:
Number of subscribers to owned systems (k).....................     42,924     82,985    114,853    219,148    349,511
Average monthly revenue per Subscriber (l).....................  $   18.64  $   21.30  $   27.80  $   33.24  $   39.15
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents......................................  $      41  $      19  $   4,644  $  24,201  $ 104,798
Property, plant and equipment..................................     29,561     35,859     51,426    131,266    233,593
Total assets...................................................     40,779     45,529     80,441    216,848    459,122
Loans from affiliated companies................................     42,577     89,769          0        586      2,721
Long-term liabilities..........................................     67,736     97,105      4,523      9,604    265,860
Redeemable common shares.......................................     --         --         19,754    149,534    164,910
Total shareholders equity......................................    (54,483)   (92,111)    27,590    (18,260)   (81,528)

     See accompanying Notes to Selected Historical Financial And Other Data

             NOTES TO SELECTED HISTORICAL FINANCIAL AND OTHER DATA

    (a) Represents revenues received by the company for selling programming to the Independent Operators.

    (b) Includes Advertising and Other revenues.

    (c) Represents various non-income based taxes paid on certain of the Company's gross revenue items with rates ranging from 2.65% to 7.65%.

    (d) Represents costs directly related to Monthly subscriptions, and a portion of Installation, Indirect programming and Other revenues.

    (e) Represents the Company's pro rata share of the Net loss or income of its equity investment.

    (f) Includes interest income, Gain on issuance of shares by equity investees, Translation gain or loss, Other nonoperating (expenses) income, net, and Minority interest. The amount for the year ended December 31, 1994 includes Interest income totaling $21,806. During that year, the Company received capital contributions from stockholders which resulted in a surplus of cash invested during such period.

    (g) EBITDA represents the sum of (i) net income (loss), plus, without duplication (ii) income tax expense, (iii) interest expense (income), net, (iv) other nonoperating (expenses) income, net (v) depreciation, amortization and all other non-cash charges, less (vi) non-cash items increasing net income (loss) with the exception of amortized deferred sign-on and hookup fee revenue, in each case determined in accordance with GAAP. EBITDA-TV Group and EBITDA-Galaxy represent operating loss plus depreciation and amortization. The term "TV Group" refers to the operations of TVA, excluding the operations of Galaxy Brasil. The TV Group, which constitutes the operations of TVA, excluding the operations of Galaxy Brasil, represents the more mature operations of the group while Galaxy Brasil remains in a startup phase and has yet to collect material revenues to offset the costs of initiating the Ku-Band service. EBITDA has been presented separately for the TV Group and Galaxy Brasil to take account of the different stages of development of these operations.

    (h) Represents interest expense on a pro forma basis, resulting from the offering of the 12.625% Senior Notes due 2004 (the "Notes") and the application of the net proceeds therefrom as follows:

                                                                                                        YEAR ENDED
                                                                                                       DECEMBER 31
                                                                                                   --------------------
                                                                                                     1995       1996
                                                                                                   ---------  ---------
Historical interest expense......................................................................     17,745     17,520
Elimination of interest expense related to certain affiliated indebtedness.......................    (11,788)    (4,684)
Interest resulting from the Notes based on an interest rate of 12.625%...........................     31,563     31,563
Amortization of deferred financing costs relating to the Notes...................................      1,103      1,103
                                                                                                   ---------  ---------
                                                                                                      38,623     45,502
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

------------------------
(i) For the five years ended December 31, 1996, earnings were insufficient to cover fixed charges by $54,487, $37,920, $13,100, $38,268 and $41,209, respectively. In calculating the Ratio of earnings to fixed charges, earnings represents Net loss before minority interest, Equity in (losses) income of affiliates, less fixed charges. Fixed charges consist of the sum of interest expense paid or accrued on indebtedness of the Company and its subsidiaries and affiliates and one-third of operating rental expenses (such amount having been deemed by the Company to represent the interest portion of such payments).

(j) Cash provided by (used in) operating activities (hereinafter referred to as cash flows from operating activities) has been determined in accordance with GAAP while EBITDA has been calculated in accordance with the definition in footnote (g). In accordance with GAAP, cash flows from operating activities generally reflect the cash effects of transactions and other events that enter into the determination of net income. The principal difference between EBITDA and cash flows from operating activities arise as a result of the treatment of the changes in the balances of operating assets and liabilities from the beginning to the end of a reporting period. That is, in accordance with GAAP, such changes are components of cash flows from operating activities while there is no similar adjustment in the calculation of EBITDA. EBITDA has been presented as it is a financial measure commonly used in the Company's industry. EBITDA should not be considered as an alternative to cash provided by (used in) operating activities, as an indicator of operating performance or as a measure of liquidity.

(k) Represents the number of Owned Systems' subscribers as of the last day of each period.

(l) Average monthly revenue per subscriber refers to the average monthly subscription fee as of the last day of each period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Financial Statements (including the notes thereto) included in this Prospectus. For the purposes of the following discussion, all dollar amounts, with the exception of average installation and subscriber fees, are set forth in thousands of US dollars.

    This Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the historical results of the Company. Due to the limited operating history, startup nature, translations of Brazilian currency into US dollars, and rapid growth of the Company, period-to-period comparisons of financial data are not necessarily indicative, and should not be relied upon as an indicator of the future performance of the Company.

OVERVIEW

    Since its inception in 1989, the Company has been in a developmental or buildout stage. The TV Group, representing the more mature operations of the Company, has experienced, and continues to experience, rapid growth. In addition, the Company, through Galaxy Brasil, initiated Ku-Band DIRECTV service on a limited basis in July 1996. Despite its growth, the Company has sustained substantial net losses due primarily to insufficient revenue with which to fund startup costs, interest expense and charges for depreciation and amortization. However, the TV Group has been generating positive operating cash flow beginning with the three month period ended June 30, 1996, while Galaxy Brasil, representing the Company's less mature operations, remains in a start-up phase and has not yet collected material revenues to offset the costs of initiating the Ku-Band service. Net losses incurred by the Company since inception have been funded principally by (i) net contributions of approximately $288,000 from the Company's shareholders, (ii) borrowings from Abril under the Abril Credit Facility and (iii) short term borrowings made from time to time. Management expects the financial results of the Company to improve as the operation of the Ku-Band service matures and the number of subscribers for the Company's Ku-Band service and TV Group services continues to grow. There can be no assurance, however, that the number of the Company's subscribers will grow, or that the Company's financial performance will improve.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain statements of operations data expressed in US dollar amounts and as a percentage of net revenue:

                                                                        YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------------------------
                                                        1994                     1995                     1996
                                               -----------------------  -----------------------  -----------------------

                                                            % OF NET                 % OF NET                 % OF NET
                                                 AMOUNT      REVENUE      AMOUNT      REVENUE      AMOUNT      REVENUE
                                               ----------  -----------  ----------  -----------  ----------  -----------
STATEMENT OF OPERATIONS DATA:
Gross revenues Monthly subscriptions.........  $   27,976        65.2%  $   62,496        66.1%  $  123,020        62.1%
Installation.................................       6,997        16.3       26,045        27.6       61,717        31.2
Indirect programming.........................       1,626         3.8        2,866         3.0       11,377         5.7
Other........................................       7,173        16.7       10,603        11.2       15,724         7.9
Revenue taxes................................        (872)       (2.0)      (7,506)       (7.9)     (13,747)       (6.9)
                                               ----------       -----   ----------       -----   ----------       -----
Net revenue..................................      42,900       100.0       94,504       100.0      198,091       100.0
                                               ----------       -----   ----------       -----   ----------       -----
Direct operating expenses....................      28,659        66.8       62,026        65.6      112,297        56.7
Selling, general and administrative
  expenses...................................      24,370        56.8       46,902        49.6       81,455        41.1
Depreciation and Amortization................       6,177        14.4       13,268        14.0       28,216        14.2
Allowance for inventory obsolescence.........      --          --           --          --            2,250         1.1
                                               ----------       -----   ----------       -----   ----------       -----
Total operating expenses.....................      59,206       138.0      122,196       129.3      224,818       113.2
                                               ----------       -----   ----------       -----   ----------       -----
Operating loss...............................     (16,306)      (38.0)     (27,692)      (29.3)     (26,127)      (13.2)
                                               ----------       -----   ----------       -----   ----------       -----
Interest income..............................      21,806        50.8        3,118         3.3        5,813         2.5
Interest expense.............................     (16,413)      (38.3)     (17,745)      (18.8)     (17,520)       (8.8)
Translation (loss) gain......................        (914)       (2.1)        (339)       (0.4)         473         0.2
Equity in (losses) income of affiliates......         383         0.9       (3,672)       (3.9)      (8,532)       (4.3)
Gain on issuance of shares by equity
  investees..................................           0         0.0            0         0.0        2,317         1.2
Other nonoperating (expenses) income, net....      (1,273)       (3.0)       4,389         4.6       (6,009)       (3.0)
Minority interest............................         720         1.7          871         0.9        1,849         0.9
Income tax expense...........................           0         0.0            0         0.0         (156)       (0.1)
                                               ----------       -----   ----------       -----   ----------       -----
Net loss.....................................  $  (11,997)      (28.0)% $  (41,070)      (43.5)%    (47,892)      (24.2)%
                                               ----------       -----   ----------       -----   ----------       -----
                                               ----------       -----   ----------       -----   ----------       -----

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    The table below sets forth the number of subscribers at December 31, 1995 and December 31, 1996 for the Owned Systems.

                                                                                       DECEMBER 31,  DECEMBER 31,
OWNED SYSTEMS SUBSCRIBERS                                                                  1995          1996
-------------------------------------------------------------------------------------  ------------  ------------
MMDS(a)..............................................................................      188,893       230,320
Cable................................................................................       15,129        46,011
DIRECTV and Digital C-Band...........................................................       15,126        73,180
                                                                                       ------------  ------------
                                                                                           219,148       349,511
Paid Subscribers Awaiting Installation(b)............................................       18,343        31,124
                                                                                       ------------  ------------
Total Owned Systems..................................................................      237,491       380,635
                                                                                       ------------  ------------
                                                                                       ------------  ------------

------------------------

(a) Includes UHF subscribers.

(b) Subscribers who have paid an installation fee but are awaiting the installation of service.

    The table below sets forth at December 31, 1995 and December 31, 1996 the approximate number of television households which received TVA's programming through the Owned Systems and the Operating Ventures and through sales of programming to the Independent Operators.

HOUSEHOLDS RECEIVING TVA PROGRAMMING

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1995          1996
                                                                                       ------------  ------------
Total Owned Systems..................................................................      237,491       380,635
Operating Ventures...................................................................       35,572        85,256
Independent Operators................................................................      341,699       564,499
                                                                                       ------------  ------------
Total................................................................................      614,762     1,030,390
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    REVENUES. Revenues consist primarily of Monthly subscriptions revenue (which principally consists of monthly fees paid by subscribers to the Company for programming services, including equipment use), Installation revenue, Indirect programming revenue (which consists of payments made to the Company for the sale of its programming to the Independent Operators) and Other revenue (which consists of Advertising revenues and Other revenues). Revenue taxes consist of a 2.65% tax on Advertising revenue and a 7.65% tax on the balance of revenues, in each case charged by the Brazilian Government.

    Monthly subscriptions revenue for the year ended December 31, 1996 was $123,020, as compared to $62,496 for the comparable period in 1995, an increase of $60,524. This increase was principally attributable to an increase in subscriber base and an increase in the amount of average monthly fees for existing subscribers from $30.43 to $39.15 per subscriber and for new subscribers from $39.48 to $43.70 per subscriber. The average monthly subscription price during the year ended December 31, 1996, was $44.94 for MMDS service, $38.59 for Cable service and $38.02 for C-Band service, as compared to $44.04, $38.12 and $41.37, respectively, for the year ended December 31, 1995. The average monthly subscription price for Ku-Band service from its introduction in July 1996 to December 31, 1996, was $40.20. Galaxy Brasil contributed $2,266 to monthly subscription revenue for the year ended December 31, 1996.

    Installation revenue for the year ended December 31, 1996 was $61,717, as compared to $26,045 for the comparable period in 1995, an increase of $35,672. This increase was principally attributable to the increase in the number of new subscribers and also to an increase in the average installation fee for C-Band service from $586.79 to $649.98. The average installation fee during the year ended December 31, 1996 was $134.48 for MMDS service, $36.61 for Cable service and $649.98 for C-Band service, as compared to $169.70, $81.87 and $586.79 respectively, for the year ended December 31, 1995. The average installation fee for Ku-Band service from its introduction in July 1996 to December 31, 1996, was $877. The net number of subscribers added to the Company's Owned Systems during the year ended December 31, 1996 was 130,363, as compared to 104,295 added during the same period of 1995. Galaxy Brasil contributed $15,609 to Installation revenue for the year ended December 31, 1996. After an initial rollout in July 1996, Galaxy Brasil began enrolling subscribers.

    Indirect programming revenue for the year ended December 31, 1996 was $11,377, as compared to $2,866 for the comparable period of 1995, an increase of $8,511. This increase was principally attributable to the increase in the number of Independent Operators' subscribers for the period. The number of Independent Operators' subscribers increased by 222,800 during the year ended December 31, 1996, as compared to an increase of 252,026 during the same period of the prior year. Independent Operators pay a fee to the Company based on the number of subscribers to such Independent Operator's system and the number of channels purchased from the Company. The average monthly fee paid to the Company by an Independent Operator during the year ended December 31, 1996 was $1.44 per subscriber.

    Other revenue for the year ended December 31, 1996 was $15,724, as compared to $10,603 for the comparable period of 1995, an increase of $5,121. This change included a decrease in Advertising revenue to $7,532 from $8,377, a decrease of $845, and an increase in Other to $8,192 from $2,226, an increase of $5,966. The decrease in Advertising revenue was attributable to a shift in advertising sales from advertising on ESPN International programming (the Advertising revenues from which were reported as Advertising revenues in the Company's consolidated financial statements), to advertising sales on ESPN Brasil Ltda. programming (the Advertising revenues from which were not reported in the Advertising revenues line of the Company's consolidated financial statements but as part of the Company's Equity in (losses) income of affiliates). The increase in Other revenues was principally due to the increase in sales of TVA magazine, technical assistance, commissions for sales of HBO Brasil and ESPN Brasil advertising as well as sales of ESPN Brasil programming to independent programming providers.

    Revenue taxes for the year ended December 31, 1996 were $13,747, as compared to $7,506 for the same period of the prior year, an increase of $6,241. Galaxy Brasil contributed $1,488 to revenue taxes for the year ended December 31, 1996. Galaxy Brasil began enrolling subscribers and collecting revenue in July 1996.

    For the reasons noted above, Net revenue for the year ended December 31, 1996 was $198,091, as compared to $94,504 for the comparable period in the previous year, an increase of $103,587. Galaxy Brasil contributed $16,530 to Net revenue for the year ended December 31, 1996.

    DIRECT OPERATING EXPENSES. Direct operating expenses include Payroll and benefits, Programming, Transponder lease cost, Technical assistance expense, Vehicle rentals expense, TVA Magazine and Other expenses. These expenses, with the exception of Transponder lease costs, are variable expenses which increase as the number of subscribers increases and the Company's systems grow, and are also dependent on the type of service subscribers select. Direct operating expenses for the year ended December 31, 1996 were $112,297, as compared to $62,026 for the same period in 1995, an increase of $50,271. This increase was primarily attributable to expenses incurred to service the increase in the number of subscribers for such period in 1996 compared to the same period in 1995. Payroll and benefits expense increased to $27,203 from $12,520 an increase of $14,683, as a result of the hiring of more than 217 new employees and an increase in the amounts of commissions paid to employees. Programming costs increased to $42,391 from $21,609, an increase of $20,782, as a result of changes implemented in the programming purchased by the Company. Transponder lease cost increased to $10,847 from $7,568, an increase of $3,279, as a result of leasing a third transponder in 1996. Technical assistance costs increased to $5,507 from $5,152, an increase of $355; Vehicle rentals expense increased to $1,862 from $1,732, an increase of $130; and the expense of publishing TVA Magazine increased to $6,842 from $3,318, an increase of $3,524. This increase was principally due to the increase in the number of subscribers. Other costs include commissions for third party sales, transportation of equipment and materials, third party services, maintenance and other miscellaneous expenses. For the year ended December 31, 1996, Other costs were $17,645, as compared to $10,127 for the same period the prior year, an increase of $7,518. Galaxy Brasil contributed $5,854 to Direct operating expenses, as compared to $1,027 for the comparable period in 1995, an increase of $4,827 as Galaxy Brasil incurred Payroll and benefits, Vehicle rentals and other costs consistent with starting this operation.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include Payroll and benefits expense for selling, administrative, financial, legal and human resources, Advertising and promotion, Rent expense, Other administrative expenses, and Other general expenses. Selling, general and administrative expenses for the year ended December 31, 1996 were $81,455, as compared to $46,902 for the same period of 1995, an increase of $34,553. The Company has experienced increasing Selling, general and administrative expenses as a result of its increased pay television activities and the associated administrative costs, including costs related to opening and maintaining additional facilities and an overall increase of $5,804 in Payroll and benefits expense, which, for the year ended December 31, 1996 were $27,431, as compared to $21,627 for the same period of 1995, resulting from an increase in the number of employees and sales commissions. Advertising and promotion expense increased to $21,355 from $11,122, an increase of $10,233, as a result of an increase in the number of subscribers and promotional activity. Galaxy Brasil contributed $15,328 to Selling, general and administrative expenses for the year ended December 31, 1996, as compared to $79 for the comparable period in 1995, an increase of $15,249. Such increase at Galaxy Brasil was due to increases in Payroll and benefits expense and Other administrative expenses.

    DEPRECIATION, AMORTIZATION AND ALLOWANCE FOR INVENTORY
OBSOLESCENCE. Depreciation and Amortization includes depreciation of systems, equipment, installation materials, installation personnel and organizational costs and amortization of concessions. Allowance for inventory obsolescence represents charges for obsolescence of certain equipment and material. Depreciation and Amortization for the year ended December 31, 1996 was $28,216, as compared to $13,268 for the same period of 1995, an increase of $14,948. This increase was principally due to the depreciation of additional reception equipment acquired during 1996, including equipment used in the expansion of the Company's cable systems and decoders used for DIRECTV and C-Band service. Allowance for inventory obsolescence for the year ended December 31, 1996 was $2,250 as compared to $0 for the comparable period in 1995, an increase of $2,250. This increase was principally due to advances in MMDS reception equipment technology which resulted in the obsolescence of MMDS reception equipment previously installed by the Company. Galaxy Brasil contributed $2,858 to Depreciation, Amortization and Allowance for inventory obsolescence for the year ended December 31, 1996, as compared to $127 for the comparable period in 1995, an increase of $2,731. Such increase was due to depreciation expenses associated with the Tambore Facility.

    For the reasons noted above, Operating loss for the year ended December 31, 1996 was $26,127, as compared to $27,692 for the comparable period in 1995, a decrease of $1,565. Galaxy Brasil contributed $7,510 of this loss for the year ended December 31, 1996, as compared to $1,233 for the comparable period in 1995, an increase of $6,277.

    INTEREST INCOME. Interest income for the year ended December 31, 1996 was $5,813, as compared to $3,118 for the same period in 1995, an increase of $2,695. This increase was principally due to interest received by the Company in connection with temporarily invested portions of the proceeds of the Notes and capital contributions in December 1995.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1996 was $17,520, as compared to $17,745 for the same period of 1995, a decrease of $225. In November 1996 the Company issued the Notes and used some of the proceeds to repay certain outstanding indebtedness bearing interest rates greater than that applicable to the Notes.

    EQUITY IN LOSSES (INCOME) OF AFFILIATES AND GAIN ON ISSUANCE OF SHARES BY EQUITY INVESTEE. For the year ended December 31, 1996, Equity in losses (income) of affiliates amounted to a loss of $8,532, as compared to a loss of $3,672 in the same period of 1995, an increase in loss of $4,860. The primary reason for this increase in loss was sustained losses at ESPN Brasil, which was formed on June 15, 1995. The Gain on issuance of shares by equity investees amounted to $2,317 for the year ended December 31, 1996 and was due to a capital gain from TV Filme's equity offering in 1996.

    OTHER NON-OPERATING (EXPENSES) INCOME. Other non-operating (expenses) income for the year ended December 31, 1996 was an expense of $6,009, as compared to income of $4,389 in the same period in 1995, an increase in expense of $10,398. This increase was primarily due to costs incurred in 1996 in connection with the negotiations resulting in the investment in the Company by certain shareholders in December 1995, a loss of unrecovered decoders installed in the homes of subscribers whose service was terminated, and the organization of TVA Sul as a holding company. The Other non-operating expenses for the year ended December 31, 1996 consisted primarily of fees paid in connection with the investment of Falcon International and Hearst/ABC Parties in the Company. The Other non-operating income for the comparable period of 1995 consisted primarily of income from the sale of movie inventory and other assets.

    MINORITY INTEREST. The Minority interest of $1,849 for the year ended December 31, 1996 represents Mr. Leonardo Petrelli's 13.0% share of the aggregate losses of TVA Sul.

    NET LOSS. For the reasons noted above, Net loss for the year ended December 31, 1996 was $47,892, as compared to $41,070 for the comparable period in 1995, an increase of $6,822.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    The table below sets forth the number of subscribers at December 31, 1995 and December 31, 1994 for the Owned Systems.

                                                                                       DECEMBER 31,  DECEMBER 31,
OWNED SYSTEM SUBSCRIBERS                                                                   1994          1995
-------------------------------------------------------------------------------------  ------------  ------------
MMDS(a)..............................................................................      111,771       188,893
Cable................................................................................        1,007        15,129
Digital C-Band.......................................................................        2,075        15,126
                                                                                       ------------  ------------
                                                                                           114,853       219,148
Paid Subscribers Awaiting Installation(b)............................................       13,956        18,343
                                                                                       ------------  ------------
Total Owned Systems..................................................................      128,809       237,491
                                                                                       ------------  ------------
                                                                                       ------------  ------------

------------------------

(a) Includes UHF subscribers.

(b) Subscribers who have paid an installation fee but are awaiting the installation of service.

    The table below sets forth at December 31, 1995 and December 31, 1994 the approximate number of television households which received TVA's programming through the Owned Systems and the Operating Ventures and through sales of programming to the Independent Operators.

HOUSEHOLDS RECEIVING TVA PROGRAMMING

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1994          1995
                                                                                       ------------  ------------
Total Owned Systems..................................................................      128,809       237,491
Operating Ventures...................................................................        7,640        35,572
Independent Operators................................................................       89,673       341,699
                                                                                       ------------  ------------
        Total........................................................................      226,122       614,762
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    REVENUES. Monthly subscriptions revenue for the year ended December 31, 1995 was $62,496, as compared to $27,976 for the comparable period in 1994, an increase of $34,520. This increase was attributable to the net addition of 104,295 subscribers to the Company's Owned Systems, and the increase in the average monthly fee for existing subscribers to $33.24 from $27.80, an increase of $5.44, and for new subscribers to $39.48 from $31.87, an increase of $7.61. The average monthly subscription price during the year ended December 31, 1995 was $44.04 for MMDS service and $38.12 for Cable service, as compared to $42.48 and $26.26, respectively, for the year ended December 31, 1994. The average monthly subscription price for C-Band service for the year ended December 31, 1995 was $41.37. In 1994, the Company's C-Band service was in its initial phase of operations. In addition, Galaxy Brasil's Ku-Band service was under development in 1995. The Company was able to increase the monthly fee as the market price for pay television increased. The increase in the number of subscribers was due to (i) the continued expansion and penetration of the Company's MMDS service, including the introduction of signal repeaters in Sao Paulo and Rio de Janeiro, (ii) the full year benefit of Cable system construction in Sao Paulo and (iii) the net addition of 13,051 C-Band subscribers through an aggressive national marketing campaign timed to coincide with the Company's main competitor focusing on its Cable systems. During each year, all revenues came from the operation of the TV Group as the operations of Galaxy Brasil were in development.

    Installation revenue for the year ended December 31, 1995 was $26,045, as compared to $6,997 for the comparable period in 1994, an increase of $19,048. This increase was principally attributable to the increase in the number of installations and to the increase in the average fees for installations. The average fee for MMDS service installation increased to $169.70 from $119.75, an increase of $49.95, and the average fee for Cable service installation increased to $81.87 from $44.69, an increase of $37.18. The C-Band average installation fee increased to $586.79 from $500.00, an increase of $86.79. The growth in installations was aided by the continued growing awareness of pay television in Brazil and the Company's start-up of live broadcasts of the Brazilian National Soccer Championship, the Sao Paulo State Championship and other soccer events through ESPN Brasil. As with Monthly subscriptions revenue, all Installation revenue during each year came from the operations of the TV Group.

    Indirect programming revenue for the year ended December 31, 1995 was $2,866, as compared to $1,626 for the comparable period of 1994, an increase of $1,240. This increase was principally attributable to the increase in the number of Independent Operators' subscribers for the period, as compared to the same period in 1994. Such Independent Operators' subscribers increased to 341,699 at December 31, 1995, as compared to 89,673 at December 31, 1994, an increase of 252,026. The average fee paid during both 1995 and 1994 was $1.50 per subscriber per month.

    Other revenue for the year ended December 31, 1995 was $10,603, as compared to $7,173 for the comparable period of 1994, an increase of $3,430. This increase included an increase in Advertising revenue to $8,377 from $5,727, an increase of $2,650. The growth in Advertising revenue was due to the increase in the subscriber base, an increase in the amount of advertising time sold by the Company per hour of programming and an increase in the rate charged for advertising time.

    Revenue taxes for 1995 were $7,506, as compared to $872 for the prior year, an increase of $6,634. This increase was primarily attributable to a Government imposed 5.0% increase in the tax rate, which increased Revenue taxes to 7.65% from 2.65%, imposed on the Company's Gross revenues (excluding Advertising revenue, which is taxed at 2.65%).

    For the reasons noted above, Net revenue for the year ended December 31, 1995 was $94,504, as compared to $42,900 for the comparable period the previous year, an increase of $51,604.

    DIRECT OPERATING EXPENSES. Direct operating expenses for the year ended December 31, 1995 were $62,026, as compared to $28,659 for the same period of 1994, an increase of $33,367. This increase was attributable primarily to the increase in the number of subscribers to the Company's systems which led to increases in Payroll and benefits expense, Programming expense, Transponder lease cost, Technical assistance expense, Vehicle rentals expense, TVA Magazine expense and Other costs. Payroll and benefits expense increased to $12,520 from $8,022, an increase of $4,498, as the Company added approximately 450 employees. Programming costs increased to $21,609 from $12,133, an increase of $9,476, as the Company's subscriber base grew and the Company added four new channels to each of its distribution systems. Transponder lease cost increased to $7,568 from $1,555, an increase of $6,013, due to an increase in the cost of satellite transponder leases and the application of a 25.0% tax charged by the Brazilian Government on transponder lease payments beginning in June 1995. Technical assistance expense increased to $5,152 from $1,622, an increase of $3,530, due to an increase in the subscriber base and the upgrade of existing systems for the receipt of additional channels by subscribers, Vehicle rentals expense increased to $1,732 from $788, an increase of $944, and TVA Magazine expense increased to $3,318 from $1,430, an increase of $1,888. These expenses are variable and increased due to the costs associated with servicing the larger subscriber base and installing new subscribers. For the year ended December 31, 1995, Other costs were $10,127, as compared to $3,109 for the same period the prior year, an increase of $7,018. The Company experienced increased expenses as a result of its increased television activities and associated costs, including costs related to opening and maintaining additional facilities. Galaxy Brasil contributed $1,027 to Direct operating expenses for the year ended December 31, 1995, as compared to $0 for the same period of 1994. Galaxy Brasil incurred Payroll and benefits expense, Vehicle rentals expense and Other costs consistent with starting its DIRECTV service.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1995 were $46,902, as compared to $24,370 for the same period of 1994, an increase of $22,532. The Company experienced increased Selling, general and administrative expenses as a result of its increased pay television activities and associated administrative costs, including costs related to opening and maintaining additional facilities and an overall increase in payroll expenses resulting from an increase in the number of employees. Advertising and promotion expense increased to $11,122 from $3,540, an increase of $7,582 largely due to the Company's increased promotional activity, including nationwide C-Band promotion. Galaxy Brasil contributed $79 to Selling, general and administrative expenses for the year ended December 31, 1995, all of which constituted Advertising and rent expenses, as compared to $0 for the same period of 1994.

    DEPRECIATION AND AMORTIZATION. Depreciation and Amortization expense for the year ended December 31, 1995 was $13,268, as compared to $6,177 for the same period of 1994, an increase of $7,091. The increase was due primarily to increased capitalization of the costs associated with building the MMDS, Cable and C-Band systems and with the installation of new subscribers. Galaxy Brasil contributed $127 to Depreciation and Amortization expense (all of which constituted Depreciation expense) for the year ended December 31, 1995, as compared to $0 for the comparable period in 1994.

    For the reasons noted above, Operating loss for the year ended December 31, 1995 was $27,692, as compared to $16,306 for the comparable period in 1994, an increase in loss of $9,303. Galaxy Brasil contributed $11,386 to this loss for the year ended December 31, 1995, as compared to $0 for the comparable period in 1994.

    INTEREST INCOME. For the year ended December 31, 1995, Interest income totaled $3,118, as compared to $21,806 in the similar period in 1994, a decrease of $18,688. This reduction in Interest income was a result of the shorter period in which a capital contribution of $125,000 in 1995 earned interest relative to the length of time a capital contribution of $151,452 earned interest in 1994, as well as due to the sharp appreciation of the Brazilian REAL versus the US dollar upon introduction of the REAL in late 1994.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1995 was $17,745, as compared to $16,413 for the year ended December 31, 1994, an increase of $1,332.

    EQUITY IN LOSSES (INCOME) OF AFFILIATES. For the year ended December 31, 1995, Equity in losses (income) of affiliates was a loss of $3,672, as compared to income of $383 for the same period in 1994, a decrease of $4,055. The principal reasons for this reduction were the loss sustained by ESPN Brasil Ltda. which came into existence during June 1995, and HBO Brasil Partners, which came into existence in 1994.

    OTHER NON-OPERATING (EXPENSES) INCOME. For the year ended December 31, 1995, Other non-operating (expenses) income was income of $4,389, as compared to an expense of $1,273 for the same period of 1994, an increase of $5,662. The primary reasons for this increase were equipment rental income, sales of assets and a release of certain obligations, among others.

    MINORITY INTEREST. The Minority interest of $871 for the twelve months ended December 31, 1995 represents Mr. Leonardo Petrelli's 20.0% share of the $4,355 in aggregate losses of TVA Curitiba.

    NET LOSS. For the reasons noted above, Net loss for the year ended December 31, 1995 was $41,070, as compared to $11,997 for the comparable period in 1994, an increase of $29,073.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    The table below sets forth the number of subscribers at December 31, 1994 and December 31, 1993 for the Owned Systems.

                                                                                       DECEMBER 31,   DECEMBER 31,
OWNED SYSTEM SUBSCRIBERS                                                                   1993           1994
-------------------------------------------------------------------------------------  -------------  ------------
MMDS(a)..............................................................................       82,474        111,771
Cable................................................................................            0          1,007
Digital C-Band.......................................................................          511          2,075
                                                                                            ------    ------------
                                                                                            82,985        114,853
Paid Subscribers Awaiting Installation(b)............................................        7,438         13,956
                                                                                            ------    ------------
Total Owned Systems..................................................................       90,423        128,809
                                                                                            ------    ------------
                                                                                            ------    ------------

------------------------

(a) Includes UHF subscribers.

(b) Subscribers who have paid an installation fee but are awaiting the installation of service.

    The table below sets forth at December 31, 1994 and December 31, 1993 the approximate number of television households which received TVA's programming through the Owned Systems and the Operating Ventures and through sales of programming to the Independent Operators.

HOUSEHOLDS RECEIVING TVA PROGRAMMING

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1993          1994
                                                                                       ------------  ------------
Total Owned Systems..................................................................       90,423       128,809
Operating Ventures...................................................................        1,505         7,640
Independent Operators................................................................       36,659        89,673
                                                                                       ------------  ------------
Total................................................................................      128,587       226,122
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    REVENUES. Monthly subscriptions revenue for the year ended December 31, 1994 was $27,976, as compared to $12,544 for the comparable period of 1993, an increase of $15,432. This increase was attributable to the net addition of 31,868 subscribers to the Company's Owned Systems and the increase in the average monthly fee for existing subscribers to $27.80 from $21.30, an increase of $6.50, and for new subscribers to $31.87 from $23.63 over the same period, an increase of $8.24. The Company added three premium channels, including HBO Brasil, and suspended its "a la carte" channel offerings. The increase in the number of subscribers was due to the continued expansion and penetration of the Company's MMDS service, principally in Sao Paulo, Rio de Janeiro and Curitiba, the launch of a Cable system in Sao Paulo, and the net addition (after the December 1993 launch) of 1,564 C-Band subscribers.

    Installation revenue for the year ended December 31, 1994 was $6,997, as compared to $4,350 for the comparable period of 1993, an increase of $2,647. This increase was principally attributable to the growing number of subscriber installations and to the increase in the average revenue for installation of MMDS service, which increased to $119.75 from $91.33, an increase of $28.42. The growth in installations was aided by the growing awareness of pay television in Brazil, the Company's larger sales force and increased promotional activities, especially with respect to single family homes.

    Indirect programming revenue for the year ended December 31, 1994 was $1,626, as compared to $530 for the previous year, an increase of $1,096. This increase was principally attributable to the increase in the number of Independent Operators' subscribers for the period, as compared to the same period in 1994. Such subscribers increased to 89,673 at December 31, 1994, as compared to 36,659 at December 31,

1993, an increase of 53,014. The average fee paid by the Independent Operators during both 1993 and 1994 was $1.50 per Independent Operator subscriber per month.

    Other revenue for the year ended December 31, 1994 was $7,173, as compared to $2,468 for the comparable period of 1993, an increase of $4,705. This increase included an increase in Advertising and promotion revenue to $5,727 from $2,099, an increase of $3,628. The growth in Advertising and promotion revenue was due to the increase in the subscriber base, an increase in the amount of advertising time sold by the Company per hour of programming and an increase in the rate charged for advertising time.

    Revenue taxes were $872 for the period ending December 31, 1994, as compared to $371 for the comparable period of 1993, an increase of $501. This increase was based on the growth of the subscriber base and an increase in revenue.

    For the reasons noted above, Net revenue for the year ended December 31, 1994 was $42,900, as compared to $19,521 for the previous year, an increase of $23,379.

    DIRECT OPERATING EXPENSES. Direct operating expenses for the year ended December 31, 1994 were $28,659, as compared to $29,779 for the same period of 1993, a decrease of $1,120. This decrease was attributable primarily a decrease in Programming Expense, which was partially offset by the increase in the number of subscribers to the Company's systems, including the increase in Payroll and benefits expense. Payroll and benefits expense increased to $8,022 from $6,079, an increase of $1,943, as the Company added approximately 200 employees. Programming costs decreased to $12,133 from $18,156, a decrease of $6,023. This decrease was attributable to the termination of the production of the Showtime channel (a 24 hour per day movie channel), which was expensive relative to other channels, and the renegotiation of several other programming contracts. Transponder lease cost increased to $1,555 from $1,262, an increase of $293. Technical assistance expense decreased to $1,622 from $1,773, a decrease of $151. Vehicle rentals expense increased to $788 from $597, an increase of $191 and TVA Magazine expense increased to $1,430 from $725, an increase of $705. Other costs were $3,109, as compared to $1,187 for the same period the prior year, an increase of $1,922. The Company experienced increased expenses as a result of its increased television activities and associated costs, including costs related to opening and maintaining additional facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1994 were $24,370, as compared to $19,957 for 1993, an increase of $4,413. Selling, general and administrative expenses, excluding Advertising and promotion expenses, remained essentially unchanged due to the ability of the Company to increase its subscriber base without increasing Selling, general and administrative expenses, including human resource expense. Advertising and promotion expense increased to $3,540 from $2,205, an increase of $1,335. The increase was due to the Company's increase in promotional activity.

    DEPRECIATION AND AMORTIZATION. Depreciation and Amortization expense for the year ended December 31, 1994 was $6,177, as compared to $4,813 for the same period of 1993, an increase of $1,364 due primarily to increased capitalization of the costs associated with building the MMDS and Cable systems and installing new subscribers.

    For the reasons noted above, Operating loss for the year ended December 31, 1994 was $16,306, as compared to $35,028 for the year ended December 31, 1993, a decrease of $18,772.

    INTEREST INCOME. Interest income for the year ended December 31, 1994 was $21,806, as compared to $5,369 for the previous year, an increase of $16,437. This increase was due primarily to the contribution to the capital of the Company by Abril and CMIF of $151,452 in the aggregate and the investment of surplus funds from such contribution.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1994 was $16,413, as compared to $8,492 for the previous year, an increase of $7,921. This increase was primarily due to increased borrowing from Abril to fund ongoing operations.

    EQUITY IN LOSSES (INCOME) OF AFFILIATES. For the year ended December 31, 1994, Equity in losses (income) of affiliates was income of $383, as compared to $0 in the same period in 1993. This increase was the result of the formation of Tevecap as the holding company of its various operating subsidiaries which became effective on June 30, 1994 and Equity in Losses in HBO Brasil Partners, which came into existence in 1994.

    OTHER NON-OPERATING (EXPENSES) INCOME. For the year ended December 31, 1994, Other non-operating income and expenses was an expense of $1,273, as compared to an expense of $557 for the same period in 1993, an increase in expense of $716. The reasons for this increase in expense were the negative results of TVA Sistema prior to its acquisition by Tevecap.

    MINORITY INTEREST. The Minority interest of $720 for the twelve months ended December 31, 1994 represents Mr. Leonardo Petrelli's 20.0% share of the $3,601 in aggregate losses of TVA Parana.

    NET LOSS. For the reasons noted above, Net loss for the year ended December 31, 1994 was $11,997, as compared to $37,628 for the comparable period in 1993, a decrease of $25,631.

SEASONALITY

    The Company's revenues are seasonal. Generally, during the Brazilian summer months of December and January the Company experiences lower demand for installation for each of its services and lower rates of retention of existing subscribers for each of its services.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has sustained losses primarily due to insufficient revenue to fund start-up costs, interest expense and charges for depreciation and amortization arising from the development of its pay television systems. As of December 31, 1996, the Company had incurred cumulative net losses of over $203,867. During the periods under review, the Company required external funds to finance its capital expenditures, operating activities and make payments of principal and interest on its indebtedness. The sources of such funds have been as follows: (i) borrowings from Abril under the Abril Credit Facility ($105,800 outstanding as of October 31, 1996 which was repaid with the proceeds from the sale of Tevecap's 12-5/8% Senior Notes due 2004 (the "Notes") and none of which has been redrawn, (ii) short-term borrowings under short-term lines of credit ($14,916 outstanding as of December 31, 1996 and $21,322 outstanding as of May 31, 1997), (iii) net capital contributions of approximately $288,000 from shareholders and (iv) borrowings from shareholders (approximately $4,608 outstanding as of September 30, 1996 and $0 outstanding as of December 31, 1996).

    The Company's liquidity needs will arise primarily from capital expenditures, debt service requirements and, in certain periods, the funding of its working capital requirements. As of December 31, 1996, the Company had approximately $272,864 of indebtedness outstanding, primarily consisting of $250,000 principal amount of the Notes.

    In addition to debt service, the Company will require substantial amounts of capital for (i) the construction of cable networks and the installation of equipment at subscribers' locations, (ii) the construction of additional transmission and headend facilities and related equipment purchases, (iii) the continued funding of losses and working capital requirements and (iv) investments in, and maintenance of, vehicles and administrative offices. In addition, the Company continually evaluates opportunities to acquire, either directly or indirectly, pay television licenses and programming rights.

    The Company made purchases of fixed assets of $11,379, $22,639, $93,029 and $125,612 in 1993, 1994, 1995 and 1996, respectively. Management estimates that $292,708 and $239,202 of capital expenditures will be required in 1997 and 1998, respectively. Of these balances, management anticipates deferring payment of $108 million and $39 million, respectively, for a period of 360 days in accordance with the terms of the agreements to be entered into with the parties from whom the Company will purchase such fixed assets. Such deferrals are standard practice in Brazil.

    The Company also has certain commitments that must be funded, including capital contributions of approximately $26,992 prior to December 1997 to GLA, TV Filme, ESPN Brasil Ltda., HBO Brasil Partners, Canbras TVA and CNBC, and programming payments of approximately $12,895 for the two-year period beginning January 1, 1997 and ending December 31, 1998. Actual amounts of funds required may vary materially from these estimates and additional funds could be required in the event of cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological-driven changes. In connection therewith, management expects to invest $13,719 and $0 in the Operating Ventures, the Programming Ventures and in other minority investments in 1997 and 1998, respectively.

    The Company's principal sources of liquidity are the Abril Credit Facility and the Company's short-term line of credit (each as described below), together with net cash provided by operating activities. However, until sufficient cash flow is generated from operations, the Company will be required to utilize its current sources of debt funding to satisfy its liquidity needs. The Company had approximately $104,798 of cash and cash equivalents as of December 31, 1996.

    For the year ended December 31, 1996, net cash used in operating activities was $17,696, primarily as the result of an increase in accounts receivable of $23,395, an increase in pre-paid and other assets of $8,973 and an increase in inventories of $2,227. The increase was partially offset by $26,539 of depreciation, a non-cash item. For the year ended December 31, 1996, cash used in investing activities was $163,900, primarily as the result of capital expenditures of $125,612 for the purchase of fixed assets and investments in equity and cost investments and concessions of $30,803. The purchases of fixed assets were principally related to the purchase of decoders, equipment, hardware and materials and labor used for new subscriber installations and the investments related to TVA Sul. For the year ended December 31, 1996, net cash provided by financing activities was $262,193, consisting principally of $241,875 in net proceeds from the sale of the Notes.

    The Abril Credit Facility allows the Company to borrow up to $60,000 on a revolving basis until December 1998. Since June 1996, the Company has from time to time requested, and Abril has provided, funds in excess of $60,000. The loans are generally denominated in REAIS and bear interest at a rate equal to 99.5% of the CDI rate, the Brazilian interbank lending rate, adjusted at the beginning of each month. The Company currently has no amounts outstanding under the Abril Credit Facility. However, the Company will be able to re-borrow the full amount of such facility, as required.

    On December 9, 1996, TVA Sistema, as Borrower, and Tevecap, as Guarantor, entered into a credit agreement with The Chase Manhattan Bank for the financing of C-Band decoders and other related equipment (the "EximBank Facility"). The Export-Import Bank of the United States of America ("EximBank") will guarantee 85.0% of the amount of the loan. The loan is to be made on terms customary for credits supported by EximBank to Brazilian borrowers. The interest rate will be LIBOR plus a specified margin. The principal amount of the loan will be $29,350, which will be dispersed in two tranches, the first in the principal amount of $11,400 with a term of five years and the second in the principal amount of $17,950 with a term of 4.5 years. As of December 31, 1996, neither tranche had been disbursed.

    Galaxy Brasil entered into the Galaxy Brasil Leasing Facility, a five-year $49,900 sale leaseback facility, during the first quarter of 1997. Under the Galaxy Brasil Leasing Facility, Galaxy Brasil will have access to financing for the purpose of acquiring dish antennae, decoder boxes and other equipment for its Ku-Band service. This facility will be available until 2002 and will bear interest at LIBOR plus a specified margin and customary costs. Galaxy Brasil's payment obligations under the Galaxy Brasil Leasing Facility were severally guaranteed by the GLA partners.

    The Company has also from time to time received contributions and loans from its shareholders to fund liquidity needs and may continue to receive such contributions and loans in the future. In addition, as is standard business practice in Brazil, the Company frequently finances a portion of its working capital through the deferment of payment terms for the purchase price of property (typically up to 360 days). These amounts have often subsequently been refinanced by the Company with short-term bank indebtedness. The Company currently has lines of credit with terms of 360 days which will continue to be available after the Offering.

    The Company believes, based on management's internal forecasts and assumptions relating to its operations, that the aggregate net proceeds from the sale of the Notes, together with the proceeds from the deferral of payments to suppliers of fixed assets, the EximBank Facility, the Galaxy Brasil Leasing Facility, the Abril Credit Facility, and funds generated from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the period through December 31, 1997. In the long term, the Company believes, based on management's internal forecasts and assumptions relating to its operations, that its existing cash and funds generated from operations, together with its existing financing facilities agreements, will be sufficient to meet its working capital and capital expenditure requirements. In the event that the Company's plans change, its assumptions change or prove inaccurate, or if the proceeds from the sale of the Notes, the EximBank Facility, the Galaxy Brasil Leasing Facility, the Abril Credit Facility and projected cash flows otherwise prove insufficient to fund operations (due to unanticipated expenses, technical problems, difficulties or otherwise), the Company could be required to seek additional sources of financing. The Company has no current arrangements with respect to sources of additional financing and there can be no assurance that the Company would be able to obtain additional financing on terms acceptable to the Company, or at all.

    In addition, the Company's liquidity may also be adversely affected by statutory minimum dividend requirements under applicable Brazilian law.

ACCOUNTING FOR INCOME TAXES

    The Company has approximately $135,036 of net operating losses ("NOLs") to offset against regular taxes. These NOLs are unexpirable. Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes) ("SFAS 109") requires that the Company determine whether it is "more-likely-than-not" that the Company will realize the benefits associated with such losses and provides that in making such a determination, all negative and positive evidence should be considered (with more weight given to evidence that is "objective and verifiable"). SFAS No. 109 indicates that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years". The Company has a limited operating history and has generated losses since its inception. In view of this, the Company has established a full valuation allowance for the amount of NOL carryforwards in excess of net taxable temporary differences. This determination was based primarily on historical losses. Management does, however, believe that the Company will be profitable in the future and, as such, will be able to utilize these NOLs.

RECENT DEVELOPMENTS

    Set forth below is certain unaudited consolidated financial information of the Company for the three months period ended March 31, 1997 (the "March Information"), and the three month period ended June 30, 1997 (the "June Information"). The March Information and the June Information have been prepared in accordance with U.S. GAAP. The March Information was originally presented in the report on Form 6-K of the Company and the Guarantors, dated May 1, 1997. The June Information was originally presented in the report on Form 6-K of the Company and the Guarantors, dated August 20, 1997. This information should be read in conjunction with the Financial Statements and the discussion thereof contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Information for any interim period is not necessarily indicative of results that may be anticipated for a full year.

MARCH INFORMATION

    CONSOLIDATED RESULTS

    Consolidated net revenues for the three months ended March 31, 1997 reached US$67.2 million, compared with US$66.3 million in the fourth quarter and US$33 million in the first quarter of 1996. The Company has more than doubled its revenues every year for the last three years. Revenues consist primarily of subscription, installation, advertising, indirect programming and other revenues, excluding taxes.

    Subscription revenue contributed to 66% of net revenues, and amounted to US$44.3 million in the first quarter of 1997, up 103% from US$21.8 million in the first quarter of 1996 and US$37.7 in the fourth quarter of 1996. Subscription revenue can be broken down by distribution technology as follows:
MMDS (64%), cable (11%), C-band (13%) and Ku-band (12%). Revenue increased as a result of an expanded subscriber base and a higher average monthly fee.

                          SUBSCRIPTION REVENUE ($000)

                                                                  FIRST                     FIRST
TECHNOLOGY                                                    QUARTER 1997       %      QUARTER 1996       %         CHANGE%
------------------------------------------------------------  -------------     ---     -------------     ---     -------------
MMDS........................................................       28,399           64%      18,831           86%          51%
Cable.......................................................        4,745           11%       1,136            5%         318%
C-Band......................................................        5,799           13%       1,867            9%         211%
Ku-band.....................................................        5,339           12%           0            0%         n/c
                                                                   ------          ---       ------          ---          ---
Total.......................................................       44,282          100%      21,834          100%         103%

                          SUBSCRIPTION REVENUE ($000)

                                                                  FIRST                    FOURTH
TECHNOLOGY                                                    QUARTER 1997       %      QUARTER 1996       %         CHANGE%
------------------------------------------------------------  -------------     ---     -------------     ---     -------------
MMDS........................................................       28,399           64%      27,097           72%           5%
Cable.......................................................        4,745           11%       3,467            9%          37%
C-Band......................................................        5,799           13%       5,391           14%           8%
Ku-band.....................................................        5,339           12%       1,764            5%         203%
                                                                   ------          ---       ------          ---          ---
Total.......................................................       44,282          100%      37,719          100%          17%

    Installation revenue contributed 26% of net revenues, reaching US$17.5 million in the first quarter of 1997, compared with US$22.3 million in the fourth quarter of 1996. This decrease is attributed to a reduction in the hook-up fee for Ku-Band and C-Band service.

    Advertising revenue amounted to US$1.8 million in the first quarter of 1997, representing a 92% increase, versus US$0.9 million in the first quarter of 1996.

    Indirect programming revenue in the first quarter of 1997 reached US$5.1 million, an increase of 308% compared with US$1.3 million in the first quarter of the previous year. This revenue consists of payments made to the Company for the sale of its programming to affiliated companies and independent operators.

    Direct operating expenses amounted to US$36.4 million for the first three months of 1997 compared with US$34.6 million in the previous quarter, representing an increase of 5%. Direct operating expenses as a percentage of revenue dropped from 61% in the first quarter of 1996 to 54% in the first quarter of 1997.

    Selling, general and administrative expenses amounted to US$25.9 million for the first three months of 1997, representing 39% of net revenue compared with US$29.9 million in the fourth quarter of 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 45% to 39% as a result of the dilution of fixed expenses.

    As a result, EBITDA reached US$4.9 million, an increase of 164% compared with the US$1.9 million in the fourth quarter of 1996.

    Adjusted EBITDA reached US$9.2 million, an increase of 50% compared with US$6.2 million adjusted EBITDA for the fourth quarter of 1996. The positive EBITDA of US$9.2 million for the the first quarter of 1997 represented a turnaround versus the loss of US$3 million during the first quarter of 1996. Adjusted EBITDA includes the deferment of Ku-Band revenue of US$4.3 million for the first quarter of 1997.

    Depreciation and amortization for the first quarter of 1997 was US$10.4 million as compared with US$9.7 million in the previous quarter, and US$5.1 million in the first quarter of 1996. This includes depreciation of systems, equipment, installation materials, installation personnel and amortization of organizational costs and concessions.

    Operating loss during the first quarter of 1997 was US$5.5 million, 27% less than the loss of US$7.6 million reported in the fourth quarter of 1996. The operating loss for the quarter was also 32% less than the loss of US$8.1 million in the first quarter of 1996.

    Interest income reached US$5.0 million, compared with US$2.3 million in the previous quarter, or an increase of 118%. Interest expenses were US$11.3 million, compared with US$7.5 million in the fourth quarter of 1996, representing a 50% increase.

    Equity in losses (income) of affiliates amounted to a loss of US$2.5 million in the first quarter of 1997 compared with a loss of US$1.9 million in the previous quarter. That loss resulted from ESPN Brasil (US$1.9 million), TV Filme (US$449,000), and Canbras (US$205,000), and was offset by income from HBO (US$38,000).

    Other non-operating expenses amounted to US$763,000 versus income of US$3.3 million in the fourth quarter of 1996. The unusually high income in the fourth quarter was due to a gain from TV Filme's equity offering issued in 1996.

    Minority interest amounted to US$191,000, representing the minority shareholder's portion of the US$1 million aggregate losses of TVA Sul.

    As a result, net loss for the first three months ended March 31, 1997 was US$15.5 million versus a net loss of US$11.2 million reported in the fourth quarter of 1996 and US$12.2 million reported in the first quarter of 1996.

    Capital expenditures (cash basis) for the first quarter of 1997 amounted to US$38.8 million, a 28% decrease from US$54 million in the previous quarter. Funds were directed mainly to: purchase decoders for all distribution systems; implement internal networks for MMDS and cable; and cable network build-out, mainly in Sao Paulo and Curitiba.

    SUBSCRIBER PERFORMANCE

    Total subscriber base for the first quarter of 1997 totaled 1,093,677, a 9% growth versus the previous quarter, and an increase of 61% versus the first quarter of 1996.

    Owned systems, or proprietary systems, grew to 394,493 subscribers due to the higher maturity systems of cable and DBS. The Company emphasized the strategic development of cable service, reaching 1,369 kilometers of cable.

    Through independent operators, Tevecap reached 605,606 subscribers as of March 31, 1997, compared with 564,499 subscribers during the previous quarter, and 401,744 subscribers in the first quarter of 1996. The number of subscribers through independent operators increased by 7%, from the first quarter of 1997 and the fourth quarter of 1996, representing an additional 41,107 households between the fourth quarter of 1996 and the first quarter of 1997.

    The table below outlines the number of subscribers as of March 31, 1997 and March 31, 1996 for owned systems according to different distribution technologies as well as the number of households which receive TVA programming through operating ventures and independent operators:

                             SUBSCRIBER BASE--TOTAL

                                                                               FIRST         FIRST
                                                                            QUARTER 1997  QUARTER 1996    CHANGE%
                                                                            ------------  ------------  -----------
MMDS......................................................................      230,002       194,589          18%
Cable.....................................................................       57,263        16,645         244%
Digital C-Band............................................................       58,821        22,122         166%
Ku-band...................................................................       48,407
                                                                            ------------  ------------       -----
Total Owned Systems.......................................................      394,493       233,356          69%
Operating Ventures*.......................................................       93,578        44,768         109%
Independent Operators.....................................................      605,606       401,744          51%
                                                                            ------------  ------------       -----
Households Receiving TVA Programming......................................    1,093,667       679,868          61%

------------------------

* Represents 100% of subscribers. On an equity subscriber basis there were 6,402 subscribers as of March 31, 1996 and 13,955 subscribers as of December 31, 1996 and 16,187 subscribers as of March 31, 1997.

    REVENUES BY OPERATION

    The table below outlines consolidated net revenue for the first quarter ended March 31, 1997 and 1996 and the fourth quarter ended December 31, 1996 for Owned systems by operation:

                     CONSOLIDATED NET REVENUE OF OPERATION

                                                                  FIRST       FOURTH                       FIRST        FIRST
                                                                 QUARTER      QUARTER                     QUARTER      QUARTER
                                                                  1997         1996        % CHANGE        1997         1996
                                                               -----------  -----------  -------------  -----------  -----------
TVA Sao Paulo................................................      17,656       19,030            (7%)      17,656       14,290
TVA Rio de Janeiro...........................................      10,436        9,437            11%       10,436        6,396
TVA Sul......................................................       5,654        4,300            31%        5,654        1,941
Digital C-Band...............................................       8,848       10,017           (12%)       8,848        7,269
Ku-Band......................................................      15,707       13,336            18%       15,707            0
                                                               -----------  -----------                 -----------  -----------
Total........................................................      58,301       56,120             4%       58,301       29,896


                                                                  %CHANGE
                                                               -------------
TVA Sao Paulo................................................           24%
TVA Rio de Janeiro...........................................           63%
TVA Sul......................................................          191%
Digital C-Band...............................................           22%
Ku-Band......................................................          n/c

Total........................................................           95%

    TVA Sao Paulo: Net revenues amounted to US$17.7 million in the first quarter of 1997, down 7% compared with US$19 million in the previous quarter. This decrease was due to a fewer number of installations and a reduction in the average hook-up fee. As of March 31, 1997, the subscriber base totaled 147,239, comprising both MMDS and cable systems, a 7% growth over the same period of 1996 and a minor decrease by less than 1% versus the fourth quarter of 1996 which had a subscriber base 148,149. At the end of the first quarter of 1997, the cable network extended approximately 245 Km, connecting approximately 67,849 homes.

    TVA Rio: Net revenues amounted to US$10.4 million, an increase of 11% versus the previous quarter and 63% higher than US$6.4 million during the first quarter of 1996. At the end of the first quarter of 1997, the subscriber base reached 84,573, a 6% growth over the previous quarter's subscriber base of 79,928. This solid performance was achieved despite the growing cable competition in this region.

    TVA Sul: Net revenues amounted to US$5.7 million, 31% higher than US$4.3 million in the previous quarter and 191% higher than the first quarter of 1996. As of March 31, 1997, the subscriber base was 55,453, a 15% growth over the previous quarter. The MMDS system in Curitiba increased 13% to 26,620 subscribers.

    C-band: Net revenues amounted to US$8.8 million, a 12% decline compared with US$10 million in the previous quarter primarily as a result of reduction in the average hook-up fee. The subscriber base increased by 18% from 49,858 to 58,821 subscribers between the fourth quarter of 1996 and the first quarter of 1997. TVA is the only pay television operator to deliver a digital C-band signal in Brazil, offering 26 channels (including nine second audio programming "SAP" channels) to the whole country. By comparison, TVA's only significant C-band competitor offers six analog channels.

    DirecTV: Net revenues amounted to US$15.7 million in the first quarter of 1997, representing an increase of 18% compared with the US$13.3 million in the previous quarter. The subscriber base increased by 108% compared with the previous quarter, amounting to 48,407 subscribers. TVA, through Galaxy Brasil, launched Brazil's first Ku-band service in July 1996 in a limited regional roll-out in the Sao Paulo area. The company became fully operational by November 1996 when it began a nationwide publicity campaign supported by a network of trained installers.

    OPERATING VENTURES

    Through the operating ventures, TVA has minority interests in two pay television operators, Canbras and TV Filme, which served 93,578 subscribers as of March 31, 1997, as outlined in the table below:

                          SUBSCRIBER BASE-VENTURES (*)

                                         FIRST QUARTER  FIRST QUARTER               FIRST QUARTER  FOURTH QUARTER
                                             1997           1996        % CHANGE        1997            1996           % CHANGE
                                         -------------  -------------  -----------  -------------  ---------------  ---------------
CANBRAS................................       12,928                          N/C        12,928           8,126               59%
Brasilia...............................       52,256         30,787            70%       52,256          50,602                3%
Goiania................................       11,258          6,223            81%       11,258          10,426                8%
Belem..................................       17,136          7,758           121%       17,136          16,102                6%
TV FILME...............................       80,650         44,768            80%       80,650          77,130                5%
                                              ------         ------                      ------          ------
Total..................................       93,578         44,768           109%       93,578          85,256               10%

------------------------

(*) Represents only paying subscribers

    FINANCIAL SITUATION

    Total debt reached US$280.7 million as of March 31, 1997, 11% of which was due in short term representing the refinancing of certain suppliers payable (US$19.3 million) and the accrued interest on the High Yield (US$11.0 million). The remaining US$250.4 million was the principal amount of the Notes.

                                  TEVECAP S.A.

                    FIRST QUARTER CONSOLIDATED BALANCE SHEET

                             FOR THE PERIODS ENDED
                      MARCH 31, 1997 AND DECEMBER 31, 1996

                          (IN THOUSANDS OF US DOLLARS)

                                                                              MARCH 31,   DECEMBER 31,
                                                                                 1997         1996       % CHANGE
                                                                              ----------  ------------  ----------
Cash and cash equivalents...................................................      65,066      104,801         (38%)
Accounts receivable, net....................................................      35,928       32,296          11%
Inventories.................................................................      16,906       13,095          29%
Film exhibition rights......................................................         856        1,061         (19%)
Prepaid and other assets....................................................       4,058        1,914         112%
Other accounts receivable...................................................       4,443        5,105         (13%)
                                                                              ----------  ------------  ----------
Total current assets........................................................     127,257      158,272         (20%)
                                                                              ----------  ------------  ----------
Property, plant and equipment...............................................     260,284      233,612          11%
Investments
  Equity affiliates.........................................................       9,454        9,227           2%
  Cost basis investees......................................................     23, 734       14,766          61%
  Concession, net...........................................................      16,710       17,574          (5%)
Loans to related companies..................................................      16,693       15,308           9%
Prepaid expenses............................................................       8,379        7,990           5%
Other.......................................................................       2,154        2,422         (11%)
                                                                              ----------  ------------  ----------
Total assets................................................................     464,665      459,171           1%
                                                                              ----------  ------------  ----------

Short-term bank loans.......................................................      30,279       17,361          74%
Film suppliers..............................................................      10,955        7,012          56%
Other suppliers.............................................................      51,984       52,932          (2%)
Taxes payable other than income taxes.......................................       8,843        8,999          (2%)
Accrued payroll and related liabilities.....................................       7,163        6,141          17%
Advances payments received from subscribers.................................       6,303        6,782          (7%)
Other accounts payable......................................................       8,107        8,952         (10%)
                                                                              ----------  ------------  ----------
Total current liabilities...................................................     123,634      108,179          14%
                                                                              ----------  ------------  ----------
Long term bank loans........................................................     250,456      250,464           0%
Loans from related companies................................................       2,670        4,610         (42%)
Loans from shareholders.....................................................       3,228           23       13935%
Provision for claims........................................................       4,547        5,039         (10%)
Liability to fund joint venture and equity investee.........................       1,391        1,107          26%
Deferred hook up fee revenue................................................       9,224        4,883          89%
                                                                              ----------  ------------  ----------
Total long-term liabilities.................................................     271,516      266,126           2%
                                                                              ----------  ------------  ----------
Minority interest...........................................................       1,589        1,779         (11%)

Paid-in-capital.............................................................     287,962      287,962           0%
Accumulated deficit.........................................................    (220,036)    (204,875)          7%
                                                                              ----------  ------------  ----------
Total shareholder's equity..................................................      67,926       83,087         (18%)
                                                                              ----------  ------------  ----------
Total liabilities and shareholders' equity..................................     464,665      459,171           1%
                                                                              ----------  ------------  ----------

                                  TEVECAP S.A.

                    FIRST QUARTER CONSOLIDATED BALANCE SHEET

                             FOR THE PERIODS ENDED
                            MARCH 31, 1997 AND 1996

                          (IN THOUSANDS OF US DOLLARS)

                                                                                 MARCH 31,   MARCH 31,
                                                                                    1997        1996      % CHANGE
                                                                                 ----------  ----------  -----------
Cash and cash equivalents......................................................      65,066         560      11519%
Accounts receivable, net.......................................................      35,928      11,689        207%
Inventories....................................................................      16,906      15,984          6%
Film exhibition rights.........................................................         856         405        111%
Prepaid and other assets.......................................................       4,058         646        528%
Other accounts receivable......................................................       4,443       4,730         (6%)
                                                                                 ----------  ----------  -----------
  Total current assets.........................................................     127,257      34,014        274%
                                                                                 ----------  ----------  -----------
Property, plant and equipment..................................................     260,284     141,479         84%
Investments
  Equity affiliates............................................................       9,454       4,584        106%
  Cost basis investees.........................................................      23,734      13,266         79%
  Concession, net..............................................................      16,710       7,768        115%
Loans to related companies.....................................................      16,693      12,157         37%
Prepaid expenses...............................................................       8,379      --             n/c
Other..........................................................................       2,154       3,584        (40%)
                                                                                 ----------  ----------  -----------
Total assets...................................................................     464,665     216,852        114%
                                                                                 ----------  ----------  -----------

Short-term bank loans..........................................................      30,279         454       6569%
Film suppliers.................................................................      10,955       6,641         65%
Other suppliers................................................................      51,984      47,248         10%
Taxes payable other than income taxes..........................................       8,843       6,872         29%
Accrued payroll and related liabilities........................................       7,163       5,235         37%
Advances payments received from subscribers....................................       6,303       4,837         30%
Other accounts payable.........................................................       8,107       1,248        550%
                                                                                 ----------  ----------  -----------
Total current liabilities......................................................     123,634      72,535         70%
                                                                                 ----------  ----------  -----------
Long term bank loans...........................................................     250,456      --             n/c
Loans from related companies...................................................       2,670      13,983        (81%)
Loans from shareholders........................................................       3,228       2,887         12%
Provision for claims...........................................................       4,547       3,660         24%
Liability to fund joint venture and equity investee............................       1,391       4,665        (70%)
Deferred hook up fee revenue...................................................       9,224      --             n/c
                                                                                 ----------  ----------  -----------
Total long-term liabilities....................................................     271,516      25,195        978%
                                                                                 ----------  ----------  -----------
Minority interest..............................................................       1,589      --             n/c

Paid-in-capital................................................................     287,962     287,962      --
Accumulated deficit............................................................    (220,036)   (168,840)        30%
                                                                                 ----------  ----------  -----------
Total shareholder's equity.....................................................      67,926     119,122        (43%)
                                                                                 ----------  ----------  -----------
Total liabilities and shareholders' equity.....................................     464,665     216,852        114%
                                                                                 ----------  ----------  -----------

                                  TEVECAP S.A.

                 FIRST QUARTER CONSOLIDATED STATEMENT OF INCOME

                             FOR THE PERIODS ENDED
                            MARCH 31, 1997 AND 1996

                          (IN THOUSANDS OF US DOLLARS)

                                                              FIRST                    FIRST
                                                             QUARTER      % NET       QUARTER       % NET
                                                              1997       REVENUE       1996        REVENUE     % CHANGE
                                                            ---------  -----------  -----------  -----------  -----------
Monthly subscriptions.....................................     44,282         66%        21,834         66%         103%
Installation..............................................     17,456         26%        10,078         31%          73%
Advertising...............................................      1,810          3%           941          3%          92%
Indirect programming......................................      5,115          8%         1,255          4%         308%
Other.....................................................      3,854          6%         1,067          3%         261%
                                                            ---------       -----   -----------       -----        -----
Gross revenues............................................     72,517        108%        35,175        107%         106%
Revenue taxes.............................................     (5,286)        (8%)       (2,170)        (7%)        144%
                                                            ---------       -----   -----------       -----        -----
Net revenue...............................................     67,231        100%        33,005        100%         104%
Direct operating expenses.................................     36,438         54%        20,080         61%          81%
Selling, general and administrative expenses..............     25,891         39%        15,952         48%          62%
                                                            ---------       -----   -----------       -----        -----
EBITDA....................................................      4,902          7%        (3,027)        (9%)         n/c
Allowance for inventory and obsolescence..................         38          0%       --           --              n/c
Depreciation and amortization.............................     10,397         15%         5,097         15%         104%
                                                            ---------       -----   -----------       -----        -----
Operating loss............................................     (5,533)        (8%)       (8,124)       (25%)        (32%)
Interest income...........................................      5,035          7%         1,396          4%         261%
Interest expense..........................................    (11,316)       (17%)       (1,088)        (3%)        940%
Translation loss..........................................       (610)        (1%)          (77)        (0%)        692%
Equity losses of affiliates...............................     (2,466)        (4%)       (3,222)       (10%)        (23%)
Other nonoperating expenses, net..........................       (763)        (1%)       (1,156)        (4%)        (34%)
                                                            ---------       -----   -----------       -----        -----
Loss before income taxes and minority interest............    (15,653)       (23%)      (12,271)       (37%)         28%
Income tax minority interest..............................        191          0%           119          0%          61%
                                                            ---------       -----   -----------       -----        -----
Net loss..................................................    (15,462)       (23%)      (12,152)       (37%)         27%
                                                            ---------       -----   -----------       -----        -----

                                  TEVECAP S.A.

                 FIRST QUARTER CONSOLIDATED STATEMENT OF INCOME

                             FOR THE PERIODS ENDED
                      MARCH 31, 1997 AND DECEMBER 31, 1996

                          (IN THOUSANDS OF US DOLLARS)

                                                                        FIRST                  FOURTH
                                                                       QUARTER      % NET      QUARTER      % NET
                                                                        1997       REVENUE      1996       REVENUE     % CHANGE
                                                                      ---------  -----------  ---------  -----------  -----------
Monthly subscriptions...............................................     44,282         66%      37,719         57%          17%
Installation........................................................     17,456         26%      22,321         34%         (22%)
Advertising.........................................................      1,810          3%       2,170          3%         (17%)
Indirect programming................................................      5,115          8%       6,099          9%         (16%)
Other...............................................................      3,854          6%       2,900          4%          33%
                                                                      ---------       -----   ---------       -----   -----------
Gross revenues......................................................     72,517        108%      71,209        107%           2%
Revenue taxes.......................................................     (5,286)        (8%)     (4,866)        (7%)          9%
                                                                      ---------       -----   ---------       -----   -----------
Net revenue.........................................................     67,231        100%      66,343        100%           1%
Direct operating expenses...........................................     36,438         54%      34,567         52%           5%
Selling, general and administrative expenses........................     25,891         39%      29,919         45%         (13%)
                                                                      ---------       -----   ---------       -----   -----------
EBITDA..............................................................      4,902          7%       1,857          3%         164%
Allowance for inventory and obsolescence............................         38          0%        (243)         0%        (116%)
Depreciation and amortization.......................................     10,397         15%       9,669         15%           8%
                                                                      ---------       -----   ---------       -----   -----------
Operating loss......................................................     (5,533)        (8%)     (7,569)       (11%)        (27%)
Interest income.....................................................      5,035          7%       2,312          3%         118%
Interest expenses...................................................    (11,316)       (17%)     (7,544)       (11%)         50%
Translation loss....................................................       (610)        (1%)        (64)         0%         853%
Equity losses of affiliates.........................................     (2,466)        (4%)     (1,890)        (3%)         30%
Other nonoperating (expenses) income, net...........................       (763)        (1%)      3,326          5%        (123%)
                                                                      ---------       -----   ---------       -----   -----------
Loss before income taxes and minority interest......................    (15,653)       (23%)    (11,429)       (17%)         37%
Income taxes........................................................                                (51)         0%        (100%)
Minority interest...................................................        191          0%         316          0%         (40%)
                                                                      ---------       -----   ---------       -----   -----------
Net loss............................................................    (15,462)       (23%)    (11,164)       (17%)         38%
                                                                      ---------       -----   ---------       -----   -----------

JUNE INFORMATION

    CONSOLIDATED RESULTS

    Consolidated net revenues for the second quarter ended June 30, 1997 reached US$82.7 million, compared with US$67.2 million in the first quarter of 1997 and US$41.8 million in the second quarter of 1996. The Company has more than doubled its revenues every year for the last three years. Revenues consist primarily of subscription fees but also include installation, advertising, indirect programming and other revenues, excluding taxes.

    Subscription revenue contributed 64% of net revenues, and amounted to US$53.1 million in the second quarter of 1997, up 91% from US$27.8 million in the second quarter of 1996 and an increase of 19% compared with US$44.8 million in the first quarter of 1997. It can be broken down by distribution technology as follows: MMDS (56%), cable (12%), C-band (12%) and Ku-band (20%). Revenue increased as a result of an expanded subscriber base and a higher average monthly fee. The increase in the average monthly fee was a result of an improvement in signal transmission enabling the Company to offer premium packages to all subscribers.

                                                 SUBSCRIPTION REVENUE ($000)
------------------------------------------------------------------------------------------------------------------------------
TECHNOLOGY                                       SECOND QUARTER 1997      %      SECOND QUARTER 1996      %         CHANGE%
-----------------------------------------------  -------------------     ---     -------------------     ---     -------------
MMDS...........................................          29,728              56%         23,506              84%          26%
Cable..........................................           6,186              12%          1,599               6%         287%
C-Band.........................................           6,329              12%          2,655              10%         138%
Ku-band........................................          10,888              20%              0               0%         n/c
                                                         ------             ---          ------             ---          ---
Total..........................................          53,131             100%         27,760             100%          91%

                                                 SUBSCRIPTION REVENUE ($000)
------------------------------------------------------------------------------------------------------------------------------
                                                                                     FIRST QUARTER
TECHNOLOGY                                         SECOND QUARTER 1997      %            1997             %         CHANGE%
-------------------------------------------------  -------------------     ---     -----------------     ---     -------------
MMDS.............................................          29,728              56%        28,399             63%           5%
Cable............................................           6,186              12%         4,745             11%          31%
C-Band...........................................           6,329              12%         5,799             13%           9%
Ku-band..........................................          10,888              20%         5,876             13%          85%
                                                                                                                          --
                                                           ------             ---         ------            ---
Total............................................          53,131             100%        44,819            100%          19%

    Installation revenue comprised 29% of net revenues, reaching US$24.3 million in second quarter of 1997, compared with US$18.1 million in the first quarter. This increase was the result of a strong sales performance during the second quarter of 1997.

    Indirect programming revenues in the second quarter of 1997 reached US$6.5 million, an increase of 298% versus US$1.6 million in the second quarter of the previous year. The revenue consists of payments made to the Company for the sale of its programming to Affiliated Companies and Independent Operators.

    Direct operating expenses amounted to US$43.3 million for the second quarter of 1997 compared with US$36.4 million in the previous quarter, representing an increase of 19%. Direct operating expenses as a percentage of revenue dropped from 54% in the first quarter of 1997 to 52% in the second quarter of 1997 as result of productivity improvements.

    Selling, general and administrative expenses reached US$31.5 million, representing 38% of net revenue compared with US$25.9 million in the first quarter of 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 39% to 38% as a result of dilution of fixed expenses.

    As a result, EBITDA reached US$7.9 million, an increase of 61% versus the US$4.9 million in the first quarter of 1997.

    Adjusted EBITDA reached US$12.4 million in the second quarter of 1997, an increase of 35% compared with the US$9.2 million adjusted EBITDA for the first quarter of 1997. Adjusted EBIDTA includes the deferment of Ku-band revenue of US$4.5 million for the second quarter of 1997.

    Depreciation and amortization and allowance for inventory obsolescence for the second quarter of 1997 was US$13.5 million as compared with US$10.4 million in the previous quarter, and US$7.3 million in the second quarter of 1996. This includes depreciation of systems, equipment, installation materials, installation labor and amortization of organizational costs and concessions.

    Operating loss during the second quarter of 1997 was US$5.6 million, versus US$5.5 million in the first quarter of 1997, representing an increase of 2%. The operating loss for the quarter was also 17% less than the loss of US$6.8 million in the second quarter of 1996.

    Interest income reached US$1.4 million in the second quarter of 1997, compared with US$5.0 million in the previous quarter, as a result of the company's expansion investments. Interest expenses were US$13.6 million, compared with US$11.3 million in the first quarter of 1997, representing a 21% increase.

    Equity in losses (income) of affiliates amounted to a loss of US$3.2 million in the second quarter of 1997 versus a loss of US$2.5 million in the previous quarter. That loss resulted from ESPN Brasil (US$2.0 million), TV Filme (US$619,000), Canbras (US$617,000), and HBO (US$36,000).

    Other non-operating revenues/expenses amounted to an income of US$528,000 compared with losses of US$763,000 in the first quarter of 1997.

    Minority interest amounted to US$200,000, representing the minority shareholder's portion of the US$1 million aggregate losses of TVA Sul. As a result, net loss for the second quarter ended June, 30, 1997 was US$20.9 million compared with a net loss of US$15.5 million reported in the first quarter of 1997 and US$12.1 million reported in the second quarter of 1996.

    Capital expenditures (cash basis) for the second quarter of 1997 amounted to US$69.0 million, an 78% increase from US$38.8 million in the previous quarter. Funds were directed mainly to the purchase of decoders for all distribution systems, the construction of internal networks for MMDS and cable, and cable network build-out primarily in Sao Paulo and Curitiba.

    SUBSCRIBER PERFORMANCE

    Total subscriber base for the second quarter of 1997 totaled 1.2 million, an 12% growth versus the previous quarter, and an increase of 48% versus the second quarter of 1996.

    Owned or proprietary systems grew to 460,704 subscribers, or 17% when compared to the first quarter of 1997. This performance was achieved by extending the Cable system to 1,697 kilometers and completing the Distribution and Sales Operations of the Ku business to include the entire Brazilian Ku market. In the case of MMDS, it is important to note that even with the transfer of 7,719 subscribers to the Cable Operation, the MMDS operation grew by 3% in the second quarter of 1997 when compared to the previous period.

    TVA's installation backlog as of June 30, 1997 was 30,000 subscribers, representing less than 30 days of installations.

    Through independent operators, TVA reached 649,159 subscribers as of June 30, 1997, compared with 605,606 subscribers during the previous quarter.

    The table below outlines the number of subscribers as of June 30, 1997 and March 30, 1997, for owned systems according to different distribution technologies as well as the number of households which receive TVA programming through Operating Ventures and Independent Operators:

                                                 TOTAL SUBSCRIBER BASE
-----------------------------------------------------------------------------------------------------------------------
                                                                                       FIRST QUARTER
                                                                SECOND QUARTER 1997        1997            CHANGE %
                                                                -------------------  -----------------  ---------------
MMDS..........................................................          236,823             230,002                3%
Cable.........................................................           73,514              57,263               28%
Digital C-band................................................           68,761              58,821               17%
Ku-band.......................................................           81,606              48,407               69%
Total Owned Systems...........................................          460,704             394,493               17%
Operating Ventures............................................          110,091              93,578               18%
Independent Operators.........................................          649,159             605,606                7%
                                                                     ----------      -----------------
Households Receiving TVA Programming..........................        1,219,954           1,093,677               12%

* Represents 100% of subscribers; on an equity subscriber basis there were 16,187 subscribers as of March 31, 1997 and 19,884 subscribers as of June 30, 1997.

    REVENUES BY OPERATION

    The table below outlines consolidated net revenue by operation for owned system for the second quarter ended June 30, 1997 and the first quarter ended March 31, 1997.

                                         CONSOLIDATED NET REVENUE BY OPERATION
-----------------------------------------------------------------------------------------------------------------------
                                                                                       FIRST QUARTER
                                                                SECOND QUARTER 1997        1997            % CHANGE
                                                                -------------------  -----------------  ---------------
TVA Sao Paulo.................................................          18,449              17,656                 4%
TVA Rio de Janeiro............................................          12,011              10,436                15%
TVA Sul.......................................................           6,801               5,654                20%
Digital C-Band................................................           8,964               8,848                 1%
Ku-Band.......................................................          24,863              15,707                58%
                                                                        ------              ------
  Total.......................................................          71,088              58,301                22%

    TVA Sao Paulo: Net revenues amounted to US$18.4 million in the second quarter of 1997, up 4% compared with US$17.7 million in the previous quarter due to the higher number of installations and an increase in the average hook-up fee. As of June 30, 1997, the subscriber base for both MMDS and cable systems totaled 154,461, an increase of 5% versus the first quarter of 1997 which had a subscriber base of 147,239.

    TVA Rio: Net revenues reached US$12 million, an increase of 15% compared with the previous quarter. At the end of the second quarter of 1997, the subscriber base reached 93,920, representing an 11% growth over the previous quarter's subscriber base of 84, 573. This solid performance was achieved despite the growing cable competition in this region.

    TVA Sul: Net revenues amounted to US$6.8 million, 20% higher than the US$5.7 million in the previous quarter. As of June 30, 1997, subscriber base reached 61,956, a growth of 12% over the previous quarter. The MMDS system in Curitiba grew by 11% to 29,535 subscribers.

    C Band: Net revenues amounted to US$9 million, a 1% increase versus US$8.8 million in the previous quarter. The subscriber base increased by 17% from 58,821 to 68,761 subscribers between the first and the second quarter of 1997.

    DirecTV: Net revenues amount to US$24.9 million in the second quarter of 1997, representing an increase of 58% compared with the US$15.7 million in the previous quarter. The subscriber base increased by 69% as compared with the previous quarter, reaching a total of 81,606 subscribers as of June 30, 1997.

    TVA, through Galaxy Brasil, launched Brazil's first Ku-band service in July, 1996 in a limited regional roll-out in the Sao Paulo area. The company became fully operational in November, 1996 when it began a nationwide publicity campaign support by a network of trained installers.

    OPERATING VENTURES

    Through the operating ventures, TVA has minority interests in two pay television operators, Canbras and TV Filme, which served 110,091 subscribers as of June 30, 1997, as outlined in the table below:

                                             SUBSCRIBER BASE-VENTURES (*)
-----------------------------------------------------------------------------------------------------------------------
                                                                                       FIRST QUARTER
                                                                SECOND QUARTER 1997        1997            CHANGE %
                                                                -------------------  -----------------  ---------------
CANBRAS.......................................................          19,082              12,928                48%
Brasilia......................................................          55,083              52,256                 5%
Goiania.......................................................          14,297              11,258                27%
Belem.........................................................          21,629              17,136                26%
TV FILME......................................................          91,009              80,650                13%
                                                                                                                  --
                                                                       -------              ------
Total.........................................................         110,091              93,578                18%

------------------------

(*) Represents paying subscribers

    FINANCIAL SITUATION

    Total debt reached US$363.8 million as of June 30, 1997, 10% of which was short term, representing the refinancing of certain supplier payables (US$22.2 million), the accrued interest on the High Yield bonds (US$3.2 million), leasing agreements with Citibank (US$10 million) and Eximbank financing (US$1.2 million).

    The remaining US$327.2 million is long term and includes the principal amount of the High Yield bonds (US$250.0 million), the Citibank leasing (US$39.3 million), Eximbank financing (US$8.8 million), certain supplier payables (US$2.6 million) and US$26.5 million with the Abril Group relative to the acquisition of Ku decoders in order to avoid an increase in import taxes.

                                 TEVECAP, S.A.
                   SECOND QUARTER CONSOLIDATED BALANCE SHEET
                             FOR THE PERIODS ENDED
                             JUNE 30, 1997 AND 1996
                          (IN THOUSANDS OF US DOLLARS)

                                                                                  JUNE 30,    JUNE 30,
                                                                                    1997        1996      % CHANGE
                                                                                 ----------  ----------  -----------
Cash and cash equivalents......................................................      32,381       1,228       2537%
Accounts receivable, net.......................................................      47,759      15,634        205%
Inventories....................................................................      15,582      14,506          7%
Film exhibition rights.........................................................         606         574          6%
Prepaid and other assets.......................................................      10,457       1,877        457%
Other accounts receivable......................................................       7,288       2,164        237%
                                                                                 ----------  ----------  -----------
Total current assets...........................................................     114,073      35,983        217%
                                                                                 ----------  ----------  -----------
Property, plant and equipment..................................................     337,845     166,157        103%
Investments
--Equity affiliates............................................................       7,682       5,498         40%
--Cost basis investees.........................................................      27,734      16,339         70%
--Concessions, net.............................................................      16,276       7,558        115%
Loans to related companies.....................................................      20,277       2,128        853%
Advances payments for investments..............................................      --          10,965      n/c
Prepaid expenses...............................................................       8,576      --          n/c
Other..........................................................................       2,193       3,766        (42%)
                                                                                 ----------  ----------  -----------
Total assets...................................................................     534,656     248,394        115%
                                                                                 ----------  ----------  -----------

Short-term bank loans..........................................................      36,594      --          n/c
Film suppliers.................................................................      15,536       6,004        159%
Other suppliers................................................................      47,271      47,924         (1%)
Taxes payable other than income taxes..........................................       9,369       7,991         17%
Accrued payroll and related liabilities........................................       7,891       7,136         11%
Advances payments received from subscribers....................................       5,850       6,955        (16%)
Other accounts payable.........................................................      13,340       4,067        228%
                                                                                 ----------  ----------  -----------
Total current liabilities......................................................     135,851      80,077         70%
                                                                                 ----------  ----------  -----------
Long-term bank loans...........................................................     300,718      --          n/c
Loans from related companies...................................................      26,453      51,021        (48%)
Loans from shareholders........................................................       3,802       2,842         34%
Provision for claims...........................................................       5,089       4,081         25%
Liability to fund joint venture and equity investee............................         561       3,310        (83%)
Deferred hook up fee revenue...................................................      13,754      --          n/c
                                                                                 ----------  ----------  -----------
Total long-term liabilities....................................................     350,377      61,254        472%
                                                                                 ----------  ----------  -----------
Minority interest..............................................................       1,401      --          n/c

Paid-in-capital................................................................     287,962     287,962      --
Accumulated deficit............................................................    (240,935)   (180,899)        33%
                                                                                 ----------  ----------  -----------
Total shareholder's equity.....................................................      47,027     107,063        (56%)
                                                                                 ----------  ----------  -----------
Total liabilities and shareholders' equity.....................................     534,656     248,394        115%
                                                                                 ----------  ----------  -----------

                                 TEVECAP, S.A.
                   SECOND QUARTER CONSOLIDATED BALANCE SHEET
                             FOR THE PERIODS ENDED
                        JUNE 30, 1997 AND MARCH 31, 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                                                  JUNE 30,   MARCH 31,
                                                                                    1997        1997      % CHANGE
                                                                                 ----------  ----------  -----------
Cash and cash equivalents......................................................      32,381      65,066        (50%)
Accounts receivable, net.......................................................      47,759      35,928         33%
Inventories....................................................................      15,582      16,906         (8%)
Film exhibition rights.........................................................         606         856        (29%)
Prepaid and other assets.......................................................      10,457       4,058        158%
Other accounts receivable......................................................       7,288       4,443         64%
                                                                                 ----------  ----------       -----
Total current assets...........................................................     114,073     127,257        (10%)
                                                                                 ----------  ----------       -----
Property, plant and equipment..................................................     337,845     260,284         30%
Investments
--Equity affiliates............................................................       7,682       9,454        (19%)
--Cost basis investees.........................................................      27,734      23,734         17%
--Concessions, net.............................................................      16,276      16,710         (3%)
Loans to related companies.....................................................      20,277      16,693         21%
Prepaid expenses...............................................................       8,576       8,379          2%
Other..........................................................................       2,193       2,154          2%
                                                                                 ----------  ----------       -----
Total assets...................................................................     534,656     464,665         15%
                                                                                 ----------  ----------       -----

Short-term bank loans..........................................................      36,594      30,279         21%
Film suppliers.................................................................      15,536      10,955         42%
Other suppliers................................................................      47,271      51,984         (9%)
Taxes payable other than income taxes..........................................       9,369       8,843          6%
Accrued payroll and related liabilities........................................       7,891       7,163         10%
Advances payments received from subscribers....................................       5,850       6,303         (7%)
Other accounts payable.........................................................      13,340       8,107         65%
                                                                                 ----------  ----------       -----
Total current liabilities......................................................     135,851     123,634         10%
                                                                                 ----------  ----------       -----
Long-term bank loans...........................................................     300,718     250,456         20%
Loans from related companies...................................................      26,453       2,670        891%
Loans from shareholders........................................................       3,802       3,228         18%
Provision for claims...........................................................       5,089       4,547         12%
Liability to fund joint venture and equity investee............................         561       1,391        (60%)
Deferred hook up fee revenue...................................................      13,754       9,224         49%
                                                                                 ----------  ----------       -----
Total long-term liabilities....................................................     350,377     271,516         29%
                                                                                 ----------  ----------       -----
Minority interest..............................................................       1,401       1,589        (12%)

Paid-in-capital................................................................     287,962     287,962      --
Accumulated deficit............................................................    (240,935)   (220,036)         9%
                                                                                 ----------  ----------       -----
Total shareholder's equity.....................................................      47,027      67,926        (31%)
                                                                                 ----------  ----------       -----
Total liabilities and shareholders' equity.....................................     534,656     464,665         15%
                                                                                 ----------  ----------       -----

                                  TEVECAP S.A.
                SECOND QUARTER CONSOLIDATED STATEMENT OF INCOME
                             FOR THE PERIODS ENDED
                             JUNE 30, 1997 AND 1996
                          (IN THOUSANDS OF US DOLLARS)

                                                                       SECOND                  SECOND
                                                                       QUARTER      % NET      QUARTER      % NET
                                                                        1997       REVENUE      1996       REVENUE     % CHANGE
                                                                      ---------  -----------  ---------  -----------  -----------
Monthly Subscriptions...............................................     53,131         64%      27,760         66%          91%
Installation........................................................     24,279         29%      12,329         29%          97%
Advertising.........................................................      1,136          1%       1,548          4%         (27%)
Indirect programming................................................      6,459          8%       1,624          4%         298%
Other...............................................................      3,936          5%       1,571          4%         151%
                                                                      ---------       -----   ---------       -----   -----------
Gross revenues......................................................     88,941        108%      44,832        107%          98%
  Revenue taxes.....................................................     (6,222)        (8%)     (3,029)        (7%)        105%
                                                                      ---------       -----   ---------       -----   -----------
Net revenue.........................................................     82,719        100%      41,803        100%          98%
Direct operating expenses...........................................     43,286         52%      24,109         58%          80%
Selling, general and administrative expenses........................     31,518         38%      17,230         41%          83%
                                                                      ---------       -----   ---------       -----   -----------
EBITDA..............................................................      7,915         10%         464          1%        1606%
Allowance for inventory and obsolescence............................        999          1%       1,638          4%         (39%)
Depreciation and amortization.......................................     12,547         15%       5,629         13%         123%
                                                                      ---------       -----   ---------       -----   -----------
Operating loss......................................................     (5,631)        (7%)     (6,803)       (16%)        (17%)
Interest income.....................................................      1,357          2%         994          2%          37%
Interest expenses...................................................    (13,644)       (16%)     (2,959)        (7%)        361%
Translation loss....................................................       (469)        (1%)        (54)         0%         769%
Equity losses of affiliates.........................................     (3,239)        (4%)     (3,025)        (7%)          7%
Other nonoperating (expenses) income, net...........................        528          1%        (364)        (1%)       (245%)
                                                                      ---------       -----   ---------       -----   -----------
Loss before income taxes and minority interest......................    (21,098)       (26%)    (12,211)       (29%)         73%
Income taxes minority interest......................................        200          0%         152          0%          32%
                                                                      ---------       -----   ---------       -----   -----------
Net loss............................................................    (20,898)       (25%)    (12,059)       (29%)         73%
                                                                      ---------       -----   ---------       -----   -----------

                                  TEVECAP S.A.
                SECOND QUARTER CONSOLIDATED STATEMENT OF INCOME
                             FOR THE PERIODS ENDED
                        JUNE 30, 1997 AND MARCH 31, 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                                       SECOND                   FIRST
                                                                       QUARTER      % NET      QUARTER      % NET
                                                                        1997       REVENUE      1997       REVENUE     % CHANGE
                                                                      ---------  -----------  ---------  -----------  -----------
Monthly subscriptions...............................................     53,131         64%      44,819         67%          19%
Installation........................................................     24,279         29%      18,149         27%          34%
Advertising.........................................................      1,136          1%       1,810          3%         (37%)
Indirect programming................................................      6,459          8%       5,114          8%          25%
Other...............................................................      3,936          5%       2,624          4%          50%
                                                                      ---------       -----   ---------       -----   -----------
Gross revenues......................................................     88,941        108%      72,516        108%          23%
  Revenue taxes.....................................................     (6,222)        (8%)     (5,286)        (8%)         18%
                                                                      ---------       -----   ---------       -----   -----------
Net revenue.........................................................     82,719        100%      67,230        100%          23%
  Direct operating expenses.........................................     43,286         52%      36,438         54%          19%
  Selling, general and administrative...............................     31,518         38%      25,891         39%          22%
                                                                      ---------       -----   ---------       -----   -----------
EBITDA..............................................................      7,915         10%       4,901          7%          61%
  Allowance for inventory and.......................................        999          1%          38          0%
  Depreciation and amortization.....................................     12,547         15%      10,397         15%          21%
                                                                      ---------       -----   ---------       -----   -----------
Operating loss......................................................     (5,631)        (7%)     (5,534)        (8%)          2%
  Interest income...................................................      1,357          2%       5,035          7%         (73%)
  Interest expenses.................................................    (13,644)       (16%)    (11,316)       (17%)         21%
  Translation loss..................................................       (469)        (1%)       (610)        (1%)        (23%)
  Equity income (losses) of affiliates..............................     (3,239)        (4%)     (2,466)        (4%)         31%
  Other nonoperating income (expenses), net.........................        528          1%        (763)        (1%)       (169%)
                                                                      ---------       -----   ---------       -----   -----------
Loss before income taxes and minority interest......................    (21,098)       (26%)    (15,654)       (23%)         35%
Income taxes minority interest......................................        200          0%         191          0%           5%
                                                                      ---------       -----   ---------       -----   -----------
Net income (loss)...................................................    (20,898)       (25%)    (15,463)       (23%)         35%
                                                                      ---------       -----   ---------       -----   -----------

                         THE REGISTERED EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    In connection with the sale of the Old Securities, Tevecap and the Subsidiary Guarantors entered into the Original Exchange Agreement with the Initial Purchasers, pursuant to which Tevecap and each of the Subsidiary Guarantors agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Securities for a series of registered debt securities with terms identical in all material respects to the terms of the Old Securities, except that the registered exchange securities were issued free from any covenant regarding transfer restrictions.

    On May 27, 1997, the Company and the Subsidiary Guarantors concluded, pursuant to the terms of the Original Exchange Agreement, the original exchange offer. Holders of Old Securities did not exchange Old Notes in the principal amount of $15,368,000 under the original exchange offer. The Company and certain of such holders of Old Securities have entered into the Exchange and Registration Agreement, pursuant to which the Company and the Subsidiary Guarantors have agreed to take appropriate actions to file with the Commission a registration statement with respect to the exchange of the Old Securities remaining outstanding for a series of registered debt securities with terms identical in all material respects to the terms of the Old Securities, except that the Exchange Securities are issued free from any covenant regarding transfer restrictions. The Company and the Subsidiary Guarantors have reserved the right to terminate the Exchange and Registration Agreement and their obligations therewith at any time and in their sole discretion. Pursuant to the Exchange and Registration Agreement, certain of the holders of the Old Securities that remain outstanding have agreed to be jointly and severally liable for and to pay on demand the costs and expenses incurred by the Company and the Subsidiary Guarantors in connection with the Registered Exchange Offer whether or not it is consummated, including upon termination of the Exchange and Registration Agreement by the Company and the Subsidiary Guarantors.

    Tevecap together with the Subsidiary Guarantors is making the Registered Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain no-action letters addressed to other parties in other transactions. However, Tevecap has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Registered Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, Tevecap believes that the Exchange Securities issued pursuant to this Registered Exchange Offer in exchange for Old Securities may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquired the Old Securities as a result of market making activities or other trading activities, (ii) an Initial Purchaser who acquired the Old Securities directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or
(iii) a person that is an "affiliate" (as defined in Rule 405 of the Securities
Act) of Tevecap) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Securities. Holders of Old Securities accepting the Registered Exchange Offer will represent to Tevecap in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Registered Exchange Offer for the purpose of participating in a distribution of the Exchange Securities may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection any secondary resale transaction.

    Each broker-dealer that receives Exchange Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Tevecap has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus available to broker-dealers for use in connection with any such resale at the expense of such broker-dealer. See "Plan of Distribution."

    Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of Exchange Securities.

    The Registered Exchange Offer is not being made to, nor will Tevecap accept tenders for exchange from, holders of Old Securities in any jurisdiction in which the Registered Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

    Upon the terms and subject to the conditions of the Registered Exchange Offer, Tevecap will, unless such Old Securities are withdrawn in accordance with the withdrawal rights specified in "--Withdrawal of Tenders" below, accept any and all Old Securities validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tevecap will issue, on or promptly after the Expiration Date, an aggregate principal amount of up to US$15,368,000 of Exchange Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Registered Exchange Offer. The Exchange Notes issued in connection with the Registered Exchange Offer will be delivered on the earliest practicable date on or following the Expiration Date. Holders may tender some or all of their Old Notes in connection with the Registered Exchange Offer.

    The terms of the Exchange Securities are identical in all material respects to the terms of the Old Securities, except that the Exchange Securities have been registered under the Securities Act and are issued free from any covenant regarding transfer restrictions. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture as the Old Notes. As of the date of this Prospectus, US$15,368,000 aggregate principal amount of the Old Notes is outstanding.

    In connection with the issuance of the Old Notes, Tevecap arranged for the Old Notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described in "Description of the Notes--Book-Entry; Delivery and Form," the Exchange Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. See "Description of the Notes--Book-Entry; Delivery and Form."

    Holders of Old Securities do not have any appraisal or dissenters' rights in connection with the Registered Exchange Offer. Old Securities which are not tendered for exchange or are tendered but not accepted in connection with the Registered Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Exchange and Registration Rights Agreement.

    Tevecap shall be deemed to have accepted validly tendered Old Securities when, as and if Tevecap has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Securities from Tevecap.

    If any tendered Old Securities are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old

Securities will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Securities in connection with the Registered Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Securities in connection with the Registered Exchange Offer. Tevecap and the Guarantors will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Registered Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 8, 1997, unless extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Registered Exchange Offer is extended.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest at the rate of 12 5/8% per annum. Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes surrendered.

    Interest on the Exchange Notes will be payable semiannually on May 26 or November 26 of each year, commencing on the first Interest Payment Date following the issuance thereof.

    Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the Exchange Notes, and will be deemed to have waived the right to receive any interest payment on the Old Notes accrued from and after such interest payment date.

EXCHANGE OFFER PROCEDURES

    Only a holder of record of Old Securities on November 6, 1997, may tender such Old Securities in connection with the Registered Exchange Offer. The tender to the Company of Old Securities by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Securities for exchange pursuant to the Registered Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" prior to 5:00 p.m. New York City time on the Expiration Date. In addition, either (i) certificates for such Old Securities must be received by the Exchange Agent along, with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Securities, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD SECURITIES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD SECURITIES SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Securities surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Securities are registered in the name of a person other than the signer of a Letter of Transmittal, the Old Securities surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Securities tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Securities not properly tendered or to not accept any particular Old Securities which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Registered Exchange Offer as to any particular Old Securities either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Securities in the Registered Exchange Offer). The interpretation of the terms and conditions of the Registered Exchange Offer as to any particular Old Securities either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Securities for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Securities for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects or irregularities.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Securities, such Old Securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name of names of the registered holder or holders that appear on the Old Securities.

    If the Letter of Transmittal or any Old Securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the Exchange Securities acquired pursuant to the Registered Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Securities, whether or not such person is the holder and such person has no arrangement with any person to participate in the distribution of the Exchange Securities. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such Exchange Securities to be acquired pursuant to the Registered Exchange Offer, or acquired the Old Securities as a result of market making or other trading activities, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Securities for its own account in exchange for Old Securities, where such Old Securities were acquired as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; DELIVERY OF EXCHANGE SECURITIES

    The Company will accept, promptly after the Expiration Date, all Old Securities properly tendered and will issue the Exchange Securities promptly after acceptance of the Old Securities. For purposes of the Registered Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Securities for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

    In all cases, issuance of Exchange Securities for Old Securities that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Securities or a timely confirmation of such Old Securities into the Exchange Agent's account at DTC, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Securities are submitted for a greater amount than the holder desires to exchange, such unaccepted or unexchanged Old Securities will be returned without expense to the tendering holder thereof (or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such nonexchanged Old Securities will be credited to an account maintained with
DTC) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Securities at DTC for purposes of the Registered Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the DTC systems may make book-entry delivery of Old Securities by causing DTC to transfer such Old Securities into the Exchange Agent's account at DTC in accordance with such DTC's procedures for transfer. However, although delivery of Old Securities may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Securities desires to tender such Old Securities and the Old Securities are not immediately available, or time will not permit such holder's Old Securities or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Securities and the amount of Old Securities tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Securities, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Securities, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Securities may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Securities to be withdrawn, identify the Old Securities to be withdrawn (including the amount of such Old Securities), and (where certificates for Old Securities have been transmitted) specify the name in which such Old Securities are registered, if different from that of the withdrawing holder. If certificates for Old Securities have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Securities and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Securities which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Securities will be credited to an account with DTC specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Registered Exchange Offer. Properly withdrawn Old Securities may be retendered by following one of the procedures described under "--Exchange Offer Procedures" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, at its offices at 450 West 33rd Street, 15th Floor, New York, New York 10001. The Exchange Agent's telephone number is (212) 946-3014 and facsimile number is (212) 946-8177.

FEES AND EXPENSES

    Tevecap will not make any payment to brokers, dealers or others soliciting acceptances of the Registered Exchange Offer.

    Tevecap will pay certain other expenses to be incurred in connection with the Registered Exchange Offer, including the fees and expenses of the Trustee, accounting and certain legal fees.

    Holders who tender their Old Securities for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Securities are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Securities tendered, or if tendered Old Securities are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Securities in connection with the Registered Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the same carrying value as the Old Notes as reflected in Tevecap's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Tevecap upon the consummation of the Exchange Offer. Any expenses of the Registered Exchange Offer that are paid by Tevecap will be amortized by Tevecap over the term of the Exchange Notes under generally accepted accounting principles.

CONSEQUENCES OF FAILURE TO PROPERLY TENDER OLD NOTES IN THE EXCHANGE

    Issuance of the Exchange Securities in exchange for the Old Securities pursuant to the Registered Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Securities, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Securities desiring to tender such Old Securities in exchange for Exchange Securities should allow sufficient time to ensure timely delivery. Tevecap is under no duty to give notification of defects or irregularities with respect to tenders of Old Securities for exchange. Old Securities that are not tendered or that are tendered but not accepted by Tevecap for exchange, will, following consummation of the Registered Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Registered Exchange Offer, certain registration rights under the Exchange and Registration Rights Agreement will terminate.

    In the event the Registered Exchange Offer is consummated, Tevecap will not be required to register the Remaining Old Securities. Remaining Old Securities will continue to be subject to the following restrictions on transfer: (i) the Remaining Old Securities may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the Remaining Old Securities will bear a legend restricting transfer in the absence of registration or an exemption therefrom. Tevecap does not currently anticipate that it will register the Old Securities under the Securities Act. To the extent that Old Securities are tendered and accepted in connection with the Registered Exchange Offer, any trading market for Remaining Old Securities could be adversely affected.

                                    BUSINESS

    TVA is a leading pay television operator in Brazil and is one of the country's largest pay television programming distributors. In 1989, TVA was the first to provide pay television services in Brazil and, in July 1996, the Company launched DIRECTV, Brazil's first digital Ku-Band service. With approximately 380,000 subscribers, TVA is the only operator in Brazil to offer pay television services utilizing five distribution technologies: MMDS, Cable, digital Ku-Band, digital C-Band and UHF. TVA believes that its ability to strategically deploy alternative technologies provides it with significant competitive advantages, including the ability to rapidly enter new markets, maximize penetration of existing markets and deliver service in the most cost effective manner. Additionally, TVA has interests in HBO Brasil Partners and ESPN Brasil Ltda., two programming joint ventures (the "Programming Ventures"). Through owned, affiliated and independent pay television operators, TVA programming reaches approximately one million pay television households. TVA is a majority owned subsidiary of Abril, S.A. ("Abril"), Latin America's leading magazine publishing, printing and distribution company. TVA's other shareholders are Falcon International Communications (Bermuda) L.P. ("Falcon International"), The Hearst Corporation ("Hearst"), ABC, Inc. ("ABC") and Chase Manhattan International Finance Ltd. ("CMIF").

    The Company conducts its pay television operations through three owned operating systems (the "Owned Systems"): TVA Sistema, TVA Sul and Galaxy Brasil. Through the MMDS and Cable systems of TVA Sistema and TVA Sul, the Company serves six cities with a combined population of approximately 18 million, including three of the seven largest cities in Brazil: Sao Paulo (population of 10.2 million), Rio de Janeiro (population of 5.7 million) and Curitiba (population of 1.5 million). The Company also holds minority interests in Canbras TVA and TV Filme (the "Operating Ventures"), which together provide pay television services to an additional seven cities with a total population of 6.5 million. In addition, the Company sells programming to, and receives a per subscriber fee from, unaffiliated pay television operators ("Independent Operators").

    The Company, through Galaxy Brasil, is Brazil's exclusive provider of the premium programming service, DIRECTV, Brazil's first digital direct broadcast satellite Ku-Band service. Galaxy Brasil receives programming, scheduling and related services for DIRECTV from Galaxy Latin America ("GLA"), in which TVA holds a 10.0% equity interest. The other owners of GLA are a unit of Hughes Electronics, a member of the Cisneros Group and a subsidiary of Grupo MVS. Through local operating companies such as Galaxy Brasil, GLA plans to provide DIRECTV service throughout much of Latin America and the Caribbean. The Company, through TVA Sistema, also currently provides Brazil's only digital C-Band television service (together with Galaxy Brasil, the "DBS Systems"). The DBS Systems enable the Company to deliver a greater number of channels than any other television operator in Brazil and provide TVA with access to substantially all of Brazil's 33.9 million TV Homes.

PROGRAMMING DISTRIBUTION AND MARKETS

    The following table sets forth information regarding the markets in which TVA operates systems and distributes programming:

                                                                                                      AVERAGE
                                                                                                    REVENUE PER   PAY TELEVISION
                                          SERVICE LAUNCH                  CLASS ABC                  MONTH PER      PROGRAMMING
                                               DATE         TV HOMES    HOUSEHOLDS(A)  SUBSCRIBERS  SUBSCRIBER   CHANNELS OFFERED
                                         ----------------  -----------  -------------  -----------  -----------  -----------------
OWNED SYSTEMS
MMDS
TVA Sistema
  Sao Paulo(b).........................   September 1991     3,978,096     2,732,686      126,797    $   39.98              18
  Rio de Janeiro.......................     March 1992       2,659,472     1,694,193       79,928        38.61              15
TVA Sul
  Curitiba.............................     March 1992         502,512       364,707       23,595        32.90              15
CABLE(C)...............................
TVA Sistema
  Sao Paulo............................    October 1994      3,978,096     2,732,686       21,352        35.66              44
TVA Sul
  Curitiba.............................    January 1995        502,512       364,707       10,377        27.93              44
  Camboriu.............................     June 1996           37,618        22,686        5,209        38.27              31
  Foz do Iguacu........................     June 1996           46,669        28,145        7,157        29.17              34
  Florianopolis........................   September 1996       155,382        93,706        1,916       --              --
                                                                                       -----------
TOTAL MMDS AND CABLE SUBSCRIBERS.......         --             --            --           276,331       --              --
                                                                                       -----------
DBS
TVA Sistema/Galaxy
Brasil(d)..............................     March 1995      33,900,000    19,568,310       73,180    $   32.62              26(e)
SUBSCRIBERS AWAITING INSTALLATION......         --             --            --            31,124       --              --
                                                                                       -----------
TOTAL SUBSCRIBERS-OWNED SYSTEMS........         --             --            --           380,635       --              --
                                                                                       -----------
                                                                                       -----------
HOUSEHOLDS RECEIVING TVA PROGRAMMING
OWNED SYSTEMS..........................         --             --            --           380,635       --              --
                                                                                       -----------
OPERATING VENTURES
MMDS
TV Filme, Inc.
  Brasilia.............................     July 1993          412,996       308,677       50,602    $   44.49              16
  Goiania..............................   December 1994        319,434       179,542       10,426        43.41              16
  Belem................................   December 1994        221,370       135,020       16,102        46.49              15
CABLE
Canbras TVA
  Four cities(f).......................     April 1996         222,358       152,773        8,126       --                  38
                                                                                       -----------
TOTAL-OPERATING VENTURES...............         --             --            --            85,256       --              --
                                                                                       -----------
                                                                                       -----------
INDEPENDENT OPERATORS
(53 Independent Operators).............         --             --            --           564,499       --              --
                                                                                       -----------
TOTAL..................................         --             --            --         1,030,390       --              --
                                                                                       -----------
                                                                                       -----------

--------------------------

(a) The number of Class ABC Households is based on information provided by Grupo Midia, IBGE and IBOPE.

(b) The number of MMDS subscribers includes 9,341 UHF subscribers in the Sao Paulo metropolitan area. UHF subscribers are provided two channels of programming, HBO Brasil and ESPN Brasil. The average revenue per month per UHF subscriber, as of December 31, 1996, was approximately $22.96.

(c) The Company's Cable Systems in Sao Paulo, Curitiba, Camboriu, Foz do Iguacu and Florianopolis had approximately 238,450, 53,277, 25,032, 20,404 and 23,031 Homes Passed, respectively, as of December 31, 1996.

(d) This data principally reflects the Company's digital C-Band operations. TVA launched DIRECTV service, on a limited basis, in July 1996. As of December 31, 1996, the DIRECTV service offered 53 channels of video programming at an average per month subscriber fee of $48.20. Since that date the number of channels offered through the DIRECTV service has increased to 60. TV Homes and Class ABC Households information is national information for all of Brazil.

(e) The number includes nine SAP channels.

(f) The four cities served by Canbras TVA are Santo Andre, Sao Bernardo, Guaruja and Sao Vicente.

BRAZILIAN PAY TELEVISION MARKET

    Brazil is the largest television and video market in Latin America with an estimated 33.9 million TV Homes which, as of December 31, 1995, watched on average more than 4.0 hours of television per day, as compared to an average of
4.5 hours in the United States. Approximately 6.2 million television sets and
1.9 million VCR units were sold in Brazil during 1995. The pay television industry in Brazil began in 1989 with the commencement by the Company of UHF service in Sao Paulo. As of December 31, 1996, there were an estimated 1.8 million pay television subscribers, representing approximately 5.3% of Brazilian TV Homes. By comparison, as of December 31, 1995, 51.1% of TV Homes in Argentina, 12.6% of TV Homes in Mexico, 21.7% of TV Homes in the United Kingdom and 69.2% of TV Homes in the United States subscribed to pay television. Management believes that the number of pay television subscribers in Brazil will continue to grow as pay television reaches more households both through the expansion of existing and new MMDS and Cable systems and through development of nationwide DBS systems. The Ministry of Communications estimates that Brazil will have 16.5 million pay television subscribers by 2003.

                                                                                                                 UNITED
                                                                    BRAZIL(A)    ARGENTINA(B)     MEXICO(B)    KINGDOM(B)
                                                                   -----------  ---------------  -----------  -------------
                                                                          (NUMBERS IN THOUSANDS, EXCEPT PERCENTAGES)
TV Homes.........................................................      33,900          9,000         13,200        22,347
                                                                   -----------         -----     -----------       ------
  Cable Subscribers..............................................         560          4,410          1,257         1,400
  MMDS Subscribers...............................................       295(d)           189            406            --
  C-Band Subscribers.............................................         125             --             --         3,447
  Ku-Band Subscribers............................................          --             --             --            --
                                                                   -----------         -----     -----------       ------
Total Subscribers................................................         980          4,599          1,663         4,847
                                                                   -----------         -----     -----------       ------
                                                                   -----------         -----     -----------       ------
Total Subscribers/TV Homes (%)...................................         2.9%          51.1%          12.6%         21.7%

                                                                     UNITED
                                                                    STATES(C)
                                                                   -----------

TV Homes.........................................................      95,000
                                                                   -----------
  Cable Subscribers..............................................      62,500
  MMDS Subscribers...............................................         800
  C-Band Subscribers.............................................       2,460(e)
  Ku-Band Subscribers............................................       2,460(e)
                                                                   -----------
Total Subscribers................................................      65,760
                                                                   -----------
                                                                   -----------
Total Subscribers/TV Homes (%)...................................        69.2%

------------------------

(a) The information set forth for Brazil represents estimates made by the Company based upon figures compiled and published by the IBGE, management's knowledge of the Company's pay television systems and those of the Operating Ventures, and public statements of other pay television providers. Management believes such estimates are reasonable, but neither management nor any other party can provide assurances as to their accuracy. Kagan World Media, Inc. reports that there were, as of December 31, 1995, 464 MMDS subscribers, and 654 Cable subscribers and 100 C-Band subscribers in Brazil.

(b) The information set forth for Argentina, Mexico and the United Kingdom is based on December 1995 data of Kagan World Media, Inc. and 1996 data of Paul Kagan Associates, Inc.

(c) Source: National Cable Television Association.

(d) The number of MMDS subscribers includes UHF subscribers. (e)The number represents C-Band and Ku-Band subscribers collectively.

COMPETITIVE ADVANTAGES

    Management believes that the Company has the following competitive advantages:

    SUPERIOR QUALITY PROGRAMMING LINEUP. TVA's programming line-up includes exclusive rights to ESPN Brasil in the Company's major markets, with coverage of many of Brazil's most important soccer championships, including the Brazilian Championship and the Sao Paulo and Rio de Janeiro State Championships. The Company exclusively offers CMT Brasil and Bravo Brasil and is also the only pay television provider offering HBO programming in TVA's served markets. Management believes that as the pay television industry grows, programming will become the critical factor driving consumer selection of a pay television provider, and that with TVA's relationships with strong international partners and its exclusive soccer coverage, TVA will continue to offer superior quality programming.

    STRATEGIC DEPLOYMENT OF ALTERNATIVE DISTRIBUTION TECHNOLOGIES. The Company is the only pay television operator utilizing five distribution technologies:
MMDS, Cable, Ku-Band, C-Band and UHF. The availability of multiple distribution technologies enables the Company to capitalize on the population and income characteristics, topography and competitive dynamics of each of its targeted markets. The Company has the ability to penetrate new markets quickly and efficiently and to offer tiered programming at low cost with MMDS. The Company is expanding its Cable systems, where warranted by economic and competitive conditions, to build its subscriber base and to prepare for future opportunities in interactive services and telecommunications. Additionally, management believes the Company can rapidly penetrate virtually any market through the continued deployment of its DBS Systems.

    DBS SYSTEMS: NATIONWIDE COVERAGE AND DIGITAL SERVICE. Through its DBS Systems, TVA is capable of offering programming to nearly all of Brazil's 33.9 million TV Homes, including those households in markets where Cable or MMDS systems are either not developed or not economically viable. Through its DIRECTV service, TVA is the first provider of Ku-Band pay television services in Brazil and expects to enroll as subscribers a significant share of those who are interested in broader, digital quality programming and pay-per-view services. Through its digital C-Band system, the Company provides 26 channels of programming (including nine SAP channels) and is capable of providing up to 38 channels of programming (including SAP channels). The Company's only significant competitor in C-Band pay television service provides six analog channels of programming in addition to off-air channels. The Company currently targets its C-Band service to the estimated 4.0 million parabolic C-Band antennae owners in Brazil, most of whom currently receive only the off-air channels.

    MODERN CABLE INFRASTRUCTURE. The Company's Cable systems are constructed with, or are being upgraded to, either 750 mhz or 550 mhz bandwidth capacity, the latter of which is readily upgradeable to 750 mhz bandwidth capacity with only moderate investment. This Cable technology will enable the Company to provide data transmission and interactive services, including telecommunications, in the future. Management believes that the Company's major competitors for Cable service use narrower bandwidths over portions of their Cable systems and have installed certain types of Cable in households which currently may prevent them from providing telecommunications or high speed data delivery through these portions of their systems until substantial additional investments have been made for system reconstruction or upgrade.

    STRONG STRATEGIC PARTNERS. The Company's strategic equity partners continue to offer valuable expertise. TVA benefits from Abril's extensive experience in the business of subscriptions and distribution and from the collective experience of Falcon International, Hearst and ABC with regard to pay television operations and from access to programming.

BUSINESS STRATEGY

    TVA seeks to be Brazil's largest and most profitable pay television operator and programming distributor and intends to capitalize on the convergence and development of voice, video and telecommunications services. The Company intends to achieve these goals through the following strategies:

    MAXIMIZE PENETRATION IN EXISTING MARKETS. The Company seeks to increase its penetration of existing markets by: (i) expanding the range of TVA's Cable systems by extending its fiber optic and coaxial cable network and by seeking pre-wiring arrangements with residential housing developers, (ii) improving the signal quality and coverage of TVA's MMDS systems by using signal repeater technology, (iii) maximizing penetration by offering tiered subscription options and developing programming packages to appeal to more households and (iv) expanding its penetration in ABC Class households through its scheduled nationwide rollout of DIRECTV service and the continued development of C-Band service.

    MAXIMIZE CUSTOMER RETENTION THROUGH SUPERIOR CUSTOMER SERVICE. In order to maximize customer retention, the Company aims to provide a consistently high level of customer service. The Company has developed or has acquired the right to use proprietary management information systems which, among other things, provide Company representatives immediate access to customer records and correspondence history. This enables TVA to provide high quality service to its clients while monitoring subscriber payment patterns. The Company's Churn rate, which reflects the ability of the Company to retain subscribers, averaged approximately 1.8% per month during the year ended December 31, 1996. The average monthly Churn rate for MMDS service in 1994 was 1.6%, in 1995 was 1.3%, and in 1996 was 2.4%. The average monthly Churn rate for Cable service in 1994 was less than 1.0%, in 1995 was 1.1%, and in 1996 (the year Cable service was initiated) was 0.8%. The average monthly Churn rate for C-Band service in 1994 was 5.3%, in 1995 was 0.1% and for the year ended December 31, 1996, was 2.0%. DIRECTV service was only initiated in July 1996.

    ENHANCE TVA'S PROGRAMMING PACKAGE. In order to maintain and enhance its position as a provider of superior programming in Brazil, TVA is developing new programming through the Programming Ventures, as well as through Abril and other partners. TVA frequently evaluates the demographics of its subscribers and potential subscribers and seeks to provide programming most in demand. The Company also takes advantage of opportunities to enter into exclusive distribution agreements for popular television programming in Brazil. Management believes that its DIRECTV service, which includes both basic and premium channels, as well as pay-per-view movies and events from Brazil, other Latin American countries, Europe, Asia and the United States, further enhances TVA's programming offerings and positions the Company to be the provider of the widest selection of popular programming in Brazil.

    ENTER NEW MARKETS. The Company intends to enter new markets by: (i) acquiring existing MMDS and Cable operations, (ii) initiating the nationwide rollout of DIRECTV service and (iii) investing in new operating ventures with other MMDS and Cable operators.

    CONTINUE NETWORK ENHANCEMENT. The Company is positioning itself to provide high speed data transmission, interactive and other telecommunications services over its systems and to take advantage of possible deregulation and the growing demand for these services in Brazil. The Company is expanding its Cable systems with fiber optic and coaxial cable capable of being upgraded to provide such enhanced services. In addition, the Company continues to explore the development of digital compression of MMDS signals.

    Through the implementation of the Company's strategy, the Company has been able to achieve rapid subscriber growth. The following chart sets forth information regarding (i) the number of subscribers to the Company's Owned Systems at December 31, 1993, 1994, 1995 and 1996, (ii) the number of new installations during the years ended December 31, 1993, 1994, 1995, and 1996, and (iii) the average installation fee for the year ended December 31, 1996.

                                                                                                                          AVERAGE
                                                                                                                        INSTALLATION
                                              SUBSCRIBERS AT                            NEW INSTALLATIONS               FEE FOR THE
                                             END OF PERIOD(A)                             DURING PERIOD                 YEAR ENDED
                                ------------------------------------------  ------------------------------------------   DEC. 31,
                                  1993       1994       1995       1996       1993       1994       1995       1996        1996
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
MMDS
  Sao Paulo...................     54,183     72,425    121,969    126,797     33,966     34,372     75,332     61,235   $  117.99
  Rio de Janeiro..............     20,490     28,234     51,664     79,928     12,961     13,855     31,733     48,928      182.38
  Curitiba....................      7,801     11,112     15,260     23,595      5,965      5,972     10,513     17,117       79.83
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Total MMDS....................     82,474    111,771    188,893    230,320     52,892     54,199    117,578    127,280          --
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
CABLE
  Sao Paulo...................         --      1,007     13,885     21,352         --        482      6,546      6,907   $   40.39
  Curitiba....................         --         --      1,244     10,377         --         --        434      3,794       21.57
  Foz do Iguacu...............         --         --         --      7,157         --         --         --      2,275      150.00
  Camboriu....................         --         --         --      5,209         --         --         --      1,596      150.00
  Florianopolis...............         --         --         --      1,916         --         --         --      1,966      150.00
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Total Cable...................         --      1,007     15,129     46,011         --        482      6,980     16,538          --
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
DBS
C--Band/DIRECTV(b)............        511      2,075     15,126     73,180        511      1,914     16,873     66,085   $  649.98
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Total Subscribers-Owned
  Systems.....................     82,985    114,853    219,148    349,511     53,403     56,595    141,431    209,903          --
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------

------------------------

(a) Excludes backlog, reconnected and disconnected subscribers.

(b) DIRECTV service was launched, on a limited basis, in July 1996. The full list price for initiation of the service is $877.00.

OWNERSHIP

    Tevecap is a majority owned subsidiary of Abril, the leading magazine publishing, printing and distribution company in Latin America. Abril publishes over 266 weekly, bi-weekly and monthly titles. During 1996, the combined monthly paid circulation of Abril and its affiliates averaged 16.6 million copies. TVA benefits from Abril's extensive experience in the business of subscriptions and distribution, advertising synergies, common research resources and financial analysis and support. Certain of Tevecap's other shareholders provide the Company with access to additional international programming and certain technical and financial expertise. The Company's shareholders have invested, in aggregate, approximately $288.0 million in the Company. Tevecap's current ownership is as follows: Abril, 56.5%; Falcon International, 14.2%; Hearst, 10.0%; ABC, 10.0%; and CMIF, 9.3%. Each of Tevecap's corporate shareholders has agreed, with certain exceptions, to a reorganization of the ownership of Tevecap. As a result of the proposed reorganization a new Brazilian corporation would become an 80% shareholder in Tevecap and Hearst/ABC would remain a 20.0% shareholder in Tevecap. The new structure would not result in any change in the current beneficial equity participation of the Stockholders in Tevecap, and the transactions establishing the new structure and the new structure itself would have to conform to the restrictions of the Indenture. As of the date hereof, the timing of the restructuring is under discussion by the Stockholders. See "Principal Shareholders."

DISTRIBUTION OPERATING SYSTEMS

    TVA and the Operating Ventures distribute programming through five different technologies: MMDS, Cable, Ku-Band, C-Band, and UHF. The availability of multiple distribution technologies enables the Company to exploit the population and income characteristics, topography and competitive dynamics of each of its markets.

    MMDS

    TVA's strategy of rapidly deploying an extensive MMDS network has allowed it to enter new markets quickly and develop broad geographic coverage which the Company may expand utilizing signal repeaters. TVA has developed Brazil's largest MMDS network, and with the Operating Ventures, serves the country's major metropolitan areas. MMDS systems are typically easier to deploy and require relatively little capital investment for construction and maintenance as compared to Cable systems. Programming is transmitted by signals through the air from microwave transmitters to a small receiving antenna located at a subscriber's home or dwelling unit. At the subscriber's location, the microwave signals are converted to frequencies that can pass through a conventional coaxial cable into a decoder located near a television set. In accordance with Brazilian regulations, each MMDS license allows an MMDS operator to provide service to households in a circular area within a radius of up to 50 kilometers, depending on the technical capability of the operator. It is expected that expansion into such newly available territory would require minimal additional capital spending by the Company. However, tall buildings and other tall structures may block reception of an MMDS signal. See "Regulatory Framework." MMDS is being used in other emerging pay television markets such as Venezuela and Hong Kong, and in Mexico, where Cable has a strong incumbent position.

    TVA owns five MMDS licenses and operates MMDS systems in Sao Paulo, Rio de Janeiro and Curitiba, which have an aggregate population of approximately 17.4 million. TVA serves 230,320 MMDS subscribers in these three cities. During the year ended December 31, 1996, TVA averaged approximately 3,500 net new MMDS subscribers per month. The MMDS systems of TVA offer between 15 to 18 channels of programming. Management intends to increase its channel offerings to 31 soon after the Ministry of Communications grants additional channel rights as allowed under recently passed regulations. See "Regulatory Framework." TVA also holds interests in three MMDS licenses through TV Filme, an Operating Venture, which operates MMDS systems in Brasilia, Goiania and Belem and has 77,130 MMDS subscribers. See "Regulatory Framework--MMDS Regulation." During the year ended December 31, 1996, the Operating Ventures averaged approximately 3,500 net new MMDS subscribers per month. In addition, TVA provides UHF service to 9,341 subscribers in the Sao Paulo metropolitan area.

    CABLE

    TVA has recently emphasized the strategic deployment of Cable service and currently operates Cable systems in Sao Paulo, Curitiba and three other cities. Cable service involves a broad band network employing radio frequency transmission through coaxial and/or fiber optic cable. Cable systems consist of four major parts: a headend, a distribution network, a subscriber network and a house terminal. The programming is collected from the headend, then processed and fed into the distribution path consisting of trunk and distribution cable, which consists of coaxial and/or fiber optic cables. The signal is then fed into a subscriber network that is either located in an apartment building or a subscriber's home. Most of the Company's systems are constructed with either 750 mhz or 550 mhz bandwidth capacity, the latter of which is readily upgradeable to 750 mhz bandwidth capacity. The Company's four newly acquired systems in Curitiba (2), Camboriu (1) and Foz do Iguacu (1) are being upgraded to 550 mhz bandwidth capacity. The Company's new system in Florianopolis is being constructed to 550 mhz bandwidth capacity. It is expected that this technology will enable the Company to provide interactive services, including telecommunications in the future. In addition, the Company's Cable systems generally use addressable converters, which allow the provision of pay-per-view services and enable TVA to upgrade, downgrade or disconnect a subscriber's service from the headend on short notice.

    TVA, through TVA Sistema and TVA Sul, owns eight Cable licenses and operates Cable systems in Sao Paulo, Curitiba, Camboriu, Florianopolis and Foz do Iguacu, which have an aggregate population of approximately 11.9 million and 46,011 subscribers. As of December 31, 1996, TVA had deployed approximately 1,139 kilometers of its Cable network, including 185 kilometers of fiber optic cable. As part of this build-out plan, the Company constructed a 281 kilometer fiber optic network, including a 57 kilometer fiber optic loop in Sao Paulo and a 28 kilometer fiber optic network in Curitiba, and is upgrading or constructing the three recently acquired Cable systems. As a result of this buildout, as of December 31, 1996, TVA Cable systems passed approximately 300,000 homes in Sao Paulo, approximately 118,000 homes in Curitiba and a total of 494,000 throughout all of the Company's Cable systems. As of December 31, 1996, Canbras TVA, an Operating Venture, had an existing Cable network of approximately 173 kilometers, with approximately 62,000 Homes Passed and approximately 8,126 subscribers. Canbras TVA is constructing Cable networks in ten cities in the greater Sao Paulo area with a combined population of over 2.8 million. By comparison, TVA's largest competitor in Sao Paulo for Cable service had, as of June 30, 1996, a Cable network in Sao Paulo of approximately 1,225 miles (including approximately 151 miles of fiber optic cable) with 463,900 Homes Passed. TVA and Canbras TVA currently offer between 31 and 44 analog channels of programming (including off-air channels) on their Cable systems, depending on the market, and have the capability of offering up to 78 analog channels. During the year ended December 31, 1996, TVA averaged approximately 2,600 net new Cable subscribers per month, and Canbras TVA, after its first eight months of operation ended December 31, 1996, had 8,126 subscribers.

    DIRECTV

    In July 1996, TVA launched, on a limited basis, Brazil's DIRECTV service, Brazil's first Ku-Band service. A nationwide rollout of DIRECTV was launched in November 1996, at which time TVA initiated a publicity campaign supported by a nationwide network of trained installers. By comparison, DIRECTV, Inc., a unit of Hughes Electronics, started its DIRECTV service in the United States in June 1994 and had, as of December 31, 1996, approximately 2.6 million subscribers for this service.

    Galaxy Brasil receives programming from GLA, including programming which GLA purchases from TVA. Additionally, GLA provides scheduling and related services to Galaxy Brasil for use with DIRECTV. GLA distributes programming to Brazil through the transmission of an encoded signal via the Galaxy III-R satellite utilizing 12 transponders to a subscriber's 60 centimeter dish antenna which can be mounted outside a window or on a rooftop. The signal is then transmitted to an integrated receiver decoder in the subscriber's home. A single antenna may serve a single family dwelling or a multifamily dwelling, such as an apartment building, in which case each apartment needs to be equipped with a decoder. A unit of Hughes Electronics leases the Galaxy III-R satellite and provides the use of the satellite and related services to GLA pursuant to a technical service agreement, the term of which extends until October 31, 2010. GLA, in turn, charges Galaxy Brasil a royalty on a per subscriber basis for the use of the satellite transponders and related services. The orbital location of the Galaxy III-R satellite enables the Company to offer DIRECTV service to substantially all of the TV Homes in Brazil. However, in the less populated northern and western regions of Brazil, reception of DIRECTV programming requires a dish antenna 1.1 meters in diameter and in the western third of Brazil (a sparsely populated area when compared to the southern and eastern regions) reception may require an even larger antenna. In addition, tall buildings and other tall structures may block reception of the DIRECTV programming signal. The Galaxy III-R satellite was launched in December 1995 and has an expected useful life of nine years from the date of launch. Hughes Electronics expects to launch within the next 12 months a second satellite to provide additional transponders for transmission of DIRECTV programming. With DIRECTV service, TVA provided 60 channels of video programming (including 18 pay-per-view channels) and 33 channels of audio programming as of July 1, 1997. The Company expects that the number of video channels will increase to 70 in the last quarter of 1997. In addition, since December 31, 1996 a competitor has entered the Ku-Band market, but offers only 26 channels of programming (including four pay-per-view channels). TVA owns and has made a substantial investment in a satellite uplink center for the Brazilian DIRECTV service in Tambore in greater Sao Paulo (the "Tambore Facility"). The Tambore Facility is used to uplink programming to the Galaxy III-R satellite.

    At the original full installation price of $990, the purchase of DIRECTV services was affordable only for the affluent Class A households in Brazil. However, TVA expects to be able to reduce the installation fee having consummated the Galaxy Brasil Leasing Facility and certain financings under the SurFin Credit Facility and upon consummation of additional financings in the future. Management expects these financing arrangements to enable the Company to finance the acquisition and lease of antennae decoder boxes and other equipment, thereby permitting TVA to reduce the initial installation fee and to spread the expenses to subscribers of installing such equipment over time. Management also expects the cost of decoders and associated equipment to decline as new manufacturers enter the market and proposed manufacturing facilities in Brazil open. Accordingly, as the cost of DIRECTV service is reduced, management expects the purchase of DIRECTV service to become more affordable to a broader segment of Class ABC Households including Class ABC Households outside the more affluent urban areas of Brazil. In addition, management expects to offer different tiers of service, charging different installation and subscription prices for each tier of service. Such tiered service will also allow the Company to offer DIRECTV service to a broader segment of Class ABC Households. In any case, management believes DIRECTV service may be profitable for the Company, even if purchase of DIRECTV service remains feasible only for affluent Brazilians. However, no assurances can be given that Galaxy Brasil Leasing Facility and the SurFin Credit Facility will provide the Company with the ability to reduce the installation fees for DIRECTV service to the extent necessary to attract less affluent purchasers, or that DIRECTV service will be attractive to a large segment of Brazilians whether or not affluent.

    C-BAND

    TVA has offered C-Band service since 1993, and is the only pay television operator to deliver a digital C-Band signal in Brazil. TVA's C-Band service consists of the transmission of a digital encoded signal via the Brasilsat satellite utilizing four transponders to a satellite antenna 1.1 meters in diameter located at a subscriber's home, where the signal passes through an integrated receiver decoder. A single antenna may serve a single family dwelling or a multifamily dwelling, such as an apartment building, in which case each apartment needs to be equipped with a decoder. The Brasilsat satellite was launched in July 1994 and is owned by EMPRESA BRASILEIRA DE TELECOMUNICACOES (Brazilian Telecommunications Company, or "Embratel"), the Brazilian Government-owned company authorized to provide satellite telecommunications services utilizing the SISTEMA BRASILEIRO DE TELECOMUNICACOES POR SATELITE (Brazilian Satellite Telecommunications System, or "SBTS"). TVA utilizes the Brasilsat satellite pursuant to three satellite transponder leases that expire on May 30, 2002, November 20, 2003, and November 24, 2003, respectively. The orbital location of the Brasilsat satellite enables TVA to provide C-Band service throughout Brazil with little or no interference. However, tall buildings and other tall structures may block reception of C-Band programming. The Brasilsat satellite has an expected useful life of approximately 12 to 15 years from the date of launch.

    TVA's C-Band service provides the Company with national coverage via satellite transmission and a large preinstalled market. As of December 31, 1996, there were approximately 4.0 million parabolic C-Band antennae in use in Brazil, most of which receive only off-air channels. This installed base represents the Company's target market for its digital C-Band service and the Company expects to attract these viewers through marketing and promotional initiatives. TVA is able to deliver 38 channels of programming (including nine SAP channels) in addition to the off-air channels and currently delivers 26 channels (including nine SAP channels) as compared to the six channels in addition to the off-air channels offered by its only significant competitor for this service. TVA provides service to 49,858 C-Band subscribers throughout much of Brazil. During the year ended December 31, 1996, TVA averaged approximately 2,900 net new C-Band subscribers per month.

    UHF SERVICE

    TVA's UHF service is the broadcast of an encoded UHF signal over a geographic area. TVA provides UHF service only in Sao Paulo and has 9,341 subscribers for such service. TVA's UHF service provides two channels of programming, HBO Brasil and ESPN Brasil. This service is provided to subscribers who are unable to receive or have chosen not to have access to other pay television services. UHF subscribers pay on average approximately $22.96 per month for this limited service.

RECENT ACQUISITIONS AND LICENSE APPLICATIONS

    TVA's expansion into new metropolitan areas is limited by the number of MMDS and Cable licenses held by TVA. In order to expand, TVA seeks to purchase existing operations and licenses, form new ventures such as the Operating Ventures to offer pay television in markets for which TVA does not hold a license, find new Independent Operators to purchase TVA programming, and, either individually or along with various partners and affiliated parties, apply for new MMDS and Cable licenses.

    Since January 1996, TVA has purchased four existing Cable systems, two in Curitiba and one in each of two other cities in southern Brazil, and has purchased a license to operate a Cable system in a fourth city. As of the respective dates of their acquisitions, the two systems in Curitiba had a total of 4,515 subscribers, and the systems in the two other cities had a total of 8,298 subscribers. The four acquired systems had in the aggregate, as of December 31, 1996, Cable networks comprising approximately 482 kilometers. The Company is upgrading the operations of the four existing Cable systems and is constructing a cable system in the fourth city.

    In addition, TVA has submitted proposals to the Ministry of Communications for concessions to provide service in numerous locations, including the 15 state capitals, currently being evaluated by the Ministry of Communications for pay television service (none of which currently receive either MMDS or Cable service). No date has been set for the auction of these concessions, in which TVA intends to participate either individually or in conjunction with local partners. See "Regulatory Framework." Management expects the bidding process for new Cable licenses to begin in the last quarter 1997.

    TVA SISTEMA AND TVA SUL

    TVA Sistema and TVA Sul operate the Company's MMDS, Cable and C-Band businesses. TVA holds a 98.0% equity interest in TVA Sistema, and the estate of Matias Machline, a Brazilian national, holds the remaining 2.0% equity interest. The Company holds an 86.0% equity interest in TVA Sul, and Leonardo Petrelli, a Brazilian national, holds the remaining 14.0%. Pursuant to an Association Agreement, dated February 15, 1996 (the "TVA Sul Agreement"), for so long as Mr. Petrelli controls at least 8.0% of the voting capital of TVA Sul, he is allowed to exercise veto power over a number of decisions relating to TVA Sul, including: any merger, split, liquidation or dissolution of TVA Sul; any sale, purchase of or lien on property of over R$50,000 in value; any acquisition or transfer of any debt of over R$50,000 in value; any guaranty or surety given by TVA Sul; approval of budget and business plans; approval of dividends of over 25.0% of net profit; and any modifications to TVA Sul's ESTATUTO SOCIAL (BYLAWS). Mr. Petrelli has irrevocably waived his veto rights and consented to the execution and delivery by TVA Sul of the Indenture and the Subsidiary Guarantee by TVA Sul and such other documents and agreements as may be required under the Indenture and the Subsidiary Guarantee and the performance by TVA Sul of its rights and obligations under the Indenture, the Subsidiary Guarantee and such other documents and agreements to which TVA Sul may be a party pursuant to the Indenture. The TVA Sul Agreement has a term equal to the longer of 10 years or the duration of the licenses required to operate TVA Sul, and for equal successive periods thereafter.

    GLA AND GALAXY BRASIL

    Pursuant to a Partnership Agreement, dated February 13, 1995, GLA was formed as a general partnership. As of April 11, 1997, GLA was converted into a Delaware limited liability company. Such conversion did not materially affect the governance of GLA or TVA's ownership interest in GLA. Under a Limited Liability Company Agreement, dated April 11, 1997 (the "GLA Agreement"), GLA is managed by a seven-member Executive Committee to which Directv International, Inc. ("DTI") can appoint four members and each of the other partners, including Tevecap, can appoint one member as long as such partner holds at least an eight percent equity interest in GLA. The GLA Agreement provides for local operating agreements between GLA and local operators throughout South America, Central America, Mexico and the Caribbean which will govern the relationship between GLA and such local operator. The GLA Agreement stipulates that the local operator in Brazil shall be Galaxy Brasil, 100.0% of the equity interest of which is currently owned by Tevecap, but up to 12.5% of which may be purchased by DTI and up to 12.5% of which may be purchased by Darlene Investments, a member of the Cisneros Group. Tevecap, in turn, has an option to purchase up to 15.0% of the equity interest of the local operator in Venezuela, all of which is currently owned by Darlene Investments. The current partners in GLA have also agreed to "seek and maintain" equity positions in other local operators. The Company has agreed to make capital contributions under the GLA Agreement of $33.5 million, of which $27.8 million had been contributed as of July 1, 1997. The GLA Agreement places restrictions, including first negotiation, approval and tag-along rights, on the transfer of capital stock or voting securities of each of the current partners in GLA and in certain circumstances their parent entities. In connection with the conversion of GLA into a limited liability company, GLA's uplink facility was transferred to California Broadcast Center, LLC, a Delaware limited liability company formed on April 11, 1997 and owned by two units of Hughes Electronics.

    Pursuant to a Local Operating Agreement (the "Local Operating Agreement") between GLA and Galaxy Brasil, dated July 29, 1996, GLA has agreed to provide to Galaxy Brasil the exclusive right and ability to supply the DIRECTV service in Brazil. In accordance with a formula based on the number of subscribers, Galaxy Brasil is obligated to pay a periodic royalty to GLA. In addition, TVA may not own or engage in any other Ku-Band service and GLA may not own or engage in any other pay television service in Brazil. GLA, upon the occurrence of certain events, has the right to terminate the Local Operating Agreement, or to terminate Galaxy Brasil's exclusive rights to distribute DIRECTV programming. Such events include breach of any material obligation of Galaxy Brasil to GLA and the failure of Galaxy Brasil to meet certain specified performance goals.

THE OPERATING VENTURES

    The Operating Ventures also operate MMDS (TV Filme) or Cable (Canbras TVA) systems. TVA holds a 36.0% equity interest in each of Canbras TVA Cabo and TV Cabo Santa Branca (the "Canbras TVA Companies"). Canbras Communications Corp., a publicly-traded Canadian company ("Canbras"), and Canbras Participacoes Ltda., a Brazilian company ("Canbras-Par") hold the remaining interests in Canbras TVA Cabo and Canbras-Par owns the remaining interest in TV Cabo Santa Branca. Bell Canada International, Inc. ("BCI"), an affiliate of BCE Inc., Canada's largest telecommunications group, holds a $27.0 million convertible debenture that upon conversion, would permit BCI to become, inter alia, a majority shareholder of Canbras-Par. The Canbras Association Agreement provides for each of the Canbras TVA companies to be governed by a management committee of three members, one of which TVA has the right to designate. In addition, TVA agreed to supply to the Canbras TVA companies all programming regularly supplied to the Owned Systems at "most favored prices" and other terms at which programming is provided to the Owned Systems or to third parties in arm's-length transactions. TVA will continue to provide MMDS service, where possible, to customers in the Santo Andre and Sao Bernardo operating area of the Canbras TVA Companies until cable service is available in these areas. Canbras TVA Cabo and TV Cabo Santa Branca will compensate TVA for each subscriber that transfers from TVA's

MMDS system to a Canbras TVA Cable system. The Company agreed to grant to Canbras-Par a "right of first refusal" to participate in Cable licenses that the Company may obtain, directly or indirectly, and Canbras-Par granted to the Company a similar "right of first refusal" to participate in Cable licenses acquired by Canbras-Par. The term of the Canbras Association Agreement is for so long as Canbras-Par or its assignee owns shares "in companies which have the objective of engaging in the cable TV business." The Canbras Association Agreement does not specify the terms and conditions on which any co-investments in Cable licenses are to be made, and such terms and conditions will be negotiated in good faith, on a case-by-case basis, in connection with any future cable license investments.

    TVA holds a 14.7% equity interest in TV Filme. The remaining interests are held by Warburg, Pincus Investors, L.P., which currently holds a 38.8% equity interest; members of the Lins family, Brazilian nationals, who currently hold a 16.2% equity interest, public shareholders, who currently hold a 28.15% equity interest and certain individuals with a combined 2.15% equity interest. On July 29, 1996, TV Filme completed a public offering of 2.5 million shares of its common stock in the United States at an initial price of $10.00 per share. Pursuant to a programming agreement, TVA provides programming to TV Filme, and TV Filme has agreed to use 50.0% of the channel capacity of each of its MMDS systems in Brasilia, Goiania and Belem (the "TV Filme Service Area") to broadcast TVA programming so long as (i) the quality of TVA programming, in the reasonable judgment of TV Filme, remains compatible with the taste and standards of TV Filme's subscribers, (ii) TVA continues to own, directly or indirectly, 10.0% of TV Filme's common stock and (iii) TVA remains a subsidiary of Abril. Within the TV Filme Service Area, TVA may not provide TVA programming to any Cable or other MMDS pay television service provider and TVA may not compete with TV Filme as an MMDS service provider. TV Filme also has a nonexclusive license to TVA programming in 19 cities in which TV Filme has pending license applications, subject to any exclusive license previously granted by TVA to other pay television service providers in such cities and which exclusive license TVA, using its best efforts, is unable to renegotiate to allow TVA to provide for TV Filme to have a nonexclusive license. TVA may not charge TV Filme an amount greater than the minimum rates charged by TVA to other subscription television operators, nor may such charges exceed comparable rates for other programming of a similar nature. The terms of the programming agreement terminate on July 20, 2004. From time to time, in connection with the programming agreement, TV Filme has agreed to enter into additional agreements with the Company regarding specified channels. The agreements typically have two year terms and determine the monthly fees which TV Filme pays for such channels.

PROGRAMMING

    TVA

    TVA, through its MMDS, Cable and C-Band systems, currently provides a programming package consisting of 15 to 44 television channels. TVA programming emphasizes sports, movies, and news with a secondary emphasis on general entertainment.

    With respect to MMDS and Cable service in TVA's market, TVA is currently the sole provider of ESPN Brasil, HBO Brasil, CMT Brasil, Bravo Brasil, the Superstation, RTPi and Eurochannel. In addition, TVA has distribution rights to certain of Brazil's most important soccer championships, including the Brazilian Championship and the Sao Paulo and Rio de Janeiro State Championships. TVA has entered into two Programming Ventures, ESPN do Brasil Ltda. ("ESPN Brasil Ltda.") and HBO Brasil Partners, through which it distributes a large volume of programming which management believes is especially important to its subscribers. ESPN Brasil Ltda. is a joint venture between Tevecap and ESPN Brazil, Inc. (a subsidiary of ESPN, Inc.), each of which holds a 50.0% equity interest. ESPN, Inc. is a joint venture between ABC and Hearst. ESPN, Inc. provides the programming of the US channel ESPN2 to ESPN Brasil Ltda., which packages such programming with Brazilian and other international content and provides such packaged programming to TVA. Pursuant to a Quotaholders Agreement, dated June 26, 1995 (the "ESPN Agreement"), ESPN Brasil has the right to transmit "ESPN2 Service" programming as well as all library programming of ESPN. The Company has the exclusive right to broadcast the programming of ESPN Brasil Ltda. in Sao Paulo, Rio de Janeiro, Curitiba, Brasilia, Belem and Goiania. The Company also acts as the exclusive sales representative of ESPN Brasil programming with respect to sales to other Brazilian pay television providers and receives a commission in connection therewith. The Company is also the sole advertising agent for ESPN Brasil until June 1999 and receives a commission on advertising sales. ESPN Brasil Ltda., in turn, receives on an exclusive basis from the Company all rights to soccer and other sporting events acquired by the Company after February 24, 1995. ESPN Brazil, Inc. has the right to terminate the ESPN Agreement and dissolve ESPN Brasil Ltda. in the event that a Brazilian court issues a non-appealable decision that the Company did not have the right to grant these rights to ESPN Brasil. TVA's mandatory capital contributions to ESPN Brasil Ltda. are subject to a maximum aggregate amount of $5.0 million, whether in the form of loans or subscriptions for additional quotas. The ESPN Agreement is effective until June 17, 2045 and automatically renewable for a 50-year period.

    HBO Brasil Partners is a joint venture between TVA, which as of December 31, 1996, held a 33.3% equity interest, and HBO Ole Partners, a joint venture among Time-Warner, Sony and Ole Communications, Inc., which as of the same date held the remaining 66.7% equity interest. HBO Brasil Partners has exclusive programming contracts with Sony, Time-Warner and certain independent programming distributors. HBO Brasil Partners, through an affiliate, provides the programming for HBO Brasil to TVA. Pursuant to a Partnership Agreement dated April 15, 1994 (the "HBO Agreement"), HBO Brasil Partners is managed by a Partners' Committee comprised of an equal number of agents appointed by TVA and HBO Ole Partners, the other partner. The HBO Agreement provides for the Company to enter into an affiliation agreement with HBO Brasil Partners, pursuant to which the Company pays a monthly fee per subscriber to the partnership. During the first quarter of 1997, TVA's equity interest in HBO Brasil was reduced to 24.0% as a result of the entry of BVI Television Investments, Inc., an affiliate of Disney Enterprises, Inc., as a partner in HBO Brasil Partners.

    In addition to the Programming Ventures, TVA has entered into a number of other programming agreements. Since June 1991, TVA has had a programming agreement with De Santi & Vallone to broadcast SuperStation programming in Brazil, with exclusivity in Sao Paulo, Rio de Janeiro, Curitiba, Brasilia, Belem and Goiania, as well as throughout all of Brazil via C-Band. Through the SuperStation, TVA provides exclusive attractions from the news departments of two major US television networks (CBS and NBC) as well as general interest programming. In December 1996, TVA began transmitting programming from the History Channel on the SuperStation. TVA acquired the rights to transmit the History Channel programming through an agreement with A&E Networks Television. The Bravo Company, a joint venture among NBC and certain other parties, provides international movies and arts programming for the Bravo Brasil channel on an exclusive basis to TVA for distribution in Brazil. TVA customizes Bravo Brasil with the insertion of Brazilian arts and movie programming. Country Music Television, which is owned by Group W Broadcasting, Inc. and Gaylord Entertainment Company, provides programming for CMT Brasil, which TVA customizes with Brazilian content. Pursuant to a Letter of Understanding, dated January 18, 1996, TVA and Country Music Television ("CMT") agreed to form CMT Brasil as a joint venture entity, in which TVA will hold a 75.0% equity interest and CMT will hold the remaining 25.0% equity interest. The formation of this joint venture is still under discussion by the parties. Eurochannel is a channel assembled exclusively by TVA with programming from the German channel Deutsche Welle, the Spanish channel Radiotelevision Espanola, European movies, and series acquired from the BBC. Additionally, pursuant to existing agreements, TVA is planning, through DIRECTV service, to become the first provider of Cinemax programming in Brazil (expected by September 1997). TVA also plans to transmit CNA, a Brazilian news channel to be produced by Abril with programming from SBT, a Brazilian off-air channel. TVA distributes its programming through its own operations and through sales of programming to the Operating Ventures, Galaxy Latin America, the Independent Operators and, to a lesser extent, to competing pay television providers.

    In addition, TVA offers non-exclusive programming from major international subscription television programming providers, including such channels as ESPN International, CNN, TNT, Fox, and the Discovery Channel.

    TVA currently offers subscribers the following channels, among others:

    HBO BRASIL is the dominant first-run pay television movie channel in Brazil. HBO Brasil airs 24 hours a day offering an average of 12 different films per day with limited commercial slots. All films are either subtitled or dubbed into Portuguese. In the case of dubbed versions, viewers can listen to the original soundtrack on an SAP channel. Recently, in some locations, TVA began offering HBO Brasil2, transmitting HBO Brasil films with a six hour time shift.

    ESPN BRASIL, offered exclusively by TVA, began transmission on June 17, 1995. TVA negotiated agreements with the major Brazilian soccer confederations, providing TVA, as of the 1997 season, exclusive first choice coverage of soccer games of the Brazilian Soccer Championship, the Sao Paulo State Championship and the Brazil Cup. ESPN Brasil's programming centers around these exclusive soccer games and other exclusive Brazilian and international sports entertainment programs, mixed with programming from ESPN2.

    ESPN INTERNATIONAL is the second sports channel offered by TVA, for which TVA recently signed a new non-exclusive 50-year contract automatically renewable for another 50-year period. ESPN International offers a number of different sporting events, which include auto racing, National Football League games, professional tennis matches, Major League Baseball games, and National Basketball Association games. ESPN International also currently provides Portuguese language commentaries exclusively to TVA.

    CNN INTERNATIONAL features news and information programming, offering international news coverage concerning politics, business, financial and economic developments, 24 hours a day.

    TNT is a movie channel which, pursuant to a non-exclusive agreement with Turner International, Inc., offers the Turner Network Television movie collection, including over 5,000 classic movie titles from MGM. In addition, TNT airs children's programming, documentaries and sporting events. The movies presented by TNT are broadcast in stereo sound and subtitled or dubbed in Portuguese or Spanish. In the case of dubbed versions, viewers can listen to the original soundtrack on a SAP channel.

    CARTOON NETWORK is an animated cartoon channel targeted to children that offers programs such as THE FLINTSTONES, THE JETSONS, THE SMURFS, YOGI BEAR and other classic series.

    DISCOVERY BRASIL is comprised of programming shown on the US Discovery Channel, based on topics in the areas of nature, science and technology, history, adventure and world cultures.

    THE FOX CHANNEL presents movies, as well as programs from the 2,000 titles in Fox's library. Fox also presents American television series, such as L.A. LAW, M*A*S*H, and THE SIMPSONS, among many others.

    THE SUPERSTATION is a general entertainment channel programmed by De Santi & Vallone for TVA's distribution in Brazil. De Santi & Vallone has entered into exclusive contracts with leading American networks for the transmission of documentary, variety, music and news programming. The SuperStation offers popular programs, such as THE LATE SHOW WITH DAVID LETTERMAN, E! ENTERTAINMENT programs, NBC and CBS news, as well as a variety of other programs, including programming from the History Channel, interviews, and programs on such topics as food and cooking, travel and fashion.

    EUROCHANNEL is specially assembled and packaged by TVA and offers subscribers European programming. The channel presents programs from the Spanish Radiotelevision Espanola, the German Deutsche Welle, the BBC, the news from the French TF1, as well as a variety of quality European films. News, sports, music and variety shows are also offered.

    MTV BRASIL is a 24-hour channel produced by MTV Brasil, a joint venture company owned by Abril and an indirect subsidiary of Viacom International. MTV Brasil is entirely produced in Brazil in Portuguese. MTV Brasil has licensing agreements with the MTV Network, a division of Viacom International, and transmits a combination of music and other video clips, cartoons and local programming.

    MTV LATINO presents original programming from MTV Latin America, which includes music and other video clips and cartoons in Spanish.

    CMT BRASIL is a country music channel with programming supplied from the US version of Country Music Television channel exclusively to TVA and customized for Brazil with Brazilian country music and local events.

    SONY ENTERTAINMENT is primarily a situation-comedy channel, consisting of Sony's film library, including FRIENDS, SEINFELD, MAD ABOUT YOU and E.R.

    THE WARNER CHANNEL is a family entertainment channel, with new and classic cartoons, children's programs and movies.

    BRAVO BRASIL is an arts and movie channel, following the same concept as the US version of the Bravo channel, showing high quality, cultural events, such as classical music, jazz, opera, ballet and European movies. TVA inserts local programming, such as Brazilian music and movies, as well as shows performed in Brazil by international artists.

    RTPI, Radiotelevisao Portuguesa Internacional, is a Portuguese state-owned general entertainment channel produced and assembled in Portugal, airing music events, talk shows, movies, news, documentaries, exclusive to TVA.

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
    TVA's complete channel offerings as of July 1, 1997 are as follows:

CHANNEL                                                                         DESCRIPTION
--------------------------------------------------------  --------------------------------------------------------
HBO Brasil..............................................  movie channel
HBO Brasil 2............................................  HBO Brasil with a six-hour time shift
ESPN Brasil.............................................  sports channel
ESPN International......................................  sports channel
CNN International.......................................  news channel
TNT.....................................................  movie channel
Cartoon Network.........................................  cartoon channel
Discovery Brasil........................................  science and documentary channel
Fox Channel.............................................  movie channel
SuperStation............................................  variety programming channel
Eurochannel.............................................  European variety programming channel
MTV Brasil..............................................  music channel
MTV Latino..............................................  music channel
RTPi....................................................  Portugal's state television channel
CMT Brasil..............................................  music channel
TV5.....................................................  French variety programming channel
WorldNet................................................  American news and variety channel
RTVE....................................................  Spanish variety channel
Deutsche Welle..........................................  German variety channel
America 2...............................................  Argentine variety channel
CV Noticias.............................................  Argentine news channel
CV Sports...............................................  Argentine sports channel
Canal de Noticias NBC...................................  NBC news channel in Spanish
TeleUno.................................................  Spanish variety channel
Sony Entertainment......................................  situation comedy channel
The Warner Channel......................................  family entertainment channel
Bravo Brasil............................................  arts and movie channel
Globo...................................................  national off-air channel
SBT.....................................................  national off-air channel
Gazeta/CNT..............................................  national off-air channel
Bandeirantes............................................  national off-air channel
Record..................................................  national off-air channel
Manchete................................................  national off-air channel
Cultura.................................................  national off-air channel
CBI.....................................................  local off-air channel
Rede Mulher.............................................  local off-air channel
Rede Vida...............................................  local off-air channel
TV Senado...............................................  local off-air channel
TV Educativa Rio........................................  local off-air channel

    The following additional channels are under development and are expected to be offered by TVA to the Brazilian subscription television marketplace.

CHANNEL                                                                         DESCRIPTION
--------------------------------------------------------  --------------------------------------------------------
Cinemax.................................................  movie channel
CNA.....................................................  news channel
Mundo...................................................  variety channel
E! Entertainment........................................  entertainment news channel

    DIRECTV

    The DIRECTV programming package offered by Galaxy Brasil as of July 1, 1997 consisted of 60 video channels (including 18 pay-per-view channels), certain of which, such as Bravo Brasil, CMT Brasil and Eurochannel, are provided by TVA, and 33 audio channels. The Company expects that the number of video channels will increase to approximately 70 in the last quarter of 1997. Programming includes movies, news, athletic events and other programs available on a pay-per-view basis. The complete DIRECTV service channel offerings, other than pay-per-view, as of July 1, 1997, were as follows:

CHANNEL                                                                         DESCRIPTION
--------------------------------------------------------  --------------------------------------------------------
HBO Brasil..............................................  movie channel
HBO Brasil 2............................................  HBO Brasil with a six-hour time shift
ESPN Brasil.............................................  sports channel
ESPN International......................................  sports channel
Eurochannel.............................................  European variety programming channel
CMT Brasil..............................................  music channel
MTV Brasil..............................................  music channel
MTV Latino..............................................  music channel
RTPi....................................................  Portugal's state television channel
CNN International.......................................  news channel
TNT.....................................................  movie channel
Cartoon Network.........................................  cartoon channel
Discovery Brasil........................................  science and documentary channel
Sony Entertainment......................................  sit-com channel
Bravo Brasil............................................  art and movie channel
Deutsche Welle..........................................  German variety channel
TVE.....................................................  Spanish variety channel
Tele Uno................................................  Spanish variety channel
Warner Channel..........................................  family entertainment channel
CBS Telenoticias........................................  CBS news channel in Spanish
Bloomberg...............................................  business news channel
Multipremier............................................  Mexican movie channel
ZAZ.....................................................  Mexican children's programming channel
Travel Channel..........................................  travel programming channel
NHK.....................................................  Japanese general entertainment channel
BBC.....................................................  U.K. news channel
TVN.....................................................  Chilean programming channel
Gazeta/CNT..............................................  national off-air channel
TV Senado...............................................  local off-air channel
TV Educativa Rio........................................  local off-air channel
TV Cultura..............................................  local off-air channel
Nickelodeon.............................................  children's programming channel
Discovery Kids..........................................  children's programming channel
Locomotion..............................................  children's programming channel
BBC World...............................................  world news channel
TV Chile................................................  Chilean programming channel
Playboy TV..............................................  adult programming channel
AdulTVision.............................................  adult programming channel

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
OPERATIONS

    MARKETING. The Company periodically conducts marketing surveys to gauge consumer preferences and evaluate new and existing markets. TVA also frequently evaluates the demographics of the subscribers to its programming, seeking to provide programming most in demand. In each market, TVA's marketing staff typically applies one or more of the following programs to attract subscribers:
(i) extensive marketing tied to regional events such as soccer matches, (ii) neighborhood promotional events featuring large screen broadcasts of its channel offerings, (iii) direct mailings, (iv) telemarketing, (v) television, billboard, magazine and newspaper advertisements, (vi) prewiring arrangements with residential housing developers and (vii) other promotional marketing activities, including referral programs and promotional gifts.

    INSTALLATION. The installation package delivered to a new subscriber depends upon the type of programming delivery service chosen by the subscriber. The MMDS installation package features a standard rooftop mount linked to an antenna and related equipment, including a decoder, located at the subscriber's location. Cable service requires the installation of a cable line and a decoder at the subscriber's dwelling. Ku-Band satellite service typically involves installation of a 60-centimeter dish antenna, which can be mounted outside a subscriber's window or on the rooftop of a subscriber's building or house, together with a decoder located at the subscriber's dwelling. As with Ku-Band service, C-Band service installation includes the installation of a dish antenna, although of a greater size (1.1 meters in diameter) and a decoder and related equipment at the subscriber's home. DBS installations at single-family homes require an entire installation package, while installations at multiple dwelling units in which drop lines are installed require only a decoder at each subscriber's location and therefore are less costly to the Company. Once a new subscriber has requested service, the amount of time a subscriber waits for the commencement of service depends on several factors, including type of service, whether the subscriber has access to Cable, whether the subscriber is in a single family home or multiple dwelling unit, whether the topography of the surrounding area makes MMDS service viable and whether the subscriber is located in an area of Brazil that can be reached by C-Band or Ku-Band service. TVA provides installation service with its own personnel and through local subcontractors. TVA or such subcontractor attempts to complete installation and begin service within 30 days of a subscription order.

    UPLINK FACILITIES. A major part of the delivery of TVA's DBS service, whether Ku-Band or C-Band, is the collection of programming and the transmission, or uplinking, of such programming to the Galaxy III-R satellite and the Brasilsat satellite, respectively. Upon receipt of programming, the Company processes, compresses, encrypts, multiplexes (combines with other channels) and modulates (prepares for transmission to the satellite at a designated carrier frequency) such programming. The Company uses uplink facilities of Embratel in Sao Paulo to service its existing C-Band service. TVA delivers its programming to the Embratel uplink center via microwave transmission, where it is prepared for transmission to the Brasilsat satellite using equipment provided by TVA. For its DIRECTV service, the Company has built the Tambore Facility, an uplink center, for a total cost of approximately $20 million in Tambore in the State of Sao Paulo consisting of an uplink antenna and ancillary equipment. The Tambore Facility has operated since June 1996 and is used to uplink Brazilian programming to the Galaxy III-R satellite. Through the Galaxy III-R satellite, programming from Galaxy Brasil is mixed with programming from the California Broadcast Center (the "CBC") in Long Beach and with programming provided by members of the Cisneros Group through an uplink facility in Venezuela and by Grupo Frequencia Modulada Television through its uplink facility in Mexico, for delivery to subscribers in Brazil and other countries to which GLA provides DIRECTV service. The Tambore Facility and the uplink facilities in Venezuela, Mexico and the United States are equipped with full emergency power generation equipment and other emergency facilities to enable GLA to avoid signal disruptions. As of April 11, 1997, California Broadcast Center, LLC, a new Delaware limited liability company, was established, the principal asset of which is GLA's satellite uplink facility. The new company is owned by two subsidiaries of Hughes Electronics. In connection with the establishment of the new company, TVA Communications and Tevecap have agreed, pursuant to the Indemnification Agreement, to provide certain indemnities in favor of GLA, DTI, the newly-established company and its shareholders. To secure its obligations under the Indemnification Agreement, Tevecap has agreed to pledge its equity interest in GLA, as well as any future notes or interest it may hold relating to the uplink facility.

    PROGRAMMING FACILITIES. Programming equipment is used to prepare the programming material for transmission via the Company's MMDS, Cable or DBS systems, including compression with respect to Cable and Ku-Band service. The programming equipment inserts commercial or promotional material, if appropriate, monitors the quality of the picture and sound, and delivers the material to the multiplexing system. For programming delivered to TVA as taped material, the programming equipment also compiles the various programming segments, inserting commercial and promotional material.

    COMPRESSION SYSTEM. The Company also uses its programming facilities to digitize the programming signals used in TVA's Cable and Ku-Band service. Digital technology permits the compression and transmission of a digital signal to facilitate multiple channel transmission through a single channel's bandwidth, thereby giving broadcasters the ability to offer significantly more channels than is currently the case with analog systems. Digitized signals are compressed using the MPEG-2 standard. (Moving Pictures Expert Group-2, the international video compression standard).

    CONDITIONAL ACCESS SYSTEM. GLA and News Digital Systems Limited ("NDS"), a wholly-owned subsidiary of News Corporation, are parties to a System Implementation and License Agreement. Under the Local Operating Agreement, GLA provides to Galaxy Brasil the use of the access control system licensed from NDS and the Smart Cards provided by NDS. The Company expects the access control system to adequately protect DIRECTV programming from unauthorized access. With Smart Card technology, it is possible to change the access control system in the event of a security breach allowing TVA to reestablish security. Management believes that the ability to take electronic measures and to replace the Smart Cards will provide an effective means to combat unauthorized programming access.

    SUBSCRIBER SERVICE. Management believes that delivering high levels of subscriber service in installation and maintenance enables it to maintain high levels of subscriber satisfaction and to maximize subscriber retention. To this end, TVA attempts to promptly schedule installations, provides a subscriber service hotline in each of the metropolitan areas in which TVA operates, attempts to promptly provide response repair service, and attempts to make follow-up calls to new subscribers shortly after installation to ensure subscriber satisfaction. TVA seeks to instill a subscriber service focus in all its employees through ongoing training and has established an intra-company electronic mail system to provide a forum for employees to exchange ideas concerning ways to increase subscriber satisfaction. TVA also has various employee bonus programs linked to measures of subscriber satisfaction. To enable its employees to provide quicker service, TVA is working to decentralize its subscriber service operations by opening small service offices throughout TVA's served markets.

    MANAGEMENT INFORMATION SYSTEMS AND BILLING. Management believes that TVA's proprietary management information systems enable TVA to deliver superior subscriber service, monitor subscriber payment patterns and facilitate the efficient management of each of its operating systems. Management believes that TVA's billing procedures are an integral part of its strategy to maintain high levels of subscriber satisfaction and to maximize subscriber retention. Subscribers select the day of the month on which payment for that month's service is due, and pay their bills at a bank through direct transfers, which is the standard payment method in Brazil. After disconnection and the removal of the delinquent subscribers decoder box, the Company generally offers to reconnect the delinquent subscribers for a fee of approximately $50.00.

COMPETITION

    GENERAL

    TVA and the Operating Ventures compete with pay television service providers using Cable, MMDS and DBS transmission technologies. The Company expects to continue to face competition from a number of existing and future sources, including potential competition as a result of new and developing technologies and the easing of regulation in the pay television industry. TVA believes that competition is and will continue to be primarily based upon program offerings, customer satisfaction, quality of the system network and price. Since there is a very limited history of pay television services in Brazil, there can be no assurance that, based on the potential size of the Brazilian pay television industry, the pay television market will be able to sustain a number of competing pay television providers. The Company and the Operating Ventures also compete with national broadcast networks and regional and local broadcast stations. TVA's MMDS and Cable operations and its C-Band satellite service and Ku-Band satellite service may compete for the same subscribers.

    MMDS AND CABLE SERVICE

    TVA's principal competitors in Cable service are operations owned or controlled by Multicanal Participacoes S.A. ("Multicanal"), Net Brasil S.A. ("Net Brasil"), Globo Cabo S.A. ("Globo Cabo") and RBS Participacoes S.A. ("RBS"). Multicanal and Net Brasil operate Cable systems throughout much of Brazil, including Sao Paulo, Rio de Janeiro, Curitiba and several other large metropolitan areas. Globo Cabo has Cable systems in approximately 18 cities including Brasilia. RBS operates Cable services in 19 cities in Brazil and provides MMDS service in Porto Alegre. Net Brasil also provides MMDS service in Recife, and has a license to provide MMDS service in Curitiba. Globo Comunicacoes e Participacoes Ltda. ("Globo Par") and TV Globo, the owners of Brazil's most popular off-air channels (together, "Globo"), control, or have significant interests, in each of Multicanal, Net Brasil and Globo Cabo. RBS also holds an interest in Multicanal. The systems controlled by Multicanal, Net Brasil, Globo Cabo and RBS offer a similar number of channels of programming at prices comparable to those charged for TVA's MMDS and Cable Service. Each of these systems broadcasts programming purchased from TVA as well as from other services.

    DBS SERVICE

    Management believes its only competitor in DBS service is Net Sat Servicos Ltda. ("Net Sat") in which Globo Par also has a controlling interest and whose other equity holders include News Corporation plc, a subsidiary of The News Corporation Limited and Grupo Televisa, S.A., of Mexico. TVA offers 26 channels of programming with its C-Band service, compared to the six channels offered by Net Sat's C-Band service. However, while monthly charges are comparable and TVA's digital C-Band service offers more channels, often with better picture quality, the analog decoder necessary for Net Sat's C-Band service is significantly less expensive than the digital decoder TVA's subscribers must purchase. With respect to Ku-Band service, Net Sat uses a satellite which provides broader coverage of Brazil. The orbital location of the Galaxy III-R satellite enables GLA to offer DIRECTV service to substantially all of the TV Homes in Brazil. However, in the less populated northern and western regions of Brazil, reception of DIRECTV programming requires a dish antenna up to 1.1 meters in diameter and in the western third of Brazil (a sparsely populated area when compared to the southern and eastern regions) reception may not be practical due to the size of the antenna necessary for reception. TVA's Ku-Band service currently offers 60 channels of programming, including 18 pay-per-view channels, as compared to the 26 channels of programming offered by Net Sat (including four pay-per-view channels).

    OFF-AIR BROADCAST TELEVISION

    Broadcasting services are currently available to substantially all of the Brazilian population without payment of a subscription fee by six privately-owned national broadcast television networks and a government-owned national public television network. The six national broadcast television networks and their local affiliates currently provide services to nearly all Brazilian TV Homes without payment of a subscription fee. The national broadcast television networks and local broadcast stations receive a significant portion of their revenues from the sale of television advertising, which revenues are based in part on the audience share and ratings for the networks' programs. Programming offered by pay television providers, including TVA, directly competes for audience share and ratings with the programming offered by broadcast television networks as well as regional and local television broadcasters. The six national broadcast television networks are Globo, SBT, Bandeirantes, TV Manchete, TV Record and Gazeta/CNT. The national television networks utilize one or more satellites to retransmit their signals to their local affiliates throughout Brazil.

    PROGRAMMING SALES

    TVA competes with a variety of Brazilian and international programming providers for sales of its programming to the Operating Ventures and Independent Operators. In addition, TVA competes with other pay television operators to purchase programming from some of these Brazilian and international sources.

REGULATORY FRAMEWORK

    The subscription television industry in Brazil is subject to regulation by the Brazilian Ministry of Communications pursuant to Law No. 9472/97 ("Law 9472") and Law No. 9295/96 ("Law 9295"). The Ministry of Communications has to date granted concessions for MMDS, Cable, DBS, and UHF licenses. This authority is expected to be delegated in late 1997 to the AGENCIA NACIONAL DE TELECOMUNICACOES ("ANATEL"), a division of the Ministry of Communications.

    MMDS REGULATIONS

    GENERAL. Law 9472 authorizes the Ministry of Communications, among other things, to issue, revoke, modify and renew licenses within the spectrum available to MMDS systems, to approve the assignments and transfer of control of such licenses, to approve the location of channels that comprise MMDS systems, to regulate the kind, configuration and operation of equipment used by MMDS systems, and to impose certain other reporting requirements on channel license holders and MMDS operators. The licensing and operation of MMDS channels are currently governed by Decree No. 2196/97 ("Decree 2196"), Ordinance No. 254/97 ("Ordinance 254") and Rule No. 002/Rev. 97 ("Rule 002"). Under these regulations, MMDS is defined as the special service of telecommunication which uses microwaves to transmit codified signals to be received in pre-established points on a contractual basis.

    LICENSES. The Ministry of Communications grants licenses and regulates the use of channels by MMDS operators to transmit video programming, entertainment services and other information. A maximum of 31 MMDS channels (constituting a spectrum bandwidth of 186 mhz) may be authorized for use in an MMDS market. While licenses are usually granted for the use of up to 16 channels, depending on technical feasibility and the existence of competition, the Ministry of Communications can grant a license for all 31 channels available in one specific area. If the license is for 16 or more channels, at least two channels must be reserved for educational and cultural programming. If the license involves less than 15 channels, only one channel must be reserved for educational and cultural purposes. If a license is for fewer than 15 channels, there is no obligation to reserve any channel for educational and cultural purposes. In each of the Company's operating or targeted markets, up to 31 MMDS channels are available for MMDS (in addition to any local off-air VHF/UHF channels which are offered).

    An MMDS license is granted for a renewable period of 15 years. The application for renewal of a license must be filed with the Ministry of Communications during the period from 180 to 120 days before the end of the license term. To renew the license, the license holder must (i) meet applicable legal and regulatory requirements, (ii) have complied with all legal and contractual obligations during the term of such license, (iii) meet certain technical and financial requirements and (iv) provide educational and cultural programming.

    Under the most recently promulgated provisions of Rule 002, each license holder and its affiliates may be granted permission to operate MMDS systems in different areas of Brazil, provided that no holder may be granted licenses for
(i) more than seven municipalities with a population equal to or exceeding 700,000 inhabitants and (ii) more than 12 municipalities with a population between 300,000 and 700,000 inhabitants. The restrictions only apply to areas in which the MMDS system operator (or an affiliate thereof) faces no competition from other pay television services, excluding services that utilize a satellite to transmit their signal. Rule 002 grants the Ministry of Communications full discretion to alter or eliminate the restrictions. The term affiliate is defined by Rule 002 as "(i) any legal entity that directly or indirectly holds at least 20% of the voting capital of another legal entity or any of two legal entities under common ownership of at least 20% of their respective voting capital, (ii) any of two legal entities that have at least one officer or director in common,
(iii) any of two legal entities when, due to a financial relationship between them, one entity is dependent on the other." The Company currently controls four MMDS licenses in cities of more than 700,000 inhabitants (Sao Paulo, Rio de Janeiro, Curitiba and Porto Alegre), but in each such city TVA has at least one competitor. No assurance can be given as to the number of licenses that will be granted, if any. Prices for pay television services may be freely established by the system operator, although the Ministry of Communications may interfere in the event of abusive pricing. The Ministry of Communications may impose penalties including fines, suspension or revocation of the license if the license holder fails to comply with applicable regulations or becomes legally, technically or financially unable to provide MMDS service. The Ministry of Communications also may intervene to the extent operators engage in unfair practices intended to eliminate competition.

    The Ministry of Communications awards licenses to use MMDS channels based upon applications demonstrating that the applicant is qualified to hold the license, that the proposed market is viable and that the operation of the proposed channels will not cause impermissible interference to other permitted channels. After the Ministry of Communications determines that an application has met these requirements, it publishes a notice requesting comments from all parties interested in providing the same services in the same or a near area. Depending on the comments received, the Ministry of Communications may decide to open a public bid for the service in that area, although it has not done so in the past. In the case of a public bid, applicants would be evaluated based on a number of factors including the applicant's proposed schedule for implementing service aspects of the applicant's community relations, such as involvement of local residents as stockholders of the applicant, the applicant's commitment to local programming and the extent to which the applicant provides free programming to local cultural and educational institutions. Once an MMDS license application is granted by the Ministry of Communications, the license holder must finalize construction and begin operations within 12 months, which period may be extended by an additional 12 months.

    In addition to qualifying under the application process described above, a license holder must also demonstrate that its proposed signal does not violate interference standards in the area of another MMDS channel license holder. To this end, existing license holders are given a 30-day period in which to ascertain and comment to the Ministry of Communications whether the new license holder's proposed signal will interfere with existing signals. The area covered by the services is exclusive to a radius of five to 50 kilometers around the transmission site, depending on the technical capability of the operator.

    OTHER REGULATIONS. MMDS license holders are subject to regulation with respect to the construction, marketing and lighting of transmission towers pursuant to the Brazilian Aviation Code and certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. The subscription television industry also is subject to the Brazilian Consumer Code. The Consumer Code entitles the purchasers of goods or services to certain rights, including the right to discontinue a service and obtain a refund if the services are deemed to be of low quality or not rendered adequately. For instance, in case of a suspension of the transmission for a given period, the subscriber shall be entitled to a discount on the monthly fees. Rule No. 002 contains certain provisions relating to consumer rights, including a provision for mandatory discounts in the event of interruption of service. The Company as of July 15, 1997, had not been required to repay any amounts or provide any discounts due to interruptions of service. However, the Company does refund prepaid installation service fees when the Company discovers such service is unavailable for whatever reason. Due to the regulated nature of the subscription television industry, the adoption of new, or changes to existing, laws or regulations or the interpretations thereof may impede the Company's growth and may otherwise have a material adverse effect on the Company's results of operations and financial condition.

    CABLE REGULATION

    GENERAL. Cable services in Brazil are licensed and regulated by the Ministry of Communications pursuant to Law No. 8977/95 and Decree No. 2208/97 ("Decree 2208"). Until Law 8977 was enacted in 1995, the Brazilian Cable industry had been governed by two principal regulatory measures since its inception in 1989: Ordinance No. 250, issued by the Ministry of Communications on December 13, 1989 ("Ordinance 250"), and its successor, Ordinance No. 36, issued by the Ministry of Communications on March 21, 1991 ("Ordinance 36"). On November 28, 1995, the President of Brazil enacted Decree No. 1718 ("Decree 1718") and on September 9, 1996, the Ministry of Communications issued Ordinance 1086 ("Ordinance 1086") regulating the granting and use of Cable Licenses.

    Ordinance 250 regulated the distribution of television signals ("DISTV") by physical means (i.e., by Cable) to end-users. DISTV services generally are limited only to the reception and transmission of signals without any interference by a DISTV operator with the signal content. Under Ordinance 250, 101 authorizations were granted by the Ministry of Communications to local operators to commercially exploit DISTV services. Although Ordinance 250 did not specifically address Cable services, a number of DISTV operators (including the Company's Cable systems) began to offer Cable services based on DISTV authorizations.

    By issuing Ordinance 36 in March 1991, the Ministry of Communications suspended Ordinance 250, although it allowed the DISTV authorizations issued during the preceding 15 months to remain valid. The Ministry of Communications submitted proposed regulations relating to Cable services for public comment at the same time Ordinance 36 was issued. These proposed regulations were never adopted and no further regulatory action was taken until the enactment of Law 8977 in 1995. Currently Law 8977, together with Decree 1718 (which provides the implementing procedures for Law 8977) and Ordinance 1086, constitute the regulatory framework for Cable services in Brazil.

    LICENSES. Under Law 8977, a Cable operator must obtain a license from the Ministry of Communications in order to provide Cable services in Brazil. All Cable licenses are nonexclusive licenses to provide Cable services in a service area. Cable licenses are granted by the Ministry of Communications for a period of 15 years and are renewable for equal and successive periods. Renewal of the Cable license by the Ministry of Communications is mandatory if the Cable system operator has (i) complied with the terms of the license grant and applicable governmental regulations and (ii) agrees to meet certain technical and economic requirements relating to the furnishing of adequate service to subscribers, including system modernization standards.

    Ordinance No. 256/97 ("Ordinance 256") imposes restrictions on the number of areas that can be served by a Cable television system operator (or an affiliate thereof). Pursuant to Ordinance 256, a Cable system operator (or an affiliate thereof) may only hold licenses with respect to (i) a maximum of seven areas with a population of 700,000 and above and (ii) a maximum of 12 areas with a population of 300,000

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or more and less than 700,000. The restrictions only apply to areas in which the
Cable system operator (or an affiliate thereof) faces no competition from other pay television services, excluding services that utilize a satellite to transmit their signal. Ordinance 256 grants the Ministry of Communications full discretion to alter or eliminate the restrictions. The term affiliate is defined by Ordinance 256 as "(i) any legal entity that directly or indirectly holds at least 20% of the voting capital of another legal entity or any of two legal entities under common ownership of at least 20% of their respective voting capital, (ii) any of two legal entities that have at least one officer or director in common, (iii) any of two legal entities when, due to a financial relationship between them, one entity is dependent on the other." The Company currently controls four Cable licenses in cities of more than 700,000 inhabitants (Sao Paulo and Curitiba), but in each such city TVA has at least one competitor.

    Generally, only legal entities that are headquartered in Brazil and that have 51.0% of their voting capital by Brazilian-born citizens or persons who have held Brazilian citizenship for more than 10 years are eligible to receive a license to operate Cable systems in Brazil. In the event that no private entity displays an interest in providing Cable services in a particular service area, the Ministry of Communications may grant the local public telecommunications operator a license to provide Cable services.

    Cable operators that presently provide Cable services under a DISTV authorization granted under Ordinance 250 are required under Law 8977 to file applications to have their DISTV authorizations converted into Cable licenses. Ordinance 256 grants a one year period from the date a DISTV authorization is converted into a cable television license for any Cable system operator to comply with the restrictions. The Company's Cable systems, all of which are operating under DISTV authorizations, have applied for conversion of their DISTV authorizations.

    Cable licenses for service areas not covered by existing authorizations will be granted pursuant to a public bidding process administered by the Ministry of Communications after prior public consultation. All such licenses shall be nonexclusive licenses. In order to submit a bid for a license, a bidder must meet certain financial and legal prerequisites. After such prerequisites are met, a bidder must then submit a detailed bid describing its plan to provide Cable services in the service area. In the qualification phase of the bidding process, the Ministry of Communications assigns a number of points to each bid based on certain weighted criteria, including the degree of ownership of the bidder by residents of the local service area; the channel capacity of the proposed system; the timetable for installing the Cable system; the timetable for offering subscription programming and amount of such programming; the time allocated to local public interest programming; the number of channels allocated to educational and cultural programming; the number of establishments, such as schools, hospitals and community centers, to which basic service programming will be offered free of charge; and the proposed basic subscription rate. After calculating the number of points awarded to each bidder, the Ministry of Communications will then apply a formula based on the population of the service area to select the winning bid from among those bidders that meet certain defined minimum qualifying thresholds. For service areas with a population of 700,000 or more inhabitants, the qualified bidder that submits the highest bid for the license will be selected. For service areas with a population between 300,000 and 700,000 inhabitants, the winning bid is selected based on the highest product obtained by multiplying the number of points awarded in the qualification phase and the amount bid for the license. For service areas with less than 300,000 inhabitants, the winning bid is selected on the basis of the number of points awarded in the qualification phase and the payment of a fixed fee.

    Once a Cable license is granted, the licensee has an 18 month period from the date of the license grant to complete the initial stage of the installation of the Cable system and to commence providing Cable services to subscribers in the service area. The 18 month period is subject to a single 12 month extension for cause at the discretion of the Ministry of Communications.

    Any transfer of a Cable license is subject to the prior approval of the Ministry of Communications. A license generally may not be transferred by a licensee until it has commenced providing Cable services in

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its service area. Transfers of shares causing a change in the control of a license or the legal entity which controls a license also is subject to the prior approval of the Ministry of Communications. The Ministry of Communications must receive notice of any change in the capital structure of a licensee, including any transfer of shares or increase of capital that do not result in a change of control.

    A license can be revoked, upon the issue of a judicial decision, in the event the licensee lacks technical, financial or legal capacity to continue to operate a Cable system; is under the management of individuals, or under the control of individuals or corporations who, according to Law 8977, do not qualify for such positions; has its license transferred, either directly or by virtue of a change in control, without the prior consent of the Ministry of Communications; does not start to provide Cable services within the time limit specified by Law 8977; or suspends its activities for more than thirty consecutive days without justification, unless previously authorized by the Ministry of Communications.

CABLE RELATED SERVICE REGULATION

    GENERAL.  Brazilian telecommunications services are governed primarily by
(i) Article 21 of the Federal Constitution, as amended by Amendment No. 8 of August 15, 1995 ("Amendment 8"), (ii) the Telecommunications Code (Law No. 4117 of August 27, 1962, as amended), (iii) Law 9472 and (iv) Law 9295. The Brazilian Government also has issued detailed regulations covering specific areas of telecommunications services, including radio broadcasting, paging, trunking, subscription television, Cable television and cellular telephony. The Ministry of Communications presently is responsible for the regulation of telecommunications services in Brazil. Prior to its amendment in 1995, Article 21 of the Federal Constitution required the Brazilian Government to operate directly, or through concessions granted to companies whose shares are controlled by the Brazilian Government, all telephone, telegraph, data transmission and other public telecommunications services. This constitutional requirement was the basis for the establishment of the state-owned telephone monopoly, Telebras, which holds controlling interests in 27 regional telephone operating companies. With the adoption of Amendment 8, Article 21 was modified to permit the Brazilian Government to operate telecommunications services either directly or through authorizations, concessions or permissions granted to private entities. In particular, Amendment 8 removed the constitutional requirement that the Brazilian Government must either directly operate or control the shares of companies which operate telecommunications services. Even with the adoption of Amendment 8, the Brazilian Government still retains broad regulatory powers over telecommunications services. Notwithstanding the existence of the Telebras monopoly, private companies have been permitted under Brazilian law to provide a number of telecommunications services other than telephony, including radio broadcasting, paging, trunking, subscription television and cable television services. However, fixed public telephony and cellular telephony were exclusively provided by Telebras through its regional telephone operating companies. While Amendment 8 permits the Brazilian Government to authorize private companies to provide such services, further action on the part of the Brazilian legislature will be required before private entities may actually provide fixed telephony services.

    HIGH-SPEED CABLE DATA SERVICES. Law 8977 and Decree 2208, among other things, authorize cable television operators, such as the Company, in addition to furnishing video and audio signals on their cable networks, to utilize their networks for the transmission of meteorological, banking, financial, cultural, prices and other data. This broad grant of authority by the Ministry of Communications is understood to permit Cable television operators to furnish services such as interactive home banking and high-speed Cable data services to subscribers through their cable television networks.

    CABLE TELEPHONY. Under present Brazilian law, only Telebras' regional telephone operating companies are permitted to furnish fixed telephone services in Brazil. Therefore, absent a change in Brazilian law, the Company would not be permitted to furnish cable telephony on its network. There are, however, certain limited regulatory exceptions pursuant to which private entities other than Telebras and the regional telephone operating companies have been permitted to provide limited fixed telephony services in

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Brazil. Under one particular exception, certain private telephone networks
(CENTRAIS PRIVADAS DE COMUTACAO TELEFONICA or "CPCT") serving "condominiums" (as such term is defined under Brazilian law) have been permitted to interconnect their private telephone networks to the public telephone network operated by the local telephone operating company. A CPCT is comparable to a private branch exchange (PBX) found in some larger apartment complexes, hotels and businesses in the United States. Under Brazilian law, the term "condominium" refers to residential and nonresidential buildings or building complexes that have entered into a legal association. In practice, a condominium desiring to establish a CPCT will generally contract with a private service provider to install, operate and maintain the CPCT and to secure interconnection with the public telephone network. Ordinance No. 119/90 of the 10 December 1990 ("Ordinance 119"), which was issued by the predecessor to the Ministry of Communications, sets forth requirements for the interconnection of CPCTs with the public telephone network. In general the installation, operation and maintenance of a CPCT does not require any authorization from the Ministry of Communications or Telebras. In order to interconnect with the public telephone network, a CPCT must comply with the requirements set forth in Ordinance 119. Such requirements primarily relate to meeting technical equipment certification and acceptance standards. Assuming that such standards are met, the regional telephone operating company is required under Ordinance 119 to interconnect the CPCT requesting interconnection to the public telephone network. The Company believes that, under current Brazilian law, Cable television operators can utilize their Cable television networks in order to facilitate the installation and operation of a CPCT. Furthermore, under the authority granted by Ordinance 119, CPCTs may be interconnected through Cable television networks to the public telephone network.

    SATELLITE SERVICE REGULATION. On October 1, 1991, the Ministry of Communications enacted Ordinance No. 230 to regulate telecommunications services via satellite in Brazil ("Ordinance 230"). Under Ordinance 230 any company authorized to broadcast television by any means is also authorized to broadcast by satellite transmission. The Company has operated satellite pay-television services since 1993 through a contract signed with Embratel.

    Ordinance No. 281, issued by the Ministry of Communications on November 28, 1995, partially amended Ordinance 230 allowing only companies to which a concession, permission or authorization had been granted previously by the Ministry of Communications to provide telecommunications services via satellite. Companies that were already operating satellite telecommunications services without such authorization were given a period of 60 days to seek such authorization. The Company applied for such authorization within the 60-day period, and on April 23, 1996, the Ministry of Communications issued Ordinance No. 87/96 ("Ordinance 87"), granting TVA the non-exclusive permission to operate a pay television service via satellite. Such authorization is valid for a term of fifteen years, commencing October 26, 1994. Ordinance 87 further provides that TVA has the obligation to (a) render services continuously and efficiently in order to fully satisfy users, (b) in an emergency or disaster, render services to the entities that require services without charge, and (c) meet the technical adequacy requirements which the Ministry of Communications considers essential to guarantee fulfillment of the obligations under the permission granted. In addition, on April 23, 1996, Galaxy Brasil received approval from the Ministry of Communications, pursuant to Ordinance No. 86/96 ("Ordinance 86"), to operate satellite services via the Galaxy III-R satellite, leased by Hughes Electronics. Galaxy Brasil also received approval to operate the corresponding ground transmission station pursuant to Ordinance 86.

    On May 21, 1997, the Ministry of Communications issued Ordinance No. 321 ("Ordinance 321") governing the granting of licenses to provide satellite pay television services.

PROPERTIES

    The Company owns most of the assets essential to its operations. The major fixed assets of the Company are coaxial and fiber optic cable, converters for subscribers' homes, electronic transmission, receiving, processing and distribution equipment, microwave equipment and antennae. The Company leases certain distribution facilities from third parties, including space on utility poles, roof rights and land leases for the placement of certain of its hub sights and head ends and space for other portions of its distribution system. The Company leases its offices from third parties, with the exception of certain offices of TVA Sul, located in Curitiba, State of Parana, and the offices and uplink facility for Galaxy Brasil, located in Tambore, Sao Paulo State, all of which are owned by the Company. The Company also owns its data processing facilities and test equipment.

EMPLOYEES

    TVA had 1,677 employees as of December 31, 1996. TVA utilizes third-party contract employees in connection with the construction of its broadcast system network and certain other activities. Substantially all of the employees of TVA are represented by unions. TVA believes that it has good employee and labor relations.

LEGAL PROCEEDINGS

    The Company is party to certain legal actions arising in the ordinary course of its business which, individually or in the aggregate, are not expected to have a material adverse effect on the combined financial position of the Company. As of December 31, 1996, the Company had reserved approximately $5.0 million as contingent liabilities in connection with certain litigation contingencies, including a number of claims by persons arising in connection with the termination of their employment (approximately $1.8 million) and claims relating to the payment by the Company of certain taxes on imported materials (approximately $2.4 million). See Note 19 to the Tevecap Financial Statements included herein. As a result of an agreement between the Company and governmental authorities regarding an installment payment schedule for one such tax (the IMPOSTO SOBRE CIRCULACAO DE MERCADORIAS E SERVICOS, or "ICMS"), the Company reduced its reserve for litigation contingencies to approximately $5.0 million as of December 31, 1996, which amount includes a provision for claims described in the following paragraph.

    The Company's operating companies are currently defending a lawsuit brought by the Escritorio Central de Arrecadacao e Distribuicao (Central Collection and Distribution Office, or "ECAD"), a government-created entity authorized to enforce copyright laws relating to musical works. ECAD filed a lawsuit in 1993 against all pay-television operators in Brazil seeking to collect royalty payments in connection with musical works broadcast by the operators. The suit was filed against TVA in the Tribunal de Justica do Estado de Sao Paulo, the 16 Vara Civil do Estado de Sao Paulo, the Tribunal de Justica do Estado do Parana and the Tribunal de Justica do Estado de Santa Catarina. The suit was filed against TV Filme in the Tribunal de Justica do Estado de Goias, the Tribunal de Justica do Distrito Federal and the Tribunal de Justica do Estado do Para and against Canbras TVA in the Tribunal de Justica do Estado de Sao Paulo. ECAD is seeking a judgment award of 2.55% of all past and present revenues generated by the operators. The Company and all such cable operators are currently in the process of responding to this suit. Although the Company intends to vigorously defend this suit, the loss of such suit may have a material adverse effect on the consolidated financial position of the Company. Based on agreements reached by ECAD with other Brazilian television operators, however, management believes that it can reach a negotiated settlement to this suit whereby the Company would make monthly payments to ECAD in an amount significantly lower than that sought by ECAD. As of December 31, 1996, the Company had reserved approximately $770,000 for claims related to the ECAD suit.

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
                                   MANAGEMENT

    The Company is managed by its CONSELHO DE ADMINISTRACAO ("Board of Directors"), CONSELHO CONSULTIVO ("Advisory Board") and DIRETORIA ("Committee of Officers"). Members of the Board of Directors and Committee of Officers are elected for a two-year period, currently expiring on April 30, 1998. Day-to-day operations of the Company are managed by the Company's EXECUTIVOS ("Executive Officers").

BOARD OF DIRECTORS

MEMBER                                                                                               AGE       POSITION
-----------------------------------------------------------------------------------------------      ---      -----------
Robert Civita..................................................................................          60   President
Jose Augusto P. Moreira........................................................................          53   Member
Robert Hefley Blocker..........................................................................          61   Member
Giancarlo Francesco Civita.....................................................................          33   Member
Thomaz Souza Correa Neto.......................................................................          58   Member
Francisco Savio Couto Pinheiro.................................................................          43   Member
Arnaldo Bonoldi Dutra..........................................................................          44   Member
Sergio Vladimirschi Junior.....................................................................          31   Member
Jose Luis de Salles Freire.....................................................................          48   Member
Jorge Fernando Koury Lopes.....................................................................          46   Member
Oswaldo Leite de Moraes Filho..................................................................          47   Member

ADVISORY BOARD


MEMBER                                                                                               AGE       POSITION
-----------------------------------------------------------------------------------------------      ---      -----------
Robert Civita..................................................................................          60   President
Jose Augusto P. Moreira........................................................................          53   Member
Robert Hefley Blocker..........................................................................          61   Member
Claudio Dascal.................................................................................          53   Member
Giancarlo Francesco Civita.....................................................................          33   Member
Francisco Savio Couto Pinheiro.................................................................          43   Member
Stephen Vaccaro................................................................................          42   Member
Marc Nathanson.................................................................................          51   Member
Tully M. Friedman..............................................................................          54   Member
Raymond E. Joslin..............................................................................          60   Member
Herbert A. Granath.............................................................................          68   Member

COMMITTEE OF OFFICERS

MEMBER                                                                                               AGE       POSITION
-----------------------------------------------------------------------------------------------      ---      -----------
Jose Augusto Pinto Moreira.....................................................................          53   Member
Angelo Silvio Rossi............................................................................          50   Member
Claudio Cesar D`Emilio.........................................................................          46   Member
Sergio Vladimirschi Junior.....................................................................          31   Member

EXECUTIVE OFFICERS

MEMBER                                                     AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Raul Rosenthal.......................................          49   President and Chief Executive Officer
Douglas Duran........................................          43   Chief Financial Officer
Alexandre Annemberg..................................          58   TVA/Network Officer
Luiz Gleiser.........................................          47   Programming Officer
Jose Carlos Romeiro Alves............................          44   Management Information System Officer
Virgilio Jose Carreira Amaral........................          43   Engineering Officer
Roseli Parrella......................................          38   Human Resources Officer
Leila Abraham Loria..................................          43   Galaxy Brasil Officer
Leonardo Petrelli Neto...............................          36   Curitiba Operations Officer
Luiz Eduardo B.P. Rocha..............................          36   Rio de Janeiro Officer
Celso Antonio Penteado...............................          47   Sao Paulo Operations Officer
Walter Barbosa de Sousa Jr...........................          40   Digisat Officer

    ROBERT CIVITA has been President of the Board of Directors since July 1994 and President of the Advisory Board since September 1995. Mr. Civita has been Chairman and Chief Executive Officer of Abril since 1990 and previously served as its President for eight years. Mr. Civita attended Columbia University's graduate program in sociology, and holds a degree in economics, with a minor in publishing, from the University of Pennsylvania. In 1991 Mr. Civita was elected "Person of the Year" by the Brazilian American Chamber of Commerce in New York. Mr. Civita is the father of Giancarlo Francesco Civita.

    JOSE AUGUSTO P. MOREIRA has been a member of the Board of Directors since July 1994, a member of the Advisory Board since September 1995 and a member of the Committee of Officers since July 1992. Mr. Moreira has been associated with Abril since 1965, and currently serves as Abril's Vice President of Finance and Administration. Mr. Moreira has a degree in Economics from the Faculdade de Economia Sao Luis in Sao Paulo, and participates in the Program for Management Development at Harvard Business School.

    ROBERT HEFLEY BLOCKER has been a member of the Board of Directors since April 1995 and a member of the Advisory Board since September 1995. Mr. Blocker was associated with the Chase Manhattan Bank for 22 years, the last nine of which he served as President Director. Mr. Blocker is currently President and Managing Partner of Blocker Assessoria de Investimentos e Participacoes S.A., a consulting firm for national and multinational companies. Mr. Blocker is also a member of several other Boards of Directors, including those of Arno S.A. and the American Chamber of Commerce in Sao Paulo.

    GIANCARLO FRANCESCO CIVITA has been a member of the Board of Directors since August 1994 and a member of the Advisory Board since September 1997. Mr. Civita has been associated with Abril since 1986, and currently serves as the General Director of MTV Brasil. From 1992 to 1994 Mr. Civita was the General Director of the Programming Unit at TVA Brasil. Mr. Civita holds an M.B.A. from Harvard Graduate School of Business Administration, as well as an undergraduate degree in Social Communication from the Escola Superior de Propaganda e Marketing in Sao Paulo. Mr. Civita is the son of Robert Civita.

    THOMAZ SOUTO CORREA NETO has been a member of the Board of Directors since November 1995. Mr. Correa is Executive Vice President and Editorial Director of Abril, and has served as Editor-in-Chief of several of Abril's major magazines. Mr. Correa is also the President of the Brazilian Publishers Association. Mr. Correa studied Economics at Universidade MacKenzie.

    FRANCISCO SAVIO COUTO PINHEIRO has been a member of the Board of Directors since September 1995 and a member of the Advisory Board since September 1995. Mr. Pinheiro is a former Secretary of Communications who has also held posts at Embratel and Radiobras, the Brazilian government-owned broadcasting company. Mr. Pinheiro is currently a consultant and General Manager of SP Communications. Mr. Pinheiro holds undergraduate and graduate degrees in Telecommunications.

    ARNALDO BONOTRI DUTRA has been a member of the Board of Directors since April 1996. Mr. Dutra is the Country General Counsel of Banco Chase Manhattan S.A., an affiliate of The Chase Manhattan Bank. Mr. Dutra is also the legal advisor to all the Chase companies in Brazil. Mr. Dutra holds a law degree from the Pontificia Universidade Catolica de Sao Paulo and a master of laws degree from the Universidade de Sao Paulo.

    SERGIO VLADIMIRSCHI JUNIOR has been a member of the Board of Directors since September 1995 and a member of the Committee of Officers since April 1996. Mr. Vladimirschi was associated with Drexel Burnham Lambert, where he worked as an analyst for two years, and is an executive with Fechaduras Brasil S.A., one of Brazil's leading hardware manufacturers, where he served as Marketing Officer for seven years. Mr. Vladimirschi holds a B.S. in Finance from the Wharton School at the University of Pennsylvania. Mr. Vladimirschi is the nephew of Marc Nathanson.

    JOSE LUIS DE SALLES FREIRE has been a member of the Board of Directors since September 1995. Mr. Freire has been active in the areas of banking, corporate finance and corporate law, and is a member of the Board of Directors of the BOLSA DE VALORES DE SAO PAULO (Sao Paulo Stock Exchange). Mr. Freire holds a law degree from the Universidade de Sao Paulo and a master of laws degree in Comparative Law from New York University Law School.

    JORGE FERNANDO KOURY LOPES has been a member of the Board of Directors since November 1995. Mr. Lopes holds a law degree from the Faculdade de Direito Sorocaba and a master of laws degree in Corporate Jurisprudence from New York University.

    OSWALDO LEITE DE MORAES FILHO has been a member of the Board of Directors since November 1995. Mr. Moraes holds a law degree from the Universidade de Sao Paulo and a master of laws degree in Corporate Jurisprudence from New York University. Mr. Moraes is a member of the Instituto Brasileiro de Direitos Tributarios (Brazilian Tax Law Institute).

    ANGELO SILVIO ROSSI has been a member of the Committee of Officers since July 1994. Mr. Rossi has been associated with Abril since 1968, and holds a graduate degree in Economics from the Fundacao Getulio Vargas, as well as an undergraduate degree in Economics from Universidade MacKenzie.

    STEPHEN VACCARO has been a member of the Advisory Board since April 1996. Mr. Vaccaro has been a Managing Director of The Chase Manhattan Bank since February 1990 and is currently responsible for the bank's Media and Telecommunications business in Latin America. Mr. Vaccaro has been employed by The Chase Manhattan Bank in various positions since 1977. He is a graduate of Cornell University with a B.A. in Economics.

    MARC NATHANSON has been a member of the Advisory Board since September 1995. Mr. Nathanson is the Chairman and Chief Executive Officer of Falcon International and Falcon Holding Group, L.P., one of the largest cable TV operators in the United States. Mr. Nathanson is a 27 year veteran of the cable TV industry and a Director and member of the Executive Committee of the National Cable Television Association. He was appointed by President Clinton and confirmed by the U.S. Senate for a three year term as a member of the International Broadcasting Board of Governors of the United States Information Agency. He holds an M.A. from the University of California and a B.A. from the University of Denver. Mr. Nathanson is the uncle of Sergio Vladimirschi Junior.

    TULLY M. FRIEDMAN has been a member of the Advisory Board since September 1995. Mr. Friedman is a General Partner of Hellman & Friedman. He is currently a member of the board of directors of: Falcon International Communications LLC, APL Limited, Levi Strauss & Co., Mattel, Inc., McKesson Corporation and MobileMedia Corporation. Mr. Friedman is a member of the Executive Committee and a Trustee of the American Enterprise Institute, and a Director of the Stanford Management Company. Mr. Friedman holds a J.D. from Harvard Law School and a B.A. from Stanford University.

    RAYMOND E. JOSLIN has been a member of the Advisory Board since April 1996. Mr. Joslin is group head of Hearst Entertainment & Syndication and is a vice president and member of the board of directors of The Hearst Corporation. Mr. Joslin has 30 years of experience in the cable communications industry, and holds executive positions at The A&E Television Networks, The History Channel, Lifetime Television and ESPN. Mr. Joslin attended the Carnegie Institute of Technology and Harvard Business School, and holds a B.A. in Economics from Trinity College.

    HERBERT A. GRANATH has been a member of the Advisory Board since April 1996. Mr. Granath was recently promoted to Chairman, Disney/ABC International Television; before that he was President of ABC Cable and International Broadcast Group. Mr. Granath is also the Chairman of the Board of ESPN and A&E Television Networks. From 1982 to 1993, Mr. Granath served as President of Capital Cities/ABC Video Enterprises. Mr. Granath holds a B.S. degree from Fordham University's College of Arts and Sciences. He later did graduate work in communication arts.

    CLAUDIO CESAR D`EMILIO has been a member of the Committee of Officers since July 1992. Mr. D`Emilio has been associated with Abril since 1975, and currently holds the position of Finance Officer of Abril. Mr. D`Emilio holds undergraduate degrees in Corporate Management and Accounting and a master's degree in Finance from the Universidade de Sao Paulo.

    RAUL ROSENTHAL has been President and Chief Executive Officer of TVA since May 1997, responsible for all business units. From September 1996 to May 1997, he served with the Abril Group as Vice-President responsible for Strategic Planning, Corporate Development and five business units. From 1986 to 1996, Dr. Rosenthal served as president of American Express' Operations in several Latin American countries, including Brazil, Argentina and Uruguay. Dr. Rosenthal is Assistant Professor of Macroeconomics, Financial Simulations and Decision Analysis at the Universidade de Sao Paulo. He holds a degree in Production Engineering, as well as a Master's degree in Operations Research from the Universidade Federal do Rio de Janeiro, and a Ph.D in Production Engineering from the University of Birmingham-England.

    DOUGLAS DURAN has been the Chief Financial Officer of the Company since April 1992. Mr. Duran has 25 years of experience in corporate finance, and has held positions at Abril such as Manager of Financial Operations and Corporate Treasury Officer. Mr. Duran holds a degree in Business Administration from Amador Aguiar College and has completed several extension courses in Finance at the Universidade de Sao Paulo.

    VIRGILIO JOSE CARREIRA AMARAL has been the Engineering Officer of the Company since February 1995. Mr. Amaral has extensive experience in the field of broadcasting technology, including 18 years developing and installing television transmission systems for TV Globo. Mr. Amaral holds a degree in Electronic Engineering from the Universidade de Sao Paulo.

    ALEXANDRE ANNEMBERG has been the TVA/Network Officer since Februry 1997. He has also held executive positions at Olivetti do Brasil, Sharp do Brail and NET Sao Paulo. Mr. Annenberg holds a degree in Electronic Engineering from Instituto Technologico da Acronautica (ITA) and a degree in Business Administration from Fundacao Getulio Vargas.

    LUIZ GLEISER has been the TVA Programming Officer since June 1997. He has held positions with the major Brazilian television networks, such as Manchete, Globo, and Bandeirantes. He holds a degree in Journalism and Communications from Universidade Federal do Rio de Janiro.

    JOSE CARLOS ROMEIRO ALVES has been the Management Information System Officer since July 1997. He has 23 years of experience in business and information project development,, working for banks and consulting firms. Mr. Alves holds an M.B.A. degree from the Universidade de Sao Paulo and a degree in Production Engineering from Mackenzie University.

    ROSELI PARELLA has been the Human Resources Officer of the Company since February 1997. Ms. Parrella has been associated with Abril since 1991 and has 16 years of experience in the human resources area, having held management positions at several multinational companies. Ms. Parrella holds an undergraduate degree in Psychology from the Pontificia Universidade Catolica de Sao Paulo and has also studied at the Stanford Business School.

    LEILA ABRAHAM LORIA has been the Galaxy Brasil Officer since July 1997. She has earned broad experience working for department stores such as Mesbla and Wal Mart, in their commercial, marketing and purchasing areas. Ms. Loria holds an MBA degree from Universidade Federal do Rio de Janeiro and a degree in Business Administration from Fundacao Getulio Vargas.

    LEONARDO PETRELLI NETO has been the Curitiba Officer of the Company since March 1992. Mr. Petrelli has extensive experience in the telecommunication industry, and is currently a shareholder and officer of TVA Sul and SSC--Sistema Sul de Comunicacao, a radio and television holding company. Mr. Petrelli holds degrees in Telecommunications from Grossmont College in San Diego, California and Cinema from the University of Sound and Arts in Hollywood, California.

    LUIZ EDUARDO B. P. ROCHA has been the Rio de Janeiro Officer of the Company since March 1996. Mr. Rocha has held several high-level positions, such as Superintendent of Purchasing, at two of the largest department store chains in
Brazil: Lojas Americanas S.A. and Mesbla Lojas de Departamento, with which he was associated for 11 years. Mr. Rocha holds an undergraduate degree in Civil Engineering from the Universidade Federal do Rio de Janeiro and a masters degree in Finance and Marketing from COPPEAD.

    WALTER BARBOSA DE SOUSA JR, has been the Digisat Officer since July 1997. He has 16 years of experience in banking, consulting and industry. In 1994, he was assigned General Manager of the Sporting Wheels Div., Positrade Corp. (Mangels Group). He holds a degree in Business Administration from Fundacao Getulio Vargas.

COMPENSATION FOR DIRECTORS, OFFICERS AND EXECUTIVE OFFICERS

    For the year ended December 31, 1996 the aggregate compensation, including bonuses, of all Directors, Officers and Executive Officers of the Company was $2,015,780. Members of the Board of Directors, the Advisory Board and the Committee of Officers do not receive a salary from the Company.

    For the year ended December 31, 1996, the aggregate amount set aside by the Company to provide pension, retirement or similar benefits to Directors, Officers and Executive Officers was approximately $60,000.

                             PRINCIPAL SHAREHOLDERS

    Tevecap has one class of capital stock, common shares, authorized and outstanding. As of December 31, 1996, 196,712,855 common shares were outstanding representing authorized social capital of R$366,000,715. The following table sets forth as of September 30, 1996, information regarding the beneficial ownership of Tevecap's common shares:

                                                                                    NUMBER OF COMMON
SHAREHOLDER                                                                           SHARES OWNED     PERCENTAGE
---------------------------------------------------------------------------------  ------------------  -----------
Abril S.A........................................................................       111,075,318         56.47%
Falcon International Communications (Bermuda) L.P.(a)............................        27,930,827         14.20
Hearst/ABC Video Services II(b)..................................................        34,714,031         17.65
Cable Participacoes Ltda.(b).....................................................         4,628,536          2.35
Chase Manhattan International Finance Ltd.(c)....................................        18,364,122          9.33
All directors and executive officers as a group..................................                21          --(d)

------------------------

(a) A subsidiary of Falcon International Communications L.L.C.

(b) Each of Hearst and ABC indirectly holds a 50.0% equity interest in each of Hearst/ABC Video Services II and Cable Participacoes Ltda.

(c) 11,496,329 and 6,867,793 of the shares beneficially owned by Chase Manhattan International Finance Ltd. ("CMIF") are held of record by two wholly-owned subsidiaries of CMIF (the "Chase Parties"). In December 1995, CMIF sold a portion of the shares beneficially owned by it to Hearst and ABC.

(d) Less than 1.0%.

    The relations among the Company's equity holders are governed by a Stockholders Agreement (the "Stockholders Agreement"), dated December 6, 1995, among Tevecap, Robert Civita, Abril, the Chase Parties, Falcon International and HABC II and CPL (together with HABC II, "Hearst/ABC Parties" and together with Robert Civita, Abril, the Chase Parties and Falcon International, the "Stockholders"). The following describes certain terms of the Stockholders Agreement, as amended.

    TRANSFER OF SHARES. Any Stockholder desiring to transfer shares of capital stock to any third party, including another Stockholder, must first offer such shares to Tevecap and all of the other Stockholders. Tevecap has the right to determine first whether to purchase such shares; if Tevecap elects not to exercise its right to purchase the shares, the other Stockholders may elect to purchase such shares. If Tevecap or the other Stockholders decide to purchase the offered shares, all of such shares must be purchased. If neither Tevecap nor the other Stockholders offer to purchase all of the offered shares, the Stockholder desiring to sell such shares may sell the shares to any person, provided that (i) all of the shares are sold simultaneously within six months after the decision by Tevecap and the Stockholders not to purchase the shares,
(ii) Tevecap has not determined that the person making such purchase is a stockholder of undesirable character, lacks necessary financial capacity or competes with the Company, and (iii) the price for sale to such third party is at least 90.0% of the price offered to the Company and the other Stockholders. The provisions regarding transfers of shares do not apply to transfers to certain affiliates of the Stockholders. In addition, the Stockholders have preference over all other persons or entities to subscribe for new issuances of capital stock by the Company in proportion to their existing ownership of capital stock.

    EVENT PUT OPTIONS. Upon the occurrence of certain defined "triggering events" each of the Stockholders, other than Abril, may demand that Tevecap buy all or a portion of the shares of capital stock of Tevecap held by such Stockholder, unless the shares of capital stock held by such Stockholder are publicly registered, listed or traded (collectively referred to as an "Event Put"). The triggering events are: (i) the amount of capital stock held by such Stockholder exceeds the amount allowed under any legal restriction to which such Stockholder may be subject ("Regulatory Put"); (ii) a breach without cure within a designated period by Robert Civita, Abril, any of the respective affiliates of Robert Civita or Abril or

Tevecap of any representation, warranty, covenant or duty made or owed pursuant to the Stockholders Agreement, the Stock Purchase Agreement, dated August 25, 1995, among Robert Civita, Abril, the Chase Parties, and certain other parties, or the Stock Purchase Agreement, dated December 6, 1995, among Tevecap, Robert Civita, Abril, HABC Parties, the Chase Parties, Falcon International and certain other parties; (iii) a breach without cure within a designated period by Abril of the Abril Credit Facility; (iv) Robert Civita ceases to directly or indirectly hold without the approval of the Stockholders 31.258% of the capital stock and voting capital stock of Tevecap or he ceases to control the voting capital stock held by his affiliates representing 50% or more of the voting capital stock of Tevecap; (v) the Service Agreement, dated July 22, 1994, as amended, among Tevecap, Televisao Show Time Ltda. ("TV Show Time"), TVA Brasil Radioenlaces Ltda. ("TVA Brasil") and Abril, each of which holds certain licenses covering certain operations of TVA, ceases to be valid or effective or TV Show Time, TVA Brasil or Abril is liquidated or dissolved or files voluntarily, or has filed against it involuntarily, any petition in bankruptcy or (vi) another Stockholder exercises an Event Put, other than a Regulatory Put. The price to be paid in connection with an Event Put is set at fair market value determined by appraisal or by a multiple of Tevecap's most recent quarterly earnings. The Indenture, however, contains restrictions on the ability of Tevecap to purchase shares of its capital stock. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments." Accordingly, the parties to the Stockholders Agreement have agreed to amend the Stockholders Agreement prior to the Offering to provide that if the terms of the Indenture prohibit the Company from purchasing shares that are subject to an Event Put ("Event Put Shares"), in whole or in part, the Company shall not be obligated to purchase such shares to the extent it is so restricted. However, in such event, the Company shall, subject to the terms of the Indenture, have the obligation to issue shares of preferred stock of the Company ("Special Preferred Shares") should the Tevecap Stockholder elect to convert Event Put Shares to Special Preferred Shares. The holders of Special Preferred Shares will be entitled to dividends required by law and a cumulative dividend equal to LIBOR plus a 4.0% margin, provided that if the terms of the Indenture prohibit the payment of dividends on the Special Preferred Shares, the Company shall not be obligated to make such dividend payments to the extent so restricted. However, under the terms of the Special Preferred Shares such unpaid dividends shall cumulate and will be paid in full when permissible under the Indenture or when the Indenture no longer restricts the payment of such dividends. After the payment of all dividends on the Special Preferred Shares, the Company must use any remaining profit or reserve to purchase the largest number of Event Put Shares and Special Preferred Shares, provided that, if the terms of the Indenture prohibit the purchase of such shares, the Company shall not be obligated to make such purchases until permitted by the terms of the Indenture.

    TIME PUT OPTIONS. In addition, pursuant to the Stockholders Agreement, Falcon International may demand that Tevecap buy all or any portion of the shares of capital stock of Tevecap held by Falcon International if such shares are not publicly registered, listed or traded by September 22, 2002 (the "Falcon Time Put"). The price to be paid in connection with the Falcon Time Put is fair market value determined in the same manner as an Event Put. If Tevecap determines that the terms of the Indenture prohibit it from purchasing such shares, Tevecap may, subject to the terms of the Indenture, delay the payment of such purchase price with three annual payments ("Put Annual Payments") or issue promissory notes denominated in US dollars for the amount of such price ("Put Promissory Notes"). The Put Promissory Notes would mature three years after issuance with interest payments due quarterly in arrears. The interest rate on the Put Promissory Notes would be equal to the rate applicable to US Treasury obligations of similar maturity plus a margin to be negotiated, with the parties taking into account the risks associated with the type of obligor, Tevecap's creditworthiness and investments in Brazil. Under the provisions of the Stockholders Agreement, as amended, while the Put Promissory Notes are outstanding, Tevecap may not pay any dividends or make distributions with respect to its capital stock, including the Special Preferred Shares, should they exist. To the extent dividends, distributions or payments under the Put Promissory Notes may be made under the Indenture, payments must be made first to satisfy the obligations under the outstanding Put Promissory Notes. If the terms of the Indenture prohibit the Company from making the

Put Annual Payments, the Company shall not be required to make such payment, but shall be required to deliver Put Promissory Notes in the principal amount of the affected Put Annual Payments. If the terms of Indenture prohibit the Company from making an interest payment required under any Put Promissory Note, the Company shall not be required to make such payment at such time, provided that any accrued and unpaid interest shall accumulate and interest on such unpaid amount shall compound quarterly and the Company shall make payments of interest as soon as such payment is no longer restricted under the Indenture. Pursuant to the terms of the proposed amendment to the Stockholders Agreement, payment of the principal and interest on the Put Promissory Notes would be subordinated to the prior payment in full of the Notes. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments" and "--Limitation on Indebtedness."

    REGISTRATION RIGHTS. At any time after December 6, 1997, the Chase Parties, considered together, the Hearst/ABC Parties or Falcon International may request that the Company effect the registration of any or all of the capital stock held by such Stockholder. However, the Company is not obligated to effect more than one registration requested by a Stockholder in any 12 month period or more than three registrations requested by a Stockholder in total. Also, the capital stock that is the subject of the registration demand must be of a certain minimum amount. In addition, Tevecap must offer each Stockholder other than Abril the opportunity to register capital stock held by such Stockholder, subject to standard reductions in amount such Stockholder may register as recommended by the managing underwriter. Tevecap is obligated to pay all registration expenses other than underwriting discounts and commissions or transfer taxes, and Tevecap is only obligated to pay for the fees and expenses of Tevecap's counsel and accountants.

    BOARD OF DIRECTORS AND ADVISORY BOARD. Tevecap is governed by a board of directors with 11 members. Under the Stockholders Agreement, Abril designates six members, Falcon International designates two members, the Chase Parties together designate one member, and Hearst/ABC Parties designates 2 members. The affirmative vote of members of the board representing the Chase Parties, Falcon International and Hearst/ABC Parties is required for: acquisition of ownership interests in other companies; acquisition or liens on equity in other companies or liens on assets other than in ordinary course and in aggregate less than $500,000; incurrence of indebtedness of less than one year maturity and in an amount greater than $1,000,000; incurrence of indebtedness of greater than one year maturity except trade debt and in an aggregate amount of less than $500,000; loans on advance payments; non-financial guarantees in aggregate totalling more than $100,000; transactions with affiliates; and modifications to Service Agreement. Tevecap must get the approval of Hearst/ABC Parties before entering into contracts in excess of $1,000,000 in value and making any material programming decisions. Tevecap must get the approval of Falcon International before entering into contracts in excess of $1,000,000. Tevecap must get the approval of each of Hearst/ABC Parties, the Chase Parties and Falcon International before any corporate restructuring or any public offering of securities of Tevecap.

    REQUIRED DIVIDEND. Tevecap is required by the terms of the Stockholders Agreement to pay annual dividends equal to the net cash flow of Tevecap or 25.0% of the net consolidated profit (as defined by Brazilian law) of Tevecap. However, Tevecap may delay the payment of such dividends to the extent the payment of such dividends is prohibited by the Indenture, and such dividends will accumulate and be payable to the extent allowed under the Indenture. See "Risk Factors--Risks Relating to the Company-- Dividends to Shareholders."

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

OVERVIEW

    Tevecap has engaged in a significant number and variety of related party transactions, including, without limitation, the transactions described below. Tevecap has not performed any studies or analyses to determine whether the terms of past transactions with related parties have been equivalent to arm's-length transactions and cannot state with any certainty the extent to which such transactions are comparable to those which might have been obtained from a non-affiliated third party.

TRANSACTIONS AMONG SHAREHOLDERS

    On December 6, 1995, Tevecap's shareholders executed a Stock Purchase Agreement and a Stockholders Agreement relating to the investment of ABC and Hearst in the Company through Hearst/ABC Parties. See "Principal Shareholders." On that date, the Tevecap shareholders also executed a series of inter-shareholder agreements relating to, among other things, the provision of services and programming among the shareholders. These agreements supplemented other existing agreements among Shareholders. The following contracts are the principal agreements among the Company and the Tevecap shareholders (each of which, unless specified otherwise, is dated as of December 6, 1995).

    GENERAL AND ADVISORY SERVICES

    Under an Advisory Services Agreement, each of Hearst, ABC and HABC II has agreed, upon a request from the Company, to use its reasonable efforts to arrange for the investors to furnish personnel to provide advisory services to the Company. To date, the Company and Hearst, ABC and HABC II have not entered into a supplemental agreement to provide specific personnel or services at a particular cost.

    In addition, on April 1, 1996, Tevecap entered into a separate Advisory Services Agreement with Falcon International Communications, L.L.C. Pursuant to this agreement, which has a renewable two-year term, Falcon International Communications, L.L.C. has agreed to provide a range of advisory services to the Company, encompassing such areas as accounting, budget and billing procedures, financial and operation statements, customer, employee and government relations, the design, purchase and maintenance of equipment and supplies, negotiations with programmers and other such matters as the Company may reasonably request. In exchange for such services, the Company has agreed to pay Falcon International Communications, L.L.C. an annual fee of $200,000, which amount may be revised on each anniversary of the agreement.

    PROGRAMMING

    In connection with the investment by Hearst and ABC in Tevecap, Tevecap and these two parties entered into a Programming Agreement (the "Hearst/ABC Programming Agreement"). Pursuant to the Hearst/ABC Programming Agreement, each of Hearst and ABC has agreed to offer first to Tevecap pay programming that Hearst or ABC (or any subsidiary of which either Hearst or ABC owns at least 80.0% of the outstanding equity interests) intends to license for use in Brazil in the pay television markets served by TVA. The parties also agreed to consider future co-production activities which could enhance TVA's business and competitive position. Tevecap agreed to pay to each of Hearst and ABC such fees and expenses as are agreed upon at the time such programming or co-production services are provided. The Hearst/ABC Programming Agreement does not apply to The Walt Disney Company or its subsidiaries other than ABC and ABC's subsidiaries. In addition, the Hearst/ABC Programming Agreement does not apply to the activities of The A&E Television Networks, Lifetime Television and ESPN, including agreements relating to ESPN Brasil.

    OTHER TRANSACTIONS AMONG SHAREHOLDERS

    Each of Tevecap's corporate shareholders has entered into a side letter to the Stock Purchase Agreement and the Stockholders Agreement pursuant to which each of Abril, Falcon and the Chase Parties agreed, with certain exceptions, to exchange all of its respective shares in Tevecap for a corresponding number of shares of a newly-formed Brazilian corporation. The new corporation would become an 80.0% shareholder in Tevecap and Hearst/ABC would remain a 20.0% shareholder in Tevecap, which would be reorganized as a Brazilian limitada. This new structure would not result in any change in the current beneficial equity participation of the Stockholders in Tevecap. In addition, the transactions in establishing the new structure and the new structure itself would have to conform to the restrictions of the Indenture. As of the date hereof, the timing of the restructuring is under discussion by the Stockholders.

TRANSACTIONS AMONG RELATED PARTIES

    GENERAL AND ADVISORY SERVICES

    TVA Sistema and MTV Brasil have entered into various agreements, dated August 27, 1996, governing reciprocal services between the Company and MTV Brasil. The services covered by the agreement include billing, subleasing, equipment use, administrative, financial, accounting, human resources, engineering, infrastructure and satellite services. TVA Sistema and Abril have also entered into an agreement, dated January 1995, with Uniser, a division of Abril, pursuant to which Uniser provides telecommunications, maintenance, human resources, travel, legal other services in exchange for a monthly payment of approximately $20,000.

    In addition, pursuant to an agreement dated January 10, 1995, Tevecap has agreed to provide various financial services to Canbras, in return for which Tevecap receives a monthly payment of approximately $5,000. Tevecap provides similar financial services to Galaxy Brasil, in return for which the Company receives a monthly payment of $5,000 pursuant to an agreement dated March 9, 1995. Tevecap also provides to ESPN Brasil Ltda. financial services, for which it receives a payment of approximately $7,500 per month, and satellite and other engineering services, for which it receives a payment of approximately $78,000 per month, pursuant to an agreement dated June 26, 1995.

    The Company has also entered into an agreement with SMC Marketing Ltda. ("SMC"), dated September 1, 1995, to provide space, equipment and personnel to SMC, in return for which the Company receives a monthly payment of approximately US$29,000.

    PUBLISHING AND ADVERTISING

    The Company publishes a monthly magazine detailing the Company's programming options in a given month. In connection with this magazine, TVA Sistema has entered into an agreement with Abril, dated September 1992, pursuant to which Abril publishes approximately 300,000 copies of the Company's monthly magazine in return for a monthly payment of approximately $240,000. The monthly magazine is distributed in accordance with a distribution agreement, dated September 1992, between the Company and Irmaos Reis, pursuant to which the Company pays Irmaos Reis approximately $60,000 per month.

    TVA Sistema and Abril also have a reciprocal advertising agreement in which the Company publishes advertisements for Abril in the Company's monthly magazine in exchange for advertisements for the Company (and third parties through the Company) in the magazines published by Abril.

    In addition, the Company has an agreement with SMC, dated September 1, 1995, pursuant to which the Company assists SMC in selling advertising, in return for which the Company receives 25.0% of SMC's advertising revenues.

    INSURANCE

    TVA currently reimburses TVA Sistema for payments made by TVA Sistema pursuant to an insurance policy covering the operations of TVA Sistema, TVA Brasil Abril Video da Amazonia and the former MTV Division of Abril (collectively, the "Insureds"). TVA Sistema makes such payments pursuant to an agreement among the Insureds dated September 30, 1996. The annual premiums paid by TVA Sistema and reimbursed by the Company amount to approximately $84,000.

    ABRIL CREDIT FACILITIES

    Tevecap has entered, as the borrower, into a revolving credit facility (the "Abril Credit Facility") with Abril, as the lender. The Abril Credit Facility, effective December 6, 1995 and valid for a period of 36 months, allows the Company to draw down amounts not to exceed a maximum aggregate principal amount of $60,000,000. Since June 1996, Tevecap has from time to time requested, and Abril has provided, funding in excess of the aggregate maximum principal amount. The loans provided under the Abril Credit Facility are denominated in reais, unless the loan is a pass-through loan that Abril has funded in US dollars, in which case the loan is funded in a real-equivalent amount. Abril has agreed to use its reasonable commercial efforts to obtain the lowest possible interest rates for its loans to Tevecap under the Abril Credit Facility. As of October 31, 1996, the aggregate principal amount of loans outstanding under the Abril Credit Facility was approximately $105.8 million, which was fully repaid to Abril with the proceeds of the offering of the Old Securities. As of July 31, 1997, the Company had not redrawn any amounts under the Abril Credit Facility. See Note 10 to the Consolidated Financial Statements of the Company.

    In addition, Galaxy Brasil has entered, as borrower, into a revolving credit facility (the Abril-Galaxy Credit Facility) with Abril, as the lender. The Abril-Galaxy Credit Facility, effective May 12, 1997 and valid until December 30, 1997 allows Galaxy Brasil to draw down amounts not to exceed a maximum aggregate principal amount of R$60,000,000. As of June 30, 1997, the aggregate principal amount of loans outstanding under the Abril-Galaxy Credit Facility was R$23.8 million.

    OTHER INTERCOMPANY/SHAREHOLDER LOANS

    Tevecap has used the proceeds from the Abril Credit Facility to make capital contributions to TVA Sistema and Galaxy Brasil, as well as to extend loans to various interrelated companies. The aggregate outstanding amounts under these loans as of December 31, 1996 were: $25.6 million to TVA Brasil; $16.4 million to Galaxy Brasil; $12.3 million to SMC; $8.3 million to TVA Sul; $3.7 million to Canbras TVA; $188,000 to Comercial Cabo Sao Paulo; and $96,000 to other affiliates.

    Abril has received loans from ESPN Brasil Ltda., which loans, as of December 31, 1996, had an aggregate principal outstanding amount of $1.5 million.

    In addition, TVA Sistema has made loans to various interrelated companies. The aggregate principal outstanding amounts under these loans as of December 31, 1996 were $2.9 million to TVA Sul and $130,000 to TV Show Time. TV Show Time has loans outstanding to Abril, which loans, as of December 31, 1996, had an aggregate outstanding amount of approximately $2.7 million.

    All other intercompany and shareholder loans outstanding as of December 31, 1996 equaled an aggregate principal amount of approximately $1.6 million.

    ADVANCES OF CAPITAL CONTRIBUTIONS

    As of December 31, 1996, the Company had made advances of capital contributions of $254.2 million, $10.6 million and $53,256 to TVA Sistema, TVA Sul and other affiliates, respectively.

    SERVICE AGREEMENT WITH LICENSEHOLDERS

    Pursuant to a Service Agreement, dated July 22, 1994, as amended, TVA Brasil and TV Show Time (the "Licenseholders") agreed to transfer to TVA all the rights and benefits associated with their current and future pay-television licenses, with the exception of licenses operated by companies in which TVA has minority interests. While the Licenseholders retained the title to such licenses, the Licenseholders promised to take all steps necessary to transfer the title of such licenses to Tevecap. Such steps included the appropriate procedures required by the Ministry of Communications and any other governmental authority regulating the transfers. The transfer of the title to such licenses is currently either pending, subject to approval by the Ministry of Communications, or waiting for the passage of certain statutory or regulatory waiting periods.

    AFFILIATE INTERESTS IN THE OFFERING OF THE OLD SECURITIES

    The Company used a portion of the net proceeds of the Offering of the Old Securities to repay amounts outstanding under the Abril Credit Facility. See "Use of Proceeds" and "Description of Certain Indebtedness."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The Company has entered into, or will soon enter into, certain arrangements for the purpose of obtaining financing for its operations, including the purchase of decoders for use in its DBS operations and for working capital. Set forth below is a summary of these arrangements.

    The Abril Credit Facility allows the Company to borrow up to $60.0 million on a revolving basis until December 1998. Since June 1996, the Company has from time to time requested, and Abril has provided, funds in excess of $60.0 million. The loans are generally denominated in reais and bear interest at a rate equal to 99.5% of the CDI rate, the Brazilian interbank lending rate, adjusted at the beginning of each month. During June 1996, the applicable interest rate was 2.013% per month. As of December 31, 1996, after the application of approximately $105.78 million of the proceeds from the Notes to reduce the amounts outstanding thereunder, the Company had no amounts outstanding under the Abril Credit Facility. As of July 31, 1997, the Company had not redrawn any amounts under the Abril Credit Facility. However, the Company will be able to re-borrow the full amount of such facility, as required.

    On December 9, 1996, Tevecap, as Guarantor, and TVA Sistema, as Borrower, entered into a credit agreement with The Chase Manhattan Bank to finance the acquisition of C-Band decoders and other related equipment. The Export-Import Bank of the United States (the "EximBank") guarantees 85.0% of amounts borrowed under the credit facility (the "EximBank Facility"). As of June 30, 1997, TVA Sistema had borrowed $27,878,000 under the EximBank Facility. The credit facility has been made available to TVA on terms customary for credits to Brazilian companies that are supported by the EximBank, and bears interest at LIBOR plus 0.25%. TVA Sistema's obligations under the EximBank Facility will be unconditionally guaranteed by Tevecap.

    In March 1997, Galaxy Brasil entered into a five-year, $49.9 million lease and sale-leaseback facility (the "Galaxy Brasil Leasing Facility") with Citibank, N.A. As of June 30, 1997, Galaxy Brasil had $49,287,230 in principal amount outstanding under the Galaxy Brasil Leasing Facility. Under the Galaxy Brasil Leasing Facility, Galaxy Brasil obtained financing for the purpose of acquiring dish antennas, decoder boxes and other equipment for Ku-Band service. The amount financed under the Galaxy Brasil Leasing Facility bears interest at a rate of LIBOR plus a specified margin and customary costs. The lease payment obligation of Galaxy Brasil is secured by a pledge of subscriber revenues, together with a secured guarantee by the partners of GLA. The terms of the Galaxy Brasil Leasing Facility (i) prohibit the payment of dividends by Galaxy Brasil if, after giving effect to such payment, Galaxy Brasil's ratio of debt (including capital lease obligations and guarantees) to tangible net worth would be greater than three to one (3:1) and (ii) prohibit the incurrence of debt to third parties and affiliates if such ratio would be greater than four to one (4:1) and three to one (3:1), respectively. Citibank N.A. has provided exceptions to these provisions to allow the guarantee of the Notes by Galaxy Brasil.

    The partners of GLA have severally guaranteed the obligations of Galaxy Brasil under the Galaxy Brasil Leasing Facility, in each case up to a negotiated limit. The obligations of Tevecap under the guarantee are limited to approximately $25.5 million of principal and a proportionate share of interest, fees, and other amounts. The guarantors, including Tevecap, have entered into a contribution agreement, pursuant to which each partner agrees to contribute to payments required to be made by any partner under the guaranty. Under the contribution agreement, the obligations of Tevecap are limited to $25.5 million of principal and a proportionate share of interest, fees, and other amounts. Tevecap's obligations under the contribution agreement are secured by a pledge of its equity interests in GLA and SurFin, as well as by an agreement to pledge any future debt or equity interests it may hold relating to CBC.

    In connection with the operations of GLA and Galaxy Brasil, TVA and the other members of GLA have formed SurFin Ltd. ("SurFin"), a corporation organized under the laws of the Bahamas, to provide financing to local operating companies for the purchase of equipment provided to subscribers. TVA owns 20.5% of the capital stock of SurFin. The other (direct and indirect) shareholders of SurFin Ltd. are

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affiliates of (i) Hughes Electronics, with 39.3% of the capital stock, (ii)
Darlene Investments, with 20.4% of the capital stock, and (iii) Grupo MVS, with 19.8% of the capital stock.

    On September 24, 1996, SurFin entered into a syndicated credit agreement with Citicorp USA, Inc., as administrative agent, which establishes a three-year, $150.0 million revolving credit facility (the "SurFin Credit Facility"). Proceeds from the SurFin Credit Facility will be used by SurFin to provide financing to DIRECTV local operating companies in Latin America, which are (in most cases) affiliates of GLA and/or one or more of GLA's shareholders, including Galaxy Brasil. Such local operating companies will use the funds borrowed from SurFin for the purpose of financing the acquisition of dish antennas, decoder boxes and other equipment for Ku-Band service. Loans under the SurFin Credit Facility will bear interest, at SurFin's option, at a rate equal to LIBOR plus a specified margin, or at a rate equal to Citibank's prime rate. Loans made by SurFin to such local operating companies will bear interest at rates to be negotiated.

    Each of the partners of GLA (other than TVA) has jointly and severally guaranteed the full amount of the obligations of SurFin under the SurFin Credit Facility. TVA has also guaranteed the obligations of SurFin to the syndicate of lenders, but TVA's obligations under such guaranty are limited to $10.5 million of principal and a proportionate share of interest, fees, and other amounts. The guarantors, including TVA, have entered into a contribution agreement, setting forth their obligations to contribute to each other in connection with their respective obligations under their respective guarantees. Under the contribution agreement, the obligations of TVA are limited to $10.5 million of principal and a proportionate share of interest, fees, and other amounts. TVA's obligations under the contribution agreement are secured by a pledge of its equity interests in GLA and SurFin, as well as by an agreement to pledge any future debt or equity interests it may hold relating to CBC. Management expects the SurFin Credit Facility to facilitate the expansion of GLA by enabling local operating companies (including, possibly, Galaxy Brasil) to finance the acquisition of dish antennae decoder boxes and other equipment, thereby permitting subscribers to spread the expense of installing such equipment over time.

    On April 11, 1997, a new Delaware limited liability company was established, the principal asset of which is GLA's uplink facility, CBC. The new company is owned by two subsidiaries of Hughes Electronics. In connection with the establishment of the new company, TVA Communications and Tevecap have agreed, pursuant to the Indemnification Agreement, to provide certain indemnities in favor of GLA, Hughes Communications GLA, the newly-established company and its shareholders. To secure its obligations under the Indemnification Agreement, Tevecap has agreed to pledge its equity interest in GLA, as well as any future notes or interests it may hold relating to CBC.

    In May, 1997, Galaxy Brasil, as borrower, entered into the Abril-Galaxy Credit Facility with Abril, as the lender. The Abril-Galaxy Credit Facility, effective May 12, 1997 and valid until December 30, 1997, allows Galaxy Brasil to draw down amounts not to exceed a maximum aggregate principal amount of R$60,000,000. As of June 30, 1997, the aggregate principal amount of loans outstanding under the Abril-Galaxy Credit Facility was R$23.8 million. The applicable interest rate as of such date was 2.66% per month.

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                              DESCRIPTION OF NOTES

GENERAL

    The Old Notes were issued and the Exchange Notes are to be issued under an Indenture, to be dated as of November 26, 1996 and amended as of March 19, 1997 and supplemented as of April 10, 1997 (the "Indenture"), between the Company, the Guarantors, The Chase Manhattan Bank, as Trustee (the "Trustee") and Chase Trust Bank, as Paying Agent, a copy of which is available upon request to the Company. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes and the Old Notes are deemed the same class of notes under the Indenture and are entitled to the benefit thereof. Unless specifically stated otherwise, this description applies to both the Exchange Notes and the Old Notes. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the Notes is set forth under "Certain Definitions." The Indenture was amended by Amendment No. 1 to Indenture, dated as of March 19, 1997, to clarify language in the definition of Permitted Liens and was supplemented by Supplement to Indenture, dated as of April 10, 1997, to provide for TVA Sul Santa Catarina Ltd. to be a Guarantor.

    Principal of, premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    The Notes have been designated for trading in the PORTAL market.

TERMS OF THE NOTES

    The Notes will be unsecured, senior obligations of the Company, limited to $15,368,000 million aggregate principal amount, and will mature on November 26, 2004. Each Note will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually in cash on May 26 and November 26 of each year commencing May 26, 1997 to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date.

OPTIONAL REDEMPTION

    At any time and from time to time prior to November 26, 2000, if the Company receives Net Cash Proceeds from one or more (i) Significant Equity Offerings or
(ii) sales of the Company's Capital Stock to a Strategic Investor, the Company may redeem in the aggregate up to $75.0 million principal amount of Notes, at a redemption price (expressed as a percentage of principal amount) of 112.625%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least $175.0 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

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
ADDITIONAL AMOUNTS

    All payments made by the Company or any Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Federative Republic of Brazil or Japan or any political subdivision or taxing authority thereof or therein ("Taxes"), unless the Company or such Guarantor, as the case may be, is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof. If the Company or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Subsidiary Guarantee of such Guarantor, the Company or such Guarantor, as the case may be, will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted. Provided, however, that no such Additional Amounts will be payable with respect to a payment made to a holder of Notes with respect to any Tax which would not have been imposed, payable or due (i) but for the fact that the holder or a beneficial owner of a Note is or was a domiciliary, national or resident of, or engages or engaged in business, maintains or maintained a permanent establishment or is or was physically present in Brazil or Japan, or otherwise has some present or former connection with Brazil or Japan other than the mere holding of such Notes or the receipt of principal or interest in respect thereof; (ii) but for the failure of the holder or beneficial owner of Notes to comply with a request by the Company or any Guarantor to satisfy any certification, identification or other reporting requirements which the holder or such beneficial owner is legally entitled to satisfy, whether imposed by statute, treaty, regulation or administrative practices, concerning the nationality, residence or connection with Brazil or Japan of such holder or beneficial owner; or (iii) if, where presentation is required, the presentation for payment had occurred within 30 days after the date such payment was due and payable or was provided for, whichever is later. Notwithstanding the preceding sentence, the limitations on the Company's obligation to pay Additional Amounts set forth in clause (ii) of the preceding sentence shall not apply if a certification, identification, or other reporting requirement described in clause (ii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to such Holders or beneficial owners (taking into account any relevant differences between U.S. and Brazilian law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation (including proposed regulations) and administrative practice or other reporting requirements imposed as of the date of this Prospectus under U.S. tax law, regulation (including proposed regulations) and administrative practice (such as IRS Forms 1001, W-8 and W-9). The obligation of the Company or any Guarantor to pay Additional Amounts in respect of Taxes shall not apply with respect to (x) any estate, inheritance, gift, sales, transfer, personal property or any similar Tax or (y) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes. The Company and the Guarantor, as applicable, will (i) make any required withholding or deduction, (ii) remit the full amount deducted or withheld to the relevant authority (the "Taxing Authority") in accordance with applicable law, (iii) use their best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes and (iv) in the event that such certified copies of tax receipts are obtained, promptly send such certified copies of tax receipts to the Principal Paying Agent for prompt forwarding to any holder that has made a written demand therefor of the Principal Paying Agent. The Company or the Guarantor will attach to each certified copy a certificate stating (x) that the amount of withholding tax evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding tax paid per US$1,000 of principal amount of the Notes. See "Income Tax Considerations--United States--Effect of Brazilian Withholding Taxes." If, notwithstanding the Company's or such Guarantor's efforts to obtain such receipts, the same are not obtainable, the Company or such Guarantor

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will provide to the Principal Paying Agent such other evidence of such payments as the Company or such Guarantor may reasonably obtain.

    At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor will deliver to the Trustee and each Paying Agent an Officers' Certificate stating the fact that such Additional Amount will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee and each Paying Agent to pay such Additional Amounts to holders of Notes on the payment date. Each Officers' Certificate shall be relied upon until receipt of a further Officers' Certificate addressing such matters.

    Whenever in the Indenture or in this "Description of Notes" there is mentioned, in any context, the payment of amounts based upon the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts as are, were or would be payable in respect thereof.

REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

    The Notes may be redeemed at the option of the Company, in whole but not in part, at any time prior to maturity if (i) there is any change in or amendment to the Treaty to Avoid Double Taxation entered into between Brazil and Japan, approved by Legislative Decree No. 43 dated November 23, 1967, and enacted in Brazil by Decree No. 61,899 dated December 14, 1967, as amended by Decree No. 81,194 dated January 9, 1978, which has the effect of increasing the rate of tax applicable under such treaty to a rate exceeding 15.0% of interest payable; or
(ii) as the result of any change in or amendment to the laws, regulations or rulings of Brazil or Japan or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings (including the holding of a court of competent jurisdiction), the Company or any Guarantor has or will become obligated to pay Additional Amounts (excluding interest and penalties) in excess of the Additional Amounts that the Company or any Guarantor would be obligated to pay if Taxes (excluding interest and penalties) were imposed with respect to such payments of interest at a rate of 15.0%, and such obligation cannot be avoided by the Company or the Guarantors, as the case may be, taking reasonable measures available to them, then the Company may, at its option, redeem or cause the redemption of the Notes, as a whole but not in part, upon not more than 60 nor less than 30 days' notice to the holders of such Notes (with copies to the Trustee and each Paying Agent) at 100.0% of their principal amount, together with accrued interest to (but excluding) the date fixed for redemption, plus any such Additional Amounts payable with respect to such principal amount and interest as provided under "--Additional Amounts." Prior to the giving of notice of redemption of the Notes as described herein and as a condition to any such redemption, the Company will deliver to the Trustee an Officers' Certificate (together with a copy of the written opinion of counsel to the effect that the applicable rate has so increased, or the Company or any Guarantor has or will become so obligated to pay Additional Amounts as a result of such change or amendment), stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts relating thereto. No notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company or any Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due and, at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

SELECTION

    In the case of any partial redemption or repurchase, selection of the Notes for redemption or repurchase will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal

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amount or less will be redeemed or repurchased in part. If any Note is to be redeemed or repurchased in part only, the notice of redemption or repurchase relating to such Note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new Note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

RANKING

    The Notes will be unsecured, senior obligations of the Company ranking PARI PASSU in right of payment with all other existing and future unsecured, senior Indebtedness of the Company and senior in right of payment to all other existing and future subordinated Indebtedness of the Company. The Subsidiary Guarantees will be unsecured, senior obligations of the Guarantors ranking pari passu in right of payment with all other existing and future unsecured, senior Indebtedness of the Guarantors and senior in right of payment to all other existing and future subordinated Indebtedness of the Guarantors. Subject to certain limitations set forth in the Indenture, the Company and its Subsidiaries may Incur other senior Indebtedness, including Indebtedness that is secured by certain assets of the Company and its Subsidiaries. At December 31, 1996, Tevecap did not have any outstanding senior Indebtedness other than the Notes (exclusive of unused commitments) and short term debt) and the aggregate principal amount of outstanding senior Indebtedness of the Guarantors, other than the Subsidiary Guarantees, was $4.8 million (exclusive of unused commitments and short term debt) all of which ranks pari passu with the Subsidiary Guarantees, but none of which was secured Indebtedness. As of June 30, 1997, Tevecap did not have any outstanding senior indebtedness other than the Notes (exclusive of unused commitments and short term debt), and the aggregate principal amount of outstanding senior Indebtedness of the Guarantors was $81.0 million (exclusive of unused commitments and short term debt) all of which ranks pari passu with the Subsidiary Guarantees, and none of which is secured. See "Certain Other Indebtedness."

SUBSIDIARY GUARANTEES

    Each of the Company's existing and future Restricted Subsidiaries (the "Guarantors"), as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on a senior basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees.

    Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors--Fraudulent Conveyance Considerations."

    Each Subsidiary Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

    The Indenture provides that, subject to the provisions described in the next succeeding paragraph, no Guarantor may consolidate or merge with or into (whether or not such Guarantor is the surviving entity or Person) another corporation, entity or Person unless (i) the entity or Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Subsidiary Guarantee and the Indenture pursuant to a supplemental indenture, in form satisfactory to the Trustee, (ii) immediately after such transaction, no Default or Event of Default exists,

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(iii) immediately after such transaction, the Company will have Consolidated Net
Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding such transaction and (iv) the Company will, at the time of such transaction after giving pro forma effect thereto, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) under "Certain Covenants-- Limitation on Indebtedness."

    Notwithstanding the preceding paragraph, if no Default exists or would exist under the Indenture, concurrently with any sale or disposition (by merger or otherwise) of any Guarantor in accordance with the terms of the Indenture (including the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock") (other than a transaction subject to the provisions described under "Merger and Consolidation") by the Company or a Restricted Subsidiary to any Person that is not an Affiliate of the Company or any of the Restricted Subsidiaries, such Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee; PROVIDED, HOWEVER, that any such release shall occur only to the extent that all obligations of such Guarantor under, and all of its guarantees of, and all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company shall also terminate upon such release, sale or transfer.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

        (i) an event or series of events by which any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes after the date of issuance of the Notes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of the Indenture), of more than 35.0% of the total voting power of all Voting Stock of the Company outstanding;

        (ii) (A) another corporation merges into the Company or the Company consolidates with or merges into any other corporation or (B) the Company conveys, transfers or leases all or substantially all its assets to any person or group (other than any conveyance, transfer or lease between the Company and a Wholly-Owned Subsidiary of the Company), in each case, in one transaction or a series of related transactions with the effect that a person or group other than one or more Permitted Holders becomes the "beneficial owner" of more than 35.0% of all Voting Stock of the Company then outstanding;

       (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (or equivalent governing body) of the Company (together with any new Directors (or equivalent persons) whose election by the Company's Board of Directors (or equivalent governing body), or whose nomination for election by such entity's shareholders, was approved by a vote of a majority of the Directors (or equivalent persons) then still in office who were either Directors (or equivalent persons) at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors (or equivalent persons) then in office; or

        (iv) the Permitted Holders collectively shall fail to beneficially own at least 35.0% of all Voting Stock of the Company then outstanding.

    The Company's other senior Indebtedness may contain prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such other senior Indebtedness, even if

                                      122
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the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. The consent of the Brazilian Central Bank will be required prior to the funding of the repurchase of the Notes.

    Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes after such Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (ii) the circumstances and relevant facts and financial information concerning such Change of Control; (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

CERTAIN COVENANTS

    The Indenture contains certain covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, and the Company shall not issue any Disqualified Stock; PROVIDED, HOWEVER, that the Company and any Restricted Subsidiary may Incur Indebtedness, and the Company may issue shares of Disqualified Stock, if on the date thereof the Indebtedness to Annualized Operating Cash Flow Ratio of the Company would have been less than or equal to (i) 6.5 to 1.0 in the case of Indebtedness Incurred prior to November 26, 1999 and (ii) 6.0 to 1.0 in the case of Indebtedness Incurred on and after November 26, 1999, in each case determined on a pro forma basis.

    (b) The foregoing limitation shall not apply to the Incurrence of: (i) Indebtedness of the Company or any Restricted Subsidiary under any Senior Credit Facility or the Abril Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $50.0 million; (ii) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to another Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (iii) Indebtedness

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represented by the Notes (including the Subsidiary Guarantees); (iv)
Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (i), (ii) or (iii) of this paragraph); (v) Refinancing Indebtedness in respect of Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to clauses (i) through (iv) above, this clause (v), or clause (xiv) below in a principal amount (or, for original issue discount Indebtedness, the accredited principal thereof) so refinanced; (vi) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements related to Indebtedness otherwise permitted to be Incurred pursuant to the Indenture or otherwise entered into in the ordinary course of business, PROVIDED that in each case the notional amount shall not exceed the underlying obligations or assets; (vii) Guarantees by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or obligations by such Restricted Subsidiary is permitted under the terms of the Indenture; (viii) Indebtedness of Galaxy Brasil in an aggregate principal amount at any one time outstanding not to exceed the lesser of (A) an amount equal to the sum of (I) the product of (1) $480.0 multiplied by (2) the number of Galaxy Brasil Subscribers at the date of Incurrence plus (II) $20 million and (B) $130.0 million; (ix) Indebtedness of any Special Restricted Subsidiary if, after giving effect to such Incurrence, the ratio of (A) the aggregate principal amount of all Indebtedness of such Special Restricted Subsidiary outstanding as of the date of determination to (B) the total shareholders' equity (excluding any retained earnings or accumulated deficit) of such Special Restricted Subsidiary as of the date of determination is less than or equal to 2:1; (x) Indebtedness of the Company represented by Subordinated Shareholder Loans in an aggregate principal amount at any one time outstanding not to exceed $100.0 million; (xi) Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; (xii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, Incurred in connection with any Asset Disposition; (xiii) Indebtedness of the Company represented by the SurFin Guarantee in an aggregate principal amount at any one time outstanding not to exceed $25.0 million; (xiv) Indebtedness of TVA Sistema under the EximBank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $30.0 million; (xv) Indebtedness of the Company represented by the Put Promissory Notes; (xvi) Indebtedness of Galaxy Brasil in an aggregate principal amount at any one time outstanding not to exceed $25.0 million; and (xvii) other Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company then outstanding (other than Indebtedness permitted by clauses (i) through (xvi) above or the preceding paragraph) does not exceed $50.0 million.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except (1) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) and (2) dividends or distributions payable solely to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other stockholders on a PRO RATA basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock (including options or warrants to acquire such Capital Stock) of the Company or any Restricted Subsidiary, (iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment, scheduled interest payment date or scheduled sinking fund payment, any Subordinated Obligations, or make any cash interest payment on Subordinated Shareholder Loans or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, interest payment or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (x) after giving effect to such Restricted Payment, a Default shall have occurred and be continuing (or would result therefrom); or (y) the Company could not

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incur at least an additional $1.00 of Indebtedness under the covenant described under "Certain Covenants--Limitation on Indebtedness"; or (z) the aggregate amount of such Restricted Payment and all other Restricted Payments declared (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) or made subsequent to the Issue Date would exceed the sum of: (A) an amount equal to the Company's Cumulative Operating Cash Flow less 1.6 times the Company's Cumulative Consolidated Interest Expense; plus (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other cash contributions to its capital subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); plus (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company upon such conversion or exchange); and plus
(D) in the case of the disposition or repayment of any Investment constituting a Restricted Payment other than an Investment made pursuant to clause (v) of paragraph (b) below made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment. For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property or services distributed or transferred other than cash shall be valued at its Fair Market Value.

    (b) So long as there is no Default or Event of Default continuing, the provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company or Capital Stock of any Restricted Subsidiary made by exchange for, or out of the Net Cash Proceeds from a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Stock) or any purchase of Capital Stock made with Put Promissory Notes; PROVIDED, HOWEVER, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (B) of paragraph (a);
(ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds from a substantially concurrent sale of, Subordinated Obligations of the Company; PROVIDED, HOWEVER, that (A) the final maturity date of such Subordinated Obligations, determined as of the date of Incurrence, occurs not earlier than the Stated Maturity of the Notes and (B) the Average Life of such Subordinated Obligations is equal to or greater than the Average Life of the Subordinated Obligations being purchased or redeemed; and PROVIDED, FURTHER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; PROVIDED, HOWEVER, that such dividends shall be included in the calculation of the amount of Restricted Payments; (iv) Investments in Galaxy Latin America or its Affiliates made subsequent to the Issue Date in an aggregate amount at any time outstanding not to exceed $15.0 million; (v) Investments in a Permitted Business financed with the net proceeds of this Offering as described under "Use of Proceeds"; and (vi) Minority Investments made subsequent to the Issue Date constituting a Restricted Payment by the Company or any Restricted Subsidiary in any Person that operates principally, or has been formed to operate principally, a Permitted Business in an aggregate amount at any time outstanding not to exceed $45.0 million.

    The Indenture will provide that the Company will be required, as a condition to the issuance of the Notes, and to thereafter maintain enforceable written commitments (the Shareholder Commitments") from each shareholder of the Company agreeing that such shareholder will not exercise its voting rights to receive mandatory statutory dividends (without limiting such shareholder's right otherwise to receive dividends pursuant to and in compliance with this covenant "Limitation on Restricted Payments"), provided that the Shareholder Commitments will cease to be effective on the first to occur of (x) the date

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that shares of Capital Stock of the Company are issued and listed on a Brazilian or United States securities exchange in connection with a bona fide public offering of such shares or the date that any shares of the Capital Stock of the Company are otherwise effectively listed and traded on any Brazilian or United States securities exchange, (y) the date that none of the Notes remain outstanding or (z) the date that such commitment is no longer effective, enforceable or legal under applicable Brazilian laws and regulations (including without limitation any construction or interpretation thereof by CVM, any court or any other governmental authority). The Indenture will provide that the Company will obtain Shareholder Commitments in connection with any future issuances of Capital Stock to the extent the Shareholder Commitments would then be effective, enforceable and legal under the terms of the foregoing proviso. Notwithstanding the foregoing, but provided it would not render any of the other Shareholder Commitments unenforceable, the Company need not obtain and/or maintain Shareholder Commitments from persons that are not shareholders of the Company on the Issue Date or any Affiliate of any such shareholder to the extent it does not relate to more than 10.0% of the outstanding shares of Capital Stock of the Company.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company or another Restricted Subsidiary of the Company, (ii) make any Investment in the Company or another Restricted Subsidiary of the Company or (iii) transfer any of its property or assets to the Company or another Restricted Subsidiary of the Company; except: (A) any encumbrance or restriction pursuant to an agreement in effect on the date of Issuance of the Notes and described in this Prospectus;
(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the Company) and outstanding on such date; (C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) or (B) or this clause (C) or contained in any amendment to an agreement referred to in clauses (A) or (B) or this clause
(C); PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the holders of the Notes than encumbrances and restrictions contained in such agreements; (D) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indenture to the extent relating to the property or asset subject to such Lien following a default in respect of the applicable obligation; (E) in the case of clause (iii), any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract, or (2) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements; (F) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement in effect for the sale or disposition thereof and the duration of which does not exceed 60 days; or (G) any encumbrance or restriction contained in an agreement pursuant to which Galaxy Brasil Incurs Indebtedness in compliance with the terms of the Indenture, PROVIDED, HOWEVER, that the terms of such encumbrance or restriction are no more restrictive than those contained in the Equipment Agreements as they exist on the Issue Date.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition, unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition, (ii)(A) at least 75.0% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of

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cash or Cash Equivalents or (B) at least 75.0% of the consideration thereof received by the Company or such Restricted Subsidiary consists of assets used in connection with a Permitted Business; and (iii) an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) FIRST, to the extent the Company elects (or is required by the terms of any senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary), to prepay, repay or purchase such senior Indebtedness, or such Indebtedness of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) ("Excess Proceeds"), to make an offer ("Asset Sale Offer") to purchase Notes pursuant and subject to the conditions of the Indenture to the Noteholders at a purchase price of 100.0% of the principal amount thereof plus accrued and unpaid interest to the purchase date, and (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for general corporate purposes. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $10 million. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    For the purposes of this covenant, the following will be deemed to be cash or Cash Equivalents: (i) the assumption of Indebtedness (other than Disqualified Stock) of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (ii) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash at its face value.

    (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100.0% of their principal amount plus accrued interest to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above.

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property, or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a

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majority of the members of such Board having no personal stake in such Affiliate
Transaction, if any; and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing in the United States that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; PROVIDED that, in the case of an Affiliate Transaction described in clause (ii) or (iii), the Company shall promptly after consummation thereof deliver an Officers' certificate to the Trustee certifying as to the compliance by the Company with clauses (i) and (ii) or (i) and (iii) as the case may be, of this covenant; and PROVIDED FURTHER that in the case of an Affiliate Transaction with Galaxy Latin America, the Company or such Restricted Subsidiary shall only be required to obtain the opinion described in clause (iii) if such Affiliate Transaction involves an aggregate amount in excess of $20.0 million.

    (b) The provisions of the foregoing paragraph (a) will not apply to (i) transactions with or among the Company and/or any of the Restricted Subsidiaries; PROVIDED in any such case, no officer, director or beneficial holder of 5% or more of any class of Capital Stock of the Company shall beneficially own any Capital Stock of any such Restricted Subsidiary, (ii) transactions between the Company and any Restricted Subsidiary that are solely for the benefit of the Company or a Subsidiary Guarantor, (iii) transactions between or among Unrestricted Subsidiaries, (iv) any dividend permitted by the covenant described under "Certain Covenants--Limitation on Restricted Payments,"
(v) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans, employee salaries and bonuses or legal fees paid or created in the ordinary course of business and (vi) transactions and arrangements pursuant to agreements in existence on the Issue Date and described in the Prospectus. In addition, paragraph (a) shall not apply (x) to Indebtedness Incurred by the Company from Abril under the Abril Credit Facility or from shareholders pursuant to Subordinated Shareholder Loans and (y) to any transaction entered into in connection with the reorganization of the Company's ownership structure or the restructuring of its legal form described under "Certain Transactions with Related Parties--Transactions Among Shareholders" in the Prospectus.

    LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien, other than Permitted Liens, on any of its property or assets (including Capital Stock of any Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, securing any obligation, unless the obligations due under the Indenture and the Notes and the Subsidiary Guarantees are secured, on an equal and ratable basis (or on a senior basis, in the case of Indebtedness subordinated in right of payment to the Notes or the Subsidiary Guarantees), with the obligations so secured.

    LIMITATION ON SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not (i) sell, and will not permit any Restricted Subsidiary of the Company to issue, sell or transfer, any Capital Stock of a Restricted Subsidiary or (ii) permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to acquire Capital Stock of any Restricted Subsidiary, if in either case as the result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company, except for (A) Capital Stock issued, sold or transferred to the Company or a Wholly-Owned Restricted Subsidiary and (B) Capital Stock issued by a Person prior to the time (1) such Person becomes a Restricted Subsidiary, (2) such Person merges with or into a Restricted Subsidiary or (3) a Restricted Subsidiary merges with or into such Person, PROVIDED, that such Capital Stock was not issued by such Person in anticipation of the type of transaction contemplated by subclause (1), (2) or (3). This provision shall not prohibit the Company or any of its Restricted Subsidiaries from selling or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary; PROVIDED that any such sale constitutes an Asset Disposition for purposes of, and the Net Cash Proceeds from any such sale are applied in accordance with, the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

    ADDITIONAL SUBSIDIARY GUARANTEES. The Indenture will provide that if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the Issue Date, then such newly acquired or created Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

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    MERGER AND CONSOLIDATION.  The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person and the Company will not permit any of its Restricted Subsidiaries to enter into such a transaction if such transaction, in the aggregate, would result in the conveyance or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, to any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") is a corporation organized and existing under the laws of the Federative Republic of Brazil or any State or political subdivision thereof and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Certain Covenants--Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; (v) each Guarantor shall have delivered a written instrument in form satisfactory to the Trustee confirming its Guarantee; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; PROVIDED, HOWEVER, that clause (iii) shall not apply to the merger of Cable Participacoes Ltda., or Hearst/ABC Video Services II, each an entity owned by The Hearst Corporation and ABC, Inc., or Falcon International Communications (Bermuda) L.P. with and into the Company in connection with the reorganization of the Company's ownership structure described under "Certain Transactions with Related Parties--Transactions Among Shareholders" in the Prospectus.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the Company, in the case of a lease of all or substantially all its assets, will not be released from the obligation to pay the principal of and interest on the Notes.

    SEC REPORTS. The Indenture will provide that, whether or not the Company has a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following any Exchange Offer or the effectiveness of any Shelf Registration Statement, the Company shall furnish without cost to each holder of Notes, the Trustee and the Initial Purchasers and file with the Commission (whether or not the Company is a public reporting company at the time): (i) within 140 days after the end of each fiscal year of the Company, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form); (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing substantially the same information required to be contained therein; and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form). Prior to the effectiveness of the Exchange Offer Registration Statement with the Commission, the Company will file with the Trustee and provide the Initial Purchasers, all of the information that would have been required to have been filed with the Commission pursuant to clauses (i), (ii) and (iii) above. Each of the reports will be prepared in accordance with US GAAP consistently applied, will include the amounts of EBITDA (as defined herein), based on US GAAP financial data and will be prepared in accordance with the applicable rules and regulations of the Commission. The Company will agree to use its reasonable best efforts to schedule, disseminate in a customary manner for public companies information concerning, and conduct a conference call for holders of Notes to discuss with appropriate senior officers of the Company the results of operating and financial

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conditions of the Company within 30 days of filing any reports described in clause (i) and (ii) above with the Commission.

    LIMITATION ON DESIGNATIONS OF SPECIAL RESTRICTED SUBSIDIARIES. The Indenture will provide that the Company may designate any Restricted Subsidiary as a "Special Restricted Subsidiary" under the Indenture (a "Special Designation") if such Special Restricted Subsidiary engages in, or will engage principally in, a Permitted Business in a Newly-Licensed Service Area. Such Special Designation may be revoked at any time if all Indebtedness of such Special Restricted Subsidiary that is outstanding immediately following such revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes under the Indenture. All Special Designations and revocations thereof must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions. In any event, a Special Restricted Subsidiary will remain a Restricted Subsidiary for all purposes of the Indenture, except that a Special Restricted Subsidiary shall be treated as an Unrestricted Subsidiary for purposes of calculating Operating Cash Flow, Consolidated Income Tax Expense, Consolidated Interest Expense and Consolidated Net Income.

    LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. The Indenture will provide that the Board of Directors may designate any Subsidiary of the Company (other than a Guarantor, but including any newly acquired or newly formed Subsidiary) (a "Designation") to be an Unrestricted Subsidiary if: (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (b) the Company would be permitted under the Indenture to make an Investment under all applicable provisions of the covenant described under "Certain Covenants--Limitation on Restricted Payments" at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of such Subsidiary on such date; and (c) such Subsidiary and its Subsidiaries own no Capital Stock or Indebtedness of, and hold no Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (a "Revocation"); PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) no Default shall have occurred and be continuing and (y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any such Designation and Revocation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect thereto and an Officers' Certificate certifying that such action complied with the foregoing provisions.

    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES. The Company will not make, and will not permit its Restricted Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, such Investment, together with the aggregate amount of all Investments previously made (other than Permitted Investments), would exceed the amount of Restricted Payments then permitted to be made pursuant to the covenant described under "Certain Covenants--Limitation on Restricted Payments". Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company and (ii) may be made in cash or property.

    BUSINESS OF THE COMPANY; RESTRICTIONS ON TRANSFERS OF EXISTING
BUSINESS. The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, be principally engaged in any business or activity other than a Permitted Business. In addition, the Company and the Restricted Subsidiaries will not be permitted to, directly or indirectly, transfer to any Unrestricted Subsidiary (i) any of the licenses, permits or authorizations used in the Permitted Business of the Company and the Restricted Subsidiaries on the Issue Date or (ii) any material portion of the "property and equipment" (as such term is used in the Company's consolidated financial statements) of the Company or any Restricted Subsidiary used in the licensed service areas of the Company and the Restricted Subsidiaries as they exist

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on the Issue Date; PROVIDED that the Company and the Restricted Subsidiaries may make Asset Dispositions in compliance with the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and pledge property and assets to the extent permitted in the covenant described under "Certain Covenants--Limitations on Liens."

DEFAULTS

    An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company or any Restricted Subsidiary to comply with its obligations under "Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company or any Restricted Subsidiary to comply with any covenants (other than the covenant described under "Certain Covenants--Merger and Consolidation") or any other agreements contained in the Indenture for 45 days after notice (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), (v) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after failure to pay when due or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (or the US Dollar Equivalent) (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary (the "bankruptcy provisions"), (vii) any judgment or decree for the payment of money in excess of $10.0 million (or the US Dollar Equivalent) (to the extent not covered by insurance as acknowledged in writing by the insurer) is rendered against the Company or a Restricted Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision"),
(viii) there shall have occurred any seizure, compulsory acquisition, expropriation or nationalization of material assets of the Company and its Subsidiaries or (ix) the failure of any Subsidiary Guarantee to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any Guarantor of its obligations under the Indenture or any Subsidiary Guarantee if such default continues for 10 days, unless otherwise released from such Guarantee obligation pursuant to the Indenture. However, a default under clause (iv) will not constitute an Event of Default until the Trustee or the holders of 25.0% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) hereof after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25.0% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25.0% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the

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Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) amend or modify any of the provisions of the Indenture relating to the ranking of the Notes or the Subsidiary Guarantees in any manner that adversely affects the rights of any holder of the Notes, (vii) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (viii) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in compliance with the terms thereof or (ix) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

    The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

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After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

    A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes or other charges required by law. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "Certain Covenants--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Restricted Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (iii) and (iv) under "Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) and (vi) (with respect only to Restricted Subsidiaries), or (vii) or (ix) under "Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or US Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

FOREIGN EXCHANGE RESTRICTIONS; CURRENCY INDEMNITY

    Payments in respect of the Notes or any Subsidiary Guarantee shall be made in US dollars as shall be legal tender at the time of payment for the payment of public and private debts in that currency. In the event that on any payment date in respect of the Notes or any Subsidiary Guarantee, any restrictions or prohibition of access to the Brazilian foreign exchange market exists, the Company and each Guarantor agree to pay all amounts payable under the Notes in the currency of such Notes by means of any legal procedure existing in Brazil (except commencing legal proceedings against the Brazilian Central Bank), on

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any due date for payment under the Notes. All costs and taxes payable in connection with the procedures referred to in this covenant shall be borne by the Company and the Guarantors.

    US dollars are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the Notes and the Subsidiary Guarantees, including damages. Any amount received or recovered in a currency other than US dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company and the Guarantors or otherwise) by any holder of a
Note in respect of any sum expressed to be due to it from the Company and the Guarantors shall only constitute a discharge to the Company and the Guarantors to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Note, the Company and the Guarantors shall, jointly and severally, indemnify it against any loss sustained by it as a result. In any event the Company and the Guarantors shall, jointly and severally, indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from other obligations of the Company and the Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

ENFORCEABILITY OF JUDGMENTS WITH RESPECT TO THE NOTES AND SUBSIDIARY GUARANTEES

    Service of process upon the Company or any Guarantor in an action (other than an insolvency, liquidation or bankruptcy proceeding or any other proceeding in the nature of an in rem or quasi in rem proceeding) to enforce their obligations under the Indenture, the Notes or the Subsidiary Guarantees may be obtained within the United States by service upon CT Corporation System. See "Risk Factors--Risks Relating to the Notes--Enforceability of Judgments." Since substantially all of the assets of the Company and its subsidiaries are outside the United States, any judgment obtained in the United States against the Company or any Guarantor, including judgments with respect to the payment of amounts owing with respect to the Notes or the Subsidiary Guarantees, may not be collectible within the United States.

    Judgments for monetary claims obtained in US courts arising out of or in relation to the obligations of the Company and the Guarantors under the Indenture and the Notes will be enforceable in Brazil, provided that such judgment has been previously confirmed by the Brazilian Federal Supreme Court. In order to be confirmed by the Brazilian Federal Supreme Court of Brazil, such foreign judgment must meet the following conditions: (a) it must comply with all formalities required for its enforceability under the laws of the country where it was issued; (b) it must have been given by a competent court after the proper service of process on the parties; (c) it must not be subject to appeal; (d) it must not offend Brazilian national sovereignty, public policy or good morals; and (e) it must be duly authenticated by a competent Brazilian consulate and be accompanied by a sworn translation thereof into Portuguese. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court will enforce such monetary judgment. See "Enforceability of Civil Liabilities."

    Any judgment obtained against the Company or the Guarantors in a court in Brazil under any Note or under the Indenture will be expressed in the Brazilian currency equivalent to the US dollar amount of such sum at the commercial exchange rate of the date at which such judgment is obtained, and such Brazilian

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currency amount will be corrected in accordance with the exchange variation until the judgment holder receives effective payment.

CERTAIN BANKRUPTCY LAW CONSIDERATIONS

    Brazilian Bankruptcy Law (Decree-law No. 7,661, of June 21, 1945, the "Brazilian Bankruptcy Law") establishes two different proceedings for the resolution of debts of commercial companies which are insolvent or do not pay their obligations when due; the bankruptcy proceeding ("FALENCIA") and the reorganization proceeding ("CONCORDATA"). Both proceedings apply to all unsecured creditors of a company which is declared bankrupt or which is under a reorganization proceeding. In the event that the Company or any of the Guarantors is declared bankrupt or enters into a concordata, the Notes will be considered general unsecured indebtedness of the Company and the Guarantors and therefore will be subject to such proceedings.

    Under a bankruptcy proceeding (essentially a liquidation proceeding), payments in respect of the Notes will be subject to an order of priority. Generally, Brazilian Bankruptcy Law and other applicable rules establish that claims of employees for wages or indemnity and tax claims have priority over other claims against the bankrupt estate. Other claims are subject to the following order of priority: (i) secured credits, (ii) credits with special privileges over certain assets, (iii) credits with general privilege and (iv) unsecured credits (including the Notes). Credits in foreign currency are converted into Brazilian currency on the date the company is declared bankrupt and are not subject to adjustment in accordance with the exchange variation. Such amount in Brazilian currency must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bear no interest.

    Under a CONCORDATA proceeding, which is a protection available under the Brazilian Bankruptcy Law for commercial companies experiencing financial distress to avoid the declaration of bankruptcy, the company's unsecured credits existing at the time the CONCORDATA is declared are rescheduled for one of the periods defined in the law which in virtually all cases is 24 months (in which event 40.0% of the debt must be paid in the first year). The benefit may be given by the court without any prior consultation with or manifestation by the creditors, so long as the beneficiary demonstrates, INTER ALIA, that its assets are worth at least 50.0% of its unsecured indebtedness. The CONCORDATA proceeding has the following basic characteristics: (i) it only affects unsecured creditors; (ii) it does not affect the day-to-day management of the company, the other commercial obligations of the company and the obligations assumed after the date on which the CONCORDATA is declared; (iii) amounts due in foreign currency subject to the CONCORDATA are converted into local currency on the date on which the CONCORDATA is accepted by the court and are not subject to adjustment in accordance with the exchange variation; (iv) amounts due under the CONCORDATA, either in local currency or converted into local currency, must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bear interest at the rate of 12.0% per annum; and (v) a company under CONCORDATA which fails to meet its rescheduled obligations will be declared bankrupt.

CONSENT TO JURISDICTION AND SERVICE

    The Indenture will provide that the Company and the Guarantors will appoint CT Corporation System as their agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes or the Subsidiary Guarantees and for actions brought under Federal or state securities laws brought in any Federal or state court located in the City of New York and will submit to such jurisdiction. See "Risk Factors--Risks Relating to the Notes--Enforceability of Judgments."

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CONCERNING THE TRUSTEE

    The Chase Manhattan Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar, and Chase Trust Bank has been appointed as Paying Agent with regard to the Notes. Affiliates of the Trustee own approximately 9.3% of the common shares of the Company.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    For purposes of the following definitions and the Indenture generally, all calculations and determinations shall be made in accordance with US GAAP and shall be based upon the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with US GAAP. For purposes of this "Description of Notes," the term "Company" means Tevecap S.A. excluding its Subsidiaries.

    "Abril Credit Facility" means the Revolving Credit Agreement, dated December 6, 1995 between the Company and Abril S.A., as lender, as amended, refinanced or replaced from time to time.

    "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, which Indebtedness was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "Certain Covenants--Limitation on Affiliate Transactions", "Affiliate" shall also include any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof, and for the purposes of the covenant described under "Certain Covenants--Limitation on Affiliate Transactions" only, shall include (i) Bell Canada, (ii) Canbras Communications Corp., (iii) Canbras Participacoes Ltda.,
(iv) Canbras TVA Cabo Ltda., (v) TV Cabo Santa Branca Comercio Ltda. and (vi) Galaxy Latin America.

    "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property, services or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other

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than (i) a disposition by a Restricted Subsidiary to the Company or by the
Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary, (ii) a disposition of inventory, services or accounts receivable in the ordinary course of business consistent with market practice, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business, and (iv) a disposition by Galaxy Brasil of up to 25.0% of its Capital Stock to Hughes Communications GLA and Darlene Investments, a member of the Cisneros Group, or their respective affiliates, pursuant to the Galaxy Latin America Partnership Agreement as it exists on the Issue Date.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "California Broadcast Center" or "CBC" means the California Broadcast Center LLC, the owner of an uplink center located in Long Beach, California, which provides certain uplink services to Galaxy Latin America.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and Disqualified Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "Cash Equivalents" means, at any time, (i) any direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or the Federative Republic of Brazil (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America or the Federative Republic of Brazil is pledged and which are not callable or redeemable at the issuer's option, each with a maturity of 180 days or less from the date of acquisition; (ii) certificates of deposit, money market deposit accounts and acceptances with a maturity of 180 days or less from the date of acquisition of any financial institution that is a Brazilian regulated Bank or a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million (or the US dollar equivalent); and (iii) commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not an Affiliate of the Company or any of its Subsidiaries and is organized under the laws of any state of the United States or the District of Columbia whose debt rating, at the time as of which such investment is made, is at least "A-1" by Standard & Poor's Corporation or at least "P-1" by Moody's Investors Service, Inc. or rated at least an equivalent rating category of another nationally recognized securities rating agency.

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    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Income Tax Expense" means, with respect to any Person, for any period the aggregate of the federal, state, local and foreign income tax expense of such Person and its Subsidiaries for such period, on a consolidated basis as determined in accordance with GAAP.

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) the net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock of the Company or a Wholly-Owned Restricted Subsidiary, (viii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries which are not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; and (vi) the cumulative effect of a change in accounting principles.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

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    "Cumulative Consolidated Interest Expense" means, as of any date of determination, Consolidated Interest Expense from October 1, 1996 to the end of the Company's most recently ended full fiscal quarter for which financial statements are available prior to such date, taken as a single accounting period.

    "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow from October 1, 1996 to the end of the Company's most recently ended full fiscal quarter for which financial statements are available prior to such date, taken as a single accounting period.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

    "Equipment Agreements" means the Equipment Lease Agreement, dated as of July 30, 1996, between Citibank N.A., as lessor, and Galaxy Brasil, as lessee, and related agreements, and the Equipment Sale and Leaseback Agreement, dated as of July 30, 1996, between Citibank N.A., as lessor, and Galaxy Brasil, as lessee, and related agreements, as each such agreement may be amended, supplemented or otherwise modified from time to time.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "EximBank Credit Agreement" mean the Credit Agreement to be entered into among the Company, The Chase Manhattan Bank, as lender, and the Export-Import Bank of the United States, as amended, supplemented or otherwise modified from time to time.

    "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction. The Fair Market Value of any asset or assets shall be determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a resolution of such Board of Directors provided to the Trustee; PROVIDED that, solely for purposes of clause (i) of the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" the Company shall be deemed not to have received Fair Market Value for an Asset Disposition unless (a) in the event such Asset Disposition involves an aggregate amount in excess of $2.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such Asset Disposition, if any, and (b) in the event such Asset Disposition involves an aggregate amount in excess of $20.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing in the United States that such Asset Disposition is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view (except that no such opinion shall be required in connection with a public offering of common stock of a Restricted Subsidiary either (A) registered under the Securities Act and/or (B) registered with the CVM and listed on the Sao Paulo Stock Exchange or Rio de Janeiro Stock Exchange).

    "Galaxy Brasil" means Galaxy Brasil S.A., a Restricted Subsidiary of the Company on the Issue Date.

    "Galaxy Brasil Subscribers" means, as of any date, the number of subscribers to the pay television services offered by Galaxy Brasil, excluding subscribers who have paid an installation fee to Galaxy Brasil at such date but who are awaiting installation of such services.

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    "Galaxy Latin America" means Galaxy Latin America, a Delaware general partnership in which the Company holds a 10% equity interest on the Issue Date.

    "Galaxy Latin America Partnership Agreement" means the Partnership Agreement, dated February 13, 1995, as in effect on the Issue Date, among Galaxy Brasil and a unit of Hughes Electronics, a member of the Cisneros Group and a subsidiary of Grupo MVS.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the Issue Date.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor" means any Subsidiary that has issued a Guarantee.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Holder," "holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

    "Incur" or "incur" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations of such Person and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, PROVIDED, HOWEVER, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding,

                                      140
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in each case, any accrued dividends) and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person; PROVIDED, HOWEVER, that in no event shall Indebtedness include Trade Payables not overdue or being contested in good faith. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Indebtedness to Annualized Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (i) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date plus, without duplication, the aggregate liquidation preference or redemption amount of all Disqualified Stock of the Company (excluding any such Disqualified Stock (x) held by the Company or a Wholly-Owned Restricted Subsidiary of the Company or (y) outstanding on the Issue Date), to (ii) Operating Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available prior to such date multiplied by four, determined on a pro forma basis (and after giving pro forma effect to (A) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such period; (B) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period); (C) in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such period; and (D) any acquisition or disposition by the Company and its Restricted Subsidiaries (or by any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period). For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company.

    "Indemnification Agreement" means the Indemnification Agreement to be entered into among the Company, Galaxy Latin America, Hughes Communications GLA and affiliates thereof, California Broadcast Center, TVA Communications Ltd., Darlene Investments, Inversiones Divtel, D.T., C.A., Grupo Frecuencia Modulada Television and Grupo MVS.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

    "Issue Date" means the date on which the Notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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
    "Minority Investment" means any Investment by the Company or any Restricted Subsidiary in an entity or Person in which the Company or such Restricted Subsidiary owns or controls 50.0% or less of the total voting power of the Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of any such entity or Person.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition.

    "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

    "Newly-Licensed Service Area" means a service area in which (i) such Special Restricted Subsidiary is licensed to provide any of Cable or MMDS service and
(ii) neither the Company nor any Restricted Subsidiary is then licensed to provide such Cable or MMDS service in such service area on the Issue Date.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Operating Cash Flow" means, for any period, the Consolidated Net Income
(Loss) of the Company and its Restricted Subsidiaries for such period, plus, without duplication, (i) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income (Loss), plus (ii) Consolidated Income Tax Expense, and any provision for taxes utilized in computing the net losses under clause (i) hereof, plus (iii) Consolidated Interest Expense (income), net, plus (iv) Other nonoperating (expenses) income, net (v) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (Loss) (including amortization of goodwill and other intangibles) (other than non-cash charges which require an accrual or reserve for cash charges in future periods), less (vi) non-cash items increasing Consolidated Net Income (Loss) of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and excluding the amortization of deferred sign-on and hook-up fee revenue).

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

    "Permitted Business" means (i) the delivery or distribution of television, radio, paging or other telecommunications services in Latin America and Portugal and (ii) any business or activity reasonably related thereto, including, without limitation, any business conducted by the Company or any Restricted

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Subsidiary on the Issue Date, the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (i) of this definition, the development or acquisition of rights to programming for delivery or distribution in accordance with clause (i) of this definition and any other business involving voice, data or video telecommunications services.

    "Permitted Holders" means each of Abril S.A., Falcon International Communications LLC, Falcon International Communications L.P., Falcon International Communications (Bermuda) L.P., The Hearst Corporation, ABC, Inc. and Chase Manhattan International Finance Ltd. and any entity of which any of the foregoing, individually or collectively, beneficially owns more than 50.0% of the Voting Stock.

    "Permitted Investment" means (i) an Investment by the Company or any of its Restricted Subsidiaries in the Company or a Restricted Subsidiary of the Company or a Person which will, upon making such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Permitted Business; (ii) any Investment in the California Broadcast Center by the Company or a Restricted Subsidiary in an amount not to exceed $10.0 million and, upon the repayment in full of such Investment by the California Broadcast Center to the Company, the Investment of such amount in Galaxy Latin America; and (iii) Temporary Cash Investments.

    "Permitted Liens" means, (i) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP; (ii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP; (iii) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) judgment or attachment Liens against the Company or any of its Restricted Subsidiaries not giving rise to an Event of Default; (vi) Liens arising by operation of law;
(vii) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary of the Company; (viii) Liens securing Indebtedness Incurred by the Company in compliance with to clause (i) of paragraph (b) of the covenant described under "Certain Covenants--Limitation on Indebtedness"; (ix) Liens on property and assets (together with accounts receivable arising from such property and assets) of Galaxy Brasil acquired with the proceeds of Indebtedness Incurred by Galaxy Brasil in compliance with clause (viii) of paragraph (b) of the covenant described under "Certain Covenants--Limitation on Indebtedness" or with the proceeds of other Indebtedness Incurred in compliance with the Indenture, PROVIDED that such Liens may not secure Indebtedness exceeding an amount equal to the greater of (A) the amount permitted to be Incurred pursuant to such clause (viii) and (B) an amount equal to the Operating Cash Flow of Galaxy Brasil for the four most recent fiscal quarters for which financial statements are available prior to the date of Incurrence; (x) Liens on real or personal property of the Company or a Restricted Subsidiary of the Company acquired, constructed or constituting improvements made after the Issue Date to secure Purchase Money Indebtedness Incurred after the Issue Date in compliance with the Indenture; PROVIDED, that (A) such Liens do not extend to any assets other than the assets so acquired, (B) such Liens shall be created no later than 10 days after the acquisition of such assets and (C) the principal amount of such Indebtedness secured by such a Lien does not exceed 80% of such purchase price or cost of construction or improvement of the property subject to such Lien;
(xi) Liens existing on the Issue Date; (xii) the pledge by the Company (A) to the other members of Galaxy Latin America of warrants and promissory notes it holds in the California Broadcast Center to secure its obligations under the Equipment Agreements and the contribution agreement to be entered into in connection with the SurFin Guarantee and the pledge of such warrants and promissory notes, together with the equity interest it holds of Galaxy

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Latin America, to secure its tax indemnity obligations under the Indemnification
Agreement and (B) to Falcon International of the shares of Capital Stock of the Company purchased with Put Promissory Notes; and (xiii) Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (vii),
(viii), (ix), (x) and (xi) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the definition of Refinancing Indebtedness.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a Note means the principal of the Note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions or improvements.

    "Put Promissory Notes" means any promissory notes which may be issued by the Company to Falcon International pursuant to the Stockholders Agreement, as amended, in the event the Indenture prohibits the Company from purchasing shares of Capital Stock held by such stockholder; PROVIDED that (a) such notes have been expressly subordinated in right of payment in full to the Notes (including principal, interest and premium, if any, and as a consequence of any repurchase, redemption, or other repayment of the Notes, by way of optional redemption, Asset Sale Offer or Change of Control Offer to the extent any applicable rights to repayment are exercised by the Noteholders), (b) such notes are not Guaranteed by any of the Company's Subsidiaries and are not secured by any Lien on any property or asset of the Company or any Restricted Subsidiary (other than by the pledge of the shares of Capital Stock of the Company purchased with Put Promissory Notes), (c) such notes do not have a Stated Maturity of principal or any redemption or repurchase or other similar provision (upon a default or otherwise) earlier than a date at least one year after the final Stated Maturity of the Notes; and (d) such notes bear interest at a rate consistent with the terms of the Stockholders Agreement, as amended; PROVIDED, FURTHER, that payments of interest on such notes may be made solely to the extent Restricted Payments in like amount may then be made in accordance with the covenant described under "Certain Covenants -- Limitation on Restricted Payments," with any such interest payment being included in the calculation of whether the conditions of clause (z) of paragraph (a) of such covenant have been met with respect to any subsequent Restricted Payments.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, PROVIDED, HOWEVER, that (i) in respect of Indebtedness having a Stated Maturity after the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) in respect of Indebtedness having a Stated Maturity

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prior to the Stated Maturity of the Notes, the Refinancing Indebtedness bears an interest rate materially lower than that of the Indebtedness being refinanced,
(iii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iv) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accredited value) then outstanding of the Indebtedness being refinanced and (v) the Refinancing Indebtedness shall be subordinated or PARI PASSU (whichever is applicable) in right of payment to the Notes to the same extent as the Indebtedness being refinanced is subordinated or PARI PASSU in right of payment to the Notes; PROVIDED, FURTHER, that Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary which refinances Indebtedness of the Company or Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted
Subsidiary. Notwithstanding the foregoing, in the case of Indebtedness represented by obligations described in clause (iv) of the definition of "Indebtedness," the re-incurrence of such Indebtedness within 60 days after the repayment thereof shall be deemed to be Refinancing Indebtedness for purposes of this definition; PROVIDED, HOWEVER, that it otherwise complies with the terms of this definition and that the amount of such Indebtedness deemed to be Refinancing Indebtedness hereunder shall not exceed $50.0 million at any one time.

    "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

    "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Person owning such property transfers such property to another Person and leases it back from such Person.

    "SEC" or "Commission" means the Securities and Exchange Commission.

    "Senior Credit Facility" means any senior credit facility (whether a term or a revolving facility) as such credit facility may be amended, modified, supplemented, restated or replaced from time to time.

    "Significant Equity Offering" means either (i) a public offering of Common Stock of the Company either (A) registered under the Securities Act and/or (B) registered with the CVM and listed on the Sao Paulo Stock Exchange or Rio de Janeiro Stock Exchange or (ii) an offering on behalf of the Company pursuant to Rule 144A under the Securities Act of Common Stock of the Company to 100 or more beneficial holders if such Common Stock is thereafter included for trading privileges in the PORTAL trading system of Nasdaq.

    "Special Restricted Subsidiary" means any Restricted Subsidiary of the Company that has been designated by the Board of Directors, by a Board Resolution delivered to the Trustee, as a Special Restricted Subsidiary and as to which there has not been an effective revocation, in each case in accordance with the covenant under "Certain Covenants--Limitation on Designations of Special Restricted Subsidiaries."

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable.

    "Strategic Investor" means any Person engaged in a Permitted Business that as of the date of determination has a Total Equity Market Capitalization of at least $1.0 billion.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

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    "Subordinated Shareholder Loans" means Indebtedness of the Company for money borrowed from a shareholder beneficially owning at least 5.0% of the issued and outstanding shares of common stock of the Company (or any Affiliate of such shareholder), PROVIDED that (A) such Indebtedness (and any refinancing thereof) has been expressly subordinated in right of payment to the prior payment in full of all Indebtedness (including principal, interest and premium, if any, under the Notes and the Indenture) of the Company (including as a consequence of any repurchase, redemption or other repayment of the Notes, by way of optional redemption, Asset Sale Offer, or Change of Control Offer to the extent any applicable rights to repayment are exercised by the Noteholders), (B) such Indebtedness (and any refinancing thereof) is not Guaranteed by any of the Company's Subsidiaries and is not secured by any Lien on any property or asset of the Company or any Restricted Subsidiary, (C) such Indebtedness (and any refinancing thereof) does not have a Stated Maturity of principal or any redemption or repurchase or other similar provision (upon a default or otherwise) earlier than a date at least one year after the final Stated Maturity of the Notes and (D) such Indebtedness bears interest at a rate consistent with prevailing market practice for subordinated loans; PROVIDED FURTHER that payments of interest on such Indebtedness (and any refinancing thereof) may be made solely to the extent Restricted Payments in like amount may then be made in accordance with the covenant described under "Certain Covenants--Limitation on Restricted Payments," with any such interest payment being included in the calculation of whether the conditions of clause (z) of paragraph (a) of such covenant have been met with respect to any subsequent Restricted Payments.

    "Subsidiary" of any Person means any corporation, association, partnership, joint venture or other business entity (i) of which more than 50.0% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (A) such Person,
(B) such Person and one or more Subsidiaries of such Person or (C) one or more Subsidiaries of such Person and (ii) which is controlled by such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

    "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes which may from time to time be executed and delivered by a Subsidiary or affiliate of the Company pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

    "SurFin Guarantee" means the Guarantee, dated as of September 18, 1996, by the Company in favor of Citicorp USA, Inc. as such guarantee may be amended, modified, supplemented or restated from time to time.

    "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group.

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    "Total Equity Market Capitalization" of any Person means, as of any date of determination, the product of (i) the aggregate number of outstanding shares of Common Stock of such Person on such date (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average closing price of such Common Stock over the 20 consecutive trading days immediately preceding such date. If no such closing price exists with respect to shares of any such class, the value of such shares shall be determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person (including letters of credit issued in respect thereof) arising in the ordinary course of business in connection with the acquisition of either (x) current assets as characterized in accordance with GAAP or (y) services which are currently expensed in accordance with GAAP.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and (ii) any Subsidiary of an Unrestricted Subsidiary.

    "US Dollar Equivalent" means, with respect to any monetary amount in a currency other than the US dollar at any one time for the determination thereof, the amount of US dollars obtained by converting such foreign currency involved in such computation into US dollars at the spot rate for the purchase of US dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any Affiliate Transaction can be undertaken (a "Tested Transaction"), the "US Dollar Equivalent" of such Indebtedness, Investment or Affiliate Transaction shall be determined on the date incurred, made or undertaken and no subsequent change in the US Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

    "US Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly-Owned Subsidiary" means a Subsidiary of the Company, at least 95.0% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary of the Company.

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the Exchange Notes will be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Upon issuance, each Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

    Old Notes originally purchased by or transferred to (i) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act and referred to as "QIBs"), (ii) QIBs who elected to take physical delivery of their certificates instead of holding their interest in Global Notes, or (iii) any other holders who are not QIBs, which Old Notes were issued in registered form without coupons (the "Old

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Certificated Notes") are exchangeable for Exchange Notes in registered form without coupons (the "Exchange Certificated Notes").

    Interests in the Global Notes will be exchangeable or transferable, as the case may be, for Exchange Certificated Notes if (i) DTC notifies Tevecap that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by Tevecap within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such Notes. Upon the occurrence of any of the events described in the preceding sentence, Tevecap will cause the appropriate Exchange Certificated Notes to be delivered.

    The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository or its custodian will credit the accounts of Participants designated by the Initial Purchasers with an interest in a Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such beneficial owner is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders or a person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize beneficial owners owning through such Participants to take such action or

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would otherwise act upon the instruction of such beneficial owners. Neither the
Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of such Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made in immediately available funds. So long as the Notes are represented by a permanent Global Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the Notes are represented by a permanent Global Note or Notes registered in the name of the Depositary or its nominee, except for trades between Euroclear and Cedel participants, interests in the Notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Notes.

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                           INCOME TAX CONSIDERATIONS

BRAZIL

    The following is a summary of the material Brazilian income tax consequences to Tevecap in connection with the sale and repayment of the Notes including any interest thereon) and to beneficial owners of the Notes that are non-residents of Brazil in connection with the purchase, ownership and disposition of such Notes. This summary is limited to Tevecap and to non-residents of Brazil which acquire the Notes at the original issue price, and does not address investors who purchase Notes at a premium or market discount. In addition, this summary is based on the Brazilian tax regulations as presently in effect and does not take into account possible future changes in such tax laws.

    Individuals domiciled in Brazil and Brazilian companies are taxed in Brazil on the basis of their worldwide income (which includes earnings of Brazilian companies' foreign subsidiaries, branches and affiliates). The earnings of branches of foreign companies and non- Brazilian residents in general are taxed in Brazil only when derived from Brazilian sources. Interest, fees, commissions and any other income (which for the purposes of this paragraph includes any deemed income on the difference between the issue price of the Notes and the price at which the Notes are redeemed) payable by a Brazilian obligor to an individual, company, entity, trust or organization domiciled outside Brazil is considered derived from Brazilian sources and is therefore subject to income tax withheld at the source. Brazilian tax laws expressly authorize the paying source to pay the income or earnings net of taxes and, therefore, to assume the cost of the applicable tax. The rate of withholding is 15.0% or such other lower rate as is provided for in an applicable tax treaty between Brazil and such other country where the recipient of the payment has its domicile. Notwithstanding the foregoing, the applicable withholding tax rate for negotiable instruments such as the Notes was reduced to zero, pursuant to Resolutions 1853 of July 31, 1991 and 644 of October 22, 1980 of the Central Bank, subject to Central Bank Circular 2661 of February 8, 1996, which restricts such withholding tax reductions to negotiable instruments having a minimum maturity of 96 months. As a result, since the Notes have an original maturity of 96 months, such reduction will apply to payments of interest and other income with respect to the Notes.

    If, however, any Note is redeemed prior to November 26, 2004, such reduction will not apply and, therefore, upon such redemption the Brazilian withholding tax will be imposed on the amount of interest, fees and commissions paid on such Notes from the date of issue through the date of redemption. Based on the advice of its Brazilian tax counsel, Tevecap believes and intends to take the position for tax reporting purposes that, in the event of any such early redemption to which such withholding tax applies, so long as the paying agent through which such payment is made is located in Japan and payment to such paying agent discharges the obligations of Tevecap to make payments in respect of the Notes, interest and other income with respect to the Notes will be subject to Brazilian withholding tax at a rate of 12.5% under the tax treaty in effect between Brazil and Japan. In any event, under the terms of the Notes, Tevecap would be required to gross up Noteholders for any Brazilian withholding tax, subject to customary exceptions. Tevecap has the right to redeem the Notes at par in the event that it is required to gross up for Brazilian withholding tax imposed at a rate in excess of 15.0%.

    Any earnings or capital gains resulting from the sale (whether inside or outside Brazil) of any Notes by a non-resident of Brazil to another non-resident of Brazil are not subject to tax in Brazil. Earnings or capital gains resulting from the sale (whether inside or outside Brazil) of any Notes by a non-resident of Brazil to a resident of Brazil should not be subject to tax in Brazil, although the matter is not free from doubt.

    On February 8, 1996, the Brazilian Federal Government issued Decree No. 1,815, which imposed a tax on Brazilian issuers with respect to foreign exchange transactions ("IOF tax") related to the entering into Brazil of proceeds resulting from foreign loans (including the issue of securities such as the Notes). The rate of IOF tax paid by the Company with respect to the issuance of the Notes was zero percent. Decree No. 1,815 was revoked by Decree No. 2,219 of May 2, 1997 which currently regulates the IOF tax. The IOF

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tax rate was reduced to zero upon the adoption of Ordinance No. 85 on April 24,
1997. However, under Law No. 8.894 dated June 21, 1994, such tax rate may be increased up to 25%.

    On August 15, 1996, the Brazilian Congress approved Constitutional Amendment No. 12 creating a new temporary tax, the Contribuicao Provisoria sobre Movimentacao Financeira ("CPMF"). Based on such Amendment, Law No. 9.311 of October 24, 1996 was enacted, creating the CPMF tax. Under Law No. 9.311/96, all financial debit and money transfers through Brazilian bank accounts effected as from January 23, 1997 until February 22, 1998, including payments made by the Company with respect to the Notes, will be subject to the assessment of the CPMF tax at the rate of 0.2%.

    There is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the Notes).

UNITED STATES

    The following is a summary of the material United States Federal income tax consequences to a beneficial owner of the Notes that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof, an estate the income of which is subject to United States Federal income taxation regardless of its source or a trust for which a court within the United States is able to exercise primary supervision over its administration and for which one or more U.S. fiduciaries have the authority to control all substantive decisions, as well as other persons subject to United States Federal income taxation on a net income basis in respect of the purchase, ownership and disposition of a Note ("US Holders"). Such tax treatment may vary depending upon the particular situation of a US Holder. This summary does not discuss all of the tax consequences that may be relevant to certain types of investors subject to special treatment under the United States Federal income tax laws (such as individual retirement accounts and other tax deferred accounts, banks, securities broker-dealers, life insurance companies, tax-exempt organizations, foreign persons, persons whose "functional currency" is other than the US dollar or persons that hold Notes as part of a "straddle" or "conversion transaction" or otherwise as part of a "synthetic asset") and is limited to investors which hold Notes as capital assets. In addition, this summary is limited to US Holders that acquire the Notes at their issue price and does not address investors that purchase Notes at a premium or market discount. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations thereunder (the "Regulations"), revenue rulings, court cases, and other legal authorities as now in effect (or proposed) and as currently interpreted, and does not take into account possible changes in such tax laws or other legal authorities or such interpretations. No rulings on any of the issues discussed below will be sought from the United States Internal Revenue Service (the "IRS").

    PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES OF A PURCHASE AND SALE OF NOTES, INCLUDING, WITHOUT LIMITATION, (I) THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-US TAX LAWS TO WHICH THEY MAY BE SUBJECT, AND OF ANY POSSIBLE LEGISLATIVE OR ADMINISTRATIVE CHANGES IN LAW, (II) THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE POSSIBLE DEDUCTION BY THE ISSUER OF BRAZILIAN TAXES (AND OF THE PAYMENT BY THE ISSUER OF ADDITIONAL AMOUNTS WITH RESPECT THERETO) FROM PAYMENTS ON THE NOTES, (III) THE AVAILABILITY FOR UNITED STATES FEDERAL INCOME TAX PURPOSES OF A CREDIT OR DEDUCTION FOR ANY BRAZILIAN TAXES SO DEDUCTED AND
(IV) THE CONSEQUENCES OF PURCHASING THE NOTES AT A PRICE OTHER THAN THEIR ISSUE PRICE.

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
    INTEREST ON THE NOTES

    Interest on the Notes will be taxable to a US Holder as ordinary income at the time it accrues or is received in accordance with the US Holder's method of accounting for tax purposes. The amount includible in the income of a US Holder will be the gross amount of interest, including any Additional Amounts, if any, payable to holders of Notes (I.E., the amount before deduction of any Brazilian withholding taxes).

    DISPOSITION OF A NOTE

    Generally, any sale, redemption or other taxable disposition of a Note by a US Holder will result in taxable gain or loss equal to the difference between
(1) the sum of the amount of cash and the fair market value of other property received with respect to such taxable sale, redemption or other distribution (other than consideration attributable to accrued interest not previously taken into account, which consideration would be treated as interest received) and (2) the US Holder's tax basis in the Note. Any gain or loss upon a sale or other disposition of a Note will be capital gain or loss (which will be long-term if the Note is held for more than one year).

    EXCHANGE OFFER

    The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be considered a recognition event for United States Federal income tax purposes and accordingly a US Holder will not recognize taxable gain or loss as a result thereof. For the purposes of determining the amount and character of gain or loss upon the subsequent sale or exchange of Exchange Notes, a US Holder would have the same tax basis and holding period in an Exchange Note as such US Holder's tax basis and holding period in the Note exchanged therefor.

    EFFECT OF BRAZILIAN WITHHOLDING TAXES

    It is believed that payments with respect to a Note will not be subject to Brazilian withholding tax unless the Note is redeemed prior to November 26, 2004. See "--Brazil." In the case of any Note which is so redeemed, withholding taxes in respect of interest previously paid may be imposed by Brazil at the time of redemption. Any Brazilian tax withheld generally will be treated as a foreign income tax that US Holders may elect to deduct in computing their taxable income or, subject to the limitations on foreign tax credits generally, to credit against their United States Federal income tax liability. No such deduction or credit will be available to the extent Brazil pays a subsidy to a US Holder, a related person or Tevecap, the amount of which is determined (directly or indirectly) by reference to the amount of the withholding tax. While Brazil does not have a program or policy of paying such subsidies at present, it has had programs of that nature in the past and could implement such programs again in the future. For purposes of determining a US Holder's United States foreign tax credit, the gain or loss on the sale, redemption or other taxable disposition of a Note will generally constitute United States source income. Interest (including any Additional Amounts payable by Tevecap) will generally constitute foreign source passive income or financial services income for United States foreign tax credit purposes. However, if a Note is redeemed prior to November 26, 2004, and payments with respect to the Note are subject to Brazilian withholding tax imposed at a rate of 5.0% or more, the IRS might retroactively treat interest paid with respect to the Note as high withholding tax interest. In any event, because the amount of foreign taxes for which the foreign tax credit may be taken for the taxable year is generally limited to an amount equal to the US Holder's United States Federal income tax rate multiplied by its foreign source income for the taxable year, a US Holder may have insufficient foreign source income to utilize fully any foreign tax credit attributable to such Brazilian withholding taxes (but such US Holder may be entitled to utilize the foreign tax credit attributable to such withholding taxes for the holders' previous two or succeeding five taxable years, or such withholding taxes may instead be deductible by the US Holder). A US Holder may be required to provide the IRS with a certified copy of the receipt evidencing payment of withholding tax

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imposed in respect of payments on the Notes in order to claim a foreign tax credit in respect of such withholding tax.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    For each calendar year in which the Notes are outstanding, each DTC participant or indirect participant holding an interest in a Note on behalf of a US Holder and each paying agent making payments in respect of a Note will generally be required to provide the IRS with certain information, including such US Holder's name, address and taxpayer identification number (either such US Holder's Social Security number or its employer identification number, as the case may be), and the aggregate amount of interest and principal paid to such US Holder during the calendar year. These reporting requirements, however, do not apply with respect to certain US Holders, including corporations, securities dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts, individual retirement accounts.

    In the event that a US Holder fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, the direct or indirect DTC participant holding such interest on behalf of such US Holder or paying agent making payments in respect of a Note may be required to "backup" withhold a tax equal to 31.0% of each payment of interest and principal with respect to the Notes. This backup withholding tax is not an additional tax and may be credited against the US Holder's United States Federal income tax liability if the required information is furnished to the IRS.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Securities for its own account pursuant to the Registered Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resales of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Securities where such Securities were acquired as a result of market-making activities or other trading activities. Each of the Company and the Subsidiary Guarantors has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale at the expense of such broker-dealer. In addition, until February 4, 1998, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Registered Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Registered Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal at the expense of such broker-dealer. The Company and the Subsidiary Guarantors have jointly and severally agreed to pay all expenses incident to the Registered Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any broker-dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

    The consolidated balance sheets of Tevecap S.A. and Subsidiaries as of December 31, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 have been included herein in reliance on the report of Coopers & Lybrand, independent public accountants, given on the authority of that firm as experts in auditing and accounting.

    The balance sheets of TVA Sistema de Televisao S.A. as of December 31, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 have been included herein in reliance on the report of Coopers & Lybrand, independent public accountants, given on the authority of that firm as experts in auditing and accounting.

    The balance sheets of TVA Sul Participacoes and Subsidiaries as of December 31, 1996 and 1995 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 have been included herein in reliance on the report of Coopers &

Lybrand, independent public accountants, given on the authority of that firm as experts in auditing and accounting.

    The Financial Information of TV Alfa Cabo Ltda., TCC TV a Cabo Ltda., CCS Camboriu Cable System de Telecommunicoes Ltda., TVA Sul Foz do Iguacu Ltda., and TVA Sul Santa Catarina Ltda. for the periods ended December 31, 1996 have been included herein in reliance on the reports of Coopers & Lybrand, independent public accountants, given on the authority of that firm as expects in auditing and account.

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the issuance of the Exchange Notes being offered hereby will be passed upon for the Company by Basch & Rameh--Advogados e Consultores, Sao Paulo, with respect to matters of Brazilian law, and by Mayer, Brown & Platt, New York, with respect to matters of United States federal law and New York law. The matters referred to under "Income Tax Considerations--United States" will be passed upon for the Company by Mayer, Brown & Platt, New York.

                             AVAILABLE INFORMATION

    Tevecap and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form F-4 under the Securities Act of 1933 (the "Securities Act"), with respect to the Exchange Securities offered hereby (the "Exchange Offer Registration Statement"). This Prospectus, which constitutes a part of the Exchange Offer Registration Statement, does not contain all the information set forth in the Exchange Offer Registration Statement, certain parts of which have been omitted from the Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to Tevecap, the Guarantors and the Exchange Securities offered hereby, reference is made to the Exchange Offer Registration Statement, including the exhibits and schedules filed therewith, and the financial statements and notes filed as a part thereof. Statements made in the Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirely by such reference.

    Tevecap is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports with the Commission. All reports and other information filed by Tevecap, and the Exchange Offer Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at the prescribed rates.

    As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Guarantors will become subject to the informational requirements of the Exchange Act, and in accordance therewith will be required to file reports and other information with the Commission. The Indenture provides that, whether or not Tevecap has a class of securities registered under the Exchange Act, Tevecap shall furnish without cost to each holder of Notes and file with the Commission (whether or not Tevecap is a public reporting company at the time), the Trustee and the Initial Purchasers: (i) within 140 days after the end of each fiscal year of Tevecap, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form); (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form); and (iii) promptly from time to time after the occurrence of any event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form). Each of the reports will be prepared in accordance with US GAAP consistently applied and will be prepared in accordance with the applicable rules and regulations of the Commission.

    As foreign private issuers, Tevecap and the Guarantors are exempt from certain provisions of the Exchange Act prescribing the furnishing and content of proxy statements.

                                PUBLIC DOCUMENTS

    The information presented in the section entitled "Annex A--The Federative Republic of Brazil" is based upon material obtained from the Central Bank of Brazil, the Sao Paulo and Rio de Janeiro Stock Exchanges, the IBGE and from other publicly available information referred to therein. The information is believed to be accurate but has not been independently verified by Tevecap or any of its advisors in connection with the Offering.

                         TEVECAP S.A. AND SUBSIDIARIES
                  REPORT ON CONSOLIDATED FINANCIAL STATEMENTS
              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
                        THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                         TEVECAP S.A. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2
Consolidated Balance Sheets as of December 31, 1996 and 1995...............................................         F-3
Consolidated Statements of Operations for each of the three years in the period ended December 31, 1996....         F-4
Consolidated Statements of Change in Shareholders' Equity and Statement of Redeemable Common Stock for each
  of the three years in the period ended December 31, 1996.................................................         F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1996....         F-6
Notes to these Consolidated Financial Statements...........................................................         F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
TEVECAP S.A.

    We have audited the accompanying consolidated balance sheets of TEVECAP S.A. and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and redeemable common stock and cash flows for each of the three years in the period ended December 31, 1996, all expressed in United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TEVECAP S.A. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 11, 1997

                         TEVECAP S.A. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1995
                                                                                               ---------  ---------
                                                      ASSETS
Current assets
  Cash and cash equivalents (Note 3).........................................................  $ 104,798  $  24,201
  Accounts receivable, net (Note 4)..........................................................     32,296     11,253
  Inventories (Note 5).......................................................................     13,095     13,076
  Film exhibition rights (Note 6)............................................................      1,061         30
  Prepaid and other assets (Note 7)..........................................................      2,829      2,968
  Other accounts receivable (Note 8).........................................................      3,008        985
                                                                                               ---------  ---------
      Total current assets...................................................................    157,087     52,513
                                                                                               ---------  ---------
Property, plant and equipment, net (Note 12).................................................    233,593    131,266
Investments (Note 11)
  Equity affiliates..........................................................................      7,667      3,462
  Cost basis investees.......................................................................     16,326     11,240
  Concessions, net...........................................................................     17,574      7,978
Loans to related companies (Note 9)..........................................................     15,308      6,732
Debt issuance costs..........................................................................      9,145     --
Others.......................................................................................      2,422      3,657
                                                                                               ---------  ---------
      Total assets...........................................................................  $ 459,122  $ 216,848
                                                                                               ---------  ---------
                                                                                               ---------  ---------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term bank loans (Note 13)............................................................  $  18,039  $  --
  Film suppliers.............................................................................      7,012      5,892
  Other suppliers............................................................................     52,932     52,078
  Taxes payable other than income taxes......................................................      8,953      6,171
  Accrued payroll and related liabilities....................................................      6,141      4,571
  Advance payments received from subscribers.................................................     10,482      3,986
  Other accounts payable (Note 14)...........................................................      4,543      3,272
                                                                                               ---------  ---------
      Total current liabilities..............................................................    108,102     75,970
                                                                                               ---------  ---------
Long-term liabilities
  Loans (Note 13)............................................................................    250,464     --
  Loans from related companies (Note 9)......................................................      2,721        586
  Loans from shareholders (Note 15)..........................................................      1,640      3,086
  Provision for claims (Note 19).............................................................      5,045      3,763
  Liability to fund equity investee (Note 11)................................................      1,107      2,169
  Deferred hook-up fee revenue...............................................................      4,883     --
                                                                                               ---------  ---------
      Total long-term liabilities............................................................    265,860      9,604
                                                                                               ---------  ---------

Commitments and contingencies (Note 17)

Minority interest............................................................................      1,778     --
Redeemable common stock, no par value, 85,637,516 shares issued and outstanding..............    164,910    149,534

Shareholders' equity
  Common stock, no par value, 111,075,339 shares issued and outstanding (Note 18)............    142,495    142,495
  Accumulated deficit........................................................................   (224,023)  (160,755)
                                                                                               ---------  ---------
      Total shareholders' equity.............................................................    (81,528)   (18,260)
                                                                                               ---------  ---------
      Total liabilities and shareholders' equity.............................................  $ 459,122  $ 216,848
                                                                                               ---------  ---------
                                                                                               ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements

                         TEVECAP S.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
Gross revenues
  Monthly subscriptions.......................................................  $  123,020  $   62,496  $   27,976
  Installation................................................................      61,717      26,045       6,997
  Advertising.................................................................       7,532       8,377       5,727
  Indirect programming........................................................      11,377       2,866       1,626
  Other.......................................................................       8,192       2,226       1,446
  Revenue taxes...............................................................     (13,747)     (7,506)       (872)
                                                                                ----------  ----------  ----------
      Net revenue.............................................................     198,091      94,504      42,900
                                                                                ----------  ----------  ----------
Direct operating expenses
  Payroll and benefits........................................................      27,203      12,520       8,022
  Programming.................................................................      42,391      21,609      12,133
  Transponder lease cost......................................................      10,847       7,568       1,555
  Technical assistance........................................................       5,507       5,152       1,622
  Vehicle rentals.............................................................       1,862       1,732         788
  TVA magazine................................................................       6,842       3,318       1,430
  Other costs.................................................................      17,645      10,127       3,109
                                                                                ----------  ----------  ----------
                                                                                   112,297      62,026      28,659
                                                                                ----------  ----------  ----------
Selling, general and administrative expenses
  Payroll and benefits........................................................      27,431      21,627      14,241
  Advertising and promotion...................................................      21,355      11,122       3,540
  Rent........................................................................       3,422       1,073         656
  Other administrative expenses...............................................      18,910       6,673       2,206
  Other general expenses......................................................      10,337       6,407       3,727
                                                                                ----------  ----------  ----------
                                                                                    81,455      46,902      24,370
                                                                                ----------  ----------  ----------
Allowance for obsolescence....................................................       2,250      --          --
Depreciation..................................................................      26,539      12,848       6,177
Amortization..................................................................       1,677         420      --
                                                                                ----------  ----------  ----------
      Operating loss..........................................................     (26,127)    (27,692)    (16,306)
                                                                                ----------  ----------  ----------
Interest income...............................................................       5,813       3,118      21,806
Interest expense..............................................................     (17,520)    (17,745)    (16,413)
Translation gain (loss).......................................................         473        (339)       (914)
Equity in losses of affiliates................................................      (8,532)     (3,672)        383
Gain on issuance of shares by equity investees................................       2,317      --          --
Other nonoperating (expenses) income, net.....................................      (6,009)      4,389      (1,273)
                                                                                ----------  ----------  ----------
      Loss before income taxes and minority interest..........................     (49,585)    (41,941)    (12,717)
Income taxes (Note 10)........................................................        (156)     --          --
                                                                                ----------  ----------  ----------
      Loss before minority interest...........................................     (49,741)    (41,941)    (12,717)
Minority interest.............................................................       1,849         871         720
                                                                                ----------  ----------  ----------
      Net loss................................................................  $  (47,892) $  (41,070) $  (11,997)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    The accompany notes are an integral part of these consolidated financial statements

                         TEVECAP S.A. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                    AND STATEMENT OF REDEEMABLE COMMON STOCK

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                      REDEEMABLE
                                                              PAID-IN                      TOTAL        COMMON
                                                              CAPITAL    ACCUMULATED   SHAREHOLDERS'     STOCK
                                                             (NOTE 18)     DEFICIT        EQUITY       (NOTE 18)
                                                             ----------  ------------  -------------  -----------
Balance as of December 31, 1993 (Combined).................  $   10,797   $ (102,908)   $   (92,111)      --
Capital contributed on:
  June 30, 1994............................................     131,698                     131,698       --
  July 25, 1994............................................                                            $  19,754
Net loss for the period....................................                  (11,997)       (11,997)      --
                                                             ----------  ------------  -------------  -----------
Balance as of December 31, 1994 (Consolidated).............     142,495     (114,905)        27,590       19,754

Capital contributed on:
  September 22, 1995.......................................                                                2,000
  September 25, 1995.......................................                                                8,000
  September 26, 1995.......................................                                               40,000
  December 8, 1995.........................................                                               75,000
Net loss for the period....................................                  (41,070)       (41,070)      --
Accretion related to Redeemable Common Stock...............                   (4,780)        (4,780)       4,780
                                                             ----------  ------------  -------------  -----------
Balance as of December 31, 1995 (Consolidated).............     142,495     (160,755)       (18,260)     149,534
Net loss for the period....................................                  (47,892)       (47,892)      --
Accretion related to Redeemable Common Stock...............                  (15,376)       (15,376)      15,376
                                                             ----------  ------------  -------------  -----------
Balance as of December 31, 1996 (Consolidated).............  $  142,495   $ (224,023)   $   (81,528)   $ 164,910
                                                             ----------  ------------  -------------  -----------
                                                             ----------  ------------  -------------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                         TEVECAP S.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1996         1995         1994
                                                                             -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................................  $   (47,892) $   (41,070) $   (11,997)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation...........................................................       26,539       12,848        6,141
    Amortization...........................................................        1,677          420      --
    Allowance for exhibition costs.........................................      --               827      --
    Allowance for doubtful accounts........................................        2,352        2,196          848
    Allowance for obsolescence.............................................        2,250      --           --
    Provision for claims...................................................        1,276        2,688          864
    Minority interest......................................................       (1,849)        (871)        (721)
    Disposal and write-off of property, plant and equipment................        1,005          341          662
    Gain on issuance of shares by equity investees.........................       (2,317)     --           --
    Equity in losses (income) of affiliates................................        8,532        3,672         (383)
  Changes in operating assets and liabilities:
    Film exhibition rights.................................................       (1,031)         560         (114)
    Accounts receivable....................................................      (23,395)      (5,908)      (7,007)
    Prepaid and other assets...............................................       (8,973)      (1,269)      (1,364)
    Other accounts receivable..............................................         (775)        (709)        (199)
    Accrued interest.......................................................        5,908        9,241          723
    Inventories............................................................       (2,227)      (7,373)      (2,383)
    Suppliers..............................................................        1,549       36,275        5,309
    Taxes payable other than income taxes..................................        2,665        4,881          685
    Accrued payroll and related liabilities................................        1,371        1,636        1,454
    Advances received from subscribers.....................................        6,451        2,956         (496)
    Deferred hook-up fee revenue...........................................        4,883      --           --
    Other accounts payable.................................................        4,305        1,648       (1,729)
                                                                             -----------  -----------  -----------
      Net cash (used in) provided by operating activities..................      (17,696)      22,989       (9,707)
                                                                             -----------  -----------  -----------
  CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property, plant and equipment..............................     (125,612)     (93,029)     (22,369)
    Loans to related companies.............................................      (39,181)      (7,967)      (3,482)
    Cash received on loans to related companies............................       31,696        2,591        4,481
    Purchase of concessions................................................      (14,235)      (6,393)      (2,035)
    Investments in equity and cost investments.............................      (16,568)     (14,863)        (929)
                                                                             -----------  -----------  -----------
      Net cash used in investing activities................................     (163,900)    (119,661)     (24,334)
                                                                             -----------  -----------  -----------
  CASH FLOWS FROM FINANCING ACTIVITIES:
    Bank loans.............................................................      268,503      --           --
    Capital contributions..................................................      --           125,000      151,452
    Repayments of loans from shareholders..................................       (2,929)     --            (3,082)
    Loans from related companies...........................................      168,414      131,860       96,986
    Repayments of loans from related companies.............................     (171,795)    (140,631)    (186,755)
    Repayment of loans from banks..........................................      --           --           (19,935)
                                                                             -----------  -----------  -----------
      Net cash provided by financing activities............................      262,193      116,229       38,666
                                                                             -----------  -----------  -----------
Net increase in cash and cash equivalents..................................       80,597       19,557        4,625
Cash and cash equivalents at beginning of the period.......................       24,201        4,644           19
                                                                             -----------  -----------  -----------
      Cash and cash equivalents at end of the period.......................  $   104,798  $    24,201  $     4,644
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
SUPPLEMENTAL CASH DISCLOSURE:
  Cash paid for interest...................................................  $     7,312  $     8,390  $    16,413
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements

                         TEVECAP S.A. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1996       1994       1995
                                                                                      ---------  ---------  ---------
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES:
  Accrued interest on related company loans refinanced as principal balance.........  $     354  $   9,355  $  --
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
DETAILS OF ACQUISITIONS:
  Fair value of assets acquired.....................................................  $  15,701     --         --
  Liabilities assumed...............................................................     (1,385)    --         --
                                                                                      ---------  ---------  ---------
  Cash paid.........................................................................     14,316     --         --
  Less: cash acquired...............................................................        (81)    --         --
                                                                                      ---------  ---------  ---------
Net cash paid for acquisitions......................................................  $  14,235     --         --
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements

                         TEVECAP S.A. AND SUBSIDIARIES
                Notes to these Consolidated Financial Statements
                         (in thousands of U.S. dollars)

1. THE COMPANY AND ITS PRINCIPAL OPERATIONS

    The accompanying consolidated financial statements have been prepared to reflect the consolidated results of TEVECAP S.A. and its subsidiaries (the "Company").

    TEVECAP S.A. is a holding company, the subsidiaries of which render services related to wireless cable and cable and parabolic antenna television systems, including marketing and advertising, production, distribution and licensing of domestic and foreign television programs. The Company has wireless cable channel rights primarily in major urban markets in Brazil.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Significant policies followed in the preparation of the accompanying consolidated financial statements are described below:

2.1 BASIS OF PRESENTATION AND CONSOLIDATION

A) BASIS OF PRESENTATION

    The consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain respects from accounting principles applied by the Company in its local currency financial statements, which are prepared in accordance with accounting principles generally accepted in Brazil ("Brazilian GAAP").

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the financial statement dates and the reported amount of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.

B) CONSOLIDATION AS OF AND FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    On June 30, 1994, TEVECAP S.A. was established as a holding company for certain entities which were under common control. Subsequent to this date, additional entities were formed under, or acquired by TEVECAP S.A., as described elsewhere in these consolidated financial statements. Accordingly, the consolidated financial statements as of and for the year ended December 31, 1994 and thereafter are prepared on a consolidated basis.

    The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

2.2 ACCOUNTING RECORDS

    As required by Brazilian Law and in accordance with local accounting practices, the accounting records of the Company are maintained in Brazilian currency (REAL). In order to present the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, the Company maintains additional accounting records which are used solely for this purpose.

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.3 CURRENCY REMEASUREMENT

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Transactions", the United States dollar has been assumed to be the functional currency as Brazil is a "hyperinflationary" country. As such, the local accounts of the Company are translated into United States dollars as follows:

    - Nonmonetary assets and liabilities are translated at historical rates. All other assets and liabilities are translated at the official rate of exchange of R$1.0394 to US$1 in effect on December 31, 1996; and R$0.973 to US$1 in effect on December 31, 1995.

    - Income and expenses are translated at the average exchange rates in effect each month, except for those related to assets and liabilities which are translated at historical exchange rates, and deferred income taxes, which are translated at the current rate. Translation gains/losses are recognized in the income statement.

2.4 CONSOLIDATED FINANCIAL STATEMENTS

    The Company's operating subsidiaries included in the consolidated financial statements are:

                                                                                            OWNERSHIP INTEREST AS
                                                                                               OF DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
Owned Systems
  TVA Sistema de Televisao S.A............................................................      98.00%      98.00%
  TVA Sul Participacoes S.A...............................................................      87.00%      --
    TVA Sul Parana Ltda. (a), (b).........................................................      87.00%      80.00%
    TVA Sul Santa Catarina Ltda. (b)......................................................      87.00%      --
    TVA Sul Foz do Iguacu Ltda. (b).......................................................      87.00%      --
    TCC TV a Cabo Ltda. (b)...............................................................      87.00%      --
    TV Alfa Cabo Ltda. (b)................................................................      87.00%      --
    CCS Camboriu Cable Systems de Telecomunicacoes Ltda...................................      52.20%      --
  Galaxy Brasil S.A.......................................................................     100.00%     100.00%
License Subsidiary
  Comercial Cabo TV Sao Paulo Ltda. (c)...................................................     100.00%     100.00%
Programming Ventures
  TVA Communications Ltd..................................................................     100.00%     100.00%
    TVA Communications Aruba N.V..........................................................     100.00%      --

------------------------

(a) In August 1996, TVA Curitiba Servicos Telecomunicacoes Ltda. changed its name to TVA Parana Ltda. ("Parana"). The Company's initial investment in Parana together with its contributions of $18,454 relating to the acquisition of 27,712,345 shares during the year ended December 31, 1996, was in excess of the Company's share of the book value of Parana after the contribution. This resulted in a loss of $2,727.

(b) One common share in each of these entities is owned by a Brazilian National pursuant to local legislative requirements.

(c) 0.00149% of the common shares in this entity are owned by the controlling shareholder of the parent company pursuant to local legislative requirements.

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.5 ACQUISITIONS

    During the year ended December 31, 1996, the Company acquired control of the following entities which are accounted for under the purchase method of accounting: i) in February 1996, the Company acquired TVA Sul Santa Catarina ("TVA SSC"); ii) in March 1996, the Company acquired TCC TV a Cabo Ltda. ("TCC") and TV Alfa Cabo Ltda. ("TV Alfa"); and iii) in May 1996, the Company acquired TVA Sul Foz do Iguacu Ltda. ("TVA SF") and CCS Camboriu Cable Systems de Telecomunicacoes Ltda. ("CCS"). In each case, the excess of the purchase price over the fair value of assets acquired represents the value of concessions of certain television stations. These concessions are being amortized on a straight line basis over ten years.

    The purchase prices have been allocated to the assets purchased and the liabilities assumed based upon the fair values on the dates of acquisition, as follows:

                                                                           TVA SSC     TVA SF       CCS        TCC      TV ALFA
                                                                         -----------  ---------  ---------  ---------  ---------
Current assets, other than cash........................................      --       $      23  $       7  $      51  $       5
Property, plan and equipment...........................................   $      25         319      3,501        238        176
Other assets...........................................................      --               3     --         --         --
Concessions............................................................          45       5,346        841      2,622      2,418
Other liabilities......................................................         (55)       (377)      (139)      (127)      (687)
                                                                                ---   ---------  ---------  ---------  ---------
Purchase price, net of cash received...................................   $      15   $   5,314  $   4,210  $   2,784  $   1,912
                                                                                ---   ---------  ---------  ---------  ---------
                                                                                ---   ---------  ---------  ---------  ---------
      Total purchase price.............................................   $      15   $   5,324  $   4,210  $   2,834  $   1,933
                                                                                ---   ---------  ---------  ---------  ---------
                                                                                ---   ---------  ---------  ---------  ---------

    The operating results of these acquired businesses have been included in the consolidated statement of operations from the dates of acquisition. On the basis of a pro forma consolidation of the results of operations as if the acquisition had taken place on January 1, 1995, consolidated net revenues would have been $98,147 for the year ended December 31, 1995. Such pro forma amount does not purport to be indicative of the results that would have occurred had the acquisition been in effect for the periods presented, nor does it purport to be indicative of the results that will be obtained in the future.

    The Company is unable to present pro forma amounts for income before extraordinary items and net income as, although management attempted to obtain such information from the owners, it was not available. These entities were acquired for the purpose of expanding the cable TV system penetration for the Company. The assets purchased will be operated under the Company's management, using the Company's programming and employees.

2.6 CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as cash and cash in banks and investments in interest-bearing securities and are carried at cost plus accrued interest. Short-term investments with original maturities of three months or less at the time of purchase are considered cash equivalents.

2.7 FINANCIAL INSTRUMENTS

    In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", information is provided about the fair value of certain financial instruments for which it is practicable to estimate that value.

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.7 FINANCIAL INSTRUMENTS (CONTINUED)
    For the purposes of SFAS No. 107, the estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of the Company's financial instruments as of December 31, 1996 and 1995 approximate management's best estimate of their estimated fair values. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

    - The fair value of certain financial assets carried at cost, including cash, accounts receivable, other accounts receivable, and certain other short-term assets, is considered to approximate their respective carrying value due to their short-term nature.

    - The fair value of payables to film suppliers and other suppliers, other accounts payable, loans to related companies and certain other short-term liabilities is considered to approximate their respective carrying value due to their short-term nature.

    - The fair value of loans from related companies approximates their respective carrying values as interest on these loans is at market rates.

2.8 ACCOUNTS RECEIVABLE

    An allowance for doubtful accounts is established on the basis of an analysis of the accounts receivable, in light of the risks involved, and is considered sufficient to cover any losses incurred in realization of credits.

2.9 INVENTORIES

    Inventories consist of materials and supplies and imports in transit. Materials and supplies are used to provide service to new customers, and to ensure continuity of service to existing customers. Imports in transit represent materials purchased from foreign countries that have not yet been received.

    Inventories are stated at the lower of cost or market. Cost is determined principally under the average cost method.

    An allowance for obsolescence has been established on the basis of an analysis of slow-moving materials and supplies.

2.10 FILM EXHIBITION RIGHTS AND PROGRAM LICENSING

    Film exhibition rights and program licensing costs are deferred and recognized as the films and/or programs are exhibited. The allowance for exhibition expiration is determined based on management's estimate of the Company's capacity to telecast the films and projected revenue streams.

2.11 PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated using the straight-line method, over the remaining useful lives, as described in Note 12.

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.12 ADVERTISING

    Advertising revenues are recognized, and the production cost of commercials and programming are charged to expense, when the commercial is telecast.

2.13 RECOVERABILITY OF LONG-LIVED ASSETS TO BE HELD AND USED IN THE BUSINESS

    Management reviews long-lived assets, primarily the Company's licenses and its property and equipment to be held and used in the business, for the purposes of determining and measuring impairment on a recurring basis or when events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable. Assets are grouped and evaluated for possible impairment at the level of each cable television system; impairment is assessed on the basis of the forecasted undiscounted cash flows of the businesses over the estimated remaining lives of the assets related to those systems. A write-down of the carrying value of the assets or group of assets to estimated fair value will be made when appropriate.

    The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of", from January 1, 1996, and the effect on the consolidated financial statements as a result of the adoption was not significant.

2.14 REVENUE RECOGNITION

    Hook-up fees are recognized as revenue on the equipment installation date to the extent of direct selling costs incurred. The remainder is deferred and amortized to income over the estimated average period that subscribers are expected to remain connected to the system. Subscription revenues are recognized as earned on an accrual basis.

2.15 LICENSES

    Televisao Show Time Ltda. ("TV Show Time") and TVA Brasil Radioenlaces Ltda. ("TVA Brasil") hold certain licenses covering certain operations of the Company. The use of such licenses is provided to the Company, for a nominal fee, under a Service Agreement dated July 22, 1994, as amended, among TEVECAP S.A., TV Show Time, TVA Brasil and Abril S.A.

    Pursuant to the Service Agreement, TV Show Time and TVA Brasil have agreed to transfer the licenses, which are carried at nil value, to TEVECAP S.A. at nominal cost.

2.16 ACCOUNTING FOR ISSUANCES OF STOCK BY SUBSIDIARIES AND EQUITY INVESTEES

    Gains or losses arising from the issuances of shares by subsidiaries and equity investees are recognized in income to the extent that the net book value of the shares owned after the sale exceeds or is lower than the net book value per share immediately prior to the sale of the shares by the subsidiary or equity investees.

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. CASH AND CASH EQUIVALENTS

    As of December 31, 1996 and 1995, cash and cash equivalents were comprised of:

                                                                               1996       1995
                                                                            ----------  ---------
Cash on hand and in banks.................................................  $    1,296  $     640
Short-term investments....................................................     103,502     23,561
                                                                            ----------  ---------
                                                                            $  104,798  $  24,201
                                                                            ----------  ---------
                                                                            ----------  ---------

4. ACCOUNTS RECEIVABLE

    As of December 31, 1996 and 1995, accounts receivable were comprised of:

                                                                            1996       1995
                                                                          ---------  ---------
Subscriptions...........................................................  $   8,798  $   5,154
Installation fees.......................................................     19,020      4,637
Advertising and programming.............................................      4,511      1,810
Barter..................................................................      5,248      2,989
Others..................................................................        478         70
Allowance for doubtful accounts.........................................     (5,759)    (3,407)
                                                                          ---------  ---------
                                                                          $  32,296  $  11,253
                                                                          ---------  ---------
                                                                          ---------  ---------

5. INVENTORIES

    As of December 31, 1996 and 1995, inventories were comprised of:

                                                                            1996       1995
                                                                          ---------  ---------
Materials and supplies..................................................  $  14,323  $  10,913
Imports in transit......................................................      1,022      2,163
Allowance for obsolescence..............................................     (2,250)    --
                                                                          ---------  ---------
                                                                          $  13,095  $  13,076
                                                                          ---------  ---------
                                                                          ---------  ---------

6. FILM EXHIBITION RIGHTS

    As of December 31, 1996 and 1995, film exhibition rights were comprised of:

                                                                             1996       1995
                                                                           ---------  ---------
Exhibition rights........................................................  $   2,223  $   1,192
Allowance for exhibition expiration......................................     (1,162)    (1,162)
                                                                           ---------  ---------
                                                                           $   1,061  $      30
                                                                           ---------  ---------
                                                                           ---------  ---------

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. PREPAID AND OTHER ASSETS

    As of December 31, 1996 and 1995, prepaid expenses were comprised of:

                                                                               1996       1995
                                                                             ---------  ---------
Advances to suppliers......................................................  $   1,973  $   2,078
Prepaid TVA magazine publishing expenses...................................        510        562
Prepaid meals and transportation...........................................        227        171
Others.....................................................................        119        157
                                                                             ---------  ---------
                                                                             $   2,829  $   2,968
                                                                             ---------  ---------
                                                                             ---------  ---------

8. OTHER ACCOUNTS RECEIVABLE

    As of December 31, 1996 and 1995, other accounts receivable were comprised of:

                                                                                    1996       1995
                                                                                  ---------  ---------
Advances to employees...........................................................  $     476  $     491
Accounts receivable from related companies (Note 9).............................      1,460        389
Others..........................................................................      1,072        105
                                                                                  ---------  ---------
                                                                                  $   3,008  $     985
                                                                                  ---------  ---------
                                                                                  ---------  ---------

9. RELATED PARTY TRANSACTIONS

    The following tables summarize the transactions between the Company and related parties as of December 31, 1996 and 1995 and for the three years ended December 31, 1996:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Abril S.A.
  Accounts payable.........................................................  $     104     --
  Loans payable............................................................      2,721  $      39

Televisao Abril Ltda.
  Accounts receivable......................................................        136     --

ESPN do Brasil Ltda.
  Accounts receivable......................................................         28        389
  Loans receivable.........................................................     --          3,913
  Accounts payable.........................................................        367        963

Canbras TV a Cabo Ltda.
  Accounts receivable......................................................         70     --
  Loans receivable.........................................................      3,710        815
  Loans payable............................................................     --            547

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. RELATED PARTY TRANSACTIONS (CONTINUED)

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
HBO Partners
  Accounts receivable......................................................  $     271     --
  Loans receivable.........................................................      1,792  $   1,879
TV Sagatti
  Loans receivable.........................................................     --            118

Galaxy Latin America
  Loans receivable.........................................................      7,100     --
  Accounts payable.........................................................        769     --

TVAICO
  Loans receivable.........................................................      1,640     --

AICO
  Loans receivable.........................................................      1,059     --

Leonardo Petrelli
  Accounts receivable......................................................        906     --

Editora Azul
  Accounts payable.........................................................     --            104

Others
  Accounts receivable......................................................         49     --
  Loans receivable.........................................................          7          7
  Accounts receivable......................................................          4         55

                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
Abril S.A.
  Net interest expense.........................................  $   7,196  $  16,566     --
  Printing costs...............................................      4,516      2,723  $   1,309

ESPN do Brasil Ltda.
  Programming costs............................................      3,850        646     --
  Net interest income..........................................       (773)    --         --
  Net interest expense.........................................     --            330     --

AICO
  Net interest income..........................................       (354)    --         --

TV Filme
  Programming revenue..........................................     (6,435)      (742)      (163)

Canbras TV a Cabo
  Net interest expense.........................................        150     --         --
  Programming revenue..........................................       (207)    --         --

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. RELATED PARTY TRANSACTIONS (CONTINUED)
    Loans granted to or obtained from related companies, under loan agreements, are denominated in reais and subject to variable interest of 1.80% to 2.50% per month in December 31, 1996 (3.44% per month in December 31, 1995).

    Effective December 31, 1996 the Company has a credit facility with Abril S.A. under which the Company is allowed to borrow up to $60,000 on a revolving basis until December 1998. In November 1996, TEVECAP S.A. raised funds through a private placement of $250,000 million 12.625% Senior Notes. Part of the proceeds of this placement were used to repay the amount drawn under this facility. The Company has not drawn any amounts under the facility subsequent to the application of such proceeds.

    Additionally, Abril S.A. provided a guarantee in the course of the year for equipment imported by Galaxy Brasil S.A., TVAST, TV Filme and TVA Parana. The amount outstanding pursuant to this guarantee as of December 31, 1996 was $58,345.

    The Company and Falcon International Communications Services Inc., one of the Company's shareholders, signed a consulting service agreement on April 1, 1996 related to the Company's operations and technologies. Initially, the duration of this agreement is two years, renewable every subsequent two-year period thereafter. The payment for the consulting services amounts to $200 per annum.

    Related-party transactions relating to programming sales and costs and printing services costs were carried out at usual market rates and terms.

10. DEFERRED INCOME TAX

    The tax effects of temporary differences that give rise to a significant portion of the deferred tax asset and deferred tax liability as of December 31, 1996 and 1995 are as follows:

                                                                                               1996        1995
                                                                                            ----------  ----------
Deferred tax assets:
  Net operating loss carryforwards........................................................  $   44,562  $   32,700
  Deferred charges........................................................................       7,536       7,720
  Deferred hook-up fee revenue............................................................       1,611      --
  Allowance for obsolescence..............................................................         437      --
  Provision for claims....................................................................       1,528      --
  Allowance for decoders..................................................................         438      --
  Others..................................................................................         148         680
                                                                                            ----------  ----------
      Total gross deferred tax asset......................................................      56,260      41,100
                                                                                            ----------  ----------
    Less valuation allowance..............................................................     (50,274)    (33,111)
                                                                                            ----------  ----------
Net deferred tax asset....................................................................       5,986       7,989
Deferred tax liability:
  Installation costs......................................................................      (5,986)     (7,989)
                                                                                            ----------  ----------
      Total gross deferred tax liability..................................................      (5,986)     (7,989)
                                                                                            ----------  ----------
Net deferred tax asset....................................................................  $   --      $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The Company has a limited operating history and has generated losses since its inception. The valuation allowance has been established in accordance with the requirements of SFAS No. 109.

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. DEFERRED INCOME TAX (CONTINUED)
    As of December 31, 1996, the Company and subsidiaries have unexpirable accumulated tax losses of $135,036.

    The consolidated income tax credit was different from the amount computed using the Brazilian statutory income tax for the reasons set forth in the following table:

                                                                                           DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1996       1995        1994
                                                                                 ----------  ---------  ----------
Loss before income taxes and minority interest.................................  $   49,585  $  41,941  $   12,717
Statutory income tax rate......................................................          33%     30.56%         43%
                                                                                 ----------  ---------  ----------
                                                                                     16,363     12,817       5,468
Increase (decrease) in the income tax rate.....................................       2,644     (8,466)      3,037
Monetary correction net of unallowable amortization............................       2,088       (308)    (11,240)
Monetary correction of deferred charges amortization...........................       4,996     (5,576)    (14,264)
Translation rate difference on exhibition rights...............................      --            381        (476)
Translation (loss) gain of tax losses..........................................      (2,103)     1,896       5,606
Monetary correction of shareholders' equity....................................      --          5,889      33,181
Monetary correction of installation materials depreciation.....................       3,648       (314)     (5,708)
Equity in losses of affiliate..................................................      (2,816)    (1,122)        165
Income before income tax of TVA communications.................................      (1,436)        (6)     --
Others.........................................................................      (6,377)    (1,345)       (207)
                                                                                 ----------  ---------  ----------
Net income tax benefit for the period..........................................      17,007      3,846      15,562
Increase in valuation allowance................................................     (17,163)    (3,846)    (15,562)
                                                                                 ----------  ---------  ----------
                                                                                 $     (156) $  --      $   --
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

    Income tax payable represents amounts owing by subsidiaries calculated on a unitary basis.

11. INVESTMENTS

    Investments as of December 31, 1996 and 1995 were comprised of:

                                                                            PERCENTAGE
                                                                            OF CONTROL      1996       1995
                                                                           -------------  ---------  ---------
Equity basis investments:
  TV Filme, Inc..........................................................         14.3(a (b) $   6,840 $   2,352
  ESPN Brasil Ltda.......................................................           50          827     --
  HBO Brasil Partners....................................................           33       --          1,110
                                                                                          ---------  ---------
                                                                                          $   7,667  $   3,462
                                                                                          ---------  ---------
                                                                                          ---------  ---------
Liability to fund joint venture or equity investee:
  ESPN Brasil Ltda.......................................................           50       --      $  (2,009)
  Canbras TV a Cabo......................................................           36    $    (997)      (160)
  HBO Brasil Partners....................................................           33         (110)    --
                                                                                          ---------  ---------
                                                                                          $  (1,107) $  (2,169)
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                         TEVECAP S.A. AND SUBSIDIARIES
          NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INVESTMENTS (CONTINUED)

                                                                            PERCENTAGE
                                                                            OF CONTROL      1996       1995
                                                                           -------------  ---------  ---------
Cost basis investments:
  Galaxy Latin America...................................................           10    $  16,320  $  11,220
  Others.................................................................                         6         20
                                                                                          ---------  ---------
                                                                                          $  16,326  $  11,240
                                                                                          ---------  ---------
                                                                                          ---------  ---------
Concessions, net:
  Stations in South of Brazil............................................                 $  10,436     --
  Ype Radio e Televisao Ltda. concessions................................                     6,363  $   6,363
  Comercial Cabo Ltda....................................................                     1,970      1,970
  Other..................................................................                        65         65
  Amortization...........................................................                    (1,260)      (420)
                                                                                          ---------  ---------
                                                                                          $  17,574  $   7,978
                                                                                          ---------  ---------
                                                                                          ---------  ---------

------------------------

(a) Accounted for under the equity method because the Company has two seats out of six on the Board of Directors, is dependent on the Company for a substantial portion of its revenue and has an option to acquire an additional 2% interest.

(b) During the year ended December 31, 1996 there was a reduction in the interest of Tevecap S.A. in TV Filme, Inc. from 16.7% to 14.3% due to subscription of shares issued by other shareholders, for which an amount in excess of the book value was paid. This resulted in a capital gain of $2,317.

    On February 3, 1995, an agreement was signed between TEVECAP S.A., Hughes (GLA Inc./USA), Inversiones Divtel (ODC Cisneiros/Venezuela) and Multivision (MVS/Mexico) for the incorporation of Galaxy Latin America in August 1995. On March 3, 1995, the operational agreement between Galaxy Latin America and TEVECAP S.A. was formalized with the purchase of 10% of the shares of Galaxy Latin America for $7,194. On March 9, 1995, Galaxy Brasil S.A. was created, with 99.5% of the shares held by TEVECAP S.A. Galaxy Brasil S.A. provides distribution services of multichannel TV programs to all national regions. The transmission commenced February 1996. Galaxy Latin America will charge Galaxy Brasil for the use of a satellite.

                         TEVECAP S.A. AND SUBSIDIARIES

11. INVESTMENTS (CONTINUED)

    The ESPN Brasil joint venture was formed in June 1995, with TEVECAP S.A. and ESPN International each holding 50% of ESPN Brasil's shares. Operations commenced on June 15, 1995, and the objective of ESPN Brasil is the transmission of ESPN's international sport programs. Condensed financial information of the joint venture as of and for the years ended December 31, 1996 and 1995 are as follows:

                                                                             1996       1995
                                                                          ----------  ---------
Current assets..........................................................  $    3,640  $   3,483
Non-current assets......................................................  $    2,107  $     262
Current liabilities.....................................................  $    3,663  $   3,850
Long-term liabilities...................................................  $   --      $   3,913
Revenues................................................................  $   12,733  $   4,748
Gross losses............................................................  $   (9,785) $  (2,884)
Loss before income taxes................................................  $  (10,715) $  (4,020)
Net loss................................................................  $  (10,715) $  (4,020)

    The Company holds a 33.33% interest in HBO Brasil Partners joint venture. The operations commenced in 1994 and condensed financial information as of and for the years ended December 31, 1996 and 1995 are as follows:

                                                                            1996       1995
                                                                          ---------  ---------
Current assets..........................................................  $  10,080  $   6,385
Non-current assets......................................................  $   1,659  $     762
Current liabilities.....................................................  $  11,615  $   3,855
Long-term liabilities...................................................  $  --      $  --
Revenues................................................................  $  20,867  $  11,354
Gross losses............................................................  $  (3,072) $  (4,384)
Loss before income taxes................................................  $  (3,168) $  (4,323)
Net loss................................................................  $  (3,168) $  (4,323)

    On April 3, 1995, TEVECAP S.A. acquired 49% of the common shares and 49% of the preferred shares of Ype Radio e Televisao Ltda., for $6,363, obtaining the concession of certain television channels. The concessions are being amortized over ten years.

    In previous years the Company acquired Comercial Cabo Ltda., obtaining the concessions for certain television channels and other minor investments. The concessions are being amortized over ten years.

                         TEVECAP S.A. AND SUBSIDIARIES

12. PROPERTY, PLAN AND EQUIPMENT

    As of December 31, 1996 and 1995, property, plant and equipment were comprised of:

                                                                                   ANNUAL
                                                                                DEPRECIATION
                                                                                    RATE
                                                                                      %             1996        1995
                                                                              -----------------  ----------  ----------
Machinery and equipment.....................................................             10      $   47,784  $   37,877
Converters..................................................................             10         101,837      36,485
Leasehold improvements......................................................             25           2,111       1,830
Furniture and fixtures......................................................             10           2,089       1,226
Premises....................................................................             10           2,730       1,116
Vehicles....................................................................             20           1,257         457
Software....................................................................             20           2,949       1,529
Tools.......................................................................             10             696         621
Reception equipment.........................................................             20          73,330      45,711
Cable plant.................................................................             10          25,385       6,513
Building....................................................................              4          11,734         342
                                                                                                 ----------  ----------
                                                                                                    271,902     133,707

Accumulated depreciation....................................................                        (50,661)    (23,373)
Telephone line use rights...................................................                          2,320       1,453
Trademarks, patents and others..............................................                            165         577
Fixed assets in transit.....................................................                          8,917      18,902
Others......................................................................                            950      --
                                                                                                 ----------  ----------
                                                                                                 $  233,593  $  131,266
                                                                                                 ----------  ----------
                                                                                                 ----------  ----------

13. LOANS

    As of December 31, 1996, loans were comprised of:

                                                                                            SHORT-TERM   LONG-TERM
                                                                                            -----------  ----------
Working capital, foreign currency denominated.............................................   $   3,123   $  250,464
Local currency financings.................................................................      14,916       --
                                                                                            -----------  ----------
                                                                                             $  18,039   $  250,464
                                                                                            -----------  ----------
                                                                                            -----------  ----------

    On November 26, 1996, TEVECAP S.A. raised funds in foreign markets through a private placement amounting to $250,000 of Senior Notes. These Senior Notes mature on November 26, 2004 and are guaranteed by certain of TEVECAP S.A.'s subsidiaries. Interest thereon is at 12.625% per annum and is payable on May 25 and November 25 of each year commencing on May 25, 1997.

    Debt issuance costs associated with the 12,625% Senior Notes amounted to $9,241 and are being amortized over the term of the Senior Notes. Amortization costs for the year ended December 31, 1996 amounted to $96.

    Short-term financings in local currency are secured by promissory notes and chattel mortgages, and bear interest at rates varying from 8% to 9% per year.

                         TEVECAP S.A. AND SUBSIDIARIES

13. LOANS (CONTINUED)
    Short-term bank loans as of December 31, 1996 represent the refinancing of certain supplier payables. The average short-term interest rate on such loans is LIBOR Plus 1.5%.

14. OTHER ACCOUNTS PAYABLE

    As of December 31, 1996 and 1995, other accounts payable were comprised of:

                                                                               1996       1995
                                                                             ---------  ---------
Accounts payable to related companies (Note 9).............................  $   1,244  $   1,122
Advertising................................................................        265        427
Importation expenses payable...............................................      1,627        599
Others.....................................................................      1,407      1,124
                                                                             ---------  ---------
                                                                             $   4,543  $   3,272
                                                                             ---------  ---------
                                                                             ---------  ---------

15. LOANS FROM SHAREHOLDERS

    Loans from shareholders as of December 31, 1996 and 1995 were comprised of:

                                                                               1996       1995
                                                                             ---------  ---------
Roberto Civita.............................................................  $  --      $   2,616
Maricia I. R. Rossi........................................................     --             61
Edgard Silvio Faria........................................................     --            184
Angelo Silvio Rossi........................................................     --             45
Leonardo Petrelli..........................................................      1,640        180
                                                                             ---------  ---------
                                                                             $   1,640  $   3,086
                                                                             ---------  ---------
                                                                             ---------  ---------

    Loans from shareholders in 1995 were subject to interest based on UFIR (Fiscal Reference Unit) variation which was 22.46% during that year. The December 31, 1996 loan balance represents an advance from a shareholder and is not subject to interest.

16. INSURANCE

    The Company maintains insurance coverage for its fixed assets and inventories in an amount considered sufficient to cover the risks involved.

17. LEASED ASSETS AND COMMITMENTS

    The Company has entered into film distribution contracts and licensing agreements with film producers for programming for future periods. Such contracts and agreements, which range in life from one to nine years with the exception of a specific contract with ESPN which has a life of 50 years, require a per-subscriber fee to be paid by the Company on a monthly basis.

    The Company has funding commitments related to Galaxy Latin America, TV Filme, ESPN Brasil Ltda., HBO Brasil Partners, Canbras TVA and CNBC of approximately $27,009 which must be met prior to December, 1997.

                         TEVECAP S.A. AND SUBSIDIARIES

17. LEASED ASSETS AND COMMITMENTS (CONTINUED)
    The Company has rented office space until the year 2001. As of December 31, 1996, future minimum rental payments applicable to operating leases in respect of this space aggregate approximately $5,038 as follows:

1997................................................................  $   1,805
1998................................................................      1,438
1999................................................................        623
2000................................................................        589
2001................................................................        583
                                                                      ---------
Total...............................................................  $   5,038
                                                                      ---------
                                                                      ---------

    As of December 31, 1996, the Company had contractual commitments with Embratel for transponder use until the year 2003. Based on the contract provisions, these commitments are currently estimated to aggregate approximately $71,854, as follows:

1997...............................................................  $  11,665
1998...............................................................     11,665
1999...............................................................     11,665
2000...............................................................     11,665
2001...............................................................     11,665
2002...............................................................      8,054
2003...............................................................      5,475
                                                                     ---------
Total..............................................................  $  71,854
                                                                     ---------
                                                                     ---------

    Through its subsidiary, Galaxy Brasil S.A., the Company has a licensing agreement with Galaxy Latin America for the use of the trademark, DirecTV, satellite and programming, which requires a per-subscriber fee to be paid by the Company on a monthly basis for an indefinite period, calculated based on the number of subscribers.

18. COMMON STOCK

    Common stock as of December 31, 1996 and 1995 was comprised of:

                                                                           1996                       1995
                                                                 -------------------------  -------------------------
                                                                    US$         SHARES         US$         SHARES
                                                                 ----------  -------------  ----------  -------------
Common stock subject to redemption.............................  $  144,754     85,637,516  $  144,754     85,637,516
                                                                 ----------  -------------  ----------  -------------
                                                                 ----------  -------------  ----------  -------------
Paid-in capital................................................  $  142,495    111,075,339  $  142,495    111,075,339
                                                                 ----------  -------------  ----------  -------------
                                                                 ----------  -------------  ----------  -------------

A) COMMON STOCK SUBJECT TO REDEMPTION

    As of December 31, 1996 and 1995, 43.5% of the common stock of TEVECAP S.A. was subject to an Event Put, i.e. a "triggering event" under the Stockholders Agreement pursuant to which each of the shareholders (other than Abril) may, in certain circumstances, demand that TEVECAP S.A. purchase all or a portion of its shares, unless the shares of capital stock held by such Stockholder are publicly

                         TEVECAP S.A. AND SUBSIDIARIES

18. COMMON STOCK (CONTINUED)
registered, listed or traded. In addition, as of December 31, 1996 and 1995, 14.2% of these shares are also subject to Time Put whereby, pursuant to the Stockholders Agreement, Falcon International may demand that TEVECAP S.A. buy all or a portion of Falcon's shares of capital stock held in TEVECAP S.A. if such shares are not publicly registered, listed or traded by September 22, 2002.

    For purposes of the Event Put, triggering events are: (i) the amount of capital stock held by a stockholder with an Event Put exceeds the amount allowed under any legal restriction to which such Stockholder may be subject ("Regulatory Put"); (ii) a breach without cure within a designated period by certain specified entities/individuals of any representation, warranty, covenant or duty made or owed pursuant to certain agreements; (iii) a breach without cure within a designated period by Abril of the Abril Credit Facility; (iv) the controlling shareholder of Abril ceases to directly or indirectly hold a specified percentage of TEVECAP S.A. without the approval of the Stockholders or ceases to control the voting capital stock held by his affiliates representing 50% or more of the voting capital stock of TEVECAP S.A.; (v) the Service Agreement as amended, among TEVECAP S.A., TV Show Time, TVA Brasil and Abril ceases to be valid or effective or TV Show Time, TVA Brasil and Abril is liquidated or dissolved or files voluntarily, or has filed against it involuntarily, any petition in bankruptcy; or (vi) another Stockholder exercises an Event Put other than a Regulatory Put.

    The Company's management believes that the probability of occurrence of the triggering events which would permit any of its shareholders to exercise their Event Put is remote. However, a company that is public in the United States, and which therefore is required to register its securities with the United States Securities and Exchange Commission (the "SEC"), is required for accounting purposes to present redeemable equity securities separately from shareholders' equity, if redemption of such securities is beyond the control of the registrant. That presentation is required even if the likelihood of redemption is remote.

    The Common Shares subject to the Time Put are redeemable at fair value as determined by appraisal or by a multiple of the Company's most recent quarterly earnings. The Company has recorded an accretion on these shares to fair market value of $15,376 and $4,780 with respect to the years ended December 31, 1996 and 1995, determined by Company management.

B) PAID-IN CAPITAL

    Paid-in capital represents registered common shares without par value.

    The Company's shareholders are entitled to minimum dividends of 25% of net income for the year, adjusted according to Corporation Law. As the Company has not recorded net income since its inception, no such dividends are payable.

19. LITIGATION CONTINGENCIES

    Certain claims and lawsuits arising in the ordinary course of business have been filed or are pending against the Company which were not recognized in the consolidated financial statements. The Company has also recorded provisions related to certain claims in amounts that management considers to be adequate after considering a number of factors including (but not limited to) the views of legal counsel, the nature of the claims and the prior experience of the Company.

                         TEVECAP S.A. AND SUBSIDIARIES

19. LITIGATION CONTINGENCIES (CONTINUED)
    In management's opinion, all contingencies have been adequately provided for or are without merit, or are of such kind that if disposed of unfavorably, would not have a material adverse effect on the financial position or future results of operations of the Company.

20. PENSION PLAN

    In April 1996, the Company became a co-sponsor of the private pension entity named Abrilprev Sociedade de Previdencia Privada, the primary objective of which is to grant employees benefits other than those provided by Social Security. The plan is optional to all employees of the sponsoring entities. Abrilprev operates as a Defined Contribution Plan. Company contributions are made based on a fixed percentage applied to the payroll of the sponsoring entities based on actuarial calculations. Plan expenses amounted to $368 for the year ended December 31, 1996.

21. APRIL HEALTH CARE PLAN

    In February 1996, the Abril Health Care Plan was created to provide health care to Abril S.A. companies' employees and their dependants. Both the companies and the employees contribute monthly to Associacao Abril de Beneficios, the company is responsible for the plan management.

    In 1996, contributions made by TEVECAP S.A. and certain affiliated companies amounted to $2,088.

22. SUPPLEMENTARY INFORMATION--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                     ALLOWANCE                   ALLOWANCE                 DEFERRED
                                                        FOR                         FOR       ALLOWANCE    TAXATION
                                                     DOUBTFUL    ALLOWANCE FOR  EXHIBITION       FOR       VALUATION    PROVISION
                                                     ACCOUNTS    OBSOLESCENCE   EXPIRATION    DECODERS     ALLOWANCE   FOR CLAIMS
                                                    -----------  -------------  -----------  -----------  -----------  -----------
Balance as of December 31, 1993...................         363            91         3,367       --           13,703          210
Additions charged to expense......................         848        --            --           --           15,562          920
Reduction.........................................      --               (91)       (3,032)      --           --              (55)
                                                         -----         -----    -----------       -----   -----------       -----
Balance as of December 31, 1994...................       1,211        --               335       --           29,265        1,075
Additions charged to expense......................       2,196        --               827       --            3,846        2,688
                                                         -----         -----    -----------       -----   -----------       -----
Balance as of December 31, 1995...................       3,407        --             1,162       --           33,111        3,763
Additions charged to expense......................       2,352         2,250        --            1,371       17,163        1,282
                                                         -----         -----    -----------       -----   -----------       -----
Balance as of December 31, 1996...................       5,759         2,250         1,162        1,371       50,274        5,045
                                                         -----         -----    -----------       -----   -----------       -----
                                                         -----         -----    -----------       -----   -----------       -----

23. RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued certain Statements of Financial Accounting Standards which are not effective with respect to the fiscal years presented in the consolidated financial statements.

    SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities", provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This standard is not expected to have a material

                         TEVECAP S.A. AND SUBSIDIARIES

23. RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED) effect on the financial position and the results of operations of the Company due to the absence of material transactions of this nature.

    SFAS No. 128, "Earnings per Share", is effective for fiscal years beginning after December 15, 1997. This standard establishes guidelines for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock.

    This replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures. This standard is not expected to have an impact on the company given that the Company does not have publicly held common stock or potential common stock.

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR
SUBSIDIARIES

    TEVECAP S.A. conducts a significant portion of its business through subsidiaries. The $250,000 12-5/8% Senior Notes issued to institutional buyers in November, 1996 are jointly and severally, irrevocably and fully and unconditionally guaranteed, on a senior basis, by all of Tevecap's direct and indirect subsidiaries except for TVA Communications Aruba N.A. and TVA TCG Sistema TV.

    Presented below is condensed consolidating and combined financial information for: i) TEVECAP S.A. on a parent company only basis; ii) the Wholly-Owned Guarantor Subsidiaries; iii) the Majority-Owned Guarantor Subsidiaries; iv) Non-guarantor Subsidiaries; v) Eliminations; and vi) Consolidated Tevecap S.A. and Subsidiaries.

    The equity method has been used by TEVECAP S.A., the Wholly-Owned Guarantor Subsidiaries and the Majority-Owned Subsidiaries with respect to investments in their subsidiaries.

    The following sets forth the Wholly-Owned Guarantor Subsidiaries, the Majority-Owned Guarantor Subsidiaries and the Non-guarantor Subsidiaries:

A) WHOLLY-OWNED GUARANTOR SUBSIDIARIES

    - TVA Communications Ltd.

    - Galaxy Brasil S.A.

    - Comercial Cabo TV Sao Paulo Ltda.

B) MAJORITY-OWNED GUARANTOR SUBSIDIARIES

    - TVA Sistema de Televisao S.A.

    - TVA Sul Participacoes S.A.

    - TVA Parana Ltda.

    - TVA Alfa Cabo Ltda.

    - CCS Camboriu Cable System de Telecommunicacoes Ltda.

    - TCC TV a Cabo Ltda.

    - TVA Sul Foz do Iguacu Ltda.

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
    - TVA Sul Santa Catarina Ltda.

C) NON-GUARANTOR SUBSIDIARIES

    - TVA Communications Aruba N.A.

    - TVA TCG Sistema de Televisao de Porto Alegre S.A.

    Separate financial statements for TVA Sistema de Televisao S.A. have been presented as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996.

    Separate consolidated and combined financial statements for TVA Sul Participacoes S.A. have also been presented as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996.

    Audited financial information has also been included for TVA Alfa Cabo Ltda., CCS Camboriu Cable System de Telecommunicacoes Ltda., TVA Sul Santa Catarina Ltda., TCC TV a Cabo Ltda., TVA Parana Ltda. and TVA Sul Foz do Iguacu Ltda. as of December 31, 1996 and for the periods from the dates of acquisition to December 31, 1996. See Note 2.5.

    Separate financial statements for the Wholly-Owned Guarantor Subsidiaries have not been presented based on management's determination that they do not provide additional information that is material to investors.

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                          MAJORITY-
                                               PARENT     WHOLLY- OWNED     OWNED     NON- GUARANTOR
ASSETS                                         COMPANY    SUBSIDIARIES   SUBSIDIARIES SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                             -----------  -------------  -----------  -------------  ------------  ------------
Cash and cash equivalents..................     103,282            59         1,444            13         --           104,798
Accounts receivable, net...................      --            10,367        22,568                         (639)       32,296
Inventories................................      --            --            13,095                       --            13,095
Film exhibition rights.....................      --            --             1,061                       --             1,061
Prepaid expenses and other assets..........      --                71         2,758                       --             2,829
Other accounts receivable..................       1,032           242         4,372                       (2,638)        3,008
                                             -----------  -------------  -----------       ------    ------------  ------------
      Total current assets.................     104,314        10,739        45,298            13         (3,277)      157,087
                                             -----------  -------------  -----------       ------    ------------  ------------
Property, plant and equipment..............      --            49,745       184,376            42           (570)      233,593
Investments-equity affiliates..............      64,844        --            --                          (57,177)        7,667
  Cost basis investees.....................      --            16,326        --                           --            16,326
  Concessions, net.........................       7,138        --            10,436                       --            17,574
Advances payments for investments..........      --            --            --                           --            --
Loans to affiliated companies..............     338,442        16,278         3,027                     (342,439)       15,308
Debt issuance costs........................       9,145        --            --                           --             9,145
Other......................................      --               877         1,545                       --             2,422
                                             -----------  -------------  -----------       ------    ------------  ------------
      Total assets.........................     523,883        93,965       244,682            55       (403,463)      459,122
                                             -----------  -------------  -----------       ------    ------------  ------------
                                             -----------  -------------  -----------       ------    ------------  ------------

LIABILITIES
Short-term bank loans......................   $   3,166     $   6,789     $   8,084        --             --        $   18,039
Film suppliers.............................      --            --            19,828        --         $  (12,816)        7,012
Other suppliers............................         163         4,925        48,127        --               (283)       52,932
Taxes payable other than income taxes......      --               964         7,989        --             --             8,953
Accrued payroll and related liabilities....      --               637         5,504        --             --             6,141
Advances payments received from
  subscribers..............................      --             3,685         6,797        --             --            10,482
Other accounts payable.....................         180           900         5,951        --             (2,488)        4,543
                                             -----------  -------------  -----------       ------    ------------  ------------
      Total current liabilities............       3,509        17,900       102,280        --            (15,587)      108,102
                                             -----------  -------------  -----------       ------    ------------  ------------
Financing..................................     250,000           464        --            --             --           250,464
Loans from affiliated companies............      --            16,600       316,154     $      96       (330,129)        2,721
Loans from shareholders....................      --            --             1,640        --             --             1,640
Provisions from claims.....................      --            --             5,039        --                  6         5,045
Liability to fund equity investee..........     160,067           110        --               110       (159,180)        1,107
Deferred hook-up fee revenue...............      --             4,883        --            --             --             4,883
                                             -----------  -------------  -----------       ------    ------------  ------------
      Total long-term liabilities..........     410,067        22,057       322,833           206       (489,303)      265,860
                                             -----------  -------------  -----------       ------    ------------  ------------
Minority interest..........................      --            --             1,310        --                468         1,778
Redeemable common stock, no par value......     164,910        --            --            --             --           164,910
Shareholders' equity
  Paid-in capital..........................     142,495        71,489        33,837         3,216       (108,542)      142,495
  Retained earnings........................    (197,098)      (17,481)     (215,578)       (3,367)       209,501      (224,023)
                                             -----------  -------------  -----------       ------    ------------  ------------
      Total shareholders' equity...........     (54,603)       54,008      (181,741)         (151)       100,959       (81,528)
                                             -----------  -------------  -----------       ------    ------------  ------------
      Total liabilities and shareholders'
        equity.............................   $ 523,883     $  93,965     $ 244,682     $      55     $ (403,463)   $  459,122
                                             -----------  -------------  -----------       ------    ------------  ------------
                                             -----------  -------------  -----------       ------    ------------  ------------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

DESCRIPTION
Gross revenues
  Monthly subscription........................      --        $   2,266    $ 120,754        --             --       $ 123,020
  Installation................................      --           15,609       46,108        --             --          61,717
  Advertising Revenue.........................      --           --            7,532        --             --           7,532
  Indirect Programming........................      --           --           11,377        --             --          11,377
  Other.......................................      --              143        8,049        --             --           8,192
  Revenue taxes...............................      --           (1,488)     (12,259)       --             --         (13,747)
                                                -----------  -----------  -----------  -------------  ------------  ---------
Net revenue...................................      --           16,530      181,561        --             --         198,091
                                                -----------  -----------  -----------  -------------  ------------  ---------
Direct operating expenses
  Payroll and benefits........................      --            2,781       24,422        --             --          27,203
  Programming.................................      --           --           42,391        --             --          42,391
  Transponder lease cost......................      --              905        9,942        --             --          10,847
  Technical assistance........................      --           --            5,507        --             --           5,507
  Vehicle rentals.............................      --               90        1,772        --             --           1,862
  TVA Magazine................................      --           --            6,842        --             --           6,842
  Other costs.................................      --            2,078       15,567        --             --          17,645
                                                -----------  -----------  -----------  -------------  ------------  ---------
                                                                  5,854      106,443                                  112,297
                                                -----------  -----------  -----------  -------------  ------------  ---------
Selling, general and administrative expenses
  Payroll and benefits........................                    1,491       25,940                                   27,431
  Advertising and promotion...................                    7,369       13,986                                   21,355
  Rent........................................                      177        3,245                                    3,422
  Other administrative expenses...............   $     836        6,316       11,758                                   18,910
  Other general expenses......................      --           --           10,337                                   10,337
                                                -----------  -----------  -----------  -------------  ------------  ---------
                                                       836       15,353       65,266                                   81,455
                                                -----------  -----------  -----------  -------------  ------------  ---------
Allowance for obsolescence....................      --           --            2,250                                    2,250
Depreciation..................................      --            2,858       23,681                                   26,539
Amortization..................................         840       --              837                                    1,677
                                                -----------  -----------  -----------  -------------  ------------  ---------
Operating loss................................      (1,676)      (7,535)     (16,916)                                 (26,127)
                                                -----------  -----------  -----------  -------------  ------------  ---------
Interest income...............................       1,995          596        7,590        --         $   (4,368)      5,813
Interest expenses.............................     (12,751)      (1,770)      (7,270)    $     (97)         4,368     (17,520)
Translation...................................        (218)         292          399        --             --             473
Equity (in losses) income of affiliates.......     (44,751)      (1,220)        (883)       (1,220)        39,542      (8,532)
Other nonoperating, net.......................       9,243       (1,884)         278        --            (11,329)     (3,692)
                                                -----------  -----------  -----------  -------------  ------------  ---------
Loss before income tax and minority
  interest....................................     (48,158)     (11,521)     (16,802)       (1,317)        28,213     (49,585)
Income taxes..................................      --           --             (156)       --             --            (156)
                                                -----------  -----------  -----------  -------------  ------------  ---------
Net loss before minority interest.............     (48,158)     (11,521)     (16,958)       (1,317)        28,213     (49,741)
                                                -----------  -----------  -----------  -------------  ------------  ---------
Minority interest.............................      --           --               38        --              1,811       1,849
                                                -----------  -----------  -----------  -------------  ------------  ---------
Net loss......................................   $ (48,158)   $ (11,521)   $ (16,920)    $  (1,317)    $   30,024   $ (47,892)
                                                -----------  -----------  -----------  -------------  ------------  ---------
                                                -----------  -----------  -----------  -------------  ------------  ---------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                             WHOLLY-     MAJORITY-
                                                 PARENT       OWNED        OWNED     NON- GUARANTOR
                                                 COMPANY   SUBSIDIARIES SUBSIDIARIES SUBSIDIARIES   ELIMINATIONS    TOTAL
                                                ---------  -----------  -----------  -------------  ------------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss......................................  $ (48,158)  $ (11,521)   $ (16,920)    $  (1,317)    $   30,024   $ (47,892)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation................................     --           2,858       23,681        --             --          26,539
  Amortization................................        840      --              837        --             --           1,677
  Allowance for exhibition costs..............     --          --           --            --             --               0
  Allowance for doubtful accounts.............     --          --            2,352        --             --           2,352
  Allowance for obsolescence..................     --          --            2,250        --             --           2,250
  Provision for claims........................     --          --            1,276        --             --           1,276
  Minority interest...........................     --          --              (38)       --             (1,811)     (1,849)
  Disposal and write-off of fixed assets......     --          --            1,005        --             --           1,005
  Capital gain................................     (2,317)     --           --            --             --          (2,317)
  Equity in losses (earnings) of affiliates...     44,751       1,220       --             1,220        (38,659)      8,532
Changes in operating assets and
  liabilities:................................     --          --           --            --             --               0
  Film exhibition rights......................     --          --           (1,031)       --             --          (1,031)
  Accounts receivable.........................     --         (10,368)     (13,666)       --                639     (23,395)
  Prepaid and other assets....................     (9,145)       (877)         188        --                861      (8,973)
  Other accounts receivable...................     (1,030)       (278)      (2,816)       --              3,349        (775)
  Other.......................................     --          --           --            --             --               0
  Accrued interest............................      8,062        (888)      (2,107)       --                841       5,908
  Inventories.................................     --          --           (2,227)       --             --          (2,227)
  Legal deposits..............................     --          --              (30)       --                 30           0
  Suppliers...................................        163        (934)      11,798        --             (9,478)      1,549
  Taxes payable other than income taxes.......     --            (130)       2,795        --             --           2,665
  Accrued payroll and related liabilities.....     --             569          802        --             --           1,371
  Advances received from subscribers..........     --           3,685        2,766        --             --           6,451
  Deferred accounts payable...................     --           4,883       --            --             --           4,883
  Other accounts payable......................          5         645        4,550        --               (895)      4,305
                                                ---------  -----------  -----------  -------------  ------------  ---------
Net cash (used in) provided by operating
  activities..................................     (6,829)    (11,136)      15,465           (97)       (15,099)    (17,696)
                                                ---------  -----------  -----------  -------------  ------------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisition
  Purchase of fixed assets....................     --         (41,152)     (84,454)       --                 (6)   (125,612)
  Loans to affiliated companies...............   (112,557)    (17,675)        (508)       --             91,559     (39,181)
  Cash received on loans to affiliated
    companies.................................     54,445       8,205        9,315        --            (40,269)     31,696
  Purchase of concessions.....................     --          --          (14,235)       --             --         (14,235)
  Investments in equity and cost
    investments...............................   (100,452)     (5,100)      --            --             88,984     (16,568)
                                                ---------  -----------  -----------  -------------  ------------  ---------
Net cash used in investing activities.........   (158,564)    (55,722)     (89,882)       --            140,268    (163,900)
                                                ---------  -----------  -----------  -------------  ------------  ---------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

                                                             WHOLLY-     MAJORITY-
                                                 PARENT       OWNED        OWNED     NON- GUARANTOR
                                                 COMPANY   SUBSIDIARIES SUBSIDIARIES SUBSIDIARIES   ELIMINATIONS    TOTAL
                                                ---------  -----------  -----------  -------------  ------------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short term bank loans.......................    253,166       7,253        7,406        --                678     268,503
  Capital contributions.......................     --          65,359       17,533            15        (82,907)     --
  Repayments of loans from shareholders.......     --          --           (2,929)       --             --          (2,929)
  Loans from shareholders.....................     --          --           --            --             --          --
  Loans to shareholders.......................     --          --           --            --             --          --
  Loans from affiliated companies.............    163,858      28,835       62,423            95        (86,797)    168,414
  Repayments of loans from affiliated
    companies.................................   (171,795)    (34,542)      (9,315)       --             43,857    (171,795)
  Repayments of loans from banks..............     --          --           --            --             --          --
                                                ---------  -----------  -----------  -------------  ------------  ---------
Net cash provided by financing activities.....    245,229      66,905       75,118           110       (125,169)    262,193
                                                ---------  -----------  -----------  -------------  ------------  ---------
                                                ---------  -----------  -----------  -------------  ------------  ---------
Net (decrease) increase in cash and cash
  equivalents.................................     79,836          47          701            13         --          80,597
Cash and cash equivalents at beginning of the
  period......................................     23,446          12          743        --             --          24,201
                                                ---------  -----------  -----------  -------------  ------------  ---------
Cash and cash equivalents at end of the
  period......................................  $ 103,282   $      59    $   1,444     $      13     $   --       $ 104,798
                                                ---------  -----------  -----------  -------------  ------------  ---------
                                                ---------  -----------  -----------  -------------  ------------  ---------
Supplemental cash disclosure:
  Cash paid for interest......................  $   7,312      --           --            --             --       $   7,312
                                                ---------  -----------  -----------  -------------  ------------  ---------
                                                ---------  -----------  -----------  -------------  ------------  ---------
Supplemental noncash financing activities:
  Accrued interest on related company loans
    refinanced as principal balance...........     --       $     648    $   1,497     $  --         $   (1,791)  $     354
                                                ---------  -----------  -----------  -------------  ------------  ---------
                                                ---------  -----------  -----------  -------------  ------------  ---------
Details of acquisitions:
  Fair value of assets acquired...............     --          --           15,701        --             --          15,701
  Liabilities assumed.........................     --          --           (1,385)       --             --          (1,385)
                                                ---------  -----------  -----------  -------------  ------------  ---------
  Cash paid...................................     --          --           14,316        --             --          14,316
  Less: cash acquired.........................     --          --              (81)       --             --             (81)
                                                ---------  -----------  -----------  -------------  ------------  ---------
Net cash paid for acquisitions................     --          --        $  14,235        --             --       $  14,235
                                                ---------  -----------  -----------  -------------  ------------  ---------
                                                ---------  -----------  -----------  -------------  ------------  ---------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                           WHOLLY-      MAJORITY-       NON-
                                              PARENT        OWNED         OWNED       GUARANTOR
ASSETS                                        COMPANY   SUBSIDIARIES   SUBSIDIARIES SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                             ---------  -------------  -----------  -------------  ------------  ------------
Current assets
Cash and cash equivalents..................  $  23,446    $      12     $     743        --             --        $   24,201
Accounts receivable (net)..................     --           --            11,253        --             --            11,253
Inventories................................     --           --            13,076        --             --            13,076
Film exhibition rights.....................     --           --                30        --             --                30
Prepaid and other assets...................     --               55         2,913        --             --             2,968
Other accounts receivable..................          2       --             1,490        --               (507)          985
                                             ---------  -------------  -----------  -------------  ------------  ------------
      Total current assets.................     23,448           67        29,505        --               (507)       52,513
                                             ---------  -------------  -----------  -------------  ------------  ------------
Property, plant and equipment..............     --           11,492       120,350        --               (576)      131,266
Investments
  Equity affiliates........................      7,252        1,110        --         $   1,110         (6,010)        3,462
  Cost basis investees.....................         15       11,225        --            --             --            11,240
  Concessions, net.........................      7,978       --            --            --             --             7,978
Loans to related companies.................    281,034        6,786        10,480        --           (291,568)        6,732
Other......................................     --           --             1,568        --              2,089         3,657
                                             ---------  -------------  -----------  -------------  ------------  ------------
      Total assets.........................  $ 319,727    $  30,680     $ 161,903     $   1,110     $ (296,572)   $  216,848
                                             ---------  -------------  -----------  -------------  ------------  ------------
                                             ---------  -------------  -----------  -------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Film suppliers.............................     --           --         $   9,512        --         $   (3,620)   $    5,892
Other suppliers............................     --        $   5,859        46,219        --             --            52,078
Taxes payable other than income taxes......     --            1,095         5,076        --             --             6,171
Accrued payroll and related liabilities....     --               68         4,503        --             --             4,571
Advance payments received from
  subscribers..............................     --           --             3,986        --             --             3,986
Other accounts payable.....................  $     169          273         2,830        --             --             3,272
                                             ---------  -------------  -----------  -------------  ------------  ------------
      Total current liabilities............        169        7,295        72,126        --             (3,620)       75,970
                                             ---------  -------------  -----------  -------------  ------------  ------------
Long-term liabilities
Loans from related companies...............        585       23,174       265,282        --           (288,455)          586
Loans from shareholders....................     --           --             3,086        --             --             3,086
Provision for claims.......................     --           --             3,763        --             --             3,763
Liability to fund equity investee..........    160,508       --            --            --           (158,339)        2,169
                                             ---------  -------------  -----------  -------------  ------------  ------------
      Total long-term liabilities..........    161,093       23,174       272,131        --           (446,794)        9,604
                                             ---------  -------------  -----------  -------------  ------------  ------------
Redeemable common stock, no par value......    149,534       --            --            --             --           149,534
Shareholders' equity
  Paid-in capital..........................    142,495        6,214        17,017     $   3,117        (26,348)      142,495
  Accumulated deficit......................   (133,564)      (6,003)     (199,371)       (2,007)       180,190      (160,755)
                                             ---------  -------------  -----------  -------------  ------------  ------------
      Total shareholders' equity...........      8,931          211      (182,354)        1,110        153,842        18,260)
                                             ---------  -------------  -----------  -------------  ------------  ------------
  Total liabilities and shareholders'
    equity.................................  $ 319,727    $  30,680     $ 161,903     $   1,110     $ (296,572)   $  216,848
                                             ---------  -------------  -----------  -------------  ------------  ------------
                                             ---------  -------------  -----------  -------------  ------------  ------------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                             WHOLLY-     MAJORITY-       NON-
                                                PARENT        OWNED        OWNED       GUARANTOR
DESCRIPTION                                     COMPANY    SUBSIDIARY   SUBSIDIARIES SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                              -----------  -----------  -----------  -------------  ------------  -------------
Gross revenues
  Monthly subscriptions.....................      --           --        $  62,496        --             --         $  62,496
  Installation..............................      --           --           26,045        --             --            26,045
  Advertising...............................      --           --            8,377        --             --             8,377
  Indirect programming......................      --           --            2,866        --             --             2,866
  Other.....................................      --           --            2,226        --             --             2,226
  Revenue taxes.............................      --           --           (7,506)       --             --            (7,506)
                                              -----------  -----------  -----------  -------------  ------------  -------------
Net revenue.................................      --           --           94,504        --             --            94,504
                                              -----------  -----------  -----------  -------------  ------------  -------------
Direct operating expenses
  Payroll and benefits......................      --        $     315       12,205        --             --            12,520
  Programming...............................      --           --           21,609        --             --            21,609
  Transponder lease cost....................      --           --            7,568        --             --             7,568
  Technical assistance......................      --           --            5,152        --             --             5,152
  Vehicle rentals...........................      --                7        1,725        --             --             1,732
  TVA Magazine..............................      --           --            3,318        --             --             3,318
  Other costs...............................      --              705        9,422        --             --            10,127
                                              -----------  -----------  -----------  -------------  ------------  -------------
                                                  --            1,027       60,999        --             --            62,026
Selling, general and administrative expenses
  Payroll and benefits......................      --           --           21,627        --             --            21,627
  Advertising and promotion.................      --               62       11,060        --             --            11,122
  Rent......................................      --               18        1,055        --             --             1,073
  Other administrative expenses.............   $     198          202        6,273        --             --             6,673
  Other general expenses....................      --                4        6,403        --             --             6,407
                                              -----------  -----------  -----------  -------------  ------------  -------------
                                                     198          286       46,418        --             --            46,902
                                              -----------  -----------  -----------  -------------  ------------  -------------
Depreciation................................      --              127       12,721        --             --            12,848
Amortization................................         420       --           --            --             --               420
                                              -----------  -----------  -----------  -------------  ------------  -------------
Operating loss..............................        (618)      (1,440)     (25,634)       --             --           (27,692)
                                              -----------  -----------  -----------  -------------  ------------  -------------
Interest income.............................       6,772          350        7,965        --         $  (11,969)        3,118
Interest expense............................     (15,273)      (1,226)     (13,215)       --             11,969       (17,745)
Translation loss............................         (28)        (151)        (160)       --             --              (339)
Equity in (losses) of affiliates............     (27,316)      (1,427)      --         $  (1,427)        26,498        (3,672)
Other nonoperating (expenses) income, net...        (477)         811        4,055        --             --             4,389
                                              -----------  -----------  -----------  -------------  ------------  -------------
Loss before income taxes and minority
  interest..................................     (36,940)      (3,083)     (26,989)       (1,427)        26,498       (41,941)
Income taxes................................      --           --           --            --             --            --
                                              -----------  -----------  -----------  -------------  ------------  -------------
Net loss before minority interest...........     (36,940)      (3,083)     (26,989)       (1,427)        26,498       (41,941)
Minority interest...........................      --           --           --            --                871           871
                                              -----------  -----------  -----------  -------------  ------------  -------------
Net loss....................................   $ (36,940)   $  (3,083)   $ (26,989)    $  (1,427)    $   27,369     $ (41,070)
                                              -----------  -----------  -----------  -------------  ------------  -------------
                                              -----------  -----------  -----------  -------------  ------------  -------------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                          WHOLLY-     MAJORITY-       NON-
                                              PARENT       OWNED        OWNED       GUARANTOR
                                              COMPANY   SUBSIDIARIES SUBSIDIARIES SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                             ---------  -----------  -----------  -------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................  $ (36,940)  $  (3,083)   $ (26,989)    $  (1,427)    $   27,369    $  (41,070)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET
  CASH (USED IN) PROVIDED BY OPERATING
  ACTIVITIES:
  Depreciation.............................     --             127       12,721        --             --            12,848
  Amortization.............................        420      --           --            --             --               420
  Allowance for exhibition costs...........     --          --              827        --             --               827
  Allowance for doubtful accounts..........     --          --            2,196        --             --             2,196
  Provision for claims.....................     --          --            2,688        --             --             2,688
  Minority interest........................     --          --           --            --               (871)         (871)
  Disposal and write-off of fixed assets...     --           4,352          474        --             (4,485)          341
  Equity in losses (earnings) of
    affiliates.............................     27,316      (1,427)      --             1,427        (23,644)        3,672
CHANGES IN OPERATING ASSETS AND
  LIABILITIES:
  Film exhibition rights...................     --          --              560        --             --               560
  Accounts receivable......................     --          --           (5,908)       --             --            (5,908)
  Prepaid and other assets.................     --             (55)      (1,214)       --             --            (1,269)
  Other accounts receivable................         (2)     --             (599)       --             --              (601)
  Accrued interest.........................      8,473         244        5,395        --             (4,871)        9,241
  Inventories..............................     --             333       (7,706)       --             --            (7,373)
  Legal deposits...........................     --          --             (108)       --             --              (108)
  Suppliers................................     --           5,385       34,004        --             (3,114)       36,275
  Taxes payable other than income taxes....     --           1,095        3,786        --             --             4,881
  Accrued payroll and related
    liabilities............................     --              68        1,568        --             --             1,636
  Deferred accounts payable................     --          --            2,956        --             --             2,956
  Other accounts payable...................          3         273        1,372        --             --             1,648
                                             ---------  -----------  -----------  -------------  ------------  ------------
Net cash (used in) provided by operating
  activities...............................       (730)      7,312       26,023        --             (9,616)       22,989
                                             ---------  -----------  -----------  -------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets.................     --         (11,619)     (86,470)       --              5,060       (93,029)
  Loans to related companies...............   (115,498)     (6,709)      (8,220)       --            122,460        (7,967)
  Cash received on loans to related
    companies..............................     34,220      --               26        --            (31,655)        2,591
  Purchase of concessions..................     (6,393)     --           --            --             --            (6,393)
  Investments in equity and cost
    investments............................     (4,382)    (13,763)      --            (3,117)         6,399       (14,863)
                                             ---------  -----------  -----------  -------------  ------------  ------------
Net cash used in investing activities......    (92,053)    (32,091)     (94,664)       (3,117)       102,264      (119,661)
                                             ---------  -----------  -----------  -------------  ------------  ------------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

                                                          WHOLLY-     MAJORITY-       NON-
                                              PARENT       OWNED        OWNED       GUARANTOR
                                              COMPANY   SUBSIDIARIES SUBSIDIARIES SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                             ---------  -----------  -----------  -------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital Contributions....................    125,000       2,154       --             3,117         (5,271)      125,000
  Repayments of loans from shareholders....     --           2,154       --            --             (2,154)       --
  Loans from related companies.............    131,858      22,848       97,218        --           (120,064)      131,860
  Repayments of loans from related
    companies..............................   (140,629)     (2,365)     (32,477)       --             34,840      (140,631)
                                             ---------  -----------  -----------  -------------  ------------  ------------
Net cash provided by financing
  activitities.............................    116,229      24,791       64,741         3,117        (92,649)      116,229
                                             ---------  -----------  -----------  -------------  ------------  ------------
Net increase (decrease) in cash and cash
  equivalents..............................     23,446          12       (3,901)       --             --            19,557
Cash and cash equivalents at beginning of
  the period...............................     --          --            4,644        --             --             4,644
                                             ---------  -----------  -----------  -------------  ------------  ------------
Cash and cash equivalents at end of the
  period...................................  $  23,446   $      12    $     743     $  --         $   --        $   24,201
                                             ---------  -----------  -----------  -------------  ------------  ------------
                                             ---------  -----------  -----------  -------------  ------------  ------------
SUPPLEMENTAL CASH DISCLOSURE:
  Cash paid for interest...................  $   8,390      --        $   2,708        --         $   (2,708)   $    8,390
                                             ---------  -----------  -----------  -------------  ------------  ------------
                                             ---------  -----------  -----------  -------------  ------------  ------------
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
Accrued interest on related company loans
  refinanced as principal balance..........  $   9,355   $      34    $   4,754        --         $   (4,788)   $    9,355
                                             ---------  -----------  -----------  -------------  ------------  ------------
                                             ---------  -----------  -----------  -------------  ------------  ------------

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                             MAJORITY-
                                                                 PARENT        OWNED
DESCRIPTION                                                      COMPANY    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
-------------------------------------------------------------  -----------  -----------  ------------  -------------
Gross revenues
  Monthly subscriptions......................................      --        $  27,976        --         $  27,976
  Installation...............................................      --            6,997        --             6,997
  Advertising................................................      --            5,727        --             5,727
  Indirect programming.......................................      --            1,626        --             1,626
  Other......................................................      --            1,446        --             1,446
                                                               -----------  -----------  ------------  -------------
  Revenue taxes..............................................      --             (872)       --              (872)
                                                               -----------  -----------  ------------  -------------
Net revenue..................................................      --           42,900        --            42,900

Direct operating expenses
  Payroll and benefits.......................................      --            8,022        --             8,022
  Programming................................................      --           12,133        --            12,133
  Transponder lease cost.....................................      --            1,555        --             1,555
  Technical assistance.......................................      --            1,622        --             1,622
  Vehicle rentals............................................      --              788        --               788
  TVA Magazine...............................................      --            1,430        --             1,430
  Other costs................................................      --            3,109        --             3,109
                                                               -----------  -----------  ------------  -------------
                                                                   --           28,659        --            28,659
                                                               -----------  -----------  ------------  -------------

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

                                                                             MAJORITY-
                                                                 PARENT        OWNED
DESCRIPTION                                                      COMPANY    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
-------------------------------------------------------------  -----------  -----------  ------------  -------------
Selling, general and administrative expenses
  Payroll and benefits.......................................      --           14,241        --            14,241
  Advertising and promotion..................................      --            3,540        --             3,540
  Rent.......................................................      --              656        --               656
  Other administrative expenses..............................      --            2,206        --             2,206
  Other general expenses.....................................   $     143        3,584        --             3,727
                                                               -----------  -----------  ------------  -------------
                                                                      143       24,227        --            24,370
                                                               -----------  -----------  ------------  -------------
Depreciation.................................................      --            6,177        --             6,177
                                                               -----------  -----------  ------------  -------------
Operating loss...............................................        (143)     (16,163)       --           (16,306)
                                                               -----------  -----------  ------------  -------------
Interest income..............................................      64,360        8,479    $  (51,033)       21,806
Interest expense.............................................      (5,279)     (62,166)       51,032       (16,413)
Translation loss.............................................        (231)        (683)       --              (914)
Equity in (losses) income of affiliates......................     (61,063)      --            61,446           383
Other nonoperating expenses, net.............................      (1,228)         (45)       --            (1,273)
                                                               -----------  -----------  ------------  -------------
Loss before income taxes and minority interest income taxes
  (Note 11)..................................................      (3,584)     (70,578)       61,445       (12,717)
                                                               -----------  -----------  ------------  -------------
Net loss before minority interest............................      (3,584)     (70,578)       61,445       (12,717)
Minority interest............................................      --           --               720           720
                                                               -----------  -----------  ------------  -------------
Net loss.....................................................   $  (3,584)`  $ (70,578)   $   62,165     $ (11,997)
                                                               -----------  -----------  ------------  -------------
                                                               -----------  -----------  ------------  -------------

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               WHOLLY-      MAJORITY-
                                                  PARENT        OWNED         OWNED
                                                  COMPANY   SUBSIDIARIES   SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                                                 ---------  -------------  -----------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.......................................  $  (3,584)      --         $ (70,578)   $   62,165    $  (11,997)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
  (USED IN) PROVIDED BY OPERATING ACTIVITIES:
  Depreciation.................................     --           --             6,141        --             6,141
  Allowance for doubtful accounts..............     --           --               848        --               848
  Provision for claims.........................     --           --               864        --               864
  Minority interest............................     --           --            --              (721)         (721)
  Disposal and write-off of fixed assets.......     --           --               662        --               662
  Equity in losses (earnings) of affiliates....     61,063       --            --           (61,446)         (383)

                         TEVECAP S.A. AND SUBSIDIARIES

24. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTOR SUBSIDIARIES (CONTINUED)

                                                               WHOLLY-      MAJORITY-
                                                  PARENT        OWNED         OWNED
                                                  COMPANY   SUBSIDIARIES   SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                                                 ---------  -------------  -----------  ------------  ------------
CHANGES IN OPERATING ASSETS AND LIABILITIES:...     --           --            --            --            --
  Film exhibition rights.......................     --           --              (114)       --              (114)
  Accounts receivable..........................     --           --            (7,007)       --            (7,007)
  Prepaid and other assets.....................     --           --            (1,364)       --            (1,364)
  Other accounts receivable....................     --           --              (706)          507          (199)
  Accrued interest.............................    (74,306)      --            57,221        17,808           723
  Inventories..................................     --        $    (333)       (2,050)       --            (2,383)
  Suppliers....................................     --              474         5,342          (507)        5,309
  Taxes payable other than income taxes........     --           --               685        --               685
  Accrued payroll and related liabilities......     --           --             1,454        --             1,454
  Advances received from subscribers...........     --           --              (496)       --              (496)
  Other accounts payable.......................        166       --            (1,663)         (232)       (1,729)
                                                 ---------  -------------  -----------  ------------  ------------
Net cash (used in) provided by operating
  activities...................................    (16,661)         141       (10,761)       17,574        (9,707)
                                                 ---------  -------------  -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets.....................     --           (4,362)      (18,007)       --           (22,369)
  Loans to related companies...................   (148,622)         (33)       (2,098)      147,271        (3,482)
  Cash received on loans to related
    companies..................................      5,997       --             4,019        (5,535)        4,481
  Purchase of concessions......................     (2,035)      --            --            --            (2,035)
  Investments in equity and cost investments...       (929)      --            --            --              (929)
                                                 ---------  -------------  -----------  ------------  ------------
Net cash used in investing activities..........   (145,589)      (4,395)      (16,086)      141,736       (24,334)
                                                 ---------  -------------  -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITITIES:
  Capital Contributions........................    162,250        1,808         7,588       (20,194)      151,452
  Repayments of loans from shareholders........     --           --            (3,082)       --            (3,082)
  Loans from related companies.................     --            2,446       225,581      (131,041)       96,986
  Repayments of loans from related companies...     --           --          (178,680)       (8,075)     (186,755)
  Repayments of loans from banks...............     --           --           (19,935)       --           (19,935)
                                                 ---------  -------------  -----------  ------------  ------------
Net cash provided by financing activitities....    162,250        4,254        31,472      (159,310)       38,666
                                                 ---------  -------------  -----------  ------------  ------------
Net increase in cash and cash equivalents......     --           --             4,625        --             4,625
Cash and cash equivalents at beginning of the
  period.......................................     --           --                19        --                19
                                                 ---------  -------------  -----------  ------------  ------------
Cash and cash equivalents at end of the
  period.......................................     --           --         $   4,644        --        $    4,644
                                                 ---------  -------------  -----------  ------------  ------------
                                                 ---------  -------------  -----------  ------------  ------------
SUPPLEMENTAL CASH DISCLOSURE:
  Cash paid for interest.......................  $  16,413       --         $   8,583    $   (8,583)   $   16,413
                                                 ---------  -------------  -----------  ------------  ------------
                                                 ---------  -------------  -----------  ------------  ------------
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
Accrued interest on related company loans
  refinanced as principal balance..............     --           --         $  56,427    $  (56,427)       --
                                                 ---------  -------------  -----------  ------------  ------------
                                                 ---------  -------------  -----------  ------------  ------------

25. SUBSEQUENT EVENTS

    In 1997, the negotiation of a lease contract between the subsidiary, Galaxy Brasil S.A., and Citibank N.A. in the amount of $49,900 was concluded. Such contract has a five-year term with interest at 12.5% per year. The contract is guaranteed by TEVECAP S.A. and TVA Sistema de Televisao S.A. In addition, management entered into a credit agreement for a total of $29,350 with Chase Manhattan Bank.

                         TVA SISTEMA DE TELEVISAO S.A.
                         REPORT ON FINANCIAL STATEMENTS
              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
                        THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                         TVA SISTEMA DE TELEVISAO S.A.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................       F-38
Balance Sheets as of December 31, 1996 and 1995............................................................       F-39
Statements of Operations for each of the three years in the period ended December 31, 1996.................       F-40
Statements of Changes in Shareholders' Equity for each of the three years in the period ended December 31,
  1996.....................................................................................................       F-41
Statements of Cash Flows for each of the three years in the period ended December 31, 1996.................       F-42
Notes to these Financial Statements........................................................................       F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
TVA SISTEMA DE TELEVISAO S.A.

    We have audited the accompanying balance sheets of TVA SISTEMA DE TELEVISAO S.A. (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, all expressed in United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TVA SISTEMA DE TELEVISAO S.A. as of December 31, 1996 and 1995, and the related results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 11, 1997

                         TVA SISTEMA DE TELEVISAO S.A.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                     ASSETS

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
Current assets
  Cash and cash equivalents (Note 3)........................................................  $     750  $     698
  Accounts receivable, net (Note 4)                                                             21, 625     11,221
  Accounts receivable from related companies (Note 8).......................................      2,582        945
  Inventories (Note 5)......................................................................      9,126     13,076
  Film exhibition rights (Note 6)...........................................................      1,061         30
  Prepaid and other assets (Note 7).........................................................      2,155      2,845
  Other accounts receivable.................................................................        888        543
                                                                                              ---------  ---------
    Total current assets....................................................................     38,187     29,358

Property, plant and equipment, net (Note 11)................................................    165,543    118,884
Loans to related companies (Note 8).........................................................      3,024     10,480
Other.......................................................................................      1,502      1,559
                                                                                              ---------  ---------
    Total assets............................................................................  $ 208,256  $ 160,281
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Short-term bank loans (Note 12)...........................................................  $   8,084     --
  Film suppliers............................................................................     19,828  $   9,512
  Other suppliers...........................................................................     44,940     46,123
  Taxes payable other than income taxes.....................................................      7,522      5,020
  Accrued payroll and related liabilities...................................................      5,057      4,250
  Advance payments received from subscribers................................................      6,782      3,986
  Other accounts payable (Note 13)..........................................................      2,687      1,828
                                                                                              ---------  ---------
    Total current liabilities...............................................................     94,900     70,719
                                                                                              ---------  ---------

Long-term liabilities
  Loans from shareholders (Note 9)..........................................................     --          2,906
  Loans from related companies (Note 8).....................................................    293,658    254,802
  Provisions for claims (Note 17)...........................................................      5,039      3,763
                                                                                              ---------  ---------
    Total long-term liabilities.............................................................    298,697    261,471
                                                                                              ---------  ---------

Commitments and contingencies (Notes 15 and 17)

Shareholders' equity
  Common shares, no par value, 6,980,764 shares authorized, issued and outstanding (Note
    16).....................................................................................     16,303     16,303
  Accumulated deficit.......................................................................   (201,644)  (188,212)
                                                                                              ---------  ---------
    Total shareholders' equity..............................................................   (185,341)  (171,909)
                                                                                              ---------  ---------
    Total liabilities and shareholders' equity..............................................  $ 208,256  $ 160,281
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of these financial statements

                         TVA SISTEMA DE TELEVISAO S.A.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
Gross revenues
  Monthly subscriptions.......................................................  $  108,774  $   59,263  $   26,584
  Installation................................................................      43,954      26,045       6,997
  Advertising.................................................................       7,532       8,377       5,721
  Indirect programming........................................................      11,377       2,866       1,626
  Other.......................................................................       7,983       2,226       1,446
  Revenue taxes...............................................................     (11,841)     (7,280)       (801)
                                                                                ----------  ----------  ----------
      Net revenue.............................................................     167,779      91,497      41,573
                                                                                ----------  ----------  ----------
Direct operating expenses
  Payroll and benefits........................................................      20,581      10,749       7,017
  Programming.................................................................      39,067      21,609      12,133
  Transponder lease cost......................................................       9,942       7,568       1,555
  Technical assistance........................................................       5,261       4,937       1,607
  Vehicle rentals.............................................................       1,452       1,478         767
  TVA magazine................................................................       6,401       3,318       1,430
  Other costs.................................................................      13,762       9,190       2,677
                                                                                ----------  ----------  ----------
                                                                                    96,466      58,849      27,186
                                                                                ----------  ----------  ----------
Selling, general and administrative expenses
  Payroll and benefits........................................................      24,662      21,089      14,034
  Advertising and promotion...................................................      13,382      10,793       3,540
  Rent........................................................................       2,998         941         656
  Other administrative expenses...............................................       9,772       5,981       2,205
  Other general expenses......................................................       9,500       5,917       2,782
                                                                                ----------  ----------  ----------
                                                                                    60,314      44,721      23,217
                                                                                ----------  ----------  ----------
Allowance for obsolescence....................................................       2,250      --          --
Depreciation..................................................................      22,128      12,535       6,141
                                                                                ----------  ----------  ----------
      Operating loss..........................................................     (13,379)    (24,608)    (14,971)
Interest income...............................................................       7,365       7,800       8,298
Interest expense..............................................................      (5,227)     (9,687)    (59,598)
Translation gain (loss).......................................................          26        (167)       (662)
Other nonoperating (expenses) income, net.....................................      (2,217)      4,028         (45)
                                                                                ----------  ----------  ----------
      Loss before income taxes................................................     (13,432)    (22,634)    (66,978)
Income taxes (Note 10)........................................................      --          --          --
                                                                                ----------  ----------  ----------
      Net loss................................................................  $  (13,432) $  (22,634) $  (66,978)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements

                         TVA SISTEMA DE TELEVISAO S.A.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                PAID-IN
                                                                                CAPITAL    ACCUMULATED
                                                                               (NOTE 16)     DEFICIT        TOTAL
                                                                              -----------  ------------  -----------
Balance as of December 31, 1993.............................................   $  10,797    $  (98,600)  $   (87,803)
Capital contributed on:
  February 28, 1994.........................................................       5,432        --             5,432
  April 4, 1994.............................................................          74        --                74
Net loss for the year.......................................................      --           (66,978)      (66,978)
                                                                              -----------  ------------  -----------
Balance as of December 31, 1994.............................................   $  16,303    $ (165,578)  $  (149,275)
Net loss for the year.......................................................      --           (22,634)      (22,634)
                                                                              -----------  ------------  -----------
Balance as of December 31, 1995.............................................      16,303      (188,212)     (171,909)
                                                                              -----------  ------------  -----------
Net loss for the year.......................................................     (13,432)      (13,432)      --
                                                                              -----------  ------------  -----------
Balance as of December 31, 1996.............................................   $  16,303    $ (201,644)  $  (185,341)
                                                                              -----------  ------------  -----------
                                                                              -----------  ------------  -----------

   The accompanying notes are an integral part of these financial statements

                         TVA SEISTEMA DE TELEVISAO S.A.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1995       1994
                                                                                     ---------  ---------  ---------
Cash flows from operating activities:
  Net loss.........................................................................  $ (13,432) $ (22,634) $ (66,978)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation...................................................................     22,128     12,535      6,141
    Allowance for doubtful accounts................................................      1,966      2,196        848
    Allowance for obsolescence.....................................................      2,250     --         --
    Allowance for exhibition costs.................................................     --            827     --
    Provision for claims...........................................................      1,276      2,688        865
    Loss on disposal of property, plant and equipment..............................      1,005        474        629
  Changes in operating assets and liabilities:
    Film exhibition rights.........................................................     (1,031)       560       (114)
    Accounts receivable............................................................    (12,370)    (5,876)    (7,007)
    Prepaid and other assets.......................................................        690     (1,191)    (1,330)
    Other accounts receivable......................................................     (1,925)      (711)    (1,461)
    Accrued interest...............................................................     (3,604)       356     54,019
    Inventories....................................................................      1,700     (7,706)    (2,050)
    Suppliers......................................................................      9,133     34,010      5,270
    Taxes payable other than income taxes..........................................      2,502      3,759        662
    Accrued payroll and related liabilities........................................        807      1,453      1,394
    Advances received from subscribers.............................................      2,796      2,955       (495)
    Other accounts payable.........................................................      1,537        426      1,128
                                                                                     ---------  ---------  ---------
      Net cash provided by (used in) operating activities..........................     15,428     24,121     (8,479)
                                                                                     ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment........................................    (69,792)   (85,016)   (17,938)
  Loans to affiliated companies....................................................       (508)    (8,220)    (2,098)
  Cash received on loans to related companies......................................      9,315         26      3,942
                                                                                     ---------  ---------  ---------
      Net cash used in investing activities........................................    (60,985)   (93,210)   (16,094)
                                                                                     ---------  ---------  ---------
Cash flows from financing activities:
  Capital contribution.............................................................     --         --          5,506
  Bank loans.......................................................................      7,406     --         --
  Repayments of loans from shareholders............................................     (2,767)    --         (3,082)
  Loans from related companies.....................................................     40,970     89,000    227,188
  Repayments of loans from related companies.......................................     --        (23,857)  (180,477)
  Repayments of loans from bank....................................................     --         --        (19,935)
                                                                                     ---------  ---------  ---------
  Net cash provided by financing activities........................................     45,609     65,143     29,200
                                                                                     ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents...............................         52     (3,946)     4,627
Cash and cash equivalents at beginning of the period...............................        698      4,644         17
                                                                                     ---------  ---------  ---------
      Cash and cash equivalents at end of the period...............................  $     750  $     698  $   4,644
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Supplemental cash disclosure:
  Cash paid for interest...........................................................  $     317     --      $   8,583
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Supplemental non-cash financing activities:
  Accrued interest on related company loans refinanced as principal balance........     --      $   2,468  $  54,158
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements

                         TVA SISTEMA DE TELEVISAO S.A.

                      NOTES TO THESE FINANCIAL STATEMENTS

                         (IN THOUSANDS OF U.S. DOLLARS)

1. TVA SISTEMA DE TELEVISAO S.A. (THE "COMPANY") AND ITS PRINCIPAL OPERATIONS

    The Company renders services related to wireless cable and cable and parabolic antenna television systems, including marketing and advertising, production, distribution and licensing of domestic and foreign television programs. The Company has wireless cable channel rights primarily in major urban markets in Brazil.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Significant policies followed in the preparation of the accompanying financial statements are described below:

2.1 BASIS OF PRESENTATION

    The financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain respects from accounting principles applied by the Company in its local currency financial statements, which are prepared in accordance with accounting principles generally accepted in Brazil ("Brazilian GAAP").

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the financial statement dates and the reported amount of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.

2.2 ACCOUNTING RECORDS

    As required by Brazilian Law, and in accordance with local accounting practices, the accounting records of the Company are maintained in Brazilian currency ("REAL" or "R$"). In order to present the financial statements in conformity with U.S. GAAP, the Company maintains additional accounting records which are used solely for this purpose.

2.3 CURRENCY REMEASUREMENT

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translations", the United States dollar has been assumed to be the functional currency as Brazil is a "hyperinflationary" country. As such, the local accounts of the Company are translated into United States dollars as follows:

    - Nonmonetary assets and liabilities are translated at historical rates. All other assets and liabilities are translated at the official rate of exchange of R$1.0394 to US$l in effect on December 31, 1996, and R$0.973 to US$l in effect on December 31, 1995.

    - Income and expenses are translated at the average exchange rates in effect each month, except for those related to assets and liabilities which are translated at historical exchange rates, and deferred income taxes, which are translated at the current rate. Translation gains/losses are recognized in the income statement.

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

2.4 CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as cash and cash in banks and investments in interest-bearing securities and are carried at cost plus accrued interest. Short-term investments with original maturities of three months or less at the time of purchase are considered cash equivalents.

2.5 FINANCIAL INSTRUMENTS

    In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" information is provided about the fair value of certain financial instruments for which it is practicable to estimate that value.

    For the purposes of SFAS No. 107, the estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of the Company's financial instruments as of December 31, 1996 and 1995 approximate management's best estimate of their estimated fair values. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

    - The fair value of certain financial assets carried at cost, including cash, accounts receivable, other accounts receivable, and certain other short-term assets is considered to approximate their respective carrying value due to their short-term nature.

    - The fair value of payables to film suppliers and other suppliers, other accounts payable, loans to related companies and certain other short-term liabilities is considered to approximate their respective carrying value due to their short-term nature.

    - The fair value of loans from related companies approximates their respective carrying values, as interest on these loans is at market rates.

2.6 ACCOUNTS RECEIVABLE

    An allowance for doubtful accounts is established on the basis of an analysis of the accounts receivable, in light of the risks involved, and is considered sufficient to cover any losses incurred in realization of credits.

2.7 INVENTORIES

    Inventories consist of materials and supplies and imports in transit. Materials and supplies are used to provide service to new customers, and to ensure continuity of service to existing customers. Imports in transit represent materials purchased from foreign countries that have not yet been received.

    Inventories are stated at the lower of cost or market. Cost is determined principally under the average cost method.

    An allowance for obsolescence has been established on the basis of an analysis of slow-moving materials and supplies.

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

2.8 FILM EXHIBITION RIGHTS AND PROGRAM LICENSING

    Film exhibition rights and program licensing costs are deferred and recognized as the films and/or programs are exhibited. The allowance for exhibition expiration is determined based on management's estimate of the Company's capacity to telecast the films and projected revenue streams.

2.9 PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated using the straight-line method, over the remaining useful lives, as described in Note 11.

2.10 ADVERTISING

    Advertising revenues are recognized, and the production cost of commercials and programming are charged to expense, when the commercial is telecast.

2.11 RECOVERABILITY OF LONG-LIVED ASSETS TO BE HELD AND USED IN THE BUSINESS

    Management reviews long-lived assets, primarily the Company's licenses and its property and equipment to be held and used in the business, for the purposes of determining and measuring impairment on a recurring basis or when evens or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable. Assets are grouped and evaluated for possible impairment at the level of each cable television system; impairment is assessed on the basis of the forecasted undiscounted cash flows of the businesses over the estimated remaining lives of the assets related to those systems. A write-down of the carrying value of the assets or group of assets to estimated fair value will be made when appropriate.

    The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", from January 1, 1996, and the effect on the financial statements as a result of the adoption was not significant.

2.12 REVENUE RECOGNITION

    Hook up fees are recognized as revenue on the equipment installation date to the extent of direct selling costs incurred. Subscription revenues are recognized as earned on an accrual basis.

2.13 LICENSES

    Televisao Show Time Ltda. ("TV Show Time") and TVA Brasil Radioenlaces Ltda. ("TVA Brasil") hold licenses covering certain operations of the Company. The use of such licenses is provided to the Company, for a nominal fee, under a Service Agreement dated July 22, 1994, as amended, among TEVECAP, TV Show Time, TVA Brasil and Abril S.A.

    Pursuant to the Service Agreement, TV Show Time and TVA Brasil have agreed to transfer the licenses, which are carried at nil value, to TEVECAP at nominal cost.

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

3. CASH AND CASH EQUIVALENTS

    As of December 31, 1996 and 1995, cash and cash equivalents were comprised of:

                                                                                                        DECEMBER 31,
                                                                                                    --------------------
                                                                                                      1996       1995
                                                                                                    ---------  ---------
Cash on hand and in banks.........................................................................  $     721  $     582
Short-term investments............................................................................         29        116
                                                                                                    ---------  ---------
                                                                                                    $     750  $     698
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

4. ACCOUNTS RECEIVABLE

    As of December 31, 1996 and 1995, accounts receivable were comprised of:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
Subscriptions...............................................................................  $   7,294  $   5,154
Installation fees...........................................................................      9,789      4,605
Advertising and programming.................................................................      4,511      1,810
Barter......................................................................................      5,248      2,989
Others......................................................................................        156         70
Allowance for doubtful accounts.............................................................     (5,373)    (3,407)
                                                                                              ---------  ---------
                                                                                              $  21,625  $  11,221
                                                                                              ---------  ---------
                                                                                              ---------  ---------

5. INVENTORIES

    As of December 31, 1996 and 1995, inventories were comprised of:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
Materials and supplies......................................................................  $  10,544  $  10,913
Imports in transit..........................................................................        832      2,163
Allowance for obsolescence..................................................................     (2,250)    --
                                                                                              ---------  ---------
                                                                                              $   9,126  $  13,076
                                                                                              ---------  ---------
                                                                                              ---------  ---------

6. FILM EXHIBITION RIGHTS

    As of December 31, 1996 and 1995, film exhibition rights were comprised of:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Exhibition rights..............................................................................  $   2,223  $   1,192
Allowance for exhibition expiration............................................................     (1,162)    (1,162)
                                                                                                 ---------  ---------
                                                                                                 $   1,061  $      30
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

7. PREPAID AND OTHER ASSETS

    As of December 31, 1996 and 1995, prepaid expenses were comprised of:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Advances to suppliers..........................................................................  $   1,411  $   2,022
Prepaid TVA magazine publishing expenses.......................................................        510        562
Prepaid meals and transportation...............................................................        194        147
Others.........................................................................................         40        114
                                                                                                 ---------  ---------
                                                                                                 $   2,155  $   2,845
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

8. RELATED-PARTY TRANSACTIONS

    The following tables summarize the transactions between the Company and related parties as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
TVA Parana
  Loans receivable..........................................................................  $   2,936  $  10,480
  Accounts receivable.......................................................................      1,343     --
  Accounts payable..........................................................................        580     --
TV Cabo Santa Catarina
  Loans receivable..........................................................................         88     --
Tevecap S.A.
  Loans payable.............................................................................    286,284    249,885
Coml. Cabo
  Loans payable.............................................................................      4,642      4,917
HBO Brasil
  Accounts receivable.......................................................................        778        507
Televisa Abril Ltda.
  Accounts receivable.......................................................................        136     --
ESPN Brasil Ltda.
  Accounts receivable.......................................................................         55        438
  Accounts payable..........................................................................        337        510
Abril S.A.
  Accounts receivable.......................................................................         19     --
  Accounts payable..........................................................................        104        108
  Loans payable.............................................................................      2,721     --
Galaxy Brasil
  Accounts receivable.......................................................................        136     --
Others
  Accounts receivable.......................................................................        115     --
  Accounts payable..........................................................................         32          9
  Loans payable.............................................................................         11     --

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

8. RELATED-PARTY TRANSACTIONS (CONTINUED)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1995       1994
                                                                                     ---------  ---------  ---------
Tevecap
  Net interest (income) expense....................................................  $  (1,749) $   2,465  $  54,143
Abril S.A.
  Printing cost....................................................................      4,516      2,723      1,309
  Net interest expense.............................................................         46     --         --
Coml. Cabo
  Net interest income..............................................................       (319)    --         --
TV Cabo Santa Catarina
  Net interest income..............................................................        (21)    --         --
ESPN do Brasil Ltda.
  Programming costs, net...........................................................      3,850        646     --
TVA Parana
  Net interest income..............................................................     (1,330)    (2,286)    --
TV Filme
  Programming revenue..............................................................     (6,435)      (742)      (163)
Canbras TV a Cabo
  Programming revenue..............................................................       (207)    --         --

    The related company loans are denominated in reais and are subject to monetary restatement until December 31, 1995 plus interest charges at the market rate which ranged from 1.80% to 2.50% per month in December 1996 (3.44% per month in December 1995). Such loans are renewable every year on December 31.

    The Company's parent, TEVECAP S.A. ("Tevecap"), and Falcon International Communications Services Inc., one of Tevecap's shareholders, signed a consulting service agreement on April 1, 1996 related to the Company's operations and technologies. Initially, the duration of this agreement is two years, renewable every subsequent two-year period thereafter. The payment for the consulting services amounts to $200 per annum.

    Related-party transactions relating to programming sales and costs and printing service costs were carried out at usual market rates and terms.

    The Company received guarantees in the course of the year from its parent company Tevecap and from Abril S.A. in the form of collateral and letters of credit. The amount outstanding pursuant to these guarantees as of December 31, 1996 was $3,198 and $47,890, respectively.

    The Company, as well as other subsidiaries of Tevecap, is a joint and several guarantor in a private placement transaction conducted by Tevecap in the amount of $250,000. This transaction was carried out on November 26, 1996, with an eight-year term and interest rate of 12.625% p.a.

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

9. LOANS FROM SHAREHOLDERS

    Loans from shareholders as of December 31, 1996 and 1995 were comprised of:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Roberto Civita.................................................................................  $  --      $   2,616
Maricla I. Rossi...............................................................................  $  --      $      61
Edgard Silvio Faria............................................................................  $  --      $     184
Angelo Silvio Rossi............................................................................  $  --      $      45
                                                                                                 ---------  ---------
                                                                                                 $  --      $   2,906
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Loans from shareholders in 1995 were subject to interest based on the UFIR (Fiscal Reference Unit) variation which was 22.46% during that year.

10. DEFERRED INCOME TAX

    The tax effects of temporary differences that give rise to a significant portion of the deferred tax asset and deferred tax liability as of December 31, 1996 and 1995 are as follows:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
Deferred tax assets:
  Net operating loss carryforwards........................................................  $   29,845  $   24,267
  Deferred charges........................................................................  $    5,581  $    7,238
  Allowance for obsolescence..............................................................  $      437  $   --
  Provision for claims....................................................................  $    1,461  $   --
  Allowance for decoders..................................................................  $      438  $   --
  Others..................................................................................  $      379  $      688
                                                                                            ----------  ----------
        Total gross deferred tax asset....................................................  $   38,141  $   32,536
  Less valuation allowance................................................................  $  (32,685) $  (24,861)
                                                                                            ----------  ----------
  Net deferred tax asset..................................................................  $    5,456  $    7,675
Deferred tax liability:
    Installation costs....................................................................  $   (5,456) $   (7,675)
                                                                                            ----------  ----------
        Total gross deferred tax liability................................................  $   (5,456) $   (7,675)
                                                                                            ----------  ----------
  Net deferred tax asset..................................................................  $   --      $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The Company has a limited operating history and has generated losses since its inception. The valuation allowance has been established in accordance with the requirements of SFAS No. 109 "Accounting for Income Taxes". As of December 31, 1996, the Company has unexpirable accumulated tax losses of $90,439.

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

10. DEFERRED INCOME TAX (CONTINUED)
    Income tax was different from the amount computed using the Brazilian statutory income tax for the reasons set forth in the following table:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Loss before income taxes and minority interest...................................  $  13,432  $  22,635  $  66,979
Statutory income tax rate........................................................         33%     30.56%        43%
                                                                                   ---------  ---------  ---------
                                                                                       4,433      6,917     28,801
Increase (decrease) in the income tax rate.......................................      1,957     (7,670)     2,846
Monetary correction of deferred charges amortization.............................      5,102     (5,634)   (14,264)
Translation rate difference on exhibition rights.................................     --            381     --
Translation (loss) gain of tax losses............................................     (2,054)     1,718      3,369
Monetary correction of shareholders' equity......................................     --           (449)      (822)
Monetary correction of installation materials depreciation.......................      3,761       (452)    (5,142)
Others...........................................................................     (5,375)     3,198     (1,116)
                                                                                   ---------  ---------  ---------
Net income tax benefit for the period............................................      7,824     (1,991)    13,672
(Increase) decrease in valuation allowance.......................................     (7,824)     1,991    (13,672)
                                                                                   ---------  ---------  ---------
                                                                                   $  --      $  --      $  --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

11. PROPERTY, PLANT AND EQUIPMENT

    As of December 31, 1996 and 1995, property, plant and equipment were comprised of:

                                                                                 ANNUAL          DECEMBER 31,
                                                                              DEPRECIATION  ----------------------
                                                                                 RATE %        1996        1995
                                                                              ------------  ----------  ----------
Machinery and equipment.....................................................           10   $   32,417  $   29,598
Converters..................................................................           10       68,078      36,485
Leasehold improvements......................................................           25        2,007       1,795
Furniture and fixtures......................................................           10        1,199       1,032
Premises....................................................................           10        1,376       1,066
Vehicles....................................................................           20        1,044         442
Software....................................................................           20        2,626       1,360
Tools.......................................................................           10          632         621
Reception equipment.........................................................           20       68,637      44,508
Cable plant.................................................................           10       21,931       7,089
Building....................................................................            4       --             342
                                                                                            ----------  ----------
                                                                                               199,947     124,338
Accumulated depreciation....................................................                   (45,727)    (23,114)
Telephone line use rights...................................................                     1,888       1,370
Trademarks, patents and others..............................................                       165         164
Fixed assets in transit.....................................................                     8,579      16,126
Others......................................................................                       691      --
                                                                                            ----------  ----------
                                                                                            $  165,543  $  118,884
                                                                                            ----------  ----------
                                                                                            ----------  ----------

12. SHORT-TERM BANK LOANS

    Short-term bank loans as of December 31, 1996 represent the refinancing of certain supplier payables. The average short-term interest rate on such loans is LIBOR plus 1.5%.

13. OTHER ACCOUNTS PAYABLE

    As of December 31, 1996 and 1995, other accounts payable were comprised of:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Accounts payable to related companies (Note 8).................................................  $   1,053  $     627
Advertising....................................................................................        265        427
Importation expenses payable...................................................................      1,330        328
Others.........................................................................................         39        446
                                                                                                 ---------  ---------
                                                                                                 $   2,687  $   1,828
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

14. INSURANCE

    The Company maintains insurance coverage for its fixed assets and inventories in an amount considered sufficient to cover the risks involved.

15. LEASED ASSETS AND COMMITMENTS

    The Company has entered into film distribution contracts and licensing agreements with film producers for programming for future periods. Such contracts and agreements, which range in life from one to nine years with the exception of a specific contract with ESPN, which has a life of 50 years, require a per-subscriber fee to be paid by the Company on a monthly basis.

    The Company has rented its office space until the year 2001. As of December 31, 1996, minimum rental payments applicable to operating leases in respect of this space aggregate approximately $5,038 as follows:

1997................................................................  $   1,805
1998................................................................      1,438
1999................................................................        623
2000................................................................        589
2001                                                                        583
                                                                      ---------
Total...............................................................  $   5,038
                                                                      ---------
                                                                      ---------

    As of December 31, 1996, the Company had contractual commitments with Embratel for transponder use until the year 2003. Based on the contract provisions, these operating lease commitments are currently estimated to aggregate approximately $71,854, as follows:

1997...............................................................  $  11,665
1998...............................................................     11,665
1999...............................................................     11,665
2000...............................................................     11,665
2001...............................................................     11,665
2002...............................................................      8,054
2003...............................................................      5,475
                                                                     ---------
Total..............................................................  $  71,854
                                                                     ---------
                                                                     ---------

16. COMMON SHARES

    Common shares represent registered shares without par value.

    The Company's shareholders are entitled to minimum dividends of 25% of net income for the year, adjusted according to Corporation Law. As the Company has not recorded net income since its inception, no such dividends are payable.

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

17. LITIGATION CONTINGENCIES

    Certain claims and lawsuits arising in the ordinary course of business have been filed or are pending against the Company which were not recognized in the financial statements. The Company has also recorded provisions related to certain claims in amounts that management considers to be adequate after considering a number of factors including (but not limited to) the views of legal counsel, the nature of the claims and the prior experience of the Company.

    In management's opinion, all contingencies have been adequately provided for or are without merit or are of such kind that, if disposed of unfavorably, would not have a material adverse effect on the financial position or future results of operations of the Company.

18. PENSION PLAN

    In April 1996, the Company became a co-sponsor of the private pension entity named Abrilprev Sociedade de Previdencia Privada, the primary objective of which is to grant employees benefits other than those provided by Social Security. The plan is optional to all employees of the sponsoring entities. Abrilprev operates as a Defined Contribution Plan. Company contributions are made based on a fixed percentage applied to the payroll of the sponsoring entities based on actuarial calculations. Plan expenses amounted to $308 for the year ended December 31, 1996.

19. ABRIL HEALTH CARE PLAN

    In February 1996, the Abril Health Care Plan, Associacao Abril de Beneficios (the "Health Care Plan"), was created to provide health care to Abril S.A. companies' employees and their dependents. Both the companies and the employees contribute monthly to the Health Care Plan which is responsible for the plan management. In 1996, contributions made by the Company to the Health Care Plan amounted to $1,288.

20. WORKING CAPITAL DEFICIENCY

    The Company's financial statements for the year ended December 31, 1996 were prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred net losses of $13,432 and $22,634 for the two years in the period ended December 31, 1996, respectively. In addition, the Company had negative working capital of $56,713 at December 31, 1996.

    The Company is endeavoring to reverse its pattern of losses and effectively meet its liquidity needs through increasing the revenue base and other means.

    In the event that these steps prove to be inadequate to maintain Sistema's operating cash flow, the Company's principal shareholder, TEVECAP, intends to maintain the Company as a going concern. TEVECAP's support may be in the form of cash advances, loans, equity infusions or external guarantees.

                         TVA SISTEMA DE TELEVISAO S.A.

                         (IN THOUSANDS OF U.S. DOLLARS)

21. SUPPLEMENTARY INFORMATION--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                                   ALLOWANCE    DEFERRED
                                                      ALLOWANCE      ALLOWANCE        FOR       TAXATION
                                                    FOR DOUBTFUL        FOR       EXHIBITION    VALUATION    PROVISION
                                                      ACCOUNTS     OBSOLESCENCE   EXPIRATION    ALLOWANCE   FOR CLAIMS
                                                    -------------  -------------  -----------  -----------  -----------
Balance as of December 31, 1993...................    $     363      $      91     $   3,367    $  13,180    $     210
Additions charged to expense......................          848         --            --           13,672          920
Reduction.........................................       --                (91)       (3,032)      --              (55)
                                                         ------         ------    -----------  -----------  -----------
Balance as of December 31, 1994...................    $   1,211      $  --         $     335    $  26,852    $   1,075
Additions (reductions) charged to expense.........        2,196         --               827       (1,991)       2,688
                                                         ------         ------    -----------  -----------  -----------
Balance as of December 31, 1995...................    $   3,407      $  --         $   1,162    $  24,861    $   3,763
Additions charged to expense......................        1,966          2,250        --            7,824        1,276
                                                         ------         ------    -----------  -----------  -----------
Balance as of December 31, 1996...................    $   5,373      $   2,250     $   1,162    $  32,685    $   5,039
                                                         ------         ------    -----------  -----------  -----------
                                                         ------         ------    -----------  -----------  -----------

22. RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued certain Statements of Financial Accounting Standards which are not effective with respect to the fiscal years presented in the consolidated financial statements.

    SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities", provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This standard is not expected to have a material effect on the financial position and the results of operations of the Company due to the absence of material transactions of this nature.

    SFAS No. 128, "Earnings per Share", is effective for fiscal years beginning after December 15, 1997. This standard establishes guidelines for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures. This standard is not expected to have an impact on the Company given that the Company does not have publicly held common stock or potential common stock.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES
                         REPORT ON FINANCIAL STATEMENTS
              AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE
                        THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................       F-56
Balance Sheets as of December 31, 1996 and 1995............................................................       F-57
Statements of Operations for each of the three years in the period ended December 31, 1996.................       F-58
Statements of Changes in Shareholders' Equity for each of the three years in the period ended December 31,
  1996.....................................................................................................       F-59
Statements of Cash Flows for each of the three years in the period ended December 31, 1996.................       F-60
Notes to these Financial Statements........................................................................       F-62

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
TVA SUL PARTICIPACOES S.A.

    We have audited the accompanying consolidated balance sheet of TVA SUL PARTICIPACOES S.A. and subsidiaries (the "Company") as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended; and, combined balance sheet as of December 31, 1995, and the related combined statements of operations changes in shareholders' equity and cash flows for each of the two years in the period then ended, all expressed in United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit incudes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TVA SUL PARTICIPACOES S.A. and subsidiaries as of December 31, 1996 and the related consolidated results of operations and cash flows for the year then ended; and the combined balance sheet as of December 31, 1995, and the related combined statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 9, 1997

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                           1996          1995
                                                                                       (CONSOLIDATED) (COMBINED)
                                                                                       -------------  -----------
ASSETS
Current assets
  Cash and cash equivalents (Note 3).................................................   $       694    $      45
  Accounts receivable, net (Note 4)..................................................           943           32
  Inventories (Note 5)...............................................................         3,969       --
  Prepaid and other assets (Note 6)..................................................           603           68
  Other accounts receivable (Note 7).................................................           901            2
                                                                                       -------------  -----------
      Total current assets...........................................................         7,110          147
Property, plant and equipment, net (Note 11).........................................        18,833        1,466
Concessions, less accumulated amortization ($837)....................................        10,436       --
Other................................................................................            46            9
      Total assets...................................................................   $    36,425    $   1,622
                                                                                       -------------  -----------
                                                                                       -------------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Suppliers..........................................................................   $     3,187    $      97
  Taxes payable other than income taxes..............................................           467           56
  Accrued payroll and related liabilities............................................           447          253
  Other accounts payable (Note 8)....................................................         1,500           18
  Accounts payable to related companies (Note 9).....................................         1,779          983
                                                                                       -------------  -----------
      Total current liabilities......................................................         7,380        1,407
                                                                                       -------------  -----------
Long-term liabilities................................................................        11,354       10,480
  Loans from related companies (Note 9)..............................................       --               180
  Loans from shareholders............................................................        12,781       --
                                                                                       -------------  -----------
  Advances from shareholders (Note 9)
      Total long-term liabilities....................................................        24,135       10,660
                                                                                       -------------  -----------
Minority interest....................................................................         1,310       --
Shareholders' equity
  Paid-in capital (Note 13)..........................................................        17,534            1
  Accumulated deficit................................................................       (13,934)     (10,446)
                                                                                       -------------  -----------
      Total shareholders' equity.....................................................         3,600      (10,445)
                                                                                       -------------  -----------
      Total liabilities and shareholders' equity.....................................   $    36,425    $   1,622
                                                                                       -------------  -----------
                                                                                       -------------  -----------

   The Accompanying notes are an integral part of these financial statements.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                              1996          1995         1994
                                                                          (CONSOLIDATED) (COMBINED)   (COMBINED)
                                                                          -------------  -----------  -----------
Gross revenues
  Monthly subscriptions.................................................    $  11,980     $   3,233    $   1,392
  Installation..........................................................        2,154        --           --
  Other.................................................................           66        --                6
  Revenue taxes.........................................................         (418)         (227)         (71)
                                                                          -------------  -----------  -----------
      Net revenue.......................................................       13,782         3,006        1,327
                                                                          -------------  -----------  -----------
Direct operating expenses
  Payroll and benefits..................................................        3,841         1,456        1,005
  Programming...........................................................        3,324        --           --
  Technical assistance..................................................          246           215           15
  Vehicle rentals.......................................................          320           247           21
  TVA magazine..........................................................          441        --           --
  Other costs...........................................................        1,805           232          432
                                                                          -------------  -----------  -----------
                                                                                9,977         2,150        1,473
                                                                          -------------  -----------  -----------
Selling, general and administrative expenses
  Payroll and benefits..................................................        1,278           538          207
  Advertising and promotion.............................................          604           267       --
  Rent..................................................................          247           114       --
  Other administrative expenses.........................................        1,986           292            1
  Other general expenses................................................          837           486          802
                                                                          -------------  -----------  -----------
                                                                                4,952         1,697        1,010
                                                                          -------------  -----------  -----------
Depreciation............................................................        1,553           186           36
Amortization............................................................          837        --           --
                                                                          -------------  -----------  -----------
      Operating loss....................................................       (3,537)       (1,027)      (1,192)
                                                                          -------------  -----------  -----------
Interest income.........................................................          225           165          181
Interest expense........................................................       (2,043)       (3,527)      (2,568)
Translation gain (loss).................................................          373             8          (22)
Other nonoperating income, net..........................................        1,612            27       --
                                                                          -------------  -----------  -----------
      Loss before income taxes and minority interest....................       (3,370)       (4,354)      (3,601)
Income taxes (Note 10)..................................................         (156)       --           --
                                                                          -------------  -----------  -----------
      Loss before minority interest.....................................       (3,526)       (4,354)      (3,601)
Minority interest.......................................................           38        --           --
                                                                          -------------  -----------  -----------
      Net loss..........................................................    $  (3,488)    $  (4,354)   $  (3,601)
                                                                          -------------  -----------  -----------
                                                                          -------------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                  PAID-IN
                                                                                  CAPITAL    ACCUMULATED
                                                                                 (NOTE 13)     DEFICIT       TOTAL
                                                                                -----------  ------------  ---------
Balance as of December 31, 1993 (combined)....................................   $       1    $   (2,491)  $  (2,490)
Net loss for the year.........................................................                    (3,601)     (3,601)
                                                                                -----------  ------------  ---------
Balance as of December 31, 1994 (combined)....................................           1        (6,092)     (6,091)
Net loss for the year.........................................................                    (4,354)     (4,354)
                                                                                -----------  ------------  ---------
Balance as of December 31, 1995 (combined)....................................           1       (10,446)    (10,445)
Capital contributed on:
  August 30, 1996.............................................................      17,533                    17,533
Net loss for the year.........................................................                    (3,488)     (3,488)
                                                                                -----------  ------------  ---------
Balance as of December 31, 1996 (consolidated)................................   $  17,534    $  (13,934)  $  (3,600)
                                                                                -----------  ------------  ---------
                                                                                -----------  ------------  ---------

   The accompanying notes are an integral part of these financial statements.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                              1996          1995         1994
                                                                          (CONSOLIDATED) (COMBINED)   (COMBINED)
                                                                          -------------  -----------  -----------
Cash flows from operating activities:
  Net Loss..............................................................   $    (3,488)   $  (4,354)   $  (3,601)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation........................................................         1,553          186           36
    Amortization........................................................           837       --           --
    Allowance for doubtful accounts.....................................           386       --           --
    Disposal of property, plant and equipment...........................       --            --              (15)
    Minority interest...................................................           (38)      --           --
Changes in operating assets and liabilities:
  Accounts receivable...................................................        (1,296)         (32)      --
  Prepaid and other assets..............................................          (502)         (23)         (34)
  Other accounts receivable.............................................          (891)           5            6
  Accrued interest......................................................         1,497        2,331        2,328
  Inventories...........................................................        (3,927)      --           --
  Other assets..........................................................           (30)          (1)          (5)
  Suppliers.............................................................         2,665           (6)          72
  Taxes payable other than income taxes.................................           293           27           22
  Accrued payroll and related liabilities...............................            (4)         113           59
  Advances received from subscribers....................................           (30)      --           --
  Other accounts payable excluding accounts payable from related
    companies...........................................................         1,664          945           47
                                                                          -------------  -----------  -----------
  Net cash used in operating activities.................................        (1,311)        (809)      (1,085)
                                                                          -------------  -----------  -----------
Cash flows used in investing activities:
  Purchase of property, plant and equipment.............................       (14,662)      (1,454)         (69)
  Acquisition of businesses, net of cash acquired.......................       (14,235)      --           --
                                                                          -------------  -----------  -----------
      Net cash used in investing activities.............................       (28,897)      (1,454)         (69)
                                                                          -------------  -----------  -----------
Cash flows provided by (used in) financing activities:
  Capital contributions.................................................        17,533       --           --
  Repayments of loans from shareholders.................................          (162)      --           --
  Loans from related companies..........................................         8,672        8,220        1,152
  Advances from shareholders............................................        12,781       --           --
  Repayments of loans from related companies............................        (9,315)      (5,912)      --
  Minority interest.....................................................         1,348       --           --
                                                                          -------------  -----------  -----------
      Net cash provided by financing activities.........................        30,857        2,308        1,152
                                                                          -------------  -----------  -----------
Net increase (decrease) in cash and cash equivalents....................           649           45           (2)
Cash and cash equivalents at beginning of the period....................            45       --                2
                                                                          -------------  -----------  -----------
      Cash and cash equivalents at end of the period....................   $       694    $      45    $  --
                                                                          -------------  -----------  -----------
                                                                          -------------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                           DECEMBER 31, 1996 AND 1995
                             (IN THOUSANDS OF U.S.)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                              1996          1995         1994
                                                                          (CONSOLIDATED) (COMBINED)   (COMBINED)
                                                                          -------------  -----------  -----------
SUPPLEMENTAL CASH DISCLOSURE:
  Cash paid for interest................................................    $  --         $   2,708    $  --
                                                                          -------------  -----------  -----------
                                                                          -------------  -----------  -----------
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES:
  Accrued interest on related company loans refinanced as principal
    balance.............................................................    $   1,497     $   2,286    $   2,269
                                                                          -------------  -----------  -----------
                                                                          -------------  -----------  -----------
DETAILS OF ACQUISITIONS:
  Fair value of assets acquired.........................................       15,701        --           --
  Liabilities assumed...................................................       (1,385)       --           --
                                                                          -------------  -----------  -----------
  Cash paid.............................................................       14,316        --           --
  Less: cash acquired...................................................          (81)       --           --
  Net cash paid for acquisitions........................................    $  14,235     $  --        $  --
                                                                          -------------  -----------  -----------
                                                                          -------------  -----------  -----------

   The Accompanying notes are an integral part of these financial statements.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                      NOTES TO THESE FINANCIAL STATEMENTS

                         (IN THOUSANDS OF U.S. DOLLARS)

1. THE COMPANY AND ITS PRINCIPAL OPERATIONS

    The accompanying financial statements reflect the results of operations of TVA Sul PARTICIPACOES S.A. and its subsidiaries (the "Company").

    TVA Sul Participacoes S.A. is a holding company, the subsidiaries of which render services related to wireless cable and cable television systems, including marketing and advertising, production, distribution and licensing of domestic and foreign television programs. The Company has wireless cable channel rights primarily in major urban markets in the South of Brazil.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Significant policies followed in the preparation of the accompanying consolidated and combined financial statements are described below:

2. 1 BASIS OF PRESENTATION; COMBINED AND CONSOLIDATED

A. BASIS OF PRESENTATION

    The combined and consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain respects from accounting principles applied by the Company in its local currency financial statements, which are prepared in accordance with accounting principles generally accepted in Brazil ("Brazilian GAAP").

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the financial statement dates and the reported amount of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.

B. CONSOLIDATED PRESENTATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996

    TVA Sul Participacoes S.A. was incorporated on March 3, 1996 as a holding company for certain entities which were under common control. Accordingly, the financial statements as of and for the year ended December 31, 1996 are prepared on a consolidated basis.

    The consolidated financial statements include the accounts of all majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

C. COMBINED PRESENTATION AS OF DECEMBER 31, 1995 AND FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

    The combined financial statements as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 reflect the results of TVA Parana (formerly TVA Curitiba Servicos Telecomunicacoes Ltda.).

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

2.2 ACCOUNTING RECORDS

    As required by Brazilian Law, and in accordance with local accounting practices, the accounting records of the Company are maintained in Brazilian currency ("REAIS" or "R$"). In order to present the financial statements in conformity with accounting principles generally accepted in the United States of America, the Company maintains additional accounting records which are used solely for this purpose.

2.3 CURRENCY REMEASUREMENT

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Transactions", the United States dollar has been assumed to be the functional currency as Brazil is a "hyperinflationary" country. As such, the local accounts of the Company are translated into United States dollars as follows:

    - Nonmonetary assets and liabilities are translated at historical rates. All other assets and liabilities are translated at the official rate of exchange of R$1.0394 to US$1 in effect on December 31, 1996, and R$0.973 to US$1 in effect on December 31, 1995.

    - Income and expenses are translated at the average exchange rates in effect each month, except for those related to assets and liabilities which are translated at historical exchange rates and deferred income taxes, which are translated at the current rate. Translation gains and losses are recognized in the income statement.

2.4 CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as cash and cash in banks and investments in interest-bearing securities and are carried at cost plus accrued interest. Short-term investments with original maturities of three months or less at the time of purchase are considered cash equivalents.

2.5 COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

    The Company's combined and consolidated operating subsidiaries included in the financial statements are:

                                                                                          OWNERSHIP INTEREST AS OF
                                                                                                DECEMBER 31,
                                                                                       ------------------------------
                                                                                            1996            1995
                                                                                       (CONSOLIDATED)    (COMBINED)
                                                                                       ---------------  -------------
TVA Sul Parana Ltda. (a).............................................................        100.00%          80.00%
TVA Sul Santa Catarina Ltda. (a).....................................................         99.50%         --
TVA Sul Foz do Iguacu Ltda. (a)......................................................        100.00%         --
CCS Camboriu Cable System de Telecomuicacoes Ltda....................................         60.00%         --
TCC TV a Cabo Ltda. (a)..............................................................        100.00%         --
TV Alfa Cabo Ltda. (a)...............................................................        100.00%         --

------------------------

a) One common share in each of these entities is owned by a Brazilian National pursuant to local legislation.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

2.6 ACQUISITIONS

    During the year ended December 31, 1996 the Company acquired control of the following entities which were accounted for under the purchase method of accounting: i) in February 1996, the Company acquired TVA Sul Santa Catarina ("TVA SSC"); ii) in March 1996, the Company acquired TCC TV a Cabo Ltda. ("TCC") and TV Alfa Cabo Ltda. ("TV Alfa"); and iii) in May 1996, the Company acquired TVA Sul Foz do Iguacu Ltda. ("TVA SF") and CCS Camboriu Cable Systems de Telecomunicacoes Ltda. ("CCS"). In each case, the excess of the purchase price over the fair value of assets acquired represents the value of concessions of certain television stations. These concessions are being amortized on a straight line basis over ten years.

    The purchase prices have been allocated to the assets purchased and the liabilities assumed based upon the fair values on the dates of acquisition, as follows:

                                                                    TVA SSC     TVA SF       CCS        TCC      TV ALFA
                                                                  -----------  ---------  ---------  ---------  ---------
Current assets, other than cash.................................   $  --       $      23  $       7  $      51  $       5
Property, plant and equipment...................................          25         319      3,501        238        176
Other assets....................................................      --               3     --         --         --
Concessions.....................................................          45       5,346        841      2,622      2,418
Other liabilities...............................................         (55)       (377)      (139)      (127)      (687)
                                                                       -----   ---------  ---------  ---------  ---------
Purchase price, net of cash received............................   $      15   $   5,314  $   4,210  $   2,784  $   1,912
                                                                       -----   ---------  ---------  ---------  ---------
                                                                       -----   ---------  ---------  ---------  ---------
    Total purchase price........................................   $      15   $   5,324  $   4,210  $   2,834  $   1,933
                                                                       -----   ---------  ---------  ---------  ---------
                                                                       -----   ---------  ---------  ---------  ---------

    The operating results of these acquired businesses have been included in the consolidated statement of operations from the dates of acquisition. On the basis of a pro forma consolidation of the results of operations as if the acquisitions had taken place on January 1, 1995, consolidated net revenues would have been $15,512 (unaudited) and $4,876 (unaudited) for the years ended December 31, 1996 and 1995 respectively. Such pro forma amounts do not purport to be indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.

    The Company is unable to present pro forma amounts for income before extraordinary items and net income as, although management attempted to obtain such information from the owners, it was not available. These entities were acquired for the purpose of expanding the cable TV system penetration for the Company. The assets purchased will be operated under the Company's management, using the Company's programming and employees.

2.7 FINANCIAL INSTRUMENTS

    In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", information is provided about the fair value of certain financial instruments for which it is practicable to estimate that value.

    For the purposes of SFAS No. 107, the estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of the Company's financial instruments as of December 31, 1996 and 1995 approximate management's best estimate of their estimated fair values. The following

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

2.7 FINANCIAL INSTRUMENTS (CONTINUED)
methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

    - The fair value of certain financial assets carried at cost, including cash, accounts receivable, other accounts receivable, and certain other short-term assets is considered to approximate their respective carrying value due to their short-term nature.

    - The fair value of payables to suppliers, other accounts payable, loans to related companies and certain other short-term liabilities is considered to approximate their respective carrying value due to their short-term nature.

    - The fair value of loans from related companies approximates their respective carrying values as interest on these loans is at market rates.

2.8 ACCOUNTS RECEIVABLE

    An allowance for doubtful accounts was established on the basis of an analysis of the accounts receivable, in light of the risks involved, in an amount sufficient to cover any losses incurred in realization of credits.

2.9 INVENTORIES

    Inventories consist of materials and supplies used to provide service to new customers, and to ensure continuity of service to existing customers.

    Inventories are stated at the lower of cost or market. Cost is determined principally under the average cost method

2.10 PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated using the straight-line method, over the remaining useful lives, as described in Note 11.

2.11 RECOVERABILITY OF LONG-LIVED ASSETS TO BE HELD AND USED IN THE BUSINESS

    Management reviews long-lived assets, primarily the Company's concessions and its property and equipment to be held and used in the business, for the purposes of determining and measuring impairment on a recurring basis or when events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable. Assets are grouped and evaluated for possible impairment at the level of each cable television system; impairment is assessed on the basis of the forecasted undiscounted cash flows of the businesses over the estimated remaining lives of the assets related to those systems. A write-down of the carrying value of the assets or group of assets to estimated fair value will be made when appropriate.

    The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", from January 1, 1996 and the effect on the financial statements as a result of the adoption was not significant.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

2.12 REVENUE RECOGNITION

    Hook up fees are recognized as revenue on the equipment installation date to the extent of direct selling costs incurred. Subscription revenues are recognized as earned on an accrual basis.

2.13 ACCOUNTING FOR ISSUANCES OF STOCK BY SUBSIDIARIES

    Gains and losses arising from the issuances of previously unissued shares to unrelated parties by subsidiaries are recognized in income as nonoperating income to the extent that the net book value of the shares owned by the parent after the sale exceed or is lower than the net book value per share immediately prior to the sale of the shares by the subsidiary.

3. CASH AND CASH EQUIVALENTS

    As of December 31, 1996 and 1995, cash and cash equivalents were comprised of:

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1996        1995
                                                                                 ---------     -----
Cash on hand and in banks......................................................  $     502   $      45
Short-term investments.........................................................        192      --
                                                                                 ---------         ---
                                                                                 $     694   $      45
                                                                                 ---------         ---
                                                                                 ---------         ---

4. ACCOUNTS RECEIVABLE, NET

    As of December 31, 1996 and 1995, accounts receivable were comprised of:

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1996        1995
                                                                                 ---------     -----
Subscriptions..................................................................  $     612      --
Installation fees..............................................................        539   $      32
Others.........................................................................        178      --
Allowance for doubtful accounts................................................       (386)     --
                                                                                 ---------         ---
                                                                                 $     943   $      32
                                                                                 ---------         ---
                                                                                 ---------         ---

5. INVENTORIES

    As of December 31, 1996 and 1995, inventories were comprised of:

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1996       1995
                                                                               ---------  ---------
Materials and suppliers......................................................  $   3,779  $  --
Import in transit............................................................        190     --
                                                                               ---------  ---------
                                                                               $   3,969  $  --
                                                                               ---------  ---------
                                                                               ---------  ---------

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

6. PREPAID AND OTHER ASSETS

    As of December 31, 1996 and 1995, prepaid expenses were comprised of:

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1996        1995
                                                                                 ---------     -----
Advances to suppliers..........................................................  $     563   $      22
Prepaid meals and transportation...............................................     --              20
Others.........................................................................         40          26
                                                                                 ---------         ---
                                                                                 $     603   $      68
                                                                                 ---------         ---
                                                                                 ---------         ---

7. OTHER ACCOUNTS RECEIVABLE

    As of December 31, 1996 and 1995, other accounts receivable were comprised of:

                                                                                   DECEMBER 31,
                                                                              ----------------------
                                                                                1996        1995
                                                                              ---------     -----
Advances to employees.......................................................  $      79      --
Accounts receivable from related companies (Note 9).........................        610      --
Others......................................................................       (212)  $       2
                                                                                                 --
                                                                              ---------
                                                                              $     901   $       2
                                                                                                 --
                                                                                                 --
                                                                              ---------
                                                                              ---------

8. OTHER ACCOUNTS PAYABLE

    As of December 31, 1996 and 1995, other accounts payable were comprised of:

                                                                                     DECEMBER 31,
                                                                                ----------------------
                                                                                  1996        1995
                                                                                ---------     -----
Pledges and guarantees........................................................  $     332      --
Bank loans....................................................................        427      --
Accounts payable--imports.....................................................        297      --
Others........................................................................        444   $      18
                                                                                ---------         ---
                                                                                $   1,500   $      18
                                                                                ---------         ---
                                                                                ---------         ---

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

9. RELATED PARTY TRANSACTIONS

    The following tables summarize the transactions between the Company and related parties as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
Leonardo Petrelli
  Advance from shareholder...............................................  $   1,643     --
TVA Sistema de Televisao S.A.
  Loans payable..........................................................      3,025  $  10,480
  Accounts payable.......................................................      1,343        983
  Accounts receivable....................................................        603     --
Tevecap S.A.
  Advance from shareholder...............................................     11,138     --
  Accounts receivable....................................................          6     --
  Loans payable..........................................................      8,329     --
TVA Paga Parana
  Accounts receivable....................................................          1     --
ESPN do Brasil Ltda.
  Accounts payable.......................................................         30     --
Others
  Accounts payable.......................................................        406     --

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1996       1995       1994
                                                                       ---------  ---------  ---------
TVA Sistema de Televisao S.A.
  Net interest expense...............................................      1,330      2,286     --
Tevecap
  Net interest expense...............................................        166     --          2,269

    The related company loans are denominated in reais and are subject to monetary restatement until December 31, 1995 plus interest charges at the market rate which ranged from 1.8% to 2.2% per month in December 1996 (3.44% per month in December 1995). Such loans are renewable every year on December 31.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

10. DEFERRED INCOME TAX

    The tax effects of temporary differences that give rise to a significant portion of the deferred tax asset and deferred tax liability as of December 31, 1996 and 1995 are as follows:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.........................................  $   5,044  $   3,425
  Deferred charges.........................................................         97     --
  Others...................................................................        171         11
                                                                             ---------  ---------
      Total gross deferred tax asset.......................................      5,312      3,436
                                                                             ---------  ---------
  Less valuation allowance.................................................     (5,071)    (3,122)
                                                                             ---------  ---------
Net deferred tax asset.....................................................        241        314
Deferred tax liability:
  Installation costs.......................................................        241        314
                                                                             ---------  ---------
      Total gross deferred tax liability...................................       (241)      (314)
                                                                             ---------  ---------
  Net deferred tax asset...................................................  $  --      $  --
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Company has a limited operating history and has generated losses since its inception. The valuation allowance has been established in accordance with the requirements of SFAS No. 109, "Accounting for Income Taxes".

    As of December 31, 1996, the Company and subsidiaries have unexpirable accumulated tax losses of $15,285.

    The combined income tax expense was different from the amount computed using the Brazilian statutory income tax for the reasons set forth in the following table:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Loss before income taxes and minority interest...................  $   3,370  $   4,354  $   3,601
Statutory income tax rate........................................      33.00%     30.56%        43%
                                                                   ---------  ---------  ---------
                                                                       1,112      1,331      1,548
Increase (decrease) in the income tax rate.......................         76       (753)       212
Monetary correction of deferred charges..........................       (198)    --         --
Monetary correction net of unallowable amortization..............        486     --         --
Others...........................................................        317        (26)      (116)
                                                                   ---------  ---------  ---------
Consolidated income tax benefit for the period...................      1,793        552      1,644
Increase in valuation allowance..................................     (1,949)      (552)    (1,644)
                                                                   ---------  ---------  ---------
                                                                   $    (156) $  --      $  --
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Income tax payable represents amounts owing by subsidiaries calculated on a unitary basis.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

11. PROPERTY, PLANT AND EQUIPMENT

    As of December 31, 1996 and 1995, property, plant and equipment were comprised of:

                                                                ANNUAL
                                                             DEPRECIATION      DECEMBER 31,
                                                                 RATE      --------------------
                                                                  %          1996       1995
                                                             ------------  ---------  ---------
Machinery and equipment....................................           10   $   1,847  $     172
Converters.................................................           10       5,412     --
Leasehold improvements.....................................           25         104         35
Furniture and fixtures.....................................           10         548        164
Premises...................................................           10         320          3
Vehicles...................................................           20         126         15
Software...................................................           20         116         45
Tools......................................................           10          65     --
Reception equipment........................................           20       4,693      1,203
Cable plant................................................           10       3,454     --
Building...................................................            4       3,765     --
                                                                           ---------  ---------
                                                                              20,450      1,637
Accumulated depreciation...................................                   (2,071)      (254)
Telephone line use rights..................................                       60         83
Fixed assets in transit....................................                      338     --
Others.....................................................                       56     --
                                                                           ---------  ---------
                                                                           $  18,833  $   1,466
                                                                           ---------  ---------
                                                                           ---------  ---------

12. INSURANCE

    The Company maintains insurance coverage for its fixed assets and inventories in an amount considered sufficient to cover the risks involved.

13. PAID-IN CAPITAL

    Paid-in capital as of December 31, 1996 and 1995 was comprised of:

                                                                 1996                      1995
                                                        -----------------------  ------------------------
                                                           US$        SHARES         US$        SHARES
                                                        ---------  ------------      ---      -----------
TVA Parana............................................     --           --        $       1        1,000
                                                                                         --
                                                                                         --
                                                        ---------  ------------                    -----
                                                        ---------  ------------                    -----
TVA Sul Participacoes S.A.............................  $  17,534    18,470,825      --           --
                                                                                         --
                                                                                         --
                                                        ---------  ------------                    -----
                                                        ---------  ------------                    -----

    Paid-in capital represents registered common shares without par value.

    The Company's shareholders are entitled to a minimum dividend of 25% of net income for the year, adjusted according to the Corporation Law. As the Company has recorded no net income since its inception, no such dividends are payable.

                  TVA SUL PARTICIPACOES S.A. AND SUBSIDIARIES

                         (IN THOUSANDS OF U.S. DOLLARS)

14. SUPPLEMENTARY INFORMATION--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                           DEFERRED TAXATION
                                                               VALUATION         ALLOWANCE FOR
                                                               ALLOWANCE       DOUBTFUL ACCOUNTS
                                                           -----------------  -------------------
Balance as of December 31, 1993..........................      $     926              --
Additions charged to expense.............................          1,644              --
                                                                  ------               -----
Balance as of December 31, 1994..........................          2,570              --
Additions charged to expense.............................            552              --
                                                                  ------               -----
Balance as of December 31, 1995..........................          3,122              --
Additions charged to expense.............................          1,949           $     386
                                                                  ------               -----
Balance as of December 31, 1996..........................      $   5,071           $     386
                                                                  ------               -----
                                                                  ------               -----

15. RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued certain Statements of Financial Accounting Standards which are not effective with respect to the fiscal years presented in the consolidated financial statements.

    SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This standard is not expected to have a material effect on the financial position and the results of operations of the Company due to the absence of material transactions of this nature.

    SFAS No. 128, "Earnings per Share", is effective for fiscal years beginning after December 15, 1997. This standard establishes guidelines for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures. This standard is not expected to have an impact on the Company given that the Company does not have publicly held common stock or potential common stock.

16. ABRIL HEALTH CARE PLAN

    In February 1996, the Abril Health Care Plan, Associacao Abril de Beneficios (the "Health Care Plan"), was created to provide health care to Abril S.A. companies' employees and their dependents. Both the companies and the employees contribute monthly to the Health Care Plan which is responsible for the plan management. In 1996, contributions made by the Company to the Health Care Plan and certain affiliated companies amounted to $115.

                    TV ALFA CABO LTDA., TCC TV A CABO LTDA.,
                          CCS CAMBORIU CABLE SYSTEM DE
                 TELECOMUNICACOES LTDA., TVA SUL PARANA LTDA.,
                        TVA SUL FOZ DO IGUACU LTDA. AND
                          TVA SUL SANTA CATARINA LTDA.
                        REPORT ON FINANCIAL INFORMATION
                        AS OF AND FOR THE PERIODS ENDED
                               DECEMBER 31, 1996

          TV ALFA CABO LTDA. ("TV ALFA"), TCC TV A CABO LTDA. ("TCC"), CCS CAMBORIU CABLE SYSTEM DE TELECOMUNICACOES LTDA. ("CCS"), TVA SUL PARANA LTDA., ("TVA PARANA"), TVA SUL FOZ DO IGUACU
        LTDA. ("FOZ DO IGUACU") AND TVA SUL SANTA CATARINA LTDA. ("SSC")

                         INDEX TO FINANCIAL INFORMATION

                                    CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Reports of Independent Accountants.........................................................................       F-73
Balance Sheets as of December 31, 1996.....................................................................       F-79
Statements of Income for the periods ended December 31, 1996...............................................       F-80
Statements of Changes in Shareholders' Equity for the periods ended December 31, 1996......................       F-81
Statement of Cash Flows for the periods ended December 31, 1996............................................       F-82
Notes to Financial Information.............................................................................       F-83

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
TV ALFA CABO LTDA.

    We have audited the accompanying financial information reflecting the balance sheet of TV ALFA CABO LTDA., as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the period from March 310, 1996 to December 31, 1996, all expressed in United States dollars. This financial information is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial information based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial information referred to above presents fairly, in all material respects, the financial position of TV ALFA CABO LTDA., as of December 31, 1996 and the results of operations and cash flows for the period from March 30, 1996 to December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 9, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of

TCC TV A CABO LTDA.

    We have audited the accompanying financial information reflecting the balance sheet of TCC TV A CABO LTDA., as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the period from March 310, 1996 to December 31, 1996, all expressed in United States dollars. This financial information is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial information based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial information referred to above presents fairly, in all material respects, the financial position of TCC TV A CABO LTDA., as of December 31, 1996 and the results of operations and cash flows for the period from March 30, 1996 to December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 9, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
CCS CAMBORIU CABLE SYSTEM
  DE TELECOMUNICACOES LTDA

    We have audited the accompanying financial information reflecting the balance sheet of CCS CAMBORIU CABLE SYSTEM DE TELECOMUNICACOES LTDA, as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the period from March 310, 1996 to December 31, 1996, all expressed in United States dollars. This financial information is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial information based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial information referred to above presents fairly, in all material respects, the financial position of CCS CAMBORIU CABLE SYSTEM DE TELECOMUNICACOES LTDA., as of December 31, 1996 and the results of operations and cash flows for the period from March 30, 1996 to December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 9, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
TVA SUL SANTA CATARINA LTDA.

    We have audited the accompanying financial information reflecting the balance sheet of TVA SUL SANTA CATARINA LTDA., as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the period from February 28, 1996 to December 31, 1996, all expressed in United States dollars. This financial information is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial information based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial information referred to above presents fairly, in all material respects, the financial position of TVA SUL SANTA CATARINA LTDA., as of December 31, 1996 and the results of operations and cash flows for the period from February 28, 1996 to December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 9, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
TVA SUL FOX DO IGUACU LTDA.

    We have audited the accompanying financial information reflecting the balance sheet of TVA SUL FOZ DO IGUACU LTDA., as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the period from March 31, 1996 to December 31, 1996, all expressed in United States dollars. This financial information is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial information based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial information referred to above presents fairly, in all material respects, the financial position of TVA SUL FOZ DO IGUACU LTDA., as of December 31, 1996 and the results of operations and cash flows for the period from March 30, 1996 to December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 9, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
TVA SUL PARANA LTDA.

    We have audited the accompanying financial information reflecting the balance sheet of TVA SUL PARANA LTDA., as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended, all expressed in United States dollars. This financial information is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial information based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial information are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial information. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial information presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial information referred to above presents fairly, in all material respects, the financial position of TVA SUL PARANA LTDA., as of December 31, 1996 and the results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          Coopers & Lybrand

Sao Paulo, Brazil
April 9, 1997

              TV ALFA, TCC, CCS, TVA PARANA, FOZ DO IGUACU AND SSC

                                 BALANCE SHEETS

                            AS OF DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                                  FOZ DO
                                                                     TV ALFA       TCC        CCS        SSC      IGUACU
                                                                   -----------  ---------  ---------  ---------  ---------
                                    ASSETS
Current assets
  Cash and cash equivalents (Note 3).............................   $      14   $      70  $      86  $  --      $      34
  Accounts receivable, net (Note 4)..............................          77          13          3         49         15
  Inventories....................................................      --          --            901        420        584
  Prepaid and other assets (Note 5)..............................      --          --             31         19        144
  Other accounts receivable (Note 6).............................         352         140         25         54        224
                                                                        -----   ---------  ---------  ---------  ---------
    Total current assets.........................................         443         223      1,052        542      1,001

Property, plant and equipment, net (Note 8)......................         160         264      3,455      2,470        502
Loans to related companies (Note 7)..............................      --          --         --         --         --
Other............................................................      --               5     --         --             25
                                                                        -----   ---------  ---------  ---------  ---------
    Total assets.................................................   $     603   $     492  $   4,507  $   3,012  $   1,528
                                                                        -----   ---------  ---------  ---------  ---------
                                                                        -----   ---------  ---------  ---------  ---------

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current assets
  Suppliers......................................................   $     137         165        477        335        580
  Taxes payable other than income taxes..........................         109          31         34          5         50
  Accrued payroll and related liabilities........................          14          --         11         45         56
Other accounts payable (Note 9)..................................          77           5        711      1,363        357
                                                                        -----   ---------  ---------  ---------  ---------
  Total current assets...........................................          37         204      1,233      1,748      1,043
                                                                        -----   ---------  ---------  ---------  ---------
Long-term liabilities
  Loans from related companies (Note 7)..........................         492          --         --      2,153        579
                                                                        -----   ---------  ---------  ---------  ---------
  Total long-term liabilities....................................         492          --         --      2,153        579
                                                                        -----   ---------  ---------  ---------  ---------
Shareholders' equity
  Paid in capital                                                         344          47      4,012          1          5
  Accumulated (deficit) income...................................        (570)        241       (738)      (890)       (94)
                                                                        -----   ---------  ---------  ---------  ---------
    Total shareholders' equity...................................        (226)        288      3,274       (889)       (94)
                                                                        -----   ---------  ---------  ---------  ---------
    Total liabilities and shareholders' equity...................   $     603   $     492  $   4,507  $   3,012  $   1,528
                                                                        -----   ---------  ---------  ---------  ---------
                                                                        -----   ---------  ---------  ---------  ---------

                                                                      TVA
                                                                    PARANA
                                                                   ---------
                                    ASSETS
Current assets
  Cash and cash equivalents (Note 3).............................  $     406
  Accounts receivable, net (Note 4)..............................        786
  Inventories....................................................      2,058
  Prepaid and other assets (Note 5)..............................        408
  Other accounts receivable (Note 6).............................        857
                                                                   ---------
    Total current assets.........................................      4,515
Property, plant and equipment, net (Note 8)......................     11,982
Loans to related companies (Note 7)..............................      2,066
Other............................................................         14
                                                                   ---------
    Total assets.................................................  $  18,577
                                                                   ---------
                                                                   ---------
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current assets
  Suppliers......................................................  $   1,490
  Taxes payable other than income taxes..........................        238
  Accrued payroll and related liabilities........................        321
Other accounts payable (Note 9)..................................      2,776
                                                                   ---------
  Total current assets...........................................      4,825
                                                                   ---------
Long-term liabilities
  Loans from related companies (Note 7)..........................      9,213
                                                                   ---------
  Total long-term liabilities....................................      9,213
                                                                   ---------
Shareholders' equity
  Paid in capital                                                     18,454
  Accumulated (deficit) income...................................      4,539
                                                                   ---------
    Total shareholders' equity...................................      4,539
                                                                   ---------
    Total liabilities and shareholders' equity...................  $  18,577
                                                                   ---------
                                                                   ---------

   The accompanying notes are an integral part of this Financial Information

              TV ALFA, TCC, CCS, TVA PARANA, FOZ DO IGUACU AND SSC

                              STATEMENTS OF INCOME

                    FOR THE PERIODS ENDED DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                                   FOZ DO
                                                                       TV ALFA      TCC        CCS        SSC      IGUACU
                                                                      ---------  ---------  ---------  ---------  ---------
Gross Revenues
  Monthly subscriptions.............................................  $   1,000  $     828  $     943  $     103  $   1,080
  Installations.....................................................         11     --         --             11         70
  Other.............................................................     --              2         30     --         --
  Revenue taxes.....................................................        (21)       (20)       (26)        (3)       (23)
                                                                      ---------  ---------  ---------  ---------  ---------
      Net revenue...................................................        990        810        947        111      1,127
                                                                      ---------  ---------  ---------  ---------  ---------
Direct operating expenses
  Payroll and benefits..............................................     --              3        120        198        125
  Programming.......................................................        408        420        286         20        507
  Technical assistance..............................................     --         --         --         --         --
  Vehicle rentals...................................................     --         --         --         --         --
  TVA magazine......................................................         42         37     --              9         53
  Other costs.......................................................     --             48        215        535        150
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                            450        508        621        762        835
                                                                      ---------  ---------  ---------  ---------  ---------
Selling, general and administrative expenses
  Payroll and benefits..............................................        143          4        123     --            159
  Advertising and promotion.........................................     --              3         23         94         50
  Rent..............................................................         35         14          6         60     --
  Other administrative expenses.....................................         34         49        111        106         65
  Other general expenses............................................        118     --         --         --              5
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                            330         70        263        260        279
                                                                      ---------  ---------  ---------  ---------  ---------
Depreciation........................................................         21         20         99         44         40
                                                                      ---------  ---------  ---------  ---------  ---------
      Operating income/(loss).......................................        189        212        (36)      (955)       (27)
                                                                      ---------  ---------  ---------  ---------  ---------
Interest income.....................................................         27         11         12     --             11
Interest expense....................................................        (26)       (28)       (34)    --            (27)
Translation gain (loss).............................................         72        (54)        (2)        95         32
Other nonoperating income, net......................................          2     --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
      Income (loss) before income taxes.............................        264        141        (60)      (860)       (11)
Income taxes (Note 10)..............................................     --            (64)       (34)    --            (58)
                                                                      ---------  ---------  ---------  ---------  ---------
      Net income (loss).............................................  $     264         77        (94)      (860)       (69)
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

                                                                         TVA
                                                                       PARANA
                                                                      ---------
Gross Revenues
  Monthly subscriptions.............................................  $   8,026
  Installations.....................................................      2,062
  Other.............................................................         34
  Revenue taxes.....................................................       (325)
                                                                      ---------
      Net revenue...................................................      9,797
                                                                      ---------
Direct operating expenses
  Payroll and benefits..............................................      3,395
  Programming.......................................................      1,683
  Technical assistance..............................................        246
  Vehicle rentals...................................................        320
  TVA magazine......................................................        300
  Other costs.......................................................        857
                                                                      ---------
                                                                          6,801
                                                                      ---------
Selling, general and administrative expenses
  Payroll and benefits..............................................        849
  Advertising and promotion.........................................        434
  Rent..............................................................        132
  Other administrative expenses.....................................      1,621
  Other general expenses............................................        714
                                                                      ---------
                                                                          3,750
                                                                      ---------
Depreciation........................................................      1,329
                                                                      ---------
      Operating income/(loss).......................................     (2,083)
                                                                      ---------
Interest income.....................................................        283
Interest expense....................................................     (1,893)
Translation gain (loss).............................................         99
Other nonoperating income, net......................................        125
                                                                      ---------
      Income (loss) before income taxes.............................     (3,469)
Income taxes (Note 10)..............................................     --
                                                                      ---------
      Net income (loss).............................................     (3,469)
                                                                      ---------
                                                                      ---------

   The accompanying notes are an integral part of this Financial Information

              TV ALFA, TCC, CCS, TVA PARANA, FOZ DO IGUACU AND SSC

                  STATEMENTS OF CHANGE IN SHAREHOLDERS' EQUITY

                    FOR THE PERIODS ENDED DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                           TVA PARANA
                                                                               -----------------------------------
                                                                                PAID-IN   ACCUMULATED
                                                                                CAPITAL     DEFICIT       TOTAL
                                                                               ---------  ------------  ----------
Balance as of January 1, 1996................................................  $       1   $  (10,446)  $  (10,445)
Capital contributed on:
  April 30, 1996.............................................................     14,895                    14,895
  August 30, 1996............................................................      3,558                     3,558
Net loss for the period......................................................                  (3,469)      (3,469)
                                                                               ---------  ------------  ----------
  Balance as of December 31, 1996............................................  $  18,454   $  (13,915)  $    4,539
                                                                               ---------  ------------  ----------
                                                                               ---------  ------------  ----------

                                                                                                     SSC
                                                                                    -------------------------------------
                                                                                      PAID-IN     ACCUMULATED
                                                                                      CAPITAL       DEFICIT       TOTAL
                                                                                    -----------  -------------  ---------
Balance as of February 28, 1996...................................................   $       1     $     (30)   $     (29)
Net loss for the period...........................................................                      (860)        (860)
                                                                                           ---         -----    ---------
  Balance as of December 31, 1996.................................................   $       1     $    (890)   $    (889)
                                                                                           ---         -----    ---------
                                                                                           ---         -----    ---------

                                                                             TV ALFA                             TCC
                                                              -------------------------------------  ----------------------------
                                                                PAID-IN     ACCUMULATED                PAID-IN      ACCUMULATED
                                                                CAPITAL       DEFICIT       TOTAL      CAPITAL        DEFICIT
                                                              -----------  -------------  ---------  -----------  ---------------
Balance as of March 30, 1996................................   $     344     $    (834)   $    (490)  $      47      $     164
Net loss for the period.....................................                       264          264                         77
                                                                   -----         -----    ---------         ---          -----
  Balance as of December 31, 1996...........................   $     344     $    (570)   $    (226)  $      47      $     241
                                                                   -----         -----    ---------         ---          -----
                                                                   -----         -----    ---------         ---          -----



                                                                TOTAL
                                                              ---------
Balance as of March 30, 1996................................  $     211
Net loss for the period.....................................         77
                                                              ---------
  Balance as of December 31, 1996...........................  $     288
                                                              ---------
                                                              ---------

                                                                            CCS                         FOZ DO IGUACU
                                                            -----------------------------------  ----------------------------
                                                             PAID-IN    ACCUMULATED                PAID-IN      ACCUMULATED
                                                             CAPITAL      DEFICIT       TOTAL      CAPITAL        DEFICIT
                                                            ---------  -------------  ---------  -----------  ---------------
Balance as of March 30, 1996..............................  $   4,012    $    (644)   $   3,368   $       5      $     (30)
Net loss for the period...................................                     (94)         (94)                       (69)
                                                                                                         --
                                                            ---------        -----    ---------                        ---
  Balance as of December 31, 1996.........................  $   4,012    $    (738)   $   3,274   $       5      $     (99)
                                                                                                         --
                                                                                                         --
                                                            ---------        -----    ---------                        ---
                                                            ---------        -----    ---------                        ---



                                                              TOTAL
                                                            ---------
Balance as of March 30, 1996..............................  $     (25)
Net loss for the period...................................        (69)

                                                                  ---
  Balance as of December 31, 1996.........................  $     (94)

                                                                  ---
                                                                  ---

   The accompanying notes are an integral part of this Financial Information

              TV ALFA, TCC, CCS, TVA PARANA, FOZ DO IGUACU AND SSC

                            STATEMENTS OF CASH FLOWS

                    FOR THE PERIODS ENDED DECEMBER 31, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                                       FOZ DO
                                                                         TV ALFA       TCC        CCS        SSC       IGUACU
                                                                       -----------  ---------  ---------  ---------  -----------
Cash flows from operating activities:
  Net loss...........................................................   $     264   $      77  $     (94) $    (860)  $     (89)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation.....................................................          21          20         99         44          40
  Changes in operating assets and liabilities:
    Accounts receivable..............................................         (76)        (13)        (3)       (49)        (15)
    Prepaid and other assets.........................................      --               4        (34)       (19)       (120)
    Other accounts receivable........................................        (342)        (10)       (15)       (53)       (256)
    Accrued interest.................................................      --          --         --            (31)        (23)
    Inventories......................................................      --              42       (907)      (420)       (584)
    Legal deposits...................................................      --              (5)    --         --          --
    Suppliers........................................................         (91)         62        388        335         579
    Taxes payable other than income taxes............................          18          26         11          5          50
    Accrued payroll and related liabilities..........................        (124)        (13)       (12)        46          33
    Advances received from subscribers...............................         (39)     --         --              2      --
    Other accounts payable...........................................        (119)          2        706      1,361           2
                                                                            -----         ---        ---  ---------         ---
      Net cash (used in) provided by operating activities............        (488)        192        139        361        (363)

Cash flows provided by (used in) investing activities:
  Purchase of property, plant and equipment..........................          (6)        (44)       (53)    (2,490)       (215)
  Loans to related companies.........................................      --            (127)    --         --          --
                                                                            -----         ---        ---  ---------         ---
      Net cash used in investing activities..........................          (6)       (171)       (53)    (2,490)       (215)

Cash flows provided by (used in) financing activities:
  Capital contributions..............................................      --          --         --         --          --
  Loans from related companies.......................................         492      --         --          2,177         826
  Repayment of loans from related companies..........................      --          --         --            (48)       (224)
  Repayment of loans from shareholders...............................      --          --         --         --          --
  Repayments of loans to related Companies...........................      --          --         --         --          --
                                                                            -----         ---        ---  ---------         ---
      Net cash provided by financing activities......................         492      --         --          2,129         602
                                                                            -----         ---        ---  ---------         ---

Net (decrease) increase in cash and cash equivalents.................          (2)         21         86     --              24
Cash and cash equivalents at beginning of the period.................          16          49     --         --              10
                                                                            -----         ---        ---  ---------         ---
      Cash and cash equivalents at end of the period.................   $      14   $      70  $      86  $  --       $      34
                                                                            -----         ---        ---  ---------         ---
                                                                            -----         ---        ---  ---------         ---

Supplemental non-cash financing activities:
  Accrued interest on related company loans refinanced as principal
    balance..........................................................   $  --       $  --      $  --      $     (34)  $     (23)
                                                                            -----         ---        ---  ---------         ---
                                                                            -----         ---        ---  ---------         ---

                                                                          TVA
                                                                        PARANA
                                                                       ---------
Cash flows from operating activities:
  Net loss...........................................................  $  (3,469)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation.....................................................      1,329
  Changes in operating assets and liabilities:
    Accounts receivable..............................................       (754)
    Prepaid and other assets.........................................       (340)
    Other accounts receivable........................................       (855)
    Accrued interest.................................................      1,549
    Inventories......................................................     (2,058)
    Legal deposits...................................................         (5)
    Suppliers........................................................      1,392
    Taxes payable other than income taxes............................        182
    Accrued payroll and related liabilities..........................         68
    Advances received from subscribers...............................          8
    Other accounts payable...........................................      1,767
                                                                       ---------
      Net cash (used in) provided by operating activities............     (1,186)
Cash flows provided by (used in) investing activities:
  Purchase of property, plant and equipment..........................    (11,846)
  Loans to related companies.........................................     (2,066)
                                                                       ---------
      Net cash used in investing activities..........................    (13,912)
Cash flows provided by (used in) financing activities:
  Capital contributions..............................................     18,453
  Loans from related companies.......................................      7,010
  Repayment of loans from related companies..........................     (9,794)
  Repayment of loans from shareholders...............................       (180)
  Repayments of loans to related Companies...........................        (30)
                                                                       ---------
      Net cash provided by financing activities......................     15,459
                                                                       ---------
Net (decrease) increase in cash and cash equivalents.................        361
Cash and cash equivalents at beginning of the period.................         45
                                                                       ---------
      Cash and cash equivalents at end of the period.................  $     406
                                                                       ---------
                                                                       ---------
Supplemental non-cash financing activities:
  Accrued interest on related company loans refinanced as principal
    balance..........................................................  $   1,549
                                                                       ---------
                                                                       ---------

   The accompanying notes are an integral part of this Financial Information

                     TV ALFA, TCC, CCS, TVA PARANA, FOZ DO
                                 IGUACU AND SSC

                      NOTES TO THIS FINANCIAL INFORMATION

1. PRINCIPAL OPERATIONS

    The accompanying financial information reflects the results of operations of TV Alfa Cabo Ltda. ("TV Alfa"), TCC TV a Cabo Ltda. ("TCC"), CCS Camboriu Cable System de Telecommunicacoes Ltda. ("CCS"), TVA Sul Foz do Iguacu Ltda. ("Foz do Iguacu") and, TVA Sul Santa Catarina Ltda. ("SSC"), all subsidiaries of TVA Sul Participacoes S.A. from the dates of acquisition by TVA Sul Participacoes S.A. to December 31, 1966. The acquisition dates of these entities are as follows:

- TV Alfa         --March 30, 1996
- CCS             --May 30, 1996
- Foz do Iguacu   --May 30, 1996
                  --February 28,
- SCC             1996
- TCC             --March 30, 1996

    TVA Sul Parana Ltda. ("TVA Parana") became a subsidiary of TVA Sul Participacoes S.A. in September, 1996. Prior to this date, TVA Parana was under common control. Accordingly, the results of operations for TVA Parana are for the year ended December 31, 1996.

    Hereinafter, TV Alfa, TCC, CCS, Foz do Iguacu, SSC and TVA Parana are referred as to "the Companies".

    These Companies render services related to wireless cable and cable television systems, including marketing and advertising, production, distribution and licensing of domestic and foreign television programs. The Companies have wireless cable channel rights primarily in major urban markets in the South of Brazil.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Significant policies followed in the preparation of the accompanying Financial Information are described below:

2.1 BASIS OF PRESENTATION

    The accompanying Financial Information are presented in U.S. Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain respects from accounting principles applied by the Companies in their local currency financial statements, which are prepared in accordance with accounting principles generally accepted in Brazil ("Brazilian GAAP").

    The Financial Information has been derived from the Companies records and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Financial Information.

    The preparation of Financial Information requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the Financial Information dates and the reported amount of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.

                     TV ALFA, TCC, CCS, TVA PARANA, FOZ DO
                                 IGUACU AND SSC

                NOTES TO THIS FINANCIAL INFORMATION (CONTINUED)

2.2 ACCOUNTING RECORDS

    As required by Brazilian Law, and in accordance with local accounting practices, the accounting records of the Companies are maintained in Brazilian currency ("reais" or "R$"). In order to present the Financial Information in conformity with accounting principles generally accepted in the United States of America, the Companies maintain additional accounting records which are used solely for this purpose.

2.3 CURRENT REMEASUREMENT

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Transactions", the United States dollar has been assumed to be the functional currency as Brazil is a "hyperinflationary" country. As such, the local Financial Information of the Companies is translated into United States dollars as follows:

    - Nonmonetary assets and liabilities are translated at historical rates. All other assets and liabilities are translated at the official rate of exchange of R$1.0394 to US$1 in effect on December 31, 1996.

    - Income and expenses are translated at the average exchange rates in effect each month, except for those related to assets and liabilities which are translated at historical exchange rates, and deferred income taxes, which are translated at the current rate. Translation gains and losses are recognized in the income statement.

2.4 CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as cash and cash in banks and investments in interest-bearing securities and are carried at cost plus accrued interest. Short-term investments with original maturities of three months or less at the time of purchase are considered cash equivalents.

2.5 FINANCIAL INSTRUMENTS

    In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", information is provided about the fair value of certain financial instruments for which it is practicable to estimate that value.

    For the purposes of SFAS No. 107, the estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of the financial instruments of the Companies as of December 31, 1996 approximate management's best estimate of their estimated fair values. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

    - The fair value of certain financial assets carried at cost, including cash, accounts receivable, other accounts receivable, and certain other short-term assets is considered to approximate their respective carrying value due to their short-term nature.

    - The fair value of payables to suppliers, other accounts payable, loans to affiliated companies and certain other short-term liabilities is considered to approximate their respective carrying value due to their short-term nature.

                     TV ALFA, TCC, CCS, TVA PARANA, FOZ DO
                                 IGUACU AND SSC

                NOTES TO THIS FINANCIAL INFORMATION (CONTINUED)

2.5 FINANCIAL INSTRUMENTS (CONTINUED)
    - The fair value of loans from related companies approximates their respective carrying values as interest on these loans is a market rates.

2.6 ACCOUNTS RECEIVABLE

    An allowance for doubtful accounts is established on the basis of an analysis of the accounts receivable, in light of the risks involved, in an amount sufficient to cover any losses incurred in realization of credits.

2.7 INVENTORIES

    Inventories consist of materials and supplies used to provide services to new customers, and to ensure continuity of services to existing customers.

    Inventories are stated at the lower of cost or market. Cost is determined principally under the average cost method.

2.8 PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated using the straight-line method, over the remaining useful lives, as described in Note 8.

2.9 RECOVERABILITY OF LONG-LIVED ASSETS TO BE HELD AND USED IN THE BUSINESS

    Management reviews long-lived assets, primarily the Companies property and equipment to be held and used in the business, for the purposes of determining and measuring impairment on a recurring basis or when events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable. Assets are grouped and evaluated for possible impairment at the level of each cable television system; impairment is assessed on the basis of the forecasted undiscounted cash flows of the businesses over the estimated remaining lives of the assets related to those systems. A write-down of the carrying value of the assets or group of assets to estimated fair value will be made when appropriate.

    The Companies adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", from January 1, 1996 and the effect on the Financial Information as a result of the adoption was not significant.

2.10 REVENUE RECOGNITION

    Hook up fees are recognized as revenue on the equipment installation date to the extent of direct selling costs incurred. Subscription revenues are recognized as earned on an accrual basis.

                     TV ALFA, TCC, CCS, TVA PARANA, FOZ DO
                                 IGUACU AND SSC

                NOTES TO THIS FINANCIAL INFORMATION (CONTINUED)

3. CASH AND CASH EQUIVALENTS

    As of December 31, 1996, cash and cash equivalents were comprised of:

                                                                               TV ALFA        TCC          CCS         SSC
                                                                             -----------     -----         ---         ---
Cash on hand and in banks..................................................   $       1    $      62    $      86   $      --
Short-term investments.....................................................          13            8       --              --
                                                                                    ---          ---          ---         ---
                                                                              $      14    $      70    $      86   $      --
                                                                                    ---          ---          ---         ---
                                                                                    ---          ---          ---         ---

                                                                               FOZ DO         TVA
                                                                               IGUACU       PARANA
                                                                             -----------  -----------
Cash on hand and in banks..................................................   $      34    $     309
Short-term investments.....................................................      --               97
                                                                                    ---        -----
                                                                              $      34    $     406
                                                                                    ---        -----
                                                                                    ---        -----

4. ACCOUNTS RECEIVABLE, NET

    As of December 31, 1996, accounts receivable were comprised of:

                                                                               TV ALFA        TCC          CCS         SSC
                                                                             -----------     -----         ---         ---
Subscriptions..............................................................   $      --    $      --    $      --   $      47
Installation fees..........................................................           6           --           --           4
Others.....................................................................         137           13            3          --
Allowance for doubtful accounts............................................         (66)          --           --          (2)
                                                                                    ---          ---          ---         ---
                                                                              $      77    $      13    $       3   $      49
                                                                                    ---          ---          ---         ---
                                                                                    ---          ---          ---         ---

                                                                               FOZ DO         TVA
                                                                               IGUACU       PARANA
                                                                             -----------  -----------
Subscriptions..............................................................   $      --    $     564
Installation fees..........................................................          --          529
Others.....................................................................          15           10
Allowance for doubtful accounts............................................          --         (317)
                                                                                    ---        -----
                                                                              $      15    $     786
                                                                                    ---        -----
                                                                                    ---        -----

5. PREPAID AND OTHER ASSETS

    As of December 31, 1996, prepaid expenses were comprised of:

                                                                               TV ALFA        TCC          CCS         SSC
                                                                             -----------     -----         ---         ---
Advances to suppliers......................................................   $      --    $      --    $      31   $      19
Prepaid meals and transportation...........................................          --           --           --          --
                                                                                    ---          ---          ---         ---
                                                                              $      --    $      --    $      31   $      19
                                                                                    ---          ---          ---         ---
                                                                                    ---          ---          ---         ---

                                                                               FOZ DO         TVA
                                                                               IGUACU       PARANA
                                                                             -----------  -----------
Advances to suppliers......................................................   $     144    $     369
Prepaid meals and transportation...........................................          --           39
                                                                                  -----        -----
                                                                              $     144    $     408
                                                                                  -----        -----
                                                                                  -----        -----

6. OTHER ACCOUNTS RECEIVABLE

    As of December 31, 1996, other accounts receivable were comprised of:

                                                                                 TV ALFA       TCC         CCS         SSC
                                                                               -----------  ---------      ---         ---
Advances to employees........................................................   $      --   $      --   $      --   $      --
Accounts receivable from related Companies (Note 7)..........................         352         127          19          23
                                                                                    -----   ---------         ---         ---
Others.......................................................................          --          13           6          31
                                                                                    -----   ---------         ---         ---
                                                                                $     352   $     140   $      25   $      54
                                                                                    -----   ---------         ---         ---
                                                                                    -----   ---------         ---         ---

                                                                                 FOZ DO         TVA
                                                                                 IGUACU       PARANA
                                                                               -----------  -----------
Advances to employees........................................................   $      --    $      45
Accounts receivable from related Companies (Note 7)..........................          29          812
                                                                                    -----        -----
Others.......................................................................         195           --
                                                                                    -----        -----
                                                                                $     224    $     857
                                                                                    -----        -----
                                                                                    -----        -----

                     TV ALFA, TCC, CCS, TVA PARANA, FOZ DO
                                 IGUACU AND SSC

                NOTES TO THIS FINANCIAL INFORMATION (CONTINUED)

7. RELATED PARTY TRANSACTIONS

    The following tables summarize the transactions between the Companies and related companies as of and for the periods ended December 31, 1996:

                                                                             TV ALFA        TCC          CCS         SSC
                                                                           -----------     -----         ---      ---------
TEVECAP
  Loans payable..........................................................      --           --           --              87
TVA SISTEMA
  Accounts receivable....................................................      --           --           --              23
  Accounts payable.......................................................      --           --                2           2
  Loans payable..........................................................      --           --           --          --
TVA PARANA
  Accounts receivable....................................................      --           --           --          --
  Accounts payable.......................................................      --           --           --             126
  Loans payable..........................................................      --           --           --           2,066
TVA SUL
  Accounts receivable....................................................         352          127       --          --
  Accounts payable.......................................................      --           --              706       1,128
  Loans payable..........................................................         492       --           --          --
  SSC
  Accounts receivable....................................................      --           --           --          --
  Loans receivable.......................................................      --           --           --          --
FOZ DO IGUACU
  Account receivable.....................................................      --           --               19      --
  Accounts payable.......................................................      --           --           --          --
CCS
  Accounts payable.......................................................      --           --           --          --
ESPN DO BRASIL
  Accounts payable.......................................................      --           --           --          --

                                                                             FOZ DO         TVA
                                                                             IGUACU       PARANA
                                                                           -----------  -----------
TEVECAP
  Loans payable..........................................................      --           --
TVA SISTEMA
  Accounts receivable....................................................      --              580
  Accounts payable.......................................................           1        1,346
  Loans payable..........................................................      --            2,937
TVA PARANA
  Accounts receivable....................................................          29       --
  Accounts payable.......................................................      --           --
  Loans payable..........................................................      --           --
TVA SUL
  Accounts receivable....................................................      --              105
  Accounts payable.......................................................      --              401
  Loans payable..........................................................         579        6,276
  SSC
  Accounts receivable....................................................      --              127
  Loans receivable.......................................................      --            2,066
FOZ DO IGUACU
  Account receivable.....................................................      --           --
  Accounts payable.......................................................      --               29
CCS
  Accounts payable.......................................................          20       --
ESPN DO BRASIL
  Accounts payable.......................................................      --               30

    The related Company loans are denominated in reais and are subject to monetary restatement until December 31, 1995 plus interest charges at the market rate which ranged from 1.8% to 2.2% per month in December 1996. Such loans are renewable every year on December 31.

                     TV ALFA, TCC, CCS, TVA PARANA, FOZ DO
                                 IGUACU AND SSC

                NOTES TO THIS FINANCIAL INFORMATION (CONTINUED)

8. PROPERTY, PLANT AND EQUIPMENT

    As of December 31, 1996, property, plant and equipment were comprised of:

                                               ANNUAL
                                            DEPRECIA- TION                                                   FOZ DO        TVA
                                               RATE %        TV ALFA        TCC         CCS        SSC       IGUACU      PARANA
                                            -------------  -----------     -----     ---------  ---------  -----------  ---------
Machinery and equipment...................           10        --               81           7        192         232       1,269
Converters................................           10        --               30      --             98      --           5,286
Leasehold improvements....................           25        --           --           3,447          2      --             378
Furniture and fixtures....................           10           275            2          74         47          22         204
Premises..................................           10        --                3      --              6           5          20
Vehicles..................................           20        --           --               3         51          33          39
Software..................................           20        --           --               5         14          16          81
Tools.....................................           10        --           --               2     --          --              62
Reception equipment.......................           20        --           --          --         --          --           4,689
Cable plant...............................           10        --              229      --          2,052         280         959
Building..................................            4        --           --          --         --          --             330
                                                                  ---          ---   ---------  ---------         ---   ---------
                                                                  275          345       3,538     (2,462)        588      13,317
Accumulated depreciation                                         (115)         (81)       (101)       (45)       (121)     (1,584)
Telephone line use rights.................                     --           --               4     --              12         189
Fixed assets in transit...................                     --           --              14     --          --              60
Others....................................                     --           --          --             53          23      --
                                                                  ---          ---   ---------  ---------         ---   ---------
                                                                  160          264       3,455      2,470         502      11,982
                                                                  ---          ---   ---------  ---------         ---   ---------
                                                                  ---          ---   ---------  ---------         ---   ---------

9. OTHER ACCOUNTS PAYABLE

    As of December 31, 1996, other accounts payable were comprised of:

                                                                                                                 FOZ DO
                                                                 TV ALFA        TCC         CCS        SSC       IGUACU
                                                               -----------     -----     ---------  ---------  -----------
Accounts payable to related companies (Note 7)...............   $      --    $      --   $     708  $   1,256   $      21
Accounts payable on importation..............................      --           --          --             93      --
Other........................................................          77            5           3         14         336
                                                                      ---          ---   ---------  ---------       -----
                                                                $      77    $       5   $     711  $   1,363   $     357
                                                                      ---          ---   ---------  ---------       -----
                                                                      ---          ---   ---------  ---------       -----

                                                                  TVA
                                                                PARANA
                                                               ---------
Accounts payable to related companies (Note 7)...............  $   1,806
Accounts payable on importation..............................        205
Other........................................................        765
                                                               ---------
                                                               $   2,776
                                                               ---------
                                                               ---------

                     TV ALFA, TCC, CCS, TVA PARANA, FOZ DO
                                 IGUACU AND SSC

                NOTES TO THIS FINANCIAL INFORMATION (CONTINUED)

10. INCOME TAXES

    The Companies income tax was different from the amount computed using the Brazilian statutory income tax for the reasons set forth in the following table:

                                                                                                              FOZ DO        TVA
                                                                TV ALFA       TCC        CCS        SSC       IGUACU      PARANA
                                                              -----------  ---------  ---------  ---------  -----------  ---------
Income (Loss) before income tax.............................         264         141        (60)      (860)        (11)     (3,469)
Statutory income tax rate...................................       33.00%      33.00%     33.00%     33.00%      33.00%      33.00%
                                                                   -----   ---------  ---------  ---------       -----   ---------
                                                                   -----   ---------  ---------  ---------       -----   ---------
                                                                      87          47        (20)      (284)         (4)     (1,145)
                                                                   -----   ---------  ---------  ---------       -----   ---------
                                                                   -----   ---------  ---------  ---------       -----   ---------
Others......................................................         (87)         17         54         (1)         62         (34)
                                                                   -----   ---------  ---------  ---------       -----   ---------
Consolidated income tax for the period......................      --              64         34       (285)         58      (1,179)
                                                                   -----   ---------  ---------  ---------       -----   ---------
Increase in valuationallowance..............................      --          --         --            285      --           1,179
                                                                   -----   ---------  ---------  ---------       -----   ---------
                                                                  --              64         34     --              58      --
                                                                   -----   ---------  ---------  ---------       -----   ---------
                                                                   -----   ---------  ---------  ---------       -----   ---------

11. INSURANCE

    The Companies maintain insurance coverage for their fixed assets and inventories in an amount considered sufficient to cover the risks involved.

12. PAID-IN CAPITAL

    Paid-in capital as of December 31, 1996 was comprised of:

                                                                                                         FOZ DO        TVA
                                                            TV ALFA      TCC        CCS         SSC      IGUACU       PARANA
                                                           ---------  ---------  ----------     ---     ---------  ------------
US.......................................................  $     344         47       4,012          1          5        18,454
                                                           ---------  ---------  ----------        ---  ---------  ------------
                                                           ---------  ---------  ----------        ---  ---------  ------------
Shares...................................................    278,000    250,000   4,850,000        200      5,000    27,712,345
                                                           ---------  ---------  ----------        ---  ---------  ------------
                                                           ---------  ---------  ----------        ---  ---------  ------------

13. RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued certain Statements of Financial Accounting Standards which are not effective with respect to the periods presented in the Financial Information.

    SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This standard is not expected to have a material effect on the financial position and the results of operations of the Companies due to the absence of material transactions of this nature.

    SFAS No. 128, "Earnings per Share", is effective for fiscal years beginning after December 15, 1997. This standard establishes guidelines for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures. This standard is not expected to have an impact on the Companies given that the Companies do not have publicly held common stock or potential common stock.

                                    ANNEX A

                       THE FEDERATIVE REPUBLIC OF BRAZIL

    THE INFORMATION SET FORTH BELOW IS BASED ON MATERIAL OBTAINED FROM VARIOUS SOURCES BELIEVED TO BE ACCURATE BUT HAS NOT BEEN INDEPENDENTLY VERIFIED.

GENERAL

    GEOGRAPHY AND DEMOGRAPHY. Brazil is the fifth largest country in the world and the largest country in Latin America, occupying approximately 3.3 million square miles and 60% of South America's land mass.

    Brazil's population in 1995 was approximately 157 million, the sixth largest in the world. The population is currently growing at a rate of approximately 1.9% per year and is expected to reach 172 million by the end of this century.

    Brazil is comprised of 26 states and the federal district in which Brasilia, the capital, is located. The largest cities in Brazil are Sao Paulo and Rio de Janeiro with metropolitan area populations of 10.2 million and 5.7 million, respectively. Brasilia, Belem, Belo Horizonte, Curitiba, Fortaleza, Porto Alegre, Recife and Salvador also have populations of more than one million each.

    GOVERNMENT. Brazil is a federative republic with a representative form of federal government. In October 1988, a new constitution was enacted, and the presidential form of government consisting of three independent branches executive, legislative and judicial was maintained. The constitutional review prescribed by the Constitution of 1988 was initiated by the Brazilian National Congress ("Congress") in October 1993 and resulted in the creation of the Social Emergency Fund outlined below and the reduction of the presidential term from five years to four years. See Appendix B, "The Brazilian Economy." In addition, on April 21, 1993, a national referendum was held to decide whether Brazil should continue as a presidential republic or should become a parliamentary republic or parliamentary monarchy. Brazilians voted to continue the current presidential republic form of government.

    Executive power is vested in the President, who is elected by popular vote for a term of four years and currently cannot be reelected for successive terms. The President has the power to appoint Ministers and to appoint other executives in selected administrative and political posts. The presidential powers are limited by the Constitution. Under certain circumstances, the President may issue provisional measures which, to be effective beyond 30 days, need the approval of the Brazilian Congress. The legislative branch is composed of a Senate consisting of 81 Senators elected for eight-year terms, and a Chamber of Deputies consisting of 513 Deputies elected for four-year terms. Senators and Deputies are elected directly by popular vote. The judicial branch is headed by the Federal Supreme Court, which is, in constitutional matters, the court of final appeal from both federal and state courts. The judicial branch also includes the Superior Court of Justice and various lower federal courts. On the state level, executive power is vested in Governors who are elected for four-year terms; legislative power is vested in State Deputies who are also elected for four years. Judicial power is vested in state courts; however, judicial proceedings in which the Federal Government is involved must be submitted to federal courts sitting in each state.

    RECENT POLITICAL HISTORY. The Brazilian military ruled the country from 1964 to 1985, when a series of political reforms were enacted culminating in the reintroduction of direct elections for President and the convening of a Constitutional Assembly to adopt a new Brazilian Constitution. During this period, Brazil solidified its position as one of the 10 largest economies in the world in terms of gross domestic product ("GDP") with an industrial base focused on exports.

    On December 17, 1989, Fernando Collor de Mello became the first President of Brazil elected by direct popular vote since 1960. Elections were held in late 1990 for state governorships, one-third of the federal Senate and all of the federal Chamber of Deputies. As a result of these elections, the Brazilian Democratic Movement Party, which had won a majority in the federal legislature and most of the state governorships in the 1986 elections, lost its majority in the legislature as many of its seats were lost to several other parties.

    On September 29, 1992, Brazil's lower house of Congress voted to authorize the Senate to begin an impeachment trial against President Collor based on corruption charges. At that time, the members of the President's cabinet submitted their resignations. According to Brazilian law, Mr. Collor was required to step down from office for a period of 180 days while the trial proceeded. During this 180-day period, Vice President Itamar Franco became acting President while the Senate decided whether to convict or to acquit the President. On December 29, 1992, Mr. Collor submitted his official resignation as President of Brazil. Consequently, Mr. Franco, as elected Vice President, assumed the position of President for the remainder of Mr. Collor's term in office, which concluded on January 1, 1995.

    General elections were held on October 3, 1994 to elect a new President, all state governors, and to renew the federal Chamber of Deputies and the federal Senate. Fernando Henrique Cardoso (who served as Finance Minister under Mr. Franco's administration and is generally viewed as the architect of the Real
Plan), representing the Partido Social Democrata Brasileiro (the Brazilian Social Democratic Party or the "PSDB"), was elected in the first round with 54% of the valid vote. Luis Inacio da Silva, of the Worker's Party, was his closest contender. Mr. Cardoso's presidential campaign received a strong boost from the rapid fall in the rate of inflation which followed the introduction of the new currency in July 1994. See Appendix B, "The Brazilian Economy."

    Since his election Mr. Cardoso has appointed Mr. Pedro Malan, the former President of the Central Bank of Brazil, as the new Finance Minister. In May 1995, the President of the Central Bank, Mr. Persio Arida resigned and in June 1995 Mr. Gustavo Loyola was appointed as the new President of the Central Bank. President Cardoso has indicated that the overriding goals of his economic policies will be to continue the effort to combat inflation while negotiating with Congress for permanent fiscal reforms.

THE CARDOSO ADMINISTRATION

    Mr. Cardoso took office on January 1, 1995, and has concentrated his efforts on two main issues: making structural reforms and completing the anti-inflation program. Those efforts have demanded extensive political negotiations with the various parties in and outside the Government.

    The objectives of the structural reforms are to provide the Government with a sound fiscal budget by revamping the tax and social security systems, and to enhance and create incentives to stimulate private sector participation in former Government monopolies such as telecommunications, oil and infrastructure in general.

AMENDMENTS TO BRAZILIAN CONSTITUTION

    On August 15, 1995, four amendments to the Brazilian Constitution were approved by Congress which allow greater competition in the Brazilian economy:
(i) Constitutional Amendment no. 5/95 altered Article 25, paragraph 2 of the Constitution by extinguishing the monopoly over pipeline distribution of gas;
(ii) Constitutional Amendment no. 6/95 altered Article 175, paragraph 1 and
Article 170, item IX of the Constitution by removing the distinction between Brazilian companies capitalized from domestic sources (capital nacional) and those capitalized from foreign sources (capital estrangeiro) and granting both types of company mineral exploration rights; (iii) Constitutional Amendment no. 7/95 altered Article 78 of the Constitution by permitting foreign vessels to engage in inland and coastal shipping; and (iv) Constitutional Amendment no. 8/95 altered Article 21 items XI and XII(a) of the Constitution by opening the telecommunications sector to private sector companies.

    On November 9, 1995, Congress enacted Constitutional Amendment no. 9 which altered Article 177 of the Brazilian Constitution allowing the Republic to contract state owned or private companies in order to carry out, in accordance with a law which has not yet been enacted, certain oil-related activities, such as (i) prospecting for and exploitation of deposits of oil and natural gas; (ii) refining of national or foreign oil; imports and exports of oil, natural gas and its basic by-products; (iii) oceanic transportation of crude oil of national origin or of basic oil by-products produced in Brazil; and (iv) pipeline transportation of crude oil, its by-products and natural gas of any origin.

    Presently, Congress is discussing a constitutional amendment proposing changes in the social security system, which is considered to be one of Brazil's greatest fiscal problems. The proposed changes are aimed at stabilizing the system's financial condition through modifications in the pension benefit structure, increases in mandatory contributions, changes in retirement criteria, and the elimination of certain privileges such as the federal civil servant retirement plan. The Cardoso administration has also sent to Congress a proposal, presently being discussed by a special commission in the Chamber of Deputies, for administrative reforms aimed at increasing management efficiency and extinguishing the job stability presently granted to public sector employees, thereby allowing a reduction of payroll expenses.

    In addition, the Government has stated that it intends to propose a new tax system which would attempt to simplify and enhance the efficiency of the current tax structure. The proposed system would shift allocations from the Government to the states and municipalities, in order to reduce the allocation of expenditures on the federal level. In addition, the proposed system would lower taxes on investments and exports from their current levels.

                                    ANNEX B
                             THE BRAZILIAN ECONOMY

    THE INFORMATION SET FORTH BELOW IS BASED ON MATERIAL OBTAINED FROM VARIOUS SOURCES BELIEVED TO BE ACCURATE BUT HAS NOT BEEN INDEPENDENTLY VERIFIED.

RECENT PERFORMANCE

    Throughout the 1980s and into the early 1990s, the Brazilian economy experienced periods of high inflation and recession. Recently, however, the Brazilian economy has shown improvement in a number of areas. Gross domestic product ("GDP") grew in constant real terms by 4.2% in 1995, 5.9% in 1994 and 4.2% in 1993, compared with a decrease of 0.8% in 1992. Industrial production increased by 2.0% in 1995, 7.0% in 1994 and 6.9% in 1993, compared with declines of 3.8%, 1.8% in 1992 and 1991, respectively. In 1995, the service sector experienced an overall growth rate of 5.7% in real terms as a result of increases in retail services of 7.4%, transportation of 3.9% and communications of 24.3%.

    Exports in 1995 increased by 6.8% over 1994 while imports grew by 50.4% in the same period. The trade balance presented a deficit of the equivalent of US$3.2 billion in 1995 compared to a surplus of the equivalent of US$10.6 billion in 1994. Through July 1996, the trade balance has shown a modest US$600 million (0.1% of GDP) deficit, compared to a US$4.3 billion deficit during the same period in 1995. For the first seven months of the year, export growth has exceeded that of 1995, while the growth of imports has lagged behind that of the previous year, thereby narrowing the trade deficit.

    Brazil registered significant growth in international currency reserves in 1995, despite the instability which followed the Mexican peso crisis. After a sharp decline in the first four months of the year, an increase in foreign capital inflows was registered which replenished reserves to the equivalent of US$51.8 billion at year-end 1995, up from US$38.8 billion at year-end 1994 and US$32.2 billion at year-end 1993. By July 31, 1996, reserves totaled more than the equivalent of US$58 billion. After a fine-tuning of the management of the foreign exchange rate regime during 1994, the Central Bank has pursued a policy of gradually depreciating the currency against the dollar. In 1995, the real fell in value against the US dollar from R$0.844 to R$0.972 per US dollar and has since depreciated to 1.015 on August 23, 1996, reflecting this policy of gradual depreciation.

    In 1995, Brazil experienced an average monthly rate of inflation of 1.75%, as measured by the FIPE (Foundation for Economic Research) consumer price index. In the period from January 1994 through June 1994, average monthly inflation, as measured by the FIPE, was 43.75%, but declined to 2.86% in the period from July 1994 through December 1994. This reduction resulted from the implementation of the third phase of the Real Plan and occurred without the price, wage or asset freezing mechanisms previously utilized in prior stabilization programs. See "Real Plan and Current Economic Policy."

    The sharp decline of inflation during the second half of 1994 contributed to a considerable recovery of domestic demand and coincided with a significant acceleration of the growth rate of the Brazilian economy. The twelve-month GDP growth rate increased to 7.7% in the second quarter of 1995 from 4.1% in the second quarter of 1994. As a result, the trade balance deteriorated and government was forced to implement deflationary measures which reduced GDP growth to 4.2% in the fourth quarter of 1995.

    The following table sets forth selected Brazilian economic indicators for the years indicated:

SELECTED BRAZILIAN ECONOMIC INDICATORS

                                                                 1991       1992       1993       1994       1995
                                                               ---------  ---------  ---------  ---------  ---------
THE ECONOMY
Gross domestic product ("GDP"):..............................  $   330.7      328.2      341.7      355.6      370.5
(in billions of constant 1994
REAIS(A)
  (in billions of dollars)(b)................................      436.8      449.9      484.9      528.0      650.0
Real GDP growth (decline)(a).................................        0.3%      (0.8)%       4.2%       5.9%       4.2%
Population (millions)........................................      147.1      149.4      151.6      153.7      156.6
GDP per capita (in US$)(c)...................................  $ 2,970.0    3,012.0    3,199.0    3,435.0    4,151.0
Unemployment rate(d).........................................       4.83%      5.76%      5.31%      5.06%       4.7%
Consumer price increase (FIPE) (rate of change)(e)...........      458.6%   1,129.4%   2,491.0%     941.3%      23.1%
Nominal devaluation rate(f)..................................      528.5%   1,059.0%   2,532.5%     613.4%      15.0%
Domestic real interest rate(g)...............................        6.7%      30.2%       7.1%      24.8%      33.4%
Balance of payments
  (in billions of dollars):
Exports......................................................  $    31.6       35.8       38.6       43.5       46.5
Imports......................................................       21.0       20.6       25.3       33.1       49.6
Current account..............................................       (1.4)       6.1       (0.6)      (1.5)      N.A.
Capital account..............................................        0.8       10.3       10.7        9.2       N.A.
Change in total reserves(h)..................................       (0.6)      14.4        8.4        6.6         13
Total official reserves......................................        9.4       23.8       32.2       38.8       51.8
PUBLIC FINANCE
Primary surplus (deficit) as % of GDP(i).....................        2.9        1.6        2.3        5.1        0.4
Real interest expense as % of GDP............................       (1.6)      (4.6)      (2.4)      (3.7)       5.4
Operational surplus (deficit) as % of GDP(j).................        (.2)      (2.8)      (1.2)       1.3       (5.0)
PUBLIC DEBT
  (in billions of US dollars)
Gross internal debt (nominal)(k).............................       71.6       97.6      101.0      191.3      256.4
Gross external debt (nominal)(l).............................      100.8       99.6      104.5      118.2      130.9
Net Public debt..............................................      144.3      150.6      149.4      181.5      217.1
Internal.....................................................       52.9       74.8       84.0      128.9      176.3
External.....................................................       91.4       75.8       65.4       52.6       40.9

------------------------

Notes:

(a) Calculated based upon constant average 1994 REAIS.

(b) Converted to dollars based on the weighted average exchange rate for each year.

(c) Not adjusted for purchasing parity.

(d) Average annual unemployment rate of the metropolitan regions of Belo Horizonte, Porto Alegre, Recife, Rio de Janeiro, Salvador and Sao Paulo.

(e) The FIPE index is one indicator of inflation. While many inflation indicators are used in Brazil, the FIPE is calculated by the Foundation for Economic Research at the University of Sao Paulo, an independent research organization, and is one of the most widely utilized indices.

(f) Year on year percentage devaluation of the REAL against the US dollar (sell side).

(g) Brazilian federal treasury securities deflated by the GPI-DS., General Price Index-Domestic Supply calculated by the Getulio Vargas Foundation.

(h) Because of the impact of "Errors and omissions" and adjustments for valuation/devaluation of other currencies against the US dollar, monetization/demonetization of gold and reclassified assets, figures regarding changes in total reserves do not reflect the sum of the "Current account" and the "Capital account." See "Balance of Payments and Foreign Trade--Balance of Payments."

(i) The primary surplus results represent Government revenues less expenditures, excluding interest expenditures on public debt.

(j) The operational balance reflects the consolidated fiscal balance less interest expenditures, adjusted for the effects of inflation.

(k) Consolidated debt, calculated as the gross internal debt less credits between governmental entities.

(l) Gross external debt less total reserves.

    SOURCES: IBGE; GETULIO VARGAS FOUNDATION; CENTRAL BANK.

REAL PLAN AND CURRENT ECONOMIC POLICY

    In December 1993, the Federal Government announced a stabilization program, known as the Real Plan, aimed at curtailing inflation and building a foundation for sustained economic growth. The Real Plan was designed to address persistent deficits in the Federal Government's accounts, expansive credit policies and widespread, backward-looking indexation.

    The Real Plan was formulated as a three-stage process: the first stage included a fiscal adjustment proposal for 1994, consisting of a combination of spending cuts and an increase in tax rates and collections intended to eliminate a budget deficit originally projected at US$22.0 billion (4.2% of GDP). Elements of the proposal included (i) cuts in current expenditures and investment through the transfer of some activities from the Federal Government to the states and municipalities, (ii) establishment of the Emergency Social Fund ("ESF"), financed by reductions in constitutionally mandated transfers of Federal Government revenues to the states and municipalities, to ensure financing of social welfare spending by the Federal Government, (iii) a prohibition on sales of public bonds by the Federal Government except to refinance existing debt and for certain expenditures and investment, (iv) new taxes, including a new levy on financial transactions and (v) recovery of mandatory Social Security Contributions ("COFINS"), due to judicial acknowledgment that such contributions were permissible under the Constitution.

    The centerpiece of the first stage of the Real Plan was the creation in 1994 of the ESF, the mandate for which has been renewed for the current year through 1997. The ESF enables the Federal Government to temporarily break certain constitutionally mandated links between revenue and expenditure. Pursuant to this amendment, 20.0% of Federal Government revenues otherwise earmarked for specific purposes were released and deposited into the ESF to ensure financing of social welfare spending by the Federal Government for 1994 and 1995. In adopting this constitutional amendment, however, Congress did not modify the existing provisions requiring the Federal Government to share a significant portion of its revenues with the States and municipalities.

    The second stage of the Real Plan, initiated on March 1, 1994, began the process of reform of the Brazilian monetary system. Brazil's long history of high inflation had led to the continuous and systematic deterioration of the domestic currency, which no longer served as a store of value and had lost its utility as a unit of account. Because inflation had reduced dramatically the information content of prices quoted in local currency, economic agents had included in their contracts a number of mechanisms for indexation and denomination of obligations in Indexed units of account. The process of rehabilitation of the national currency began with the creation and dissemination of the UNIDADE REAL DE VALOR (the Unit of Real Value, or "URV") as a unit of account. The second stage of the Real Plan was designed to eliminate the indexation of prices to prior inflation and link indexation to the URV, a unit of account.

    The introduction of the URV was premised on the theory that a reference unit with a nominal value corrected frequently and based on the best estimate of current inflation would express values more realistically than traditional indexing methods. The URV, therefore, was calculated daily based on estimates drawn from three price indices: the National Consumer Price Index (Extended) developed by the IBGE; the General Price Index (Market) calculated by the FGV and the Consumer Price Index developed by the Institute of Economic Research Foundation ("FlPE"). The URV index was designed to track the loss in the purchasing power of the CRUZEIRO REAL, the legal currency at the time.

    The third stage of the Real Plan began on July 1, 1994, with the introduction of the REAL as Brazil's currency. All contracts denominated in URVs were automatically converted into REAIS at a conversion rate of one to one, and the URV, together with the CRUZEIRO REAL, ceased to exist (although the CRUZEIRO REAL was generally accepted until August 31, 1994). Just after its introduction, the REAL appreciated significantly; the REAIS/US dollar exchange rate (sell side) in the commercial market, set at 1.00 REAL/1.00 US dollar when the REAL was introduced, stood at 0.846 REAIS/US dollar on December 31, 1994. In March 1995, the government adopted an exchange rate band and since then a policy to avoid further exchange rate overvaluation has been followed. The REAL/US dollar exchange rate was set at 0.973 on December 31, 1995 (sell side), which meant a devaluation of 15% of the REAL against the US dollar. On August 23, 1996 the REAL/US rate was set at 1.015 (sell side).

    In the beginning of 1995, in an effort to control the burgeoning rate of economic activity which followed the sharp decline in inflation, the Federal Government took several measures to control monetary growth, including strict credit control and a significant increase in real interest rates. In the third quarter of 1995 the economy returned to a level of sustainable economic growth and credit control was partially released while interest rates began to fall.

    Finally, in order to consolidate the Real Plan the Federal Government has introduced a series of proposals to reform the Constitution that will provide the structural changes necessary for long-term economic stability.

    The five "economic order" amendments proposed by the government have been approved by Congress and are now awaiting implementing regulatory legislation. These amendments eliminate the Federal Government's monopoly in the areas of telecommunications, distribution of natural gas, oil and coastal and fluvial shipping and change the definition of what constitutes a Brazilian company to any company registered in Brazil. The extension of the ESF until June 1997 was also approved early in 1996. The social security reform and the administrative reform are presently being considered for approval by Congress.

    The Federal Government has stated that it intends to propose several other amendments to Brazilian legislation to further consolidate the Real Plan.

GROSS DOMESTIC PRODUCT

    Brazil's economic growth has fluctuated greatly in recent years. The average real growth rate of GDP during the six-year period from 1990 to 1995 was 1.5%, but real GDP growth was negative in both 1990, when it declined by 4.4%, and 1992, when it declined by 0.8%. During this period, the services and agriculture sectors grew at average rates of 2.3% and 2.8%, respectively, while the industrial sector increased by 0.2%. During 1993, the Brazilian economy recovered: real GDP grew by 4.2%, the industrial sector grew by 6.9% and the services sector grew by 3.5%. Agriculture was the only principal sector to decline during 1993, by 1%. In 1994, the agricultural sector recovered, registering a growth rate of 8.1%, due primarily to the record grain harvest, which reached 75.2 million tons. In 1994, the industrial and services sectors grew at rates of 7.0% and 4.1%, respectively, and GDP grew 5.9%. In 1995, overall GDP growth was 4.2%, with agriculture and services growing 5.9% and 5.7%, respectively, and industry growing 2%.

    The following table sets forth Brazil's real GDP for each of the years indicated:

             REAL GROWTH (DECLINE) OF GDP PER SECTORS (% OF CHANGE)

                                                                                   1991       1992       1993       1994
                                                                                 ---------  ---------  ---------  ---------
Total GDP......................................................................        0.3       (0.8)       4.2        5.9
Agriculture....................................................................        2.8        5.4       (1.0)       8.1
Industry.......................................................................       (1.8)      (3.8)       6.9        7.0
  Mining.......................................................................        0.9        0.8        0.6        4.7
Manufacture
  Building.....................................................................       (3.5)      (6.6)       4.8        6.1
  Public Utilities.............................................................        4.3        1.6        3.7        2.4
Services.......................................................................        1.6        0.0        3.5        4.1
  Retail Sales.................................................................        0.0       (2.5)       6.7        5.9
  Transportation...............................................................        2.5        2.4        4.2        4.3
Communication..................................................................       19.6        5.7       10.7       13.6
Financial Institutions.........................................................       (8.0)      (4.6)      (2.2)      (2.8)
Public Administration..........................................................        1.6        1.5        1.5        1.4

                                                                                   1995
                                                                                 ---------
Total GDP......................................................................        4.2
Agriculture....................................................................        5.9
Industry.......................................................................        2.0
  Mining.......................................................................        3.1
Manufacture
  Building.....................................................................        0.1
  Public Utilities.............................................................        7.5
Services.......................................................................        5.7
  Retail Sales.................................................................        7.4
  Transportation...............................................................        3.9
Communication..................................................................       24.3
Financial Institutions.........................................................       (7.4)
Public Administration..........................................................        1.4

------------------------

    SOURCE: IBGE and Central Bank.

PRIVATIZATION PROGRAM

    The Federal Government, directly or through various state-owned enterprises, owns many companies and controls a major portion of activities in the mining and oil and gas sectors. Energy production, rail transport, postal services and telecommunications are all directly or indirectly controlled by the Federal Government. The public sector grew very rapidly during the 1970s and continues to play a significant role in Brazil's economy.

    To reduce its participation in the economy, the Federal Government has engaged in the privatization of certain State enterprises. The objectives of the privatization program are (i) to reduce the role of the State in the economy and allocate more resources to social investment, (ii) to reduce the public sector debt, (iii) to encourage increased competition and thereby raise the standards and efficiency of Brazilian industry and (iv) to strengthen the capital markets and promote wider share ownership. As originally presented, the PLANO REAL contemplated constitutional amendments which would permit private participation in the State-controlled petroleum and telecommunication sectors and in other areas that had constitutionally mandated monopolies, such as pipeline distribution of gas and the shipping industry. These amendments were not adopted during the constitutional review that concluded on May 31, 1994, but the amendments were presented to Congress again in 1995 and all have been approved.

    A council directly subordinate to the President (the CONSELHO NACIONAL DE DESESTATIZACAO or "Privatization Council") along with BNDES are responsible for administering the privatization program. To date, privatizations have, for the most part, been effected through share auctions conducted on Brazil's stock exchanges.

    As of February 29, 1996, a total of 42 State enterprises had been privatized, and several minority interests held by Government companies had been sold for nominal consideration (consisting of Brazilian currency or devalued debt issued by the Federal Government, its agencies or State- controlled enterprises and redeemable at face value) totaling US$9.6 billion.

    For 1996, plans are to privatize electric utilities and rail transport services companies. In February 1995, the LEI DE CONCESSOES DE SERVICOS PUBLICOS ("Public Services Concessions Law") was enacted permitting investment in the electricity sector by private companies or individuals. In addition, on July 7,

1995, Congress approved Law No. 9074, which permits independent, third-party producers of electricity to compete with the State monopolies. The President has also sent to Congress a constitutional amendment that would allow the private sector to build and operate hydroelectric plants. Within the electricity sector, priority is being given to the privatization of Light S.A., the auction of which took place in May 1996. Escelsa, the other distribution company owned by the Federal Government, was privatized on July 11, 1995. During the first quarter of 1997, the government plans to privatize the Companhia Vale do Rio Doce ("CVRD") conglomerate, one of the largest corporations in Brazil and the largest explorer of iron ore in the world.

    Several Brazilian labor unions have opposed certain of the privatization measures proposed by the Federal Government, but the Federal Government has to date been able to move forward with its program despite such opposition.

    In addition to the privatization program, the Federal Government has sought to reduce the regulation of economic activity generally. Important developments in this regard include the trade liberalization and the termination of most price controls. The Federal Government has also acted to deregulate certain segments of the economy, including fuel and oil derivatives, airlines, shipping and steel, and is introducing measures designed to increase competition in areas such as highway maintenance and transportation, areas which were previously controlled, in most cases, by Government enterprises.

PRICES

    Brazil has experienced high and chronic inflation for many years, which hindered investment and economic growth and contributed to income inequality. Inflation and certain Federal Government measures taken to combat inflation have had significant negative effects on the Brazilian economy generally, on the fiscal accounts of the Federal Government and on its ability to service its external debt. See "Public Finance" and "Public Debt."

    The following table sets forth consumer price increases in the city of Sao Paulo, as measured by the FIPE price index.

                                                                              FIPE CONSUMER PRICES
                                                                            -------------------------
                                                                                           TRAILING
    PERIOD                                                                    MONTHLY    12 MONTHS(A)
-----------                                                                 -----------  ------------
      1989   December.....................................................                  1,635.90%
      1990   December.....................................................                  1,639.10
      1991   December.....................................................                    458.60
      1992   December.....................................................                  1,129.50
      1993   December.....................................................                  2,490.10
      1994   December.....................................................                    941.30
      1995   January......................................................        0.80        648.10
             February.....................................................        1.32        448.50
             March........................................................        1.93        293.89
             April........................................................        2.64        176.49
             May..........................................................        1.97         94.31
             June.........................................................        2.66         32.32
             July.........................................................        3.72         28.33
             August.......................................................        1.43         27.67
             September....................................................        0.74         27.57
             October......................................................        1.48         25.48
             November.....................................................        1.14         23.19
             December.....................................................        1.21         23.14
      1996   January......................................................        1.82         24.39
             February.....................................................        0.40         23.26
             March........................................................        0.23         21.20
             April........................................................        1.62         20.00
             May..........................................................        1.34         19.26
             June.........................................................        1.41         17.81
             July.........................................................        1.31         15.07

------------------------

Notes:

(a) Annual figures for each month from January 1995 represent trailing 12-month inflation rates.

SOURCE: Institute for Economic Research (FIPE).

    Throughout the 1980s Brazil experienced periods of severe inflation. In 1986, President Jose Sarney's government endeavored to confront the problem with the Cruzado Plan, which sought to end inflation via a general price and wage freeze and the introduction of a new currency. The plan succeeded in bringing down inflation for the year to 68.1% as measured by the FIPE index of consumer prices in Sao Paulo and was very popular for a time. The Cruzado Plan, however, eventually created serious distortions in the economy as well as shortages and finally failed, resulting in renewed high inflation.

    From 1987 through 1990, annual inflation rates rose from a year-end low of 367.2% in 1987 to close 1990 at 1,639.1% for the year. The new government of President Fernando Collor de Mello tried a number of plans to ameliorate the situation but, after some success at first with inflation falling to 458.6% in 1991, failed to stabilize prices.

    During the planning stages of the current Real Plan in 1993, inflation rose to levels around 30% per month and 2,490.1% for the year. In the implementation of the Real Plan in mid-1993, the Unit of Real Value ("URV") was implemented as a general price and wage index that would peg real prices to the value of the dollar and adjusted based on depreciation of the currency as well as inflation. This served to downplay the effects of inflation to the public since both prices and wages would be adjusted automatically to compensate. This allowed the nominal currency, the CRUZEIRO REAL to become de-linked from price expectations allowing inflation measured in the nominal currency to reach 50% per month while the real value of wages and prices were kept constant by the URV.

    Since the implementation of the third phase of the Real Plan, including the introduction of the real, in July 1994, the rate of inflation has decreased significantly. See "Real Plan and Current Economic Policy." The high monthly rates of inflation experienced in the first half of 1994 have fallen to single digits. Residual inflation from the end of the first six months of 1994 resulted in a monthly inflation rate of approximately 5.5% for July. The gradual decline of the impact of these factors resulted in decreasing inflation rates, reaching 1.55% for the month of September. In October and November, the inflation rate moved upward approximately one percentage point due to seasonal factors, accentuated by a long period of drought in the producer regions. In December, the inflation rate dropped to 0.57% as the supply of farm products normalized. In January 1995, the inflation rate reached 1.36% impacted by rises in natural resource products prices and costs of building. Less intense upwards movement in these factors caused the rate of inflation to decrease to 1.15% in February 1995. The inflation rate reached 1.8% and 2.3% in March and April 1995, respectively. The acceleration in the rate of inflation was caused primarily by the increase in industrial prices, housing and clothing costs. After another decline in May to 0.4%, inflation rose to 2.62% and 2.24% in June and July 1995, respectively. This acceleration resulted from a rise in public transport fares. In September and October a sharp decline in farm product prices reduced inflation significantly. In January 1996, the increase in inflation was caused by a rise in electricity and telephone prices.

BALANCE OF PAYMENTS AND FOREIGN TRADE

    GENERAL

    Like other countries in Latin America, Brazil's balance of payments deteriorated in the early 1980s as the result of a series of adverse economic developments. These developments were further exacerbated by rising US dollar interest rates, which increased the cost of servicing Brazil's external debt and led to current account deficits, the debt crisis and curtailment of Brazil's access to international financial markets.

    Since 1992, however, Brazil has experienced an increase in capital inflows, as foreign investments, have surged. Net direct investments increased to over US$2.9 billion from in 1995, from US$1.7 billion in 1994 and US$901 million in 1990. For the period of January 1996 through June 1996, foreign direct investment totaled US $4.5 billion. Foreign reserves edged up during the 1990s. From December 31, 1990 to December 31, 1995, the foreign reserves maintained by the Central Bank increased by 451%, totaling US$51.8 billion at December 31, 1995, which covered approximately 13 months of imports of goods, or 8 months of imports of goods and services.

    Since 1990, the Federal Government's economic policies have increased the importance of the external sector of the economy. Recent reforms directly affecting the external sector include a reduction in import tariffs, the negotiation of the Mercosul free trade agreement among Brazil, Argentina, Uruguay and Paraguay, the liberalization of certain foreign exchange transactions and the liberalization of foreign investment regulations.

BALANCE OF PAYMENTS

    The following table sets forth information regarding Brazil's balance of payments for each of the years indicated:

                              BALANCE OF PAYMENTS
                                 IN US$ MILLION

                                                               1991       1992       1993       1994        1995
                                                             ---------  ---------  ---------  ---------  ----------
CURRENT ACCOUNT............................................  $  (1,407) $   6,143  $    (592) $  (1,689) $  (17,784)
  Trade balance............................................     10,579     15,239     13,307     10,466      (3,157)
    Exports................................................     31,620     35,793     38,563     43,545      46,506
    Imports................................................     21,041     20,554     25,256     33,079      49,663
  Services (net)...........................................    (13,542)   (11,339)   (15,585)   (14,743)    (18,600)
  Interest.................................................     (8,621)    (7,253)    (8,280)    (5,668)     (8,158)
  Other....................................................     (4,921)    (4,086)    (7,305)    (8,405)    (10,442)
  Unilateral transfers.....................................      1,558      2,243      1,686      2,568       3,973
    Revenues...............................................      1,599      2,315      1,792      2,751       4,224
    Expenditures...........................................         43         72        106        183         251
CAPITAL ACCOUNT............................................     (4,148)    25,271     10,115     14,294      29,820
  Investment (net).........................................        170      2,972      6,170      8,131       4,670
  Reinvestment.............................................        365        175        100         83         200
  Financing................................................      2,026     13,258      2,380      1,939       2,641
    Foreign................................................      2,125     13,191      2,625      2,389       3,487
    Brazilian..............................................        (99)        67       (245)      (450)       (845)
  Amortizations............................................     (7,830)    (8,572)    (9,978)   (50,411)    (11,026)
    Paid...................................................     (7,830)    (7,147)    (9,288)   (11,001)    (11,026)
    Refinanced (incl. Paris Club)..........................          0      1,425       (710)   (39,410)          0
  Currency loans...........................................        964     17,577     11,659     53,802      34,403
    Short-term.............................................     (3,033)     2,602        869        909      19,667
    Long-term..............................................      3,997     14,975     10,790     52,893      14,736
  Other capital............................................        157       (139)      (215)       750      (1,068)
ERRORS AND OMISSIONS.......................................        876     (1,386)    (1,119)       334       1,444
SURPLUS (DEFICIT)..........................................     (4,679)    30,028      8,404     12,939      13,480
FINANCING..................................................      4,679    (30,028)    (8,404)   (12,939)    (13,480)
  Assets (increase)........................................        369    (14,670)    (8,709)    (7,215)    (12,919)
  Use of IMF credit........................................       (590)      (406)      (495)      (129)        (47)
  Short-term liabilities...................................      4,900    (14,952)       800     (5,593)       (514)
    Arrears................................................      5,621    (14,259)     1,133     (5,535)       (510)
    Others.................................................       (721)      (699)      (333)        58          (4)

    In 1995, Brazil's balance of payments registered a surplus of US$13.5 billion. In 1994 and 1993 the surplus in Brazil's balance of payments reached US$12.9 billion and US$8.4 billion, respectively.

    After recording a US$6.1 billion current account surplus in 1992, Brazil registered a US$592 million Current account deficit in 1993. Among the factors that led to that decline were reductions of 12.7% and 24.8% in the trade surplus and the net inflow of Unilateral transfers, respectively, and an increase of 37.4% in the service deficit, reflecting an increase both in external debt service costs and expenses related to other services. In 1994, the Current account registered a deficit of US$1.7 billion due to a decrease of 21.3% in the trade surplus. The reduction in the trade surplus resulted from a 31.0% increase in imports, which totaled US$33.1 billion, caused by a significant increase in imports of consumer goods and capital goods as a result of the Real Plan. Exports increased by 12.9% in 1994, totaling US$43.6 billion. In 1995 the Current account turned sharply negative as imports grew 50.1% while exports grew by a mere 6.8%. This growth in imports was primarily the result of an appreciation of the real and the release of pent-up demand from the stability in the new currency. Overall trade balance figures for 1995 showed a deficit of US$3.2 billion, with exports of US$46.5 billion and imports of US$49.7 billion. Despite the development of a the first trade deficit in many years, Brazil's Capital account surplus grew to a record US$29.8 billion.

    Brazil's Capital account includes direct investments, portfolio investments and short, medium and long-term indebtedness. The Capital account has registered a surplus since 1992 and in 1995 the surplus climbed 108.6% to reach US$29.8 billion. In 1994, the Capital account rose to US$14.3 billion mainly as a result of the Brady program which resulted in a 361.4% increase in Currency loans to US$52.9 billion. During 1995, although Currency loans declined when compared to the previous year, the rise in short-term inflows by US$18.8 billion was still impressive when compared to 1993. Overall Currency loans totaled US$34.4 billion in 1995.

FOREIGN TRADE

    The following table sets forth certain details regarding Brazil's foreign trade for the years indicated:

                       PRINCIPAL FOREIGN TRADE INDICATORS

                                                           1991        1992        1993        1994       1995
                                                        ----------  ----------  ----------  ----------  ---------
Exports as % of GDP...................................         7.2%        8.0%        8.0%        8.2%       7.0%
Imports as % of GDP...................................         4.8         4.6         5.3         6.2        8.0
Trade balance as % of GDP.............................         2.4         3.4         2.7         2.0       (0.5)
Growth (decline) in foreign trade(a)..................         1.1         7.0        13.7        19.7       25.5
Exports:   % increase (decrease)(b)...................         0.7        13.2         7.8        12.9        7.0
Imports:   % increase (decrease)(b)...................         1.8        (2.3)       24.0        30.2       50.0
Trade balance:   % change from prior period...........        (1.6)       44.0       (13.9)      (20.8)      (131)
Exports/Imports(c)....................................         1.5x        1.7x        1.5x        1.3x      0.94x
EXPORTS:
  US$ in millions.....................................  $   31,620  $   35,793  $   38,563  $   43,545  $  46,506
  1,000 tons                                               165,974     167,295     182,323     194,880       N.A.
  % change from period(d).............................        (1.3)%        0.8%        9.0%        6.9%      N.A.
IMPORTS:
  US$ in millions.....................................  $   21,041  $   20,554  $   25,256  $   33,079  $  49,663
  1,000 tons                                                63,278      68,057      77,813      84,819       N.A.
  % change from prior period(d).......................        10.7%        7.6%       14.7%        8.6%      N.A.
Trade balance.........................................  $   10,579  $   15,239  $   13,307  $   10,466  $  (3,157)

------------------------
Notes:

(a) Percentage change in exports and imports from previous year.

(b) Percentage change from previous year.

(c) Exports divided by imports.

(d) Percentage change in volume, by weight.

SOURCE: Central Bank

    Overall trade flows in 1995 totaled a record US$96.2 billion, representing an increase of 25.5% over those of the previous year.

    In addition to maintaining an export financing program, PROEX, which in 1991 replaced the previous FINEX program, the Federal Government has adopted a series of measures aimed at promoting foreign trade. The Federal Government has attempted to encourage domestic competition by liberalizing imports through the elimination of certain non-tariff restrictions, such as the list of goods with respect to which the issuance of import licenses had been suspended, the requirement that traders submit their import requirements to the Federal Government in advance and the linking of certain imports to exports.

    In 1991, the Federal Government announced a schedule for tariff reductions for a three-year period ending in January 1994, aimed at attaining rates varying from zero to 40%, with an average tariff of 14.2%. As of February 1992, further tariff reductions were made, with adjustments every nine months instead of at one-year intervals. Accordingly, the reduction in tariffs to an average rate of 16.8% from 20.8% originally scheduled for January 1, 1993 was implemented on October 1, 1992. The Federal Government implemented the last set of scheduled tariff reductions on July 1, 1993, when the average duty and the maximum tariff were reduced to 14.2% and 40%, respectively.

    The Federal Government also reduced tariffs to moderate domestic price increases to support the Real Plan. In September and October 1994 it implemented significant new tariff reductions, covering over 5,000 products and reducing the average tariff to 11.32%. In September 1996, the government removed the ICMS export tax. This tax was applied to a broad range of mostly primary goods and its removal is expected to boost export competitiveness.

    Average tariffs are also being reduced as a result of Brazil's implementation of a schedule of preferences from its current tariffs applicable to imports from Mercosul countries. The preference, which was a 75% reduction from otherwise applicable rates during the second half of 1993 and 82% during the first half of 1994, was raised to 89% beginning on July 1, 1994 and to 100% beginning on January 1, 1995, although certain products were excepted from this discount. In December 1994, the four member countries of Mercosul established January 1, 1995 as the date for the implementation of the Common External Tariff ("CET"), intended to transform the region into a customs union. The CET ranges from 0.0% to a maximum of 20.0%, but each member country was allowed a list of 300 exceptions (399 in the case of Paraguay) to the CET. The products on each country's list of exceptions have tariffs varying from the CET, but such tariffs are scheduled to be reduced automatically each year until 2001, at which time such tariffs will equal the CET rates. The introduction of the CET has raised Brazil's average tariffs slightly, to 11.99%.

    In February 1995, the Minister of Finance increased the import tariff on passenger cars to 32.0% from 20.0%, with a scheduled reduction of 2.0 percentage points each year until reaching 20.0% again in 2001. In addition, in order to reduce the current account deficit, in March 1995, the Minister of Finance increased to 70.0% the import tariff on roughly 100 durable consumer goods, including passenger cars (but not utility vehicles), home appliances and electric and electronic equipment, to be in effect for a period of one year. In May 1995, the tariff on utility vehicles was raised to 70.0%. In April 1995, approximately 20 of such durable goods had their tariffs reduced to a range between 40.0% and 63.0% to meet the tariff level established in GATT negotiations. Passenger cars and utility vehicles will also have their maximum tariffs reduced to 63.0% as of January 1, 1997, 49% as of January 1, 1998, 35% as of January 1, 1999 and 20% as of January 1, 2000, which is the CET level. A recent agreement with the European Union, Japan and the Republic of Korea will result in a reduction to 30% in the import tariff on up to 50,000 vehicles per year.

    Brazil's list of exceptions to the CET was published in April 1995 revised in May 1995, encompassing 460 products (including those that had their tariffs increased in March and May 1995), some of which are expected to remain on the list until 2001, while others of which may be withdrawn or have their tariffs altered in order to assure domestic supply or to prevent domestic speculative price movements.

    Brazil is a signatory to the Final Act of the GATT Uruguay Round, pursuant to which it is committed to staged reductions in tariffs beginning in 1995, over five years with respect to industrial products and over ten years with respect to agricultural products.

FOREIGN INVESTMENT

    Foreign investment in Brazil has traditionally focused on direct investment in the manufacturing sector. Beginning in 1991, foreign investment increased substantially, surpassing the levels reached during the period from 1973 to 1982, before the debt crisis. In 1994, net foreign direct investment increased by more than US$1 billion, to reach US$1.7 billion, while the net portfolio investment decreased US$1.9 billion, reaching US$11.6 billion. Figures indicate that in 1995 net foreign direct investment reached US$3.0 billion while net portfolio investment was US$4.8 billion.

    The following table sets forth information regarding foreign investment in Brazil for each of the years indicated.

                     FOREIGN INVESTMENT IN BRAZIL (IN US$)

                                          INFLOWS                              OUTFLOWS                       NET INFLOWS
                            -----------------------------------  -------------------------------------  ------------------------
                            PORTFOLIO(A)  DIRECT(B)     TOTAL    PORTFOLIO(A)   DIRECT(B)      TOTAL    PORTFOLIO(A)  DIRECT(B)
                            -----------  -----------  ---------  -----------  -------------  ---------  -----------  -----------
1990......................         824        1,131       1,955         245           230          475         579          901
1991......................       4,187        1,095       5,282         378           123          601       3,809          972
1992......................       9,930        1,749      11,709       2,594           189        2,763       7,366        1,580
1993......................      23,554        1,302      24,854      10,019           580       10,599      13,451          722
1994......................      32,621        2,356      30,265      21,046           618       21,664      11,575        1,738
1995......................      25,559        3,285      25,844      17,806           315       18,121       4,753        2,970


                              TOTAL
                            ---------
1990......................      1,480
1991......................      4,781
1992......................      8,946
1993......................     14,173
1994......................      9,837
1995......................      7,723

------------------------

Notes:

(a) Includes bonds, commercial paper and notes, except those related to external debt restructuring bonds.

(b) Includes reinvestment of earnings. SOURCE: Central Bank.

    In March 1995, the Federal Government eased certain restrictions on foreign lending and investment in response to the deterioration in the current account. Such measures included the reduction of the IOF on foreign capital inflows, if over a certain maturity, to 0.0% from 7.0% on loans, to 5.0% from 9.0% on investments in foreign capital fixed income funds and to 0.0% from 1.0% on portfolio investments. In August 1995, responding to the strong capital inflows of the end of the second quarter of 1995, the government increased restrictions on foreign lending and investments. The IOF charged on bonds and loans issued abroad was increased to 5% and the IOF charged on fixed income funds was increased to 7%. In February 1996, the Government increased to 3 years the minimum term for the issuance of bonds, and in October 1996 established the following IOF charges:

    (i) 3% for loans with a minimum maturity of less than 3 years;

    (ii) 2% for loans with a minimum maturity of or in excess of 3 years but less than 4 years;

    (iii) 1% for loans with a minimum maturity of or in excess of 4 years but less than 5 years; and

    (iv) 0% for loans with a minimum maturity of or in excess of 5 years.

PUBLIC FINANCE

    CONSOLIDATED PUBLIC SECTOR FISCAL PERFORMANCE

    The consolidated public sector is comprised of the Federal Government, the several State enterprises, and State and local governments. In turn, the Federal Government consolidates the accounts of the National Treasury, the social security system, and the income and loss statement of the Central Bank, but not the proceeds from privatization. With the adoption of several important structural reforms in recent years, the Federal Government has established as its objective a substantial improvement in the fiscal performance of the consolidated public sector as measured by the operational results.

    Brazil reports its fiscal balance using two principal measures, all of which are calculated according to the official statistical guidelines of the IMF:

    - PRIMARY BALANCE, which is the financial balance less net borrowing costs of the Federal Government.

    - OPERATIONAL BALANCE, which is similar to primary balance but excludes the inflationary component of interest payments on domestic debt of the non-financial public sector. This balance is the primary balance plus accrued real interest on the external and domestic debt. This balance is used to correct the distortions which affect the measurement of public finances in an inflationary environment.

    Brazil generated a consolidated primary surplus in each year from 1990 to 1995. However, real interest expense (both domestic and external) on the public debt accounted for the operational deficits registered during most of the period. In 1994, a significant increase in tax revenues, due to the reduction in inflation and to the economic boom, increased the primary surplus to 5.1% of GDP while the real interest expense on the public debt reached 3.7% of GDP. Consequently, Brazil posted an operational surplus of 1.1% of GDP in 1994 compared with a deficit of 2.2% in 1992 and a surplus of 0.2% in 1993. In 1995, the operational deficit reached 4.95% of GDP due to real interest expenses which totaled 5.4% of GDP while in the primary concept a surplus of 0.45% of GDP was registered.

    Set forth below are the public sector borrowing requirements since 1990:

           PUBLIC SECTOR BORROWING REQUIREMENTS HISTORICAL SUMMARY(A)

                                                           1991       1992       1993       1994       1995
                                                         ---------  ---------  ---------  ---------  ---------
SELECTED ECONOMIC INDICATORS(b)
Real GDP growth (decline)..............................        0.2%      (0.8)%       4.2%       5.9%       4.2%
Monetary base (end of period) change...................      291.2      991.3    1,953.2        308      22.60
Real interest rate(c)..................................        6.7       30.1        7.1       24.8       33.5
PUBLIC FINANCE(d)
Financial result.......................................      (24.4)%     (44.3)%     (58.4)%     (44.4)%       7.4%
Primary result.........................................        3.0        2.4        2.6        5.1        0.4
Real interest..........................................       (1.6)      (4.6)      (2.4)      (3.7)      (5.4)
Domestic...............................................        0.4       (3.2)      (0.9)      (3.0)      (4.7)
External...............................................       (2.0)      (1.4)      (1.5)      (0.7)      (0.7)
Operational result.....................................        1.4       (2.2)       0.2        1.1       (5.0)
Domestic financing.....................................        3.7       (3.3)       0.2        2.4        7.8
External financing.....................................        0.0        2.8        2.4        2.7       (3.3)
Issue of money.........................................       (2.3)      (2.7)      (2.4)      (4.1)       0.5

------------------------

Notes:

(a) Surplus (deficit).

(b) Deflated by official government deflator.

(c) Implicit real interest rate on public sector internal debt.

(d) All figures expressed as a percentage of GDP.

SOURCE: Central Bank.

PUBLIC DEBT

    GENERAL

    Public sector debt ("public debt") in Brazil consists of the internal and external debt of the Federal Government, State and local governments and public sector enterprises. Pursuant to the Constitution, the Brazilian Senate is vested with powers to establish, upon a request by the President, (i) global limits for the consolidated debt of the Government, States, and municipalities, (ii) the terms and conditions of the internal and external financial transactions of the Federal Government, including public sector enterprises, at all levels of government, and (iii) the terms and conditions for guarantees of the Government of any internal and external financial transaction. Furthermore, any external financial transaction entered into at any level of government must be authorized by the Senate.

    The following table sets forth the consolidated gross and net debt of the public sector as at December 31 for each of the years 1991 through 1995:

                               PUBLIC SECTOR DEBT
                                 IN US$ MILLION

                                                          1991        1992        1993        1994        1995
                                                       ----------  ----------  ----------  ----------  ----------
CONSOLIDATED GROSS PUBLIC SECTOR DEBT(A).............  $  172,371  $  196,733  $  205,460  $  309,530  $  387,340
  Internal...........................................      71,557      97,159     100,990      91,340     256,420
  External(b)........................................     100,834      99,574     104,470     118,190     130,920
BY SECTOR, FEDERAL GOVERNMENT AND CENTRAL BANK
  Gross debt.........................................      99,904     120,105     124,820     203,840     247,920
  Internal...........................................      33,965      52,039      57,160     126,600     170,650
    Securities debt..................................      11,561      36,403      42,060      71,400     116,340
      Other debt(c)..................................      22,404      15,636      15,100      55,200      54,310
  External...........................................      65,939      69,663      67,660      74,240      77,270
  Credits
    Internal.........................................     (41,480)    (49,128)    (48,810)    (87,060)   (104,270)
      Public sector(d)...............................     (26,179)    (27,697)    (34,440)    (30,780)    (32,830)
      Other(e).......................................     (15,301)    (21,431)    (14,470)    (56,280)    (71,440)
    External(f)......................................      (9,406)    (23,754)    (32,210)    (38,810)    (51,260)
STATE AND LOCAL GOVERNMENT
  Gross debt.........................................      29,098      39,263      43,540      63,520      81,750
    Internal.........................................      24,887      34,861      38,940      61,380      79,350
    External.........................................       4,211       4,402       4,600       2,140       2,400
  Credits
    Internal.........................................      (1,103)     (1,843)     (1,370)     (2,990)     (4,580)
    Public sector(d).................................           0           0           0           0           0
      Other(e).......................................      (1,103)     (1,843)      1,370      (2,990)     (4,580)
  External(f)........................................           0           0           0           0           0
STATE ENTERPRISES
  Gross debt.........................................      69,568      65,062      64,650      46,140      51,730
    Internal.........................................      38,884      39,549      39,330      34,140      39,250
    External.........................................      30,684      25,510      25,320      11,980      12,480
  Credits
    Internal.........................................        (935)     (1,131)     (1,240)     (3,183)     (4,150)
    Public sector(d).................................        (692)       (870)     (1,090)     (2,735)     (3,800)
    Other(e).........................................        (243)       (261)        (15)        (45)        (35)
  External(f)........................................           0           0           0           0           0
NET PUBLIC SECTOR DEBT(G)............................     144,286     150,594     149,390     181,500     217,140
  Internal...........................................      52,858      74,776      84,000     128,900     176,250
  External...........................................      91,428      75,818      65,390      52,600      40,890

------------------------

Notes:

(a) Consolidated gross public sector debt consolidates debts between public sector entities.

(b) Includes short-term debt obligations.

(c) Includes monetary base, CRUZADOS NOVOS in accounts frozen under the Collor Plan, compulsory deposits required upon release of frozen accounts, other deposits of the financial system with the Central Bank and federal securities that can be used in the national privatization program.

(d) Internal public sector credits owed by other public sector entities. These amounts are consolidated into the consolidated gross public sector debt amounts above.

(e) Other internal credits consist primarily of deposits at private sector financial institutions.

(f) External credits are equivalent to the Federal Government's international reserves. The external credits of the Federal Government and Central Bank include collateral acquired in connection with the April 1994 debt restructuring.

(g) Net public sector debt is consolidated gross public sector debt less aggregate credits of the Federal Government and Central Bank, State and local governments and state enterprises (excluding internal public sector credits that have been excluded from the consolidated gross public sector debt).

SOURCE: Central Bank.

    In 1994, net public sector debt was approximately US$182 billion, of which US$129 billion represented domestic indebtedness. Net public debt in 1995 reached US$217 billion, an increase of 20% from the December 1994 figure. This result was mainly due to a 36.7% rise in the net internal debt which is related to a significant increase registered by the federal security debt. The rise of net public debt is also attributable in large part to the substantial increase in the net debt of State and local governments, which stood at US$60.5 billion in 1994 and US$77.2 billion in 1995. On the other hand, in the same period, net external debt decreased by 22% to US$41 billion due a significant accumulation of international reserves.

EXTERNAL DEBT

    As of December 31, 1995, Brazilian foreign debt was US$159 billion. Approximately US$125 billion of the total represented medium and long-term debt, of which US$25 billion was owned to foreign commercial banks, US$32 billion to international entities and government agencies, US$54 billion to bond holders and US$14 billion to suppliers and other creditors. Most of the commercial bank debt was denominated in US dollars and bore interest at floating rates. The "Brady Plan"-type debt restructuring of April 1994 substantially altered Brazil's external debt profile. While the interest arrears were capitalized, the restructuring reduced previously outstanding principal obligations by about US$4 billion. See "Public Debt-- Debt Crisis and Restructuring."

    The following table sets forth details of Brazil's public sector external debt by type of borrower for each of the years indicated:

               PUBLIC SECTOR EXTERNAL DEBT BY TYPE OF BORROWER(A)
                            (US DOLLARS IN MILLIONS)

                                                               1991       1992       1993       1994       1995
                                                             ---------  ---------  ---------  ---------  ---------
Public sector..............................................     94,627     93,437     90,613     87,330     87,455
  Registered(a)............................................     75,423     86,669     83,515     86,864     87,168
  Non registered...........................................     19,204      6,768      7,098        466        287
Private sector.............................................     29,283     42,512     55,113     60,965     71,550
  Registered(a)............................................     17,573     24,166     30,755     32,804     42,145
  Non registered...........................................     11,710     18,346     24,358     28,161     29,405
Total......................................................    123,910    135,949    145,726    148,295    159,005
External debt/% of GDP.....................................      28.35%     31.11%     33.35%     33.93%     42.97%

------------------------

Notes:

(a) Debt with an original maturity of one year or more.

SOURCE: Central Bank.

DEBT CRISIS AND RESTRUCTURING

    With the inception of the debt crisis in 1982, voluntary lending to Brazil by commercial banks ceased. With its foreign reserves in decline, Brazil struggled to make debt service payments by achieving substantial trade surpluses. Emergency lending by commercial banks and multilateral organizations in 1983 and 1984, together with rescheduling of outstanding commercial bank debt, helped to stem the loss of reserves. In 1983, the IMF undertook to provide Brazil with R$2 billion of Special Drawing Rights ("SDRs") (approximately US$4.6 billion, as at December 31, 1982) over a three-year period, and commercial bank creditors agreed to reschedule US$4.5 billion in principal payments and provide US$4.4 billion in new money. Agreement was also reached with the country's foreign governmental (Paris Club) creditors that year, resulting in the restructuring of 95% of Brazil's principal and interest obligations falling due during the period from August 31, 1983 through December 31, 1984, as well as arrearages relating to the period from January 1, 1983 through July 1, 1983 in the aggregate amount of approximately US$3 billion. In 1984, commercial bank creditors agreed to an additional rollover of US$5.2 billion in principal and a new money facility for US$6.5 billion in additional funds. Brazil's subsequent inability to meet all of the lending conditions established by the IMF led to a succession of new letters of intent and periodic suspensions of IMF disbursements.

    Brazil did not seek new money from commercial banks in a 1986 debt rescheduling covering approximately US$16 billion of 1985 and 1986 medium and long-term maturities and approximately US$15 billion of short-term trade and interbank lines. A sharp drop in reserves in 1986 as a result of a large capital account deficit and a sizable current account shortfall led the Federal Government to declare a moratorium on principal and interest payments to commercial banks in February 1987.

1988 FINANCING PLAN

    In September 1988, Brazil's bank creditors agreed, among other things, to reschedule approximately US$61 billion over a 20-year period pursuant to a Multi-Year Deposit Facility Agreement ("MYDFA") and to provide an additional US$5.2 billion in new money pursuant to a Parallel Financing Agreement (a syndicated term loan), a Commercial Bank Co-financing Agreement (a parallel co-financing with certain World Bank project and sector loans), a New Money Trade Deposit Facility Agreement (to be used for medium-term trade finance starting one year after original disbursement) and 1988 New Money Bonds. Approximately US$1 billion of Brazil Investment Bonds were also issued as part of this package, and approximately US$15 billion of short-term lines were extended. The deal was accompanied by an IMF standby arrangement of US$1.44 billion agreed in August 1988. The IMF suspended disbursements in 1989, however, because of the Federal Government's inability to meet public-sector deficit targets. As a result, the third tranche (US$600 million) of the US$5.2 billion new money package was not disbursed. With reserves once again under pressure, the Federal Government imposed new limitations on interest payments to holders of external commercial bank debt in July 1989.

    Brazil initiated formal negotiations with commercial bank creditors in August 1990. As of January 1991, the Federal Government permitted the full payment of external debts owed by private sector and financial institution borrowers and the servicing of 30.0% of interest payments due and payable by public sector obligors. Following the promulgation of CMN Resolution 1,812, as of April 1, 1991, the treatment previously accorded to private sector debt was extended to the external debt obligations of Petrobras and CVRD and their subsidiaries. In April 1991, Brazil and the Bank Advisory Committee ("BAC"), consisting of approximately 20 of Brazil's largest commercial bank creditors, reached agreement on the treatment of approximately US$9.1 billion in interest arrears accrued on Brazil's external commercial bank debt up to December 31, 1990. Under the agreement, the commercial banks received US$2 billion of such amount in 1991, and the remainder of such past due interest was exchanged for approximately US$7.1 billion aggregate principal amount of IDU Bonds on November 20, 1992 and March 18, 1993.

    1992 ARRANGEMENTS WITH IMF AND PARIS CLUB

    In January 1992, Brazil reached agreement with the IMF on a standby facility of 1.5 billion SDR (approximately US$2 billion). Of this amount, 75.0% was to have entered the country in the form of new money, while the remaining 25.0% was to have been used to finance the acquisition of collateral for the proposed restructuring of Brazil's medium and long-term public sector indebtedness described below. The standby arrangement was subsequently suspended, however, because of Brazil's inability to meet agreed performance criteria targets, leaving 1.37 billion SDR undrawn as of the August 31, 1993 facility expiration date.

    On February 26, 1992, Brazil reached agreement with Paris Club creditors for the rescheduling of debt owed to other governments and governmental agencies totaling US$12.1 billion. The agreement required Brazil to make approximately US$4.1 billion in debt service payments in 1992 and 1993 and provided for the rescheduling of approximately US$11 billion over a 14-year period, with a grace period of three years. Although Brazil has completed bilateral agreements implementing the February 1992 accord with all countries except Italy, debt relief for some maturities was conditional on continued performance under the IMF standby facility, and Brazil continues to discuss the impact, if any, of this condition with some countries.

    1992 FINANCING PLAN

    On July 9, 1992, Brazil and the BAC reached an agreement-in-principle on the restructuring of Brazil's medium and long- term public sector indebtedness owed to commercial banks, as well as on a parallel arrangement for interest arrears accrued in respect of such indebtedness since January 1, 1991. Pursuant to that agreement, on April 15, 1994, Brazil issued approximately US$43.1 billion principal amount of bonds to holders of certain medium and long-term public sector debt ("Eligible Debt") of Brazil or guaranteed by Brazil owed to commercial banks and certain other private sector creditors in consideration for the tender by such holders of their Eligible Debt and interest arrears accrued in respect thereof since January 1, 1991 ("Eligible Interest"). The bonds were issued pursuant to exchange agreements, implementing the Republica Federativa do Brazil 1992 Financing Plan (the "Financing Plan"), which provided for the restructuring of approximately US$41.6 billion of Eligible Debt and arrangements for approximately US$5.5 billion of Eligible Interest. The Financing Plan was a "Brady Plan"-type restructuring, the term coined for debt restructuring based on the policy articulated by US Treasury Secretary Nicholas Brady in a speech before the Third World Debt Conference in March 1989. The Brady Plan advocated restructuring which would, among other things, (i) exchange debt for freely transferable bonds, (ii) result in significant reductions in the level of debt and the rate of interest payable thereon, and (iii) collateralize some types of new bonds with the pledge of US Treasury zero-coupon obligations.

    Holders of Eligible Debt exchanged their Eligible Debt for the following types of bonds: (i) Par Bonds ("Par Bonds"), (ii) Discount Bonds ("Discount Bonds"), (iii) Front-Loaded Interest Reduction Bonds ("FLIRBs"), (iv) Front-Loaded Interest Reduction with Capitalization Bonds ("C-Bonds"), and (v) a combination of New Money Bonds ("New Money Bonds"), and Debt Conversion Bonds ("Debt Conversion Bonds"). Eligible Interest was exchanged (after giving effect to certain interest rate adjustments and cash interest payments made by Brazil pursuant to the Financing Plan) for EI Bonds (the "EI Bonds"). The Par Bonds, Discount Bonds, FLIRBs, C-Bonds, New Money Bonds, Debt Conversion Bonds and EI Bonds are referred to herein collectively as the "Brady Bonds." Subject to their respective terms, each of the Brady Bonds is eligible for use as currency in the Brazilian privatization program.

    The Financing Plan produced a reduction of US$4 billion in the stock of Eligible Debt: the US$11.20 billion allocated to Discount Bonds will result in the issuance of US$7.28 billion of such bonds (assuming the exchange of Phase-In Bonds for Discount Bonds). In addition, the Federal Government estimates that the Financing Plan will generate another US$4 billion in interest savings over the 30-year repayment period. Upon completion of the phased delivery of collateral (scheduled for April 15, 1996), Brazil will have defeased approximately US$17.8 billion of its external debt in the form of Par and Discount Bonds. The total cost of collateral to the Republic will be approximately US$3.9 billion, of which US$2.8 billion was delivered on April 15, 1994 from the Republic's own resources; the Republic subsequently delivered US$251.9 million of collateral as scheduled on 17th October, 1994 and US$237.1 million as scheduled on April 18, 1995.

    At the Republic's option, the Brady Bonds may be redeemed at par in whole or in part prior to their maturity. The EI Bonds and New Money Bonds also include a mandatory redemption provision under which the Republic is required to redeem the EI Bonds and New Money Bonds at par if the Republic prepays certain obligations.

                                    ANNEX C

                                    GLOSSARY

    ABC: ABC, Inc., formerly known as "Capital Cities/ABC, Inc."

    ABC CLASS HOUSEHOLDS: The highest three classes of Brazilian households based upon the achievement of a total of 10 points or higher on the classification scale used by the Associacao Brasileira de Anunciantes (Brazilian Advertisers Association) to determine a household's socio-economic class, which ranges from A to E depending on the education level of the head of the household, the possession by the household of certain items of material comfort, including automobiles, television sets and other household items, and the hiring of domestic servants by the household.

    ABRIL: Abril S.A., the leading magazine publishing, printing and distribution company in Latin America.

    ABRIL CREDIT FACILITY: A revolving credit facility, dated December 6, 1995, between Tevecap, as the borrower, and Abril, as the lender.

    BBC: British Broadcasting Corporation.

    BCE: BCE, Inc., an affiliate of Bell Canada Inc., Canada's largest telecommunications group.

    BCI: Bell Canada International, Inc., an affiliate of BCE.

    BNDES: Banco National de Desenolvimento Economico e Social, the national development bank owned by the Brazilian Government.

    BRASILSAT: A satellite operated by Embratel through which the Company provides C-Band service.

    C-BAND: A satellite transmission system which provides a signal on the "c" bandwidth.

    CABLE: A Cable network employs electromagnetic transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual customers' television sets. Networks may allow one-way (from a headend to a residence and/or business) or two-way transmission from a headend to a residence and/or business with a data return path for the headend.

    CABLE LICENSE: A license that is granted by the applicable governing body pursuant to its authority under the communications laws of a particular country for the purpose of providing Cable services for a specific franchise/license area.

    CANBRAS: Canbras Communications Corp., a Canadian corporation.

    CANBRAS ASSOCIATION AGREEMENT: Association Agreement dated June 14, 1995, among Tevecap, TVA Sistema, the Canbras TVA Companies, Canbras and Canbras-Par.

    CANBRAS TVA COMPANIES: Canbras TVA Cabo and TV Cabo Santa Branca.

    CANBRAS TVA CABO: Canbras TVA Cabo Ltda., a Brazilian limitada.

    CANBRAS TVA: The operations of Canbras TVA Cabo and TV Cabo Santa Branca, in each of which Tevecap holds a 36.0% equity interest and Canbras Par holds a 64.0% equity interest.

    CANBRAS-PAR: Canbras Participacoes, Ltda., a Brazilian limitada wholly-owned by Canbras.

    CBC: California Broadcasting Center, an uplink center for GLA located in Long Beach, California.

    CBS: CBS, Inc.

    CENTRAL BANK: Central Bank of Brazil (Banco Central do Brasil)

    CHASE PARTIES: Two wholly owned subsidiaries of CMIF through which CMIF holds its equity interest in Tevecap.

    CHURN: With respect to a pay television system for a given period, the quotient expressed as a percentage of (i) the number of subscribers disconnected from such system less the number of formerly disconnected subscribers reconnected to the system divided by (ii) the number of subscribers to the system as of the beginning of the period plus the number of subscribers added to the system.

    CISNEROS GROUP: Cisneros Group of Companies, which holds a 10% interest in GLA through Darlene Investments.

    CMIF: Chase Manhattan International Finance Ltd., an affiliate of The Chase Manhattan Bank which holds a 9.3% interest in Tevecap through two wholly owned subsidiaries.

    COAXIAL CABLE: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional Cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less than is allowed by optical fiber.

    COMERCIAL CABO SAO PAULO: Comercial Cabo TV Sao Paulo Ltda., a Brazilian limitada in which Tevecap holds a 99% equity interest.

    COMPANY: Tevecap, together with its consolidated subsidiaries.

    CONSOLIDATED FINANCIAL STATEMENTS: The audited and unaudited consolidated financial statements of Tevecap and its subsidiaries and the notes thereto included herein.

    CPL: Cable Participacoes Ltda., a Brazilian limitada, jointly owned by Hearst and ABC, which limitada holds a 2.35% equity interest in Tevecap.

    CPCT: Centrais Privadas de Comutacao Telefonica, certain private telephone networks comparable to private branch exchanges (PBX) found in larger apartment complexes, hotels and businesses in the United States.

    CVM: Comissao de Valores Mobiliarios, the securities commission of Brazil.

    DARLENE INVESTMENTS: Darlene Investments, LLC, a Cayman Islands limited liability company which is part of the Cisneros Group of Companies.

    DBS: Direct broadcast satellite service, operating in C-Band or Ku-Band width, by which television programming is transmitted to individual dwellings, each served by a single satellite dish.

    DBS SYSTEMS: Ku-Band and C-Band operations of Galaxy Brasil and TVA Sistema, respectively.

    DE SANTI & VALLONE: De Santi & Vallone Antennas & Telecommunications Consultants.

    DIRECTV: Brazil's first digital Ku-Band service, which is operated by Galaxy Brasil and Galaxy Latin America.

    DISTV: The distribution of television signals by physical means (i.e., by Cable) to end users, generally limited to signals without interference by a DISTV operator with the signal content.

    DTI: Directv International, Inc., a corporation wholly-owned by Hughes Communications that holds a 60.0% equity interest in GLA.

    EMBRATEL: Empresa Brasileira de Telecommunicacoes, the Brazilian government-owned company authorized to provide satellite telecommunications services utilizing the Sistema Brasiliero de Telecomunicacoes por Satelite (Brazilian Satellite Telecommunications System).

    EQUITY SUBSCRIBERS: Subscribers to the Operating Ventures adjusted for the Company's equity ownership in the Operating Ventures.

    ESPN: ESPN, Inc., in which ABC has an 80.0% equity interest and Hearst has a 20.0% equity interest.

    ESPN AGREEMENT: Quotaholders Agreement, dated June 26, 1995, among Tevecap, TVA Sistema, ESPN Brazil, Inc. and ESPN Brasil Ltda.

    ESPN BRASIL: Programming provided by ESPN Brasil Ltda.

    ESPN BRAZIL, INC.: A Delaware corporation wholly owned by ESPN.

    ESPN BRASIL LTDA.: ESPN do Brasil Ltda., a Brazilian limitada in which Tevecap holds a 50.0% equity interest and ESPN Brazil, Inc., holds a 50.0% equity interest.

    EVENT PUT: A triggering event under the Stockholders Agreement pursuant to which each of the Stockholders (other than Abril) may, in certain circumstances, demand that Tevecap purchase all or a portion of its shares.

    EXCHANGE AND REGISTRATION AGREEMENT: Exchange and Registration Agreement, dated September 17, 1997, among Tevecap, Credit Suisse First Boston (Europe) Limited, Chase Manhattan International Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Phoenix Multi-Sector Fund, Inc. and Phoenix Multi-Sector Short Term Bond Fund.

    EXIMBANK: The Export-Import Bank of the United States.

    EXIMBANK FACILITY: A credit facility, dated December 9, 1996, among Tevecap, as Guarantor, TVA Sistema, as borrower, and The Chase Manhattan Bank, N.A., as lender. The EximBank will guarantee 85% of amounts borrowed under the EximBank Facility.

    FALCON INTERNATIONAL: Falcon International Communications (Bermuda L.P.), a subsidiary of Falcon International Communications, L.L.C., a Delaware limited liability company.

    FALCON TIME PUT: A provision of the Stockholders Agreement pursuant to which Falcon International may, in certain circumstances, demand that Tevecap purchase all or a portion of the shares held by Falcon International.

    FIBER-OPTIC CABLE: Cable made of glass fibers through which signals are transmitted as pulses of light. Fiber-optic cable has the capacity for a large number of channels.

    FOX: Twentieth Century Fox Television International.

    GALAXY BRASIL: Galaxy Brasil S.A., a wholly-owned subsidiary of Tevecap which operates Brazil's first Ku-Band system.

    GALAXY BRASIL LEASING FACILITY: A $49.9 million lease and sale-leaseback facility entered into by Galaxy Brasil, as lessee, and Citibank, N.A., as lessor in March 1997.

    GALAXY LATIN AMERICA: A Delaware limited liability company the members of which are DTI, which holds a 60.0% equity interest, Darlene Investments, which holds a 20.0% equity interest, TVA Communications, which holds a 10% equity interest, and Grupo Frecuencia Modulada Television, which holds a 10.0% equity Interest.

    GALAXY III-R: A satellite owned and operate by Hughes Communications through which Galaxy Brasil provides DIRECTV service.

    GLA: Galaxy Latin America.

    GLA AGREEMENT: Partnership Agreement, dated February 13, 1995 among the GLA partners.

    GLOBO: Globo Par and TV Globo, the owners of a number of Brazil's over the air channels.

    GLOBO CABO: Globo Cabo S.A., a Cable service provider in Brazil.

    GLOBO PAR: Globo Comunicacoes e Participacoes Ltda.

    GRUPO MIDIA: Grupo de Midia Sao Paulo.

    GRUPO FRECUENCIA MODULADA TELEVISION: Grupo Frecuencia Modulada Television, S.A. de C.V., a Mexican corporation wholly owned by Grupo MVS.

    GRUPO MVS: Grupo MVS, S.A. de C.V., a Mexican corporation.

    GUARANTORS: Tevecap's Restricted Subsidiaries (as defined in the Indenture).

    HABC II: Hearst/ABC Video Services II, a Delaware general partnership jointly owned by Hearst and ABC, which partnership holds a 17.65% equity interest in Tevecap.

    HBO BRASIL: Programming provided by HBO Brasil Partners.

    HBO BRASIL PARTNERS: HBO Brasil Partners Ltd., a joint venture between TVA, which holds a 33% equity interest, and HBO Ole Partners, which holds a 66.7% equity interest.

    HBO OLE PARTNERS: A partnership among Time Warner Entertainment Company, L.P., SPE Latin American Acquisition Corporation and Ole Communications, Inc.

    HEADEND: A collection of hardware, typically including satellite receivers, modulators, amplifiers and videocassette playback machines. Signals, when processed, are then combined for distribution within the Cable network.

    HEARST: The Hearst Corporation.

    HEARST/ABC PARTIES: HABC II and CPL.

    HEARST/ABC PROGRAMMING AGREEMENT: Programming Agreement, dated December 6, 1995, among Tevecap, Hearst and ABC.

    HOMES PASSED: Homes that can be connected to a Cable distribution system without further extension of the distribution network.

    HUGHES COMMUNICATIONS: Hughes Communications, Inc.

    HUGHES ELECTRONICS: Hughes Electronics Corporation.

    IBGE: Instituto Brasileiro de Geografia e Estatistica.

    IBOPE: Instituto Brasileiro de Opiniao Publica e Estatistica.

    INDEMNIFICATION AGREEMENT: Indemnification Agreement to be entered into among the Company, GLA, Hughes Communications and affiliates thereof, CBC, TVA Communications, Darlene Investments, Inversiones Divtel, D.T., C.A., Grupo Frecuencia Modulada Television and Grupo MVS.

    INDENTURE: The indenture, dated November 26, 1996, among Tevecap, the Guarantors, The Chase Manhattan Bank, as trustee, and Chase Trust Bank, as principal paying agent in connection with the Notes.

    INDEPENDENT OPERATORS: Independent pay television system operators to which TVA sells programming.

    INITIAL PURCHASERS: Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Bear Stearns & Co. Inc. and Bozano, Simonsen Securities Inc.

    INTERACTIVE SERVICES: Services commonly referred to as pay-on-demand, shop-at-home, video games, ATM services, or such other interactive services as video phone and telephony which can be more easily provided with the development of high-capacity hybrid fiber optic/coaxial distribution networks.

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    IRMAOS REIS: Distribuidora Irmaos Reis S.A., a Brazilian corporation in which Abril holds a 30.5% equity interest.

    KU-BAND: A satellite transmission system which provides a signal over the "ku" bandwidth.

    LICENSE SUBSIDIARIES: Companies that hold pay television licenses covering the operation of certain of the Owned Systems.

    LOCAL OPERATING AGREEMENT: Local Operating Agreement, dated July 29, 1996, between GLA and Tevecap.

    LOS: An unobstructed "Line of Sight" from any of the Company's MMDS headends to a subscriber's antenna.

    MGM: Metro Goldwyn Mayer, Inc.

    MINISTRY OF COMMUNICATIONS: The Brazilian Ministry of Communications, authorized to regulate the Brazilian subscription television industry pursuant to the Brazilian Telecommunications Code of 1962.

    MMDS (MULTI-CHANNEL MULTI-POINT DISTRIBUTION SYSTEM): A one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

    MMDS LICENSE: A license that is granted by the applicable governing body pursuant to its authority under the communications laws of a particular country for the purpose of providing MMDS services for a specific franchise/license area.

    MTV BRASIL: MTV Brasil Ltda., a Brazilian LIMITADA in which Abril holds a 50.0% equity interest and Viasem Brasil Holdings Ltda. (an indirect subsidiary of Viacom International) holds the remaining 50% equity interest.

    MULTICANAL: Multicanal Participacoes S.A., a Cable service provider in
Brazil.

    NBC: National Broadcasting Company, Inc.

    NDS: News Digital Systems Limited, a wholly-owned subsidiary of News Corporation.

    NET BRASIL: Net Brasil S.A., a Cable and MMDS service provider in Brazil.

    NET SAT: Net Sat Servicos Ltda., TVA's prospective competitor in DBS Service, in which Globo Par has a controlling interest and whose other equity holders include News Corporation, a subsidiary of The News Corporation Limited, and Grupo Televisa, S.A. of Mexico.

    NEWS CORPORATION: News Corporation plc.

    OPERATING VENTURES: Canbras TVA and TV Filme, two of TVA's minority-owned ventures.

    OWNED SYSTEMS: TVA Sistema, TVA Sul and Galaxy Brasil.

    PANAMSAT: PanAmSat Corporation, the current owner and operator of the PAS-III satellite.

    PAY-PER-VIEW: Payment made for individual programs rather than a monthly subscription for a whole channel or group of channels. Currently only offered in Brazil by TVA through DIRECTV, and envisioned as a means of providing certain popular sporting events or major motion pictures for which customers may be prepared to make a special payment.

    PENETRATION RATE: The measurement of the take-up of Cable services. The penetration rate as of a given date is calculated by dividing the number of subscribers connected to a system on such date by the total number of homes passed in such system.

    PROGRAMMING VENTURES: HBO Brasil Partners and ESPN Brasil Ltda.

    RBS: RBS Participacoes S.A., a Cable and MMDS service provider in Brazil.

    REAL PLAN: A Brazilian Government stabilization program, announced in December 1993, aimed at curtailing inflation and building a foundation for sustained economic growth.

    REGISTRATION RIGHTS AGREEMENT: The Registration Rights Agreement, dated November 26, 1996, pursuant to which Tevecap and the Guarantors agree to file with the United States Securities and Exchange Commission the Exchange Offer Registration Statement on an appropriate form under the Securities Act with respect to an offer to exchange the Notes for Exchange Notes.

    REGULATORY PUT: A provision in the Stockholders Agreement pursuant to which an Event Put is triggered if the amount of capital stock held by a Stockholder (other than Abril) exceeds the amount allowed under an appropriate legal restriction.

    REVENUE PER SUBSCRIBER: Total revenue derived from a subscriber television system divided by the average number of subscribers for that period.

    SAP: Second Audio Programming, which provides the option of audio in a second language for the programming on channels for which it is offered.

    SBT: TVSBT--Canal 4 de Sao Paulo S.A., a Brazilian national off-air channel.

    SECURITIES ACT: United States Securities Act of 1933, as amended.

    SMART CARD: Encoded card placed in a decoder used for Ku-Band service. The Smart Card is used to regulate access to Ku-Band services.

    SMC: SMC Marketing Ltda., a Brazilian limitada, wholly owned by HBO Partners, that distributes HBO programming in Brazil.

    SONY: Sony Pictures Entertainment, Inc.

    STOCKHOLDERS: HABC II, CPL, Robert Civita, Abril, the Chase Parties and Falcon International.

    STOCKHOLDERS AGREEMENT: Stockholders Agreement, dated December 6, 1995, among the Stockholders.

    SUBSIDIARY GUARANTEES: Guarantees executed by each of Tevecap's Restricted Subsidiaries (as defined in the Indenture).

    SURFIN: SurFin Ltd., a corporation organized under the laws of the Bahamas, the (direct and indirect) shareholders of which are Tevecap, holding 20.5%, DIRECTV International Inc., a subsidiary of Hughes Communications, holding 39.3%, Darlene Investments, holding 20.4%, and Grupo Frecuencia Modulada Television, holding 19.8%.

    SURFIN CREDIT FACILITY: A three year $150.0 million credit facility between SurFin and Citicorp USA, Inc., as administrative agent, under a syndicated credit agreement, dated September 24, 1996.

    TAMBORE FACILITY: TVA's Ku-Band uplink center located in the city of Tambore in greater Sao Paulo.

    TELECOMMUNICATIONS CODE: The Brazilian Telecommunications Code of 1962, as amended.

    TELEPHONY: The provision of telephone service.

    TEVECAP: Tevecap S.A.

    TIME WARNER: Time Warner Entertainment Company, L.P.

    TRUNK: The "transportation" component within a Cable and/or broadband network architecture that carries the system product to the distribution portion of the architecture, which in turn goes to customers' homes.

    TV CABO SANTA BRANCA: TV Cabo Santa Branca Comercio Ltda., a Brazilian limitada, in which Tevecap holds a 36% equity interest and Canbras Par holds a 64.0% equity interest.

    TV FILME: TV Filme, Inc., a Delaware corporation in which Tevecap currently holds a 14.7% equity interest, Warburg, Pincus Investors, L.P. currently holds a 38.8% equity interest, members of the Lins family currently hold a 16.2% equity interest, public stockholders currently hold a 28.15% equity interest and certain individuals own the remaining 2.15% equity interest. Upon exercise of a warrant with a nominal exercise price, Tevecap's ownership interest will increase to 16.7%.

    TV FILME SERVICE AREA: Brasilia, Belem and Goiania.

    TV GROUP: The operations of TVA excluding the operations and results of Galaxy Brasil.

    TV HOMES: The number of households in a given area possessing at least one television set.

    TV SHOW TIME: Televisao Show Time Ltda., a Brazilian limitada in which the estate of Matias Machline and an associate currently hold a 53.0% equity interest and in which the remaining 47.0% is currently held by various Abril shareholders.

    TVA: Tevecap S.A. and its consolidated subsidiaries and affiliates.

    TVA BRASIL: TVA Brasil Radioenlaces S.A., a Brazilian limitada in which the estate of Matias Machline currently holds a 50.0% equity interest and in which the remaining 50.0% is currently held by various Abril shareholders.

    TVA COMMUNICATIONS: TVA Communications Ltd., a British Virgin Islands company wholly-owned by Tevecap, through which Tevecap holds a 10.0% equity interest in Galaxy Latin America.

    TVA CURITIBA: TVA Curitiba Servicos em Telecommunicacoes Ltda., a Brazilian limitada in which Tevecap held an 80.0% equity interest and Leonardo Petrelli held a 20.0% equity interest prior to TVA Curitiba's merger into TVA Parana Ltda. and the reorganization of TVA Parana Ltda. as a subsidiary of TVA Sul Participacoes S.A. in October 1996.

    TV GLOBO: A provider of off-air programming in Brazil and an affiliate of Globo.

    TVA SISTEMA: TVA Sistema de Televisao S.A., a Brazilian corporation in which Tevecap holds a 98.0% equity interest and the estate of Matias Machline holds a 2.0% equity interest.

    TVA SUL: The operations of TVA Parana Ltda., TVA Alfa Cabo Ltda., TVA Cabo Camboriu Ltda., TCC TV a Cabo Ltda. and TVA Cabo Foz do Iguacu Ltda., which are wholly-owned subsidiaries of TVA Sul Participacoes S.A., a Brazilian corporation in which Tevecap holds an 86.0% equity interest and Leonardo Petrelli Neto holds the remaining 14.0% equity interest.

    UHF: Broadcast of a television signal at an ultra-high frequency over a given geographical area.

    VCR: Video cassette recorders.

    VIACOM INTERNATIONAL: Viacom International (Netherlands B.V.).